  As filed with the Securities and Exchange Commission on August 6, 1999

                                            Registration Statement No. 333-70515
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ---------------

                      POST EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-4

                             REGISTRATION STATEMENT
                                     under
                           THE SECURITIES ACT OF 1933

                                ---------------
                    TRANSCONTINENTAL REALTY INVESTORS, INC.
      (Exact name of registrant as specified in its governing instrument)

        Nevada                  6513                  94-656585
       (State of          (Primary Standard       (I.R.S. Employer
    Incorporation)           Industrial          Identification No.)
                         Classification Code
                               Number)

                   10670 North Central Expressway, Suite 300
                              Dallas, Texas 75231
                                 (214) 692-4700
         (Address and telephone number of principal executive offices)

                            Robert A. Waldman, Esq.
                   10670 North Central Expressway, Suite 300
                              Dallas, Texas 75231
                                 (214) 692-4700
           (Name, address and telephone number of agent for service)

                                ---------------
                                    Copy to:
                           J. Gregory Holloway, Esq.
                             Andrews & Kurth L.L.P.
                          1717 Main Street, Suite 3700
                              Dallas, Texas 75201
                                 (214) 659-4400

   Approximate date of commencement of proposed sale to the public: Assuming stockholders approve the proposed Incorporation Procedure and Merger, as soon as practicable after the date of the Special Meeting of Shareholders of Continental Mortgage and Equity Trust and the Special Meeting of Stockholders of Transcontinental Realty Investors, Inc.

                                ---------------
   If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------
                                                  Proposed Maximum
     Title of Each Class          Amount to be   Aggregate Offering      Amount of
of Securities to be Registered     Registered         Price(1)      Registration Fee(2)
---------------------------------------------------------------------------------------
  Common Stock, $0.01 par
   value..................      4,763,014 shares   $61,503,779.42       $17,098.05
---------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------

(1) Pursuant to Rules 457(f) and 457(c) under the Securities Act of 1933, as amended, and estimated solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is equal to the market value of the Shares of the Trust to be cancelled in the Merger and is based upon $15.25, the average of the high and low sales prices of the Shares of the Trust on the National Association of Securities Dealers Automated Quotation system on January 8, 1999.
(2) Previously paid.

                                ---------------

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                    TRANSCONTINENTAL REALTY INVESTORS, INC.

                     CONTINENTAL MORTGAGE AND EQUITY TRUST

                 MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT

   The Board of Directors of Transcontinental Realty Investors, Inc. ("TCI") and the Board of Trustees of Continental Mortgage and Equity Trust (the "Trust") have agreed on a merger designed to create a more efficient, cost-effective and profitable company. The combined company will be named Transcontinental Realty Investors, Inc.

   The proposed merger is in all material respects identical to the merger proposed in the Joint Proxy Statement/ Prospectus dated May 12, 1999. While shareholders of the Trust approved the merger as previously proposed, the stockholders of TCI have not yet approved the merger proposal by the requisite percentage of the outstanding TCI common stock. The merger is being resubmitted for a vote to shareholders of the Trust and stockholders of TCI.

   As described in this Joint Proxy Statement/Prospectus, the articles of incorporation of TCI currently require a super-majority vote to approve the merger. At the TCI stockholders' meeting, TCI stockholders will be asked to consider an amendment to the articles of incorporation of TCI that would allow approval of the merger by a simple majority vote of the outstanding shares of TCI common stock
   If the merger is completed, shareholders of the Trust will receive 1.181 shares of TCI common stock for each share of beneficial interest in the Trust that they own. Stockholders of TCI will continue to own their existing shares after the merger. The shares of common stock of TCI are listed on the New York Stock Exchange and are traded under the symbol "TCI".

   We estimate that approximately 4,750,384 shares of common stock of TCI, par value $0.01 per share, will be issued to the Trust's shareholders, representing approximately 55% of the outstanding common stock of TCI after the merger. The shares of common stock of TCI held by stockholders of TCI prior to the merger will represent approximately 45% of the outstanding common stock of TCI after the merger.

   The merger cannot be completed unless the stockholders of both entities approve it. Both TCI and the Trust have scheduled special meetings for its stockholders to vote on the merger and, in the case of TCI, the proposed amendment to its articles of incorporation. Your vote is very important.

   Whether or not you plan to attend a meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you want to vote and you are a shareholder of the Trust, your proxy will be counted as a vote against the merger, and if you are a stockholder of TCI, your proxy will be counted as a vote for the merger. If you fail to return your card, the effect in most cases will be a vote against the merger.

   The dates, times and places of the meetings are as follows:

For Shareholders of Continental Mortgage and Equity Trust:

September 28, 1999, 10:00 a.m.
Offices of Continental Mortgage and Equity Trust
10670 North Central Expressway, Suite 600
Dallas, Texas

For Stockholders of Transcontinental Realty Investors, Inc.:

September 28, 1999, 10:00 a.m.
Offices of Transcontinental Realty Investors, Inc.
10670 North Central Expressway, Suite 600
Dallas, Texas

   This document provides you with detailed information about the proposed merger and the proposed amendment and incorporates important business and financial information about the companies that is not included in or delivered with this document. This information is available without charge to you upon written or oral request, by writing to the principal offices listed above or by calling (214) 692-4800 (Investor Relations). To obtain timely delivery, you must request the information no later than September 6, 1999. In addition, you may obtain information about our companies from documents that we have filed with the Securities and Exchange Commission ("SEC").

   We encourage you to read this entire document carefully, including the risk factors beginning on page 14.

/s/ RANDALL M. PAULSON
Randall M. Paulson
President
Transcontinental Realty Investors, Inc.

/s/ RANDALL M. PAULSON
Randall M. Paulson
President
Continental Mortgage and Equity Trust

 Neither the Securities and Exchange Commission nor any state securities regulators has approved or disapproved of the shares of Transcontinental Realty Investors, Inc. common stock to be issued under this Joint Proxy Statement/Prospectus or determined if this Joint Proxy Statement/Prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

  Joint Proxy Statement/Prospectus dated August   , 1999, and first mailed to
                     stockholders on August   , 1999.

                               TABLE OF CONTENTS

SUMMARY....................................................................   2

RISK FACTORS...............................................................  14
  General; Forward-Looking Statements......................................  14
  Elimination of Certain Protections of the Declaration of Trust...........  14
  Certain Anti-Takeover Effects............................................  15
  Consummation of the Merger Could Trigger Defaults........................  16
  Authorization to Issue Preferred Stock...................................  16
  Effect of Certain Majority and Super- Majority Voting Provisions of TCI..  17
  Market Price of TCI Common Stock.........................................  18
  Tax Risks................................................................  18
  Dilutive Effect of the Incorporation Procedure and the Merger............  18
  Potential Adverse Effects of Combining TCI and the Trust.................  18
  Other Potential Conflicts of Interest....................................  19

GENERAL SHAREHOLDER INFORMATION............................................  20
  Shareholders of the Trust................................................  20
  Stockholders of TCI......................................................  21

PROPOSED INCORPORATION PROCEDURE AND MERGER................................  23
  Introduction.............................................................  23
  Background of the Incorporation Procedure and Merger.....................  23
  Overview of Incorporation Procedure and Merger...........................  25
  Principal Reasons for the Incorporation Procedure and the Merger;
   Recommendations of the Boards...........................................  26
  Opinions of Financial Advisors...........................................  32
  Possible Negative Considerations.........................................  38
  Certain Potential Conflicts of Interest..................................  39
  The Conversion of Shares.................................................  40
  Comparison of Principal Differences Between the Trust and TCI............  40
  Management After Incorporation Procedure and Merger......................  41
  Liability of Certain Persons.............................................  46
  Business Activities after Incorporation Procedure and Merger.............  49
  Comparison of the Securities of TCI and the Trust........................  54
  Stockholder-Management Relations.........................................  57
  Establishment of Subsidiaries............................................  62

  Amendment Provisions....................................................  63
  Material Federal Income Tax Consequences................................  64
  Certain Foreign, State and Local Taxes..................................  66

GENERAL PROVISIONS OF THE MERGER AGREEMENT................................  66
  Conditions to Consummation of the Incorporation Procedure and the
   Merger.................................................................  66
  No Solicitation.........................................................  67
  Termination.............................................................  67
  Conduct of the Business Pending the Merger..............................  68
  Amendment and Waiver....................................................  69
  Expenses................................................................  69
  Representations and Warranties..........................................  69

PROPOSED AMENDMENT OF TCI'S ARTICLES OF INCORPORATION.....................  69
  General.................................................................  69
  The Amendment...........................................................  69

MARKET PRICES OF THE SHARES; DIVIDENDS; COMPARATIVE PER SHARE MARKET
 PRICE....................................................................  71

BUSINESS AND PROPERTIES OF TCI............................................  73
  General.................................................................  73
  Business Plan and Investment Policies...................................  73
  TCI Assets..............................................................  74
  Certain Factors Associated with Real Estate and Related Investments.....  85
  Method of Operating and Financing.......................................  86
  Officers................................................................  86
  The TCI Advisor.........................................................  86
  Property Management.....................................................  87
  Real Estate Brokerage...................................................  87
  The TCI Advisory Agreement..............................................  87
  Involvement in Certain Legal Proceedings................................  89
  Certain Business Relationships and Related Party Transactions...........  91
  Security Ownership of Certain Beneficial Owners and Management..........  92

BUSINESS AND PROPERTIES OF THE TRUST......................................  93
  General.................................................................  93
  Business Plan and Investment Policies...................................  93
  Trust Assets............................................................  93

  Certain Factors Associated with Real Estate and Related Investments..... 104
  Method of Operating and Financing....................................... 104
  Officers................................................................ 105
  The Trust Advisor....................................................... 105
  Property Management..................................................... 105
  Real Estate Brokerage................................................... 106
  The Trust Advisory Agreement............................................ 106
  Involvement in Certain Legal Proceedings................................ 108
  Certain Business Relationships and Related Party Transactions........... 108
  Security Ownership of Certain Beneficial Owners And Management.......... 109

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION.................... 110

TRUST MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
  RESULTS OF OPERATIONS................................................... 113
  Introduction............................................................ 113
  Liquidity and Capital Resources......................................... 113
  Results of Operations................................................... 115
  Environmental Matters................................................... 118
  Inflation............................................................... 119
  Tax Matters............................................................. 119
  Year 2000............................................................... 119

TCI MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
  RESULTS OF OPERATIONS................................................... 120
  Introduction............................................................ 120
  Liquidity and Capital Resources......................................... 120
  Results of Operations................................................... 121
  Environmental Matters................................................... 125
  Inflation............................................................... 125
  Tax Matters............................................................. 125
  Year 2000............................................................... 125

LEGAL MATTERS............................................................. 127

EXPERTS................................................................... 127

AVAILABLE INFORMATION..................................................... 127

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE........................... 127

SOLICITATION OF PROXIES................................................... 129

Appendix A:  Index of Principal Defined Terms A-1


                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: Why are the two companies proposing to merge? How will I benefit?

A: This merger means that you will have a stake in a company that expects to have greater access to capital and lower operating costs than either had prior to the merger. Both TCI and the Trust are real estate investment trusts investing in real estate, real estate partnerships and mortgage loans on real estate. By merging the businesses of both companies, the combined company will be better positioned to attract capital and will benefit from the economies of scale which will result from operating as a single company.

Q: What do I need to do now?

A: Just mail your signed proxy card in the enclosed return envelope as soon as possible, so that your shares may be represented at the special meetings. The Transcontinental Realty Investors, Inc. meeting will take place on September 28, 1999. The Continental Mortgage and Equity Trust meeting will take place on September 28, 1999. The Board of Directors of TCI and the Board of Trustees of the Trust unanimously recommend voting in favor of the proposed merger.

Q: Should I send in my stock certificates now?

A: No. After the merger is completed, we will send shareholders of the Trust written instructions for exchanging their share certificates. Shareholders of the Trust should not return their share certificates at this time. The stockholders of TCI will keep their certificates.

Q: Please explain the exchange ratio.

A: The total number of shares of TCI common stock to be distributed to shareholders of the Trust was determined in conjunction with the opinions rendered by the financial advisors hired by both TCI and the Trust to evaluate the companies. Shareholders of the Trust will receive 1.181 shares of TCI common stock for each Trust share. We will not issue fractional shares. Shareholders of the Trust who would otherwise be entitled to receive a fractional share instead will receive cash based on the market value of the fractional share of TCI common stock.

Example: If you currently own 100 shares in the Trust, then after the merger you will be entitled to receive 118 shares of TCI common stock and a check for the market value of the .1 fractional share. If you currently own 100 shares of TCI common stock, then you will continue to hold those 100 shares after the merger.

Q: What happens to my future dividends?

A: We expect no changes in our current dividend policies prior to the merger. After the merger, we expect the initial annualized dividend rate to be $0.60 per share of TCI common stock, reflecting our desire to provide you with competitive dividends. The annualized rate of $0.60 per share is the historic dividend rate paid to shareholders of the Trust.

Q: When do you expect the merger to be completed?

A: We are working to complete the merger as quickly as possible. We hope to complete the merger by October 5, 1999.

Q: What are the tax consequences of the merger to stockholders?

A: The exchange of shares by shareholders of the Trust will be tax-free to shareholders of the Trust for federal income tax purposes, except for taxes on cash received for a fractional share. The merger will be tax-free to stockholders of TCI for federal income tax purposes. To review the tax consequences in greater detail, see page 63.

Q: Who can help answer other questions I may have regarding the merger?

A: If you have more questions about the merger you should contact: Investor Relations, phone number (214) 692-4800.

                                    SUMMARY

   This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the documents we have referred you to. See "Available Information," on page 123.

   An index of principal defined terms appears in Appendix A of this document.

                                 The Companies

                                 (page 71)

Transcontinental Realty Investors, Inc.
10670 North Central Expressway, Suite 300
Dallas, Texas 75231
(214) 692-4700

   Transcontinental Realty Investors, Inc. is a real estate investment trust, or "REIT", that invests in (1) real estate, (2) real estate partnerships and
(3) mortgage loans on real estate.

Continental Mortgage and Equity Trust
10670 North Central Expressway, Suite 300
Dallas, Texas 75231
(214) 692-4700

   Continental Mortgage and Equity Trust is a REIT that also invests in (1) real estate, (2) real estate partnerships and (3) mortgage loans on real estate.

Continental Mortgage and Equity Corporation
10670 North Central Expressway, Suite 300
Dallas, Texas 75231
(214) 692-4700

   Continental Mortgage and Equity Corporation ("CME Corporation") will be the successor in interest to the Trust when the Trust converts into CME Corporation immediately prior to the merger of CME Corporation and TCI. At the time of the merger, CME Corporation will have conducted no business other than in connection with the Agreement and Plan of Merger (the "Merger Agreement") between TCI and the Trust. After the merger, CME Corporation will no longer exist. The conversion of the Trust into CME Corporation is referred to as the "Incorporation Procedure" and the merger of CME Corporation with TCI is referred to as the "Merger".

                        Principal Reasons for the Merger

                                 (page 25)

   By combining the companies, we believe that we will be able to increase our revenues, reduce our costs and attract greater capital for investment. As a single company, we will build on our common strengths and we expect to provide our stockholders with added value.

   The Trust's Board of Trustees also believes the Merger will be beneficial because it will be more difficult for the business of TCI to be acquired. In addition, TCI has greater legal certainty in matters of corporate governance and indemnification as a corporation than does the Trust as a California business trust. Also, TCI's status as a Nevada corporation is favorable because, among other things, the Trust's Board of Trustees believes the laws that govern TCI will better meet the business needs of the Trust's business once the Incorporation Procedure and the Merger are completed.

                        Recommendations to Stockholders

                                 (page 25)

To Transcontinental Realty Investors, Inc. Stockholders:

   The Board of Directors of TCI believes that the merger is in your best interest and unanimously recommends that you vote FOR the proposal to:

   (a) approve the amendment to the articles of incorporation of TCI to allow approval of the Merger by a simple majority vote of the outstanding shares of TCI common stock;

   (b) approve the Merger and the Merger Agreement; and

   (c) approve the issuance of shares of TCI common stock to shareholders of the Trust in the Merger.

To Continental Mortgage and Equity Trust Shareholders:

   The Board of Trustees of the Trust believes that the Merger is in your best interest and unanimously recommends that you vote FOR the proposal to:

   (a) approve the Incorporation Procedure; and

   (b) approve the Merger and the Merger Agreement.

           The Incorporation Procedure and the Merger (page 21)

The Merger Agreement is attached as Appendix B to this document. We encourage you to read carefully the Merger Agreement, which is the legal document that governs the Incorporation Procedure and the Merger.

General Discussion.

   The Incorporation Procedure and the Merger, if approved, will result in a significant change in the nature of the investment made by shareholders of the Trust. TCI, like the Trust, has elected to be treated as a REIT, for federal income tax purposes. However, TCI is not restricted from changing that election at any time, although at present its Board of Directors has no intention of doing so.

   Other than TCI's present intention of continuing to conduct its business as a REIT, TCI is not subject to restrictions on its investments except to the extent any investment activity involves related party transactions. Those transactions require the approval of a majority of the independent directors of TCI.

Procedure.

   The Incorporation Procedure and the Merger would be accomplished as follows:

   (i) the Trust will convert from a California business trust into a California corporation, CME Corporation;

   (ii) immediately thereafter, CME Corporation will be merged into TCI pursuant to the Merger Agreement; and

   (iii) TCI and CME Corporation will file articles of merger with the Secretary of State of the State of Nevada and the Secretary of State of the State of California to effect the Merger.

   The Merger Agreement provides for, among other things, (a) the tax-free merger of CME Corporation with and into TCI such that CME Corporation will cease to exist and TCI will be the surviving corporation, (b) the conversion of each share of CME Corporation's common stock then held into 1.181 shares of TCI common stock, par value $0.01 per share, and (c) the cancellation of all shares of CME Corporation's common stock then held.

   What Shareholders of the Trust will Receive after the Incorporation Procedure and the Merger.

   As a result of the Incorporation Procedure and the Merger, each shareholder of the Trust will receive 1.181 shares of TCI's common stock for each share of beneficial interest of the Trust held by the shareholder, except that TCI will pay cash for fractional shares that it would otherwise issue. The shareholders of the Trust will become shareholders of TCI, holding, in the aggregate, approximately 55% of all of the issued and outstanding shares of TCI common stock.

Ownership of TCI Following the Merger.

   We anticipate that TCI will issue approximately 4,750,384 shares of TCI common stock to shareholders of the Trust in the Merger. The shares of TCI common stock issued to shareholders of the Trust in the Merger will constitute approximately 55% of the outstanding shares of common stock of TCI after the Merger.

The Board of Directors and Management of TCI Following the Merger.

   The current members of the TCI Board of Directors and its management are the same as the current members of the Board of Trustees of the Trust and the Trust's management. If the Merger is completed, the Board of Directors and management of TCI will remain the same.

Surrender of Trust Share Certificates.

   Although shareholders of the Trust will be required to surrender their Trust share certificates in exchange for TCI common stock certificates if the Incorporation Procedure and the Merger are approved, shareholders of the Trust should not return their Trust share certificates with their proxies at this time.

               Amendment of TCI's Articles of Incorporation

                                 (page 68)

   Stockholders of TCI will vote on whether to amend Article TENTH of TCI's articles of incorporation. To approve the Merger, Article TENTH currently requires an affirmative vote of both (1) a majority of the outstanding shares of TCI common stock and (2) 66 2/3% of the outstanding shares of TCI common stock, excluding shares held by American Realty Trust, Inc. and its affiliates and associates. The amendment to Article TENTH proposed by the Board of Directors of TCI would eliminate the 66 2/3% voting requirement with respect to the Merger, thereby requiring only a simple majority vote of outstanding shares of TCI common stock to approve the Merger.

                                  Risk Factors
                                   (page 12)

   In evaluating the proposed Merger, shareholders of the Trust and stockholders of TCI should consider, among other things, risk factors such as:

   (1) TCI is not subject to the Trust's charter provisions that require (a) a limit on annual operating expenses and (b) stockholder approval of renewals of advisory agreements;

   (2) The acquisition safeguards provided by the Nevada corporate structure of TCI could discourage future attempts to acquire TCI;

   (3) The Merger could trigger events of default under certain mortgage loans held by TCI and the Trust, requiring that the companies obtain consents from certain lenders or, alternatively, refinance or repay the mortgage loans before or after finalization of the Merger;

   (4) The ability of TCI to issue preferred stock could, in the future, discourage parties from acquiring TCI and/or dilute the ownership of TCI stockholders;

   (5) Following the Merger, the Board of Directors of TCI, executive officers of TCI and entities they are affiliated with, including Basic Capital Management, Inc., will collectively own a majority of the outstanding shares of TCI. Even if such holdings were reduced below 50%, those entities would still be able to, effectively, veto certain corporate actions of TCI due to the existence of certain super-majority voting provisions in the charter of TCI;

   (6) The Board of Directors of TCI has greater discretion than the Board of Trustees of the Trust with respect to transactions with related parties and, accordingly, TCI could engage in more related party transactions than the Trust currently is allowed;

   (7) There can be no assurance that the market price of the common stock of TCI after the Merger will be equal to that of such shares prior to the Merger;

   (8) The charter documents of TCI do not require that TCI be qualified as a REIT. In the future, the Board of Directors of TCI could elect not to have TCI qualify as a REIT, resulting in TCI being taxed as a corporation for federal income tax purposes. If that were to occur, the amount of cash available for distributions to stockholders of TCI could be reduced, among other things;

   (9) The Merger may adversely affect holders of shares of TCI common stock prior to the Merger by possibly resulting in a dilutive effect on net income per share in the future and on the voting rights of those holders;

   (10) There can be no assurance that costs or other factors associated with the merger of TCI and the Trust would not adversely affect future combined results of operations or the benefits of expected costs savings; and

   (11) The executive officers and trustees of the Trust (as well as the executive officers and directors of TCI), as representatives of other real estate-related companies (including other affiliates of Basic Capital Management, Inc.), may be subject to certain conflicts of interests in selling and buying properties for TCI.

                        General Shareholder Information

                                 (page 18)

General.

   The Trust is a California business trust that invests in real estate, mortgage loans and equity interests in real estate. TCI is a Nevada corporation that invests in real estate, mortgage loans and equity interests in real estate. The principal executive offices of the Trust and TCI are located at 10670 North Central Expressway, Suite 300, Dallas, Texas 75231, telephone number (214) 692-4700.

Special Meetings; Voting; Dissenters' Rights.

   A special meeting of the Trust's shareholders will be held at 10:00 a.m., Dallas time, on September 28, 1999, at 10670 North Central Expressway, Suite 600, Dallas, Texas 75231. At the Trust special meeting, shareholders will be asked to consider and vote upon the proposed Incorporation Procedure and the Merger. Only holders of record of issued and outstanding shares of beneficial interest of the Trust at the close of business on the record date, August 9, 1999, will be entitled to vote at the Trust special meeting.

   As of June 30, 1999, there were 4,022,341 Trust shares outstanding and entitled to one vote each. The affirmative vote of the holders of a majority of the outstanding Trust shares will be required to approve the proposed Incorporation Procedure and the Merger. As of June 30, 1999, the Trustees and executive officers of the Trust and their affiliates collectively held approximately 58.6% of the outstanding Trust shares. Shareholders of the Trust will not have any dissenters' rights of appraisal with respect to the Incorporation Procedure and the Merger except under limited circumstances.

   A special meeting of TCI's stockholders will be held at 10:00 a.m., Dallas time, on September 28, 1999, at 10670 North Central Expressway, Suite 600, Dallas, Texas 75231. At the TCI special meeting, stockholders will be asked to consider and vote upon the proposed Merger, the issuance of TCI common stock and the amendment to articles of incorporation of TCI. Only holders of record of issued and outstanding shares of TCI common stock at the close of business on the record date, August 9, 1999, will be entitled to vote at the TCI special meeting.

   As of June 30, 1999, there were 3,880,014 shares of TCI common stock outstanding and entitled to one vote each. The affirmative vote of the holders of a majority of the outstanding shares of TCI common stock will be required to approve the proposed amendment to TCI's articles of incorporation. If the amendment to the articles of incorporation is approved, the affirmative vote of the holders of a simple majority of the outstanding shares of TCI common stock will be required to approve the proposed Merger. If the amendment to the articles of incorporation is not approved, the articles of incorporation will require an affirmative vote of both (i) a majority of the outstanding shares of TCI common stock and (ii) 66 2/3% of the outstanding shares of TCI common stock, excluding shares held by American Realty Trust, Inc. and its affiliates and associates. Stockholders of TCI will not have any dissenters' rights of appraisal with respect to the Merger.

                         Management after Incorporation
                              Procedure and Merger

                                 (page 39)

   The Incorporation Procedure and the Merger will not significantly change the nature or conduct of the Trust's business as merged with TCI, or its assets, operations, location of executive office, liabilities, financial status, except with respect to the following (i) TCI may issue additional preferred stock in the future; (ii) the affairs and the rights of stockholders of TCI are governed by Nevada corporate law and articles of incorporation and bylaws rather than by California law and the Declaration of Trust and the Trustees' Regulations; and
(iii) the Declaration of Trust includes certain restrictions on the investment activities of the Trust while the governing documents of TCI do not provide any restrictions on the investment activities of TCI.

                    Material Federal Income Tax Consequences

                                 (page 62)

   We have structured the Incorporation Procedure and the Merger so that neither the Trust, TCI nor any stockholders or shareholders will recognize any gain or loss for federal income tax purposes in connection with the Incorporation Procedure and the Merger (except for tax payable because of cash received instead of fractional shares by the Trust shareholders). We have conditioned the Incorporation Procedure and the Merger on our receipt of legal opinions that such is the case.

   Stockholders should note, however, that even if we receive the legal opinions outlined above, those opinions are not binding on the Internal Revenue Service or the courts.

   All stockholders should carefully read the discussion under "Proposed Incorporation Procedure and Merger -- Material Federal Income Tax Consequences" and should consult their own tax advisors as to the effect of the Incorporation Procedure and the Merger on their individual tax liability under applicable U.S. federal, foreign, state or local income tax laws.

                     Market Prices of the Shares; Dividends

                                 (page 69)

   The shares of the Trust are traded on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") using the symbol "CMETS". As of the close of business on June 30, 1999, there were 4,022,341 Trust shares outstanding, held of record by approximately 4,215 holders. On September 18, 1998, the last trading day prior to the public announcement of TCI's and CMET's intent to enter into the Merger Agreement, the closing price of Trust shares on the NASDAQ was $16.5625 per Trust share, and on August 5, 1999, the most recent date for which prices were available prior to the date of filing this Joint Proxy Statement/Prospectus, the closing price of Trust shares on the NASDAQ was $15.00 per Trust share. The range of high and low bid quotations per Trust share as reported by NASDAQ: (i) during the six months ending June 30, 1999, were $17.00 and $14.50, respectively, (ii) during the 1998 fiscal year were $23.00 and $14.00, respectively, (iii) during the 1997 fiscal year were $21.50 and $11.00, respectively, and (iv) during the 1996 fiscal year were $12.25 and $9.625, respectively. Distributions on the Trust shares are declared and paid quarterly.

   The shares of TCI common stock are traded on the New York Stock Exchange ("NYSE") using the symbol "TCI". As of the close of business on June 30, 1999, there were 3,880,014 shares of TCI common stock outstanding, held of record by approximately 4,937 holders. On September 18, 1998, the last trading day prior to the public announcement of TCI's and CMET's intent to enter into the Merger Agreement, the closing price of TCI common stock on the NYSE was $13.0625 per TCI share, and on August 5, 1999, the most recent date for which prices were available prior to the date of filing this Joint Proxy Statement/Prospectus, the closing price of TCI common stock on the NYSE was $11.38 per TCI share. The range of high and low bid quotations per share of TCI common stock as reported on the NYSE: (i) during the six months ending June 30, 1999, were $16.375 and $11.375, respectively, (ii) during the 1998 fiscal year were $18.25 and $11.50, respectively, (iii) during the 1997 fiscal year were $21.375 and $10.75, respectively, and (iv) during the 1996 fiscal year were $11.50 and $9.25, respectively. Distributions on the shares of TCI common stock are declared and paid quarterly.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
                              OF TCI AND THE TRUST

   The following unaudited pro forma combined financial information of TCI and the Trust presents the historical consolidated balance sheets and statements of operations of TCI and the Trust after giving effect to the Merger. The unaudited pro forma combined balance sheet data at March 31, 1999 gives effect to the Merger as if it had occurred on March 31, 1999. The unaudited pro forma combined statements of operations for the three months ended March 31, 1999 and the fiscal year ended December 31, 1998 gives effect to the Merger as if it had occurred on January 1, 1998. These statements have been prepared on the basis of accounting for the Merger as a purchase and are based on the assumptions set forth in the notes thereto.

   The following unaudited pro forma combined financial information has been prepared from, and should be read in conjunction with, the consolidated financial statements and related notes thereto of TCI and the consolidated financial statements and related notes thereto of the Trust, both of which are incorporated by reference in this Joint Proxy Statement/Prospectus. The following information is not necessarily indicative of the financial position or operating results that would have occurred had the Merger been consummated on the date as of which, or at the beginning of the periods for which, the Merger is being given effect, nor is it necessarily indicative of future operating results or financial position.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                              March 31, 1999

                                 Historical
                             --------------------    Proforma        Proforma
          Assets                TCI       Trust    Adjustments       Combined
          ------             ---------  ---------  --------------    -----------
                              (dollars in thousands, except per share)
Notes and interest
 receivable                  $   2,327  $     674                    $   3,001
Less - allowance for
 estimated losses                 (864)      (250)                      (1,114)
                             ---------  ---------                    ---------
                                 1,463        424                        1,887
Foreclosed real estate held
 for sale, net of
 accumulated depreciation        1,356      3,325                        4,681
Real estate held for
 investment, net of
 accumulated depreciation      354,162    298,285  ${      500 (B)}    624,741
                                                    {  (28,206)(C)}
Investment in real estate
 entities                        3,269          -                        3,269
Investment in marketable
 securities of affiliates,
 at market                           -     13,759         (933)(D)      12,826
Cash and cash equivalents       13,346        723                       14,069
Other assets                    15,960     14,899       (1,035)(C)      29,824
                             ---------  ---------  -----------       ---------
                             $ 389,556  $ 331,415  $   (29,674)       $691,297
                             =========  =========  ===========       =========

                              March 31, 1999

                                          Historical
                                      --------------------   Proforma        Proforma
Liabilities and Stockholders' Equity     TCI       Trust    Adjustments      Combined
------------------------------------  ---------  ---------  -----------     ----------
                                       (dollars in thousands, except per share)
Liabilities
 Notes and interest payable           $ 292,067  $ 235,291                  $  527,358
 Other liabilities                        6,656     11,676   $     500 (B)      18,832
                                      ---------  ---------   ---------      ----------
                                        298,723    246,967         500         546,190
Stockholders' Equity
TCI
Preferred Stock
 Series A; $.01 par value;
  authorized, 6,000 shares;
  issued and outstanding 5,829
  shares (liquidation
  preference $583)                          --                                     --
 Common Stock $.01 par value,
  authorized 10,000,000 shares;
  issued and outstanding
  3,878,463 shares historical;
  8,547,208 shares pro forma                 39               {     (1)(D)}         85
                                                              {     47 (A)}
 Paid in capital                        218,087               { 55,160 (A)}    272,315
                                                              {   (932)(D)}
 Accumulated distributions in
  excess of accumulated
  earnings                             (127,293)                             (127,293)
Trust
 Shares of Beneficial interest,
  no par value; authorized
  shares unlimited; issued and
  outstanding 4,021,180 shares                       8,054      (8,054)(A)           -
 Paid in capital                                   257,093    (257,093)(A)           -
 Accumulated distributions in
  excess of accumulated
  earnings                                        (193,100)    193,100 (A)           -
 Net unrealized gains on
  marketable equity securities
  of affiliates                                     12,401     (12,401)(A)           -
                                      ---------  ---------   ---------      ----------
                                         90,833     84,448     (30,174)        145,107
                                      ---------  ---------   ---------      ----------
                                      $ 389,556  $ 331,415   $ (29,674)     $  691,297
                                      =========  =========   =========      ==========

              NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                              March 31, 1999
                             (dollars in thousands)

Note A. To record the purchase price of the Trust at its estimated fair value. Estimated fair value of 4,749,013 shares of TCI common stock at $11.625 per share (the closing price on March 31, 1999) issued at the exchange rate of
1.181 share of TCI common stock for each of the 4,021,180 outstanding Trust shares of beneficial interest or $55,207.

Note B. To record estimate of additional closing costs.

Note C. To record allocation of purchase price to assets and liabilities acquired as follows:

       Notes and interest receivable                             $     424
       Foreclosed real estate held for sale                          3,325
       Real estate held for investment                             270,079
       Investment in marketable equity securities of affiliates     13,759
       Cash and cash equivalents                                       723
       Other assets                                                 13,864
       Notes and interest payable                                 (235,291)
       Other liabilities                                           (11,676)
                                                                 ---------
                                                                 $  55,207
                                                                 =========

     The adjustment to "Real estate held for investment" resulting from the above allocation is due to the application of purchase accounting, and is not indicative of the appraised value of such real estate.

Note D. To record retirement of 80,268 shares of TCI common stock included in the acquired Trust assets at the Trust's carrying value (March 31, 1999 market value) of $933.

          UNAUDITED PROFORMA COMBINED STATEMENT OF OPERATIONS FOR

                   THE THREE MONTHS ENDED MARCH 31, 1999

                                      Historical
                                  --------------------   Proforma    Proforma
                                     TCI       Trust    Adjustments  Combined
                                  ---------  ---------  -----------  ---------
                                  (dollars in thousands, except per share)
Revenues
  Rents.........................  $  19,093  $  16,541               $  35,634
  Interest......................        102         96      (12)(C)        186
                                  ---------  ---------     ----      ---------
                                     19,195     16,637      (12)        35,820
Expenses
  Property operations...........     10,320      9,743                  20,063
  Interest......................      6,230      5,473                  11,703
  Depreciation..................      2,884      2,076     (231)(A)      4,729
  Advisory fee..................        715        625      (52)(B)      1,288
  Net income fee................         18        --        19 (D)         37
  General and administrative....        632        518                   1,150
                                  ---------  ---------     ----      ---------
                                     20,799     18,435     (264)        38,970
                                  ---------  ---------     ----      ---------
(Loss) from operations..........     (1,604)    (1,798)     252         (3,150)

Equity in income of investees...         25         56                      81
Gain on sale of real estate.....      1,868        152                   2,020
                                  ---------  ---------     ----      ---------
Net income (loss)...............        289     (1,590)     252         (1,049)
Preferred dividend requirement..         (7)       --                       (7)
                                  ---------  ---------     ----      ---------
Net income (loss) applicable to
 common shares                    $     282  $  (1,590)    $252      $  (1,056)
                                  =========  =========     ====      =========
Earnings per share
  Net income (loss).............  $     .07  $    (.40)              $    (.12)
                                  =========  =========               =========
Weighted average shares used in
 computing earnings per share...  3,878,463  4,021,156               8,547,208

       NOTES TO UNAUDITED PROFORMA COMBINED STATEMENT OF OPERATIONS

                 FOR THE THREE MONTHS ENDED MARCH 31, 1999

                          (dollars in thousands)

Note A. To adjust depreciation for the $27,706 write down of the acquired real estate held for investment, amortized over such assets' 30 year estimated average remaining useful life.

Note B. To adjust the .75% per annum advisory fee for the $27,706 write down of the acquired real estate held for investment.

Note C. To eliminate the divided income of $.15 per share, on the 80,268 shares of TCI common stock acquired with the Trust assets and retired.

Note D. To adjust the 7.5% net income fee for the effects of the items described in Notes A, B and C above.

              UNAUDITED PROFORMA COMBINED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1998

                                     Historical
                                ---------------------   Proforma     Proforma
                                   TCI        Trust    Adjustments   Combined
                                ----------  ---------  -----------   ---------
                                 (dollars in thousands, except per share)
Revenues
 Rents                          $   69,829  $  63,593                $ 133,422
 Interest                              807        698    $  (48)(C)      1,457
                                ----------  ---------    ------      ---------
                                    70,636     64,291       (48)       134,879
Expenses
 Property operations                38,282     37,368                   75,650
 Interest                           22,797     21,362                   44,159
 Depreciation                       10,691      8,095      (924)(A)     17,862
 Advisory fee                        1,962      1,507      (208)(B)      3,261
 Net income fee                        558         28        81 (D)        667
 General and administrative          2,312      2,305                    4,617
 Provision for losses                   --       (506)                    (506)
                                ----------  ---------    ------      ---------
                                    76,602     70,159    (1,051)       145,710
                                ----------  ---------    ------      ---------
(Loss) from operations              (5,966)    (5,868)    1,003        (10,831)

Equity in income of investees          288        157                      445
Gain on sale of real estate         12,584      6,058                   18,642
                                ----------  ---------    ------      ---------
Net income                           6,906        347     1,003          8,256
Preferred dividend requirement          (1)        --                       (1)
                                ----------  ---------    ------      ---------
Net income applicable to
 common shares                  $    6,905  $     347    $1,003      $   8,255
                                ==========  =========    ======      =========
Earnings per share
 Net income                     $     1.78  $     .09                $     .97
                                ==========  =========                =========
Weighted average shares used
 in computing earnings per
 share                           3,876,797  4,012,614                8,615,694
                                ==========  =========                =========

         NOTES TO UNAUDITED PROFORMA COMBINED STATEMENT OF OPERATIONS

                     FOR THE YEAR ENDED DECEMBER 31, 1998
                            (dollars in thousands)

Note A. To adjust depreciation for the $27,706 write down of the acquired real estate held for investment, amortized over such assets' 30 year estimated average remaining useful life.

Note B. To adjust the .75% per annum advisory fee for the $27,706 write down of the acquired real estate held for investment.

Note C. To eliminate the dividend income of $.60 per share, on the 80,268 shares of TCI common stock acquired with the Trust assets and retired.

Note D. To adjust the 7.5% net income fee for the effects of the items described in notes A, B and C, above.

                          COMPARATIVE PER SHARE DATA

   We have summarized below the per share information for our respective companies on a historical, pro forma combined and equivalent basis. The pro forma information gives effect to the Merger accounted for on a purchase basis. You should read this information in conjunction with our historical financial statements (and related notes) contained in the annual reports and other information that we have filed with the SEC. You should also read this information in connection with the pro forma financial information set forth on pages 7 through 13. You should not rely on the pro forma information as being indicative of the historical results that we would have had or the future results that we will experience after the Incorporation Procedure and the Merger.
                               TCI Common Shares

                                   Historical Proforma Combined
                                   ---------- -----------------
Income (loss) per Common Share
Three months ended March 31, 1999    $  .07        $(.12)
Year end December 31, 1998             1.78           .97
Cash Dividends per Common Share
Three months ended March 31, 1999       .15           .15
Year end December 31, 1998              .60           .60
Book Value per Common Share
March 31, 1999                        23.27         16.98
December 31, 1998                     23.35         17.00

                      Trust Shares of Beneficial Interest

                                   Historical Proforma Combined
                                   ---------- -----------------
Income (loss) per Share
Three months ended March 31, 1999    $(.40)        $(.12)
Year ended December 31, 1998            .09           .97
Cash Dividends per Share
Three months ended March 31, 1999       .15           .18
Year ended December 31, 1998            .60           .71
Book Value per Share
March 31, 1999                        21.00         20.05
December 31, 1998                     21.72         20.08

                                  RISK FACTORS

   In addition to the other information contained in this document, you should consider the following risk factors before you decide whether or not you wish to approve the Incorporation Procedure and the Merger.

General; Forward-Looking Statements

   This document contains forward-looking statements that are subject to risks and uncertainties. Forward-looking statements include the information concerning future results of operations, economic benefits of participation in TCI and expanded business opportunities relating to the Trust after the Incorporation Procedure and the Merger. These statements are set forth in the letter to stockholders accompanying this document and under "Summary", "Proposed Incorporation Procedure and Merger", "Market Prices of the Shares; Dividends", "Business and Properties of TCI", "Business and Properties of the Trust", "TCI Management's Discussion and Analysis of Financial Condition and Results of Operations", and "Trust Management's Discussion and Analysis of Financial Condition and Results of Operations". These statements are usually preceded by, followed by or otherwise include the words "believes", "expects", "anticipates", "intends", "estimates" or similar expressions.

   For those statements, TCI and the Trust claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The following important factors, in addition to those discussed elsewhere in this Joint Proxy Statement/Prospectus and in the documents which are incorporated by reference, could affect future results. These factors could cause those results to differ materially from those expressed in the forward-looking statements:

    .  the declaration or payment of distributions by TCI;

    .  the completion of the Incorporation Procedure and the Merger;

    . the policies of TCI regarding investments, acquisitions, dispositions, financings, conflicts of interest and other matters;

    .  risks associated with the real estate markets in general;

    .  the availability of equity and debt financing;

    .  interest rates;

    .  general economic conditions;

    . trends affecting TCI's financial condition or results of operations; and

    .  the risks described below.

   You should be aware that forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of various factors. The information contained in this document, including the information set forth below, identifies important facts that could cause such differences.

Elimination of Certain Protections of the Declaration of Trust

   Upon completion of the Incorporation Procedure and the Merger, the Trust will cease to exist. Consequently, the shareholders of the Trust will no longer have certain protections of the organizational documents of the Trust since they will be, at that time, stockholders of TCI. TCI is governed by articles of incorporation and bylaws containing provisions that are distinct from those contained in the Declaration of Trust.

   Under certain provisions of the Declaration of Trust, the Operating Expenses of the Trust (as defined in the Declaration of Trust and discussed more fully under "Proposed Incorporation Procedure and Merger -- Business Activities after Incorporation Procedure and Merger") for any fiscal year must not exceed the lesser of

  (a) 1.5% of the average of the Book Values of Invested Assets (as defined in the Declaration of Trust) of the Trust at the end of each calendar month of the fiscal year, or

  (b) the greater of 1.5% of the average of the Net Asset Value (as defined in the Declaration of Trust) of the Trust at the end of each calendar month of such fiscal year or 25% of the Trust's Net Income (as defined in the Declaration of Trust).

   The Declaration of Trust also provides that any advisory agreement must specifically provide for a refund to the Trust of the amount, if any, by which the Operating Expenses exceed the applicable amount. However, the maximum amount of such refund cannot exceed the amount of the advisory fees paid to the advisor for that fiscal year. The limitation required the advisor to refund a portion of the annual advisory fee totaling $952,000 for 1998, $606,000 for 1997 and $589,000 for 1996.

   In accordance with these provisions, the current advisory agreement between the Trust and Basic Capital Management, Inc. dated October 15, 1998 (the "Trust Advisory Agreement") specifically provides for a refund to the Trust of the amount by which the Operating Expenses of the Trust for any fiscal year exceed the limitation set forth in the provisions of the Declaration of Trust, "or any similar limitation (if contained) in a successor Declaration of Trust or [Articles] of Incorporation . . . ."

   The articles of incorporation of TCI place no similar limits on TCI's operating expenses. Although a limitation on operating expenses is included in the current advisory agreement between TCI and Basic Capital Management, Inc. dated October 15, 1998 (the "TCI Advisory Agreement"), there is no guarantee that future advisory agreements will include any limitation. If the limitation on operating expenses is eliminated from future advisory agreements, there is a risk to stockholders that, to the extent additional sums are paid to the advisor, less money will be available for distributions to stockholders. See "Proposed Incorporation Procedure and Merger -- Business Activities after Incorporation Procedure and Merger".

   The Trust's Declaration of Trust provides that any contract with an advisor must provide for annual renewal or extension after an initial term of no more than two years, subject to approval by shareholders of the Trust. The articles of incorporation of TCI contain no such requirement. Although the current directors of TCI intend to continue to submit the TCI Advisory Agreement to stockholders for approval each year following the Merger, this practice could be discontinued at any time in the future. If this practice is discontinued, stockholders will not have the opportunity to review and approve future advisory agreements.

   The various fees payable to Basic Capital Management, Inc. under the current Trust Advisory Agreement and the means by which such fees are calculated are discussed in detail below under "Business and Properties of the Trust -- The Trust Advisory Agreement".

Certain Anti-Takeover Effects

   Stockholders should recognize that the acquisition safeguards discussed more fully below under "Proposed Incorporation Procedure and Merger -- Principal Reasons for the Incorporation Procedure and the Merger -- Acquisition Safeguards" could have the effect of rendering difficult or discouraging a future attempt to acquire control of TCI without the approval of the Board of Directors. This would be the case even if stockholders of TCI might desire such a change in control and even if such a change in control would be beneficial to the stockholders generally. As a result, stockholders might be deprived of an opportunity to receive a premium for their shares over prevailing market prices. The Incorporation Procedure and the Merger, therefore, may be viewed as limiting stockholders' rights. See "Proposed Incorporation Procedure and Merger".

   The safeguards against acquisition of TCI include the following:

    (i) The requirement of an 80% vote to remove a director from the Board of Directors;


    (ii) The requirement of a 75% vote to make, adopt, alter, amend, change or repeal

              (a) TCI's bylaws and

              (b) certain key provisions of TCI's articles of
                  incorporation that require, among other things, a two-thirds super-majority vote (see below);

    (iii) The requirement of a two-thirds super-majority vote for the undertaking of Business Combinations involving an Interested Stockholder, its affiliates and associates (as such terms are defined in the articles of incorporation), excluding from the vote any shares held by such Interested Stockholder, its affiliates and associates;


    (iv) The inability generally of stockholders to call meetings of stockholders.

   If the Incorporation Procedure and Merger are consummated, the following persons and entities will hold, collectively, approximately 52.3% of the outstanding shares of TCI and, therefore, they will effectively have veto power over those corporate actions requiring a super-majority vote of stockholders, as well as other corporate actions requiring only a majority vote of stockholders: the Board of Directors of TCI, the officers of TCI and certain affiliates of TCI (including Basic Capital Management, Inc., currently the advisor to both the Trust and TCI). Accordingly, the Merger could entrench the present Board of Directors and will effectively give TCI's management the power to block certain corporate transactions, as discussed more fully below under "Proposed Incorporation Procedure and Merger -- Possible Negative Considerations," --"Comparison of Principal Differences Between the Trust and TCI".

Consummation of the Merger Could Trigger Defaults

   Certain of the mortgage loans encumbering properties owned by TCI and the Trust require or may require that TCI and the Trust obtain consent from lenders prior to finalization of the Merger. In some instances, consummation of the Merger would constitute a default under the mortgage loans requiring that TCI and the Trust obtain a waiver from the lenders to avoid a possible default. If either TCI or the Trust is unable to obtain required consents or waivers, the affected loans may need to be refinanced or paid off, and the respective company could incur fees or other costs and expenses in connection with such refinancings, including the possibility that the substitute financing will be at a higher interest rate.

Authorization to Issue Preferred Stock

   The articles of incorporation of TCI authorize the issuance of up to 1,000,000 shares of preferred stock by action of the Board of Directors without stockholder approval. The preferred stock may be issued in one or more series with such preferences, limitations and rights as shall be determined by the Board of Directors of TCI. See "Proposed Incorporation Procedure and Merger --
 Comparison of the Securities of TCI and the Trust-- Preferred Stock".

   The Board of Directors of TCI has authorized the creation and issuance of 6,000 shares of Series A Cumulative Convertible Preferred Stock, of which 5,829 shares were issued in connection with the acquisition of real property. See "Proposed Incorporation Procedure and Merger -- Comparison of the Securities of TCI and the Trust -- Preferred Stock". Any future issuance of preferred stock could dilute the stock ownership or voting power of current stockholders.

   Although no preferred stock has been issued or is being issued as part of the Incorporation Procedure and the Merger, and although the current directors of TCI have no present intention of issuing any additional shares of preferred stock, preferred stock could be issued as a safeguard against acquisition of TCI by diluting the stock ownership and voting power of a person or entity seeking to acquire control of TCI. This could occur in at least one of two ways:

    (1) by privately placing such preferred stock with purchasers not hostile to the TCI Board of Directors to oppose an unsolicited takeover bid; or

    (2) by authorizing holders of a series of preferred stock to vote as a class, either separately or with the holders of shares of TCI common stock, on any merger, sale or exchange of assets or any other extraordinary corporate transaction involving TCI.

Effect of Certain Majority and Super-Majority Voting Provisions of TCI

   Following the Merger, the Board of Directors and executive officers of TCI and entities with which TCI is affiliated, including Basic Capital Management, Inc., will collectively own approximately 52.3% of the outstanding shares of TCI common stock. They will, therefore, have control over corporate actions requiring the vote of a majority of the stockholders.

   Even if such shareholdings were reduced below 50%, however, such entities could still have effective veto power over the following actions based on the super-majority voting provisions (i.e., provisions requiring more than a simple majority vote) included in the articles of incorporation of TCI:

    .  the removal of directors,

    . the amendment of the bylaws and certain key provisions of the articles of incorporation of TCI, and

    . the consummation of Business Combinations (as defined in the articles of incorporation).

   Because of these significant holdings by affiliates of TCI, all other stockholders would effectively have to vote as a group to exercise veto power over the actions requiring a super-majority vote of stockholders. See "Proposed Incorporation Procedure and Merger -- Possible Negative Considerations," "-- Management after Incorporation Procedure and Merger -- The Director Removal Provision" and "--Amendment Provisions".

   The Trust has engaged, and TCI may continue to engage, in transactions with certain related parties, as discussed more fully below under "Business and Properties of the Trust -- Certain Business Relationships and Related Party Transactions".





   TCI's articles of incorporation generally permit related party transactions if approved by a majority of the independent directors. The existing Declaration of Trust absolutely prohibits certain transactions between the Trust and certain related parties, regardless of the fairness of the terms of such transactions or whether such transactions are authorized by a majority of unaffiliated trustees or approved by the Trust's shareholders. These specific prohibitions and the general restrictions on transactions between the Trust and certain related parties are described under "Proposed Incorporation Procedure and Merger -- Business Activities after Incorporation Procedure and Merger --
 Restrictions on Related-Party Transactions". Because TCI's Articles of Incorporation contain no analogous prohibitions, the Merger will permit TCI greater flexibility to engage in a larger class of transactions with related parties than the Declaration of Trust currently permits between the Trust and certain related parties.

   There is a risk to stockholders that, following the Merger, related parties may benefit from a related party transaction to the detriment of stockholders if it is determined that the transaction was less beneficial to TCI than a similar transaction with an unrelated party would have been. However, the Board of Directors and officers of TCI will have a fiduciary duty to act in the best interests of TCI and its stockholders. See "Proposed Incorporation Procedure and Merger -- Comparison of Principal Differences Between the Trust and TCI".

   The Board of Trustees believes that the restrictions in TCI's articles of incorporation will offer adequate protection to ensure the fairness and propriety of transactions between TCI and related parties.

Market Price of TCI Common Stock

   As part of the Merger, existing shareholders of the Trust would automatically become stockholders of TCI upon the conversion of all shares of CME Corporation into newly issued TCI common stock on the basis of the ratio of
1.181 shares of TCI common stock for each Trust share (the "Exchange Ratio"). However, there can be no assurance that the market price per share of the TCI common stock after the Merger will be equal to the market price per share of such shares before, or that the marketability of the TCI common stock will remain consistent with the marketability of such shares prior thereto. Prices for TCI common stock will be determined in the marketplace and may be influenced by many factors, including investor perception of the changes effected through the Merger.

Tax Risks

   Continued Qualification as a REIT. TCI has elected to be treated as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"). TCI has, in the opinion of TCI's management, qualified for federal taxation as a REIT for each year subsequent to December 31, 1983.

   Notwithstanding TCI's current qualification as a REIT, the articles of incorporation of TCI do not require that TCI remain qualified as a REIT. At present, the Board of Directors of TCI intends to continue electing REIT treatment. However, should the Board of Directors change that policy, TCI would be required to pay federal income tax on its taxable income at corporate rates. Unless entitled to relief under certain statutory provisions, TCI also would not be allowed to re-elect REIT status for the following four taxable years. This would reduce the net earnings of TCI available for distribution to stockholders because of the additional tax liability to TCI for the year or years involved unless TCI had loss carryforwards. TCI might be required to borrow funds or to sell certain of its investments to pay the tax due on any distributions made.

   Ad Valorem Tax Reassessments. A risk exists that consummation of the Merger will cause an ad valorem tax reassessment on the properties held by the Trust in some states.

Dilutive Effect of the Incorporation Procedure and the Merger

   As a result of the issuance of shares of TCI common stock to shareholders of the Trust, the Incorporation Procedure and the Merger may have a dilutive effect on net income per share in the future. In addition, the issuance of additional shares of TCI common stock to shareholders of the Trust will result in a reduction in the ownership and voting interests of holders of TCI common stock before the Merger. After the Merger, TCI shareholders will own approximately 45% of all outstanding shares of TCI common stock and shareholders of the Trust will own approximately 55% of all outstanding shares of TCI common stock. Neither group of holders will have separate approval rights with respect to any actions or decisions of TCI.

Potential Adverse Effects of Combining TCI and the Trust

   TCI and the Trust are large enterprises with operations in a number of different states. There can be no assurance that costs or other factors associated with the integration of the two entities would not adversely affect future combined results of operations or the benefits of expected costs savings.

   Real property investments are subject to varying degrees of risk and are relatively illiquid. Income from real property investments and TCI's ability to make expected distributions to its stockholders may be adversely affected by the following:

    .  the general economic climate,

    . local conditions such as oversupply of rental properties or a reduction in demand for rental properties in the area,

    .  the attractiveness of the properties owned by TCI to tenants,

    .  zoning or other regulatory restrictions,

    . the ability of TCI to provide adequate maintenance and insurance, and

    . increased operating costs (including insurance premiums and real estate taxes).

   TCI would also be adversely affected if tenants were unable to pay rent or TCI were unable to rent its properties on favorable terms. If TCI were unable to promptly relet its rental properties or renew the leases for a significant number of its rental properties, or if the rental rates upon such renewal or reletting were significantly lower than expected rates, then TCI's funds from operations and its ability to make expected distributions to stockholders may be adversely affected. In addition, certain expenditures associated with each equity investment (such as real estate taxes and maintenance costs) generally are not reduced when there is a reduction in income from the investment.

Other Potential Conflicts of Interest

   The real estate business is highly competitive, and both the Trust and TCI compete with numerous entities engaged in real estate activities. As described below under "Business and Properties of the Trust -- Certain Business Relationships and Related Party Transactions", the officers and trustees of the Trust also serve as officers or directors of certain other entities, each of which is also advised by Basic Capital Management, Inc., and each of which has business objectives similar to those of the Trust and TCI. Such trustees and officers and Basic Capital Management, Inc. each owe a fiduciary duty to such other entities as well as to the Trust and TCI under applicable law.

   Additionally, the Trust and TCI also compete with other entities that are affiliates of Basic Capital Management, Inc. and that may have investment objectives similar to those of the Trust and TCI and that may compete with the Trust and TCI in leasing, selling and financing real estate and mortgage notes.

   In resolving any potential conflicts of interest which may arise, Basic Capital Management, Inc. has informed the Trust and TCI that it intends to continue to exercise its best judgment as to what is fair and reasonable under the circumstances.

                        GENERAL SHAREHOLDER INFORMATION

Shareholders of the Trust

   General. This Joint Proxy Statement/Prospectus is furnished in connection with the solicitation by the Board of Trustees of the Trust of proxies to be used at the Trust special meeting for a vote upon a proposal to convert the Trust from a California business trust into a California corporation, CME Corporation, and to merge CME Corporation with and into TCI.

   The Trust special meeting will be held at 10:00 a.m., Dallas time, on September 28, 1999, at 10670 North Central Expressway, Suite 600, Dallas, Texas 75231. The Trust's financial statements for the year ended December 31, 1998 were audited by BDO Seidman, LLP. A representative from BDO Seidman, LLP will be present at the Trust special meeting to respond to appropriate questions and such representative will have an opportunity to make a statement if such representative desires to do so. This Joint Proxy Statement/Prospectus and the accompanying Proxy are first being mailed to Trust shareholders on or about August , 1999.

   If the Incorporation Procedure and Merger are approved at the Trust special meeting, holders of Trust shares will automatically become shareholders of CME Corporation (without any need to exchange share certificates or take any other action). At the Trust special meeting, holders of Trust shares will be voting on the Incorporation Procedure and the Merger as both shareholders of the Trust and as shareholders of CME Corporation.

   Shareholders Entitled to Vote. Only holders of record of issued and outstanding Trust shares at the close of business on August 9, 1999 (the "Trust Record Date"), are entitled to vote at the Trust special meeting and at any adjournments thereof. At the close of business on June 30, 1999, there were 4,022,341 Trust shares outstanding, held of record by approximately 4,215 holders. Each holder is entitled to one vote for each Trust share held on the Trust Record Date.

   Voting of Proxies. When the enclosed proxy card is properly executed and returned, the Trust shares represented thereby will be voted at the Trust special meeting in accordance with the instructions noted thereon. Shareholders may choose to vote for, against or abstain from voting on the Incorporation Procedure and the Merger proposal in its entirety.

   In the absence of other instructions, the Trust shares represented by a properly executed and submitted proxy card will be voted against the Incorporation Procedure and the Merger.

   When a signed proxy card is returned with choices specified with respect to voting matters, the Trust shares represented are voted by the proxies designated on the proxy card in accordance with the shareholder's instructions to the tabulator. A shareholder wishing to name another person as his or her proxy may do so by crossing out the names of the designated proxies and inserting the name of such other person to act as his or her proxy. In that case, it will be necessary for the shareholder to sign the proxy card and deliver it to the person named as his or her proxy and for the person so named to be present and to vote at the Trust special meeting. Proxy cards so marked should not be mailed directly to the Trust.

   Vote Required for Approval. Pursuant to Section 6.7 of the Declaration of Trust, a majority of the issued and outstanding Trust shares entitled to vote at a meeting of shareholders, represented in person or by proxy, shall constitute a quorum at the Trust special meeting. For the purposes of determining the presence of a quorum at the Trust special meeting and the number of votes cast with respect to the Incorporation Procedure and the Merger, all votes cast for or against and abstentions will be included. Abstentions will have the same legal effect as a vote against the proposal. Broker nonvotes, if any, will be treated as not present and not entitled to vote for the proposal. If a quorum should not be present, the Trust special meeting may be adjourned from time to time until a quorum is obtained. Shareholders are, therefore, urged to sign the accompanying form of proxy and return it promptly.

   Although Section 3.5 of the Declaration of Trust requires the affirmative vote of only a majority of the votes cast at a meeting of shareholders to approve the Incorporation Procedure and the Merger, Section 200.5 of the California General Corporation Law requires an affirmative vote of the holders of a majority of the outstanding Trust shares to approve the Incorporation Procedure and the Merger. The provisions of the Declaration of Trust would only prevail over the California General Corporation Law if the Declaration of Trust required a greater proportion of the outstanding Trust shares to approve the Incorporation Procedure and the Merger. Because it does not, the California General Corporation Law controls, and the Incorporation Procedure and the Merger must be approved by the affirmative vote of the holders of a majority of the outstanding Trust shares.

   As of June 30, 1999, the trustees and executive officers of the Trust and their affiliates collectively held approximately 58.6% of the outstanding Trust shares. Accordingly, the trustees, executive officers of the Trust and their affiliates will be able to approve, with respect to the Trust, the Incorporation Procedure and the Merger on their own.

   Dissenters' Rights. Under California law, shareholders of the Trust will not have the right to dissent and obtain payment with respect to Merger unless demands for such payment are received from shareholders holding 5 percent or more of the outstanding Trust shares. As of June 30, 1999, there were 4,022,341 Trust shares outstanding. Consequently, no Trust shareholder will have the right to dissent and receive payment for Trust shares in lieu of shares of TCI common stock unless shareholders holding in the aggregate no less than 201,118 Trust shares file a demand that the Trust purchase those shares at their fair market value. See "Proposed Incorporation Procedure and Merger -- Comparison of the Securities of TCI and the Trust --Dissenters' Rights to Dissent and Obtain Payment."

   Revocation of Proxies. A proxy card is enclosed. Any shareholder who executes and delivers the proxy card may revoke the authority granted under the proxy at any time before its use by giving written notice of such revocation to American Stock Transfer and Trust Company, 40 Wall Street, 46th Floor, New York, New York 10005, or by executing and delivering a proxy bearing a later date. A shareholder may also revoke a proxy by attending and voting at the Trust special meeting.

Stockholders of TCI

   General. This Joint Proxy Statement/Prospectus is also furnished in connection with the solicitation by the Board of Directors of TCI of proxies to be used at the TCI special meeting for a vote upon proposals to amend Article TENTH of TCI's articles of incorporation and to merge CME Corporation with and into TCI.

   The TCI special meeting will be held at 10:00 a.m., Dallas time, on September 28, 1999, at 10670 North Central Expressway, Suite 600, Dallas, Texas 75231. TCI's financial statements for the year ended December 31, 1998 were audited by BDO Seidman, LLP. A representative from BDO Seidman, LLP will be present at the TCI special meeting to respond to appropriate questions and such representative will have an opportunity to make a statement if such representative desires to do so. This Joint Proxy Statement/Prospectus and the accompanying Proxy are first being mailed to stockholders on or about August
  , 1999.

   Stockholders Entitled to Vote. Only holders of record of issued and outstanding shares TCI common stock at the close of business on August 9, 1999 (the "TCI Record Date"), are entitled to vote at the TCI special meeting and at any adjournments thereof. At the close of business on June 30, 1999, there were 3,880,014 shares of TCI common stock outstanding. Each holder is entitled to one vote for each share of TCI common stock held on the TCI Record Date.

   Voting of Proxies. When the enclosed proxy card is properly executed and returned, the shares of TCI common stock represented thereby will be voted at the TCI special meeting in accordance with the instructions noted thereon. Stockholders may choose to vote for, against or abstain from voting on the amendment to the articles of incorporation of TCI or the Merger proposals in their entirety.

   In the absence of other instructions, the shares of TCI common stock represented by a properly executed and submitted proxy card will be voted in favor of the amendment to the articles of incorporation of TCI and the Merger.

   When a signed proxy card is returned with choices specified with respect to voting matters, the shares of TCI common stock represented are voted by the proxies designated on the proxy card in accordance with the stockholder's instructions to the tabulator. A stockholder wishing to name another person as his or her proxy may do so by crossing out the names of the designated proxies and inserting the name of such other person to act as his or her proxy. In that case, it will be necessary for the stockholder to sign the proxy card and deliver it to the person named as his or her proxy and for the person so named to be present and to vote at the TCI special meeting. Proxy cards so marked should not be mailed directly to TCI.

   Vote Required for Approval. Pursuant to Section 2.06 of TCI's bylaws, a majority of the issued and outstanding shares of TCI common stock entitled to vote at a meeting of stockholders, represented in person or by proxy, shall constitute a quorum at the TCI special meeting. For the purposes of determining the presence of a quorum at the TCI special meeting and the number of votes cast with respect to the amendment to the articles of incorporation of TCI and the Merger, all votes cast for or against and abstentions will be included. Abstentions will have the same legal effect as a vote against the proposal. Broker nonvotes, if any, will be treated as not present and not entitled to vote for the proposal. If a quorum should not be present, the TCI special meeting may be adjourned from time to time until a quorum is obtained. Stockholders are, therefore, urged to mark and sign the accompanying form of proxy and return it promptly.

   With respect to the amendment to the articles of incorporation of TCI, Article SEVENTEENTH of TCI's articles of incorporation generally requires the affirmative vote of 75% of the votes entitled to be cast by the holders of all the shares of TCI common stock outstanding on the TCI Record Date to approve an amendment to the articles of incorporation; but the 75% approval requirement does not apply to any amendment recommended by more than 50% of the entire Board of Directors of TCI. The Board of Directors of TCI has unanimously approved the proposed amendment, and, accordingly, approval of the amendment by the stockholders of TCI requires the affirmative vote of only a simple majority of the votes entitled to be cast by the holders of all shares of TCI common stock outstanding on the TCI Record Date.

   To approve the Merger, Article TENTH of TCI's articles of incorporation currently requires both the affirmative vote of a simple majority of the outstanding shares of TCI common stock and the affirmative vote of 66 2/3% of the outstanding shares of TCI common stock, excluding shares beneficially owned by "Interested Shareholders," which for this purpose means American Realty Trust, Inc. and its affiliates and associates. If the amendment to the articles of incorporation of TCI is approved, then only the affirmative vote of a simple majority of the outstanding shares of TCI common stock will be required to approve the Merger.

   As of June 30, 1999, the Board of Directors, executive officers of TCI and their affiliates collectively held approximately 45.5% of the outstanding shares of TCI common stock.

   Dissenters' Rights. Under Nevada law, TCI's stockholders will not have the right to dissent and obtain payment with respect to any plan of merger or exchange upon which the stockholders may be entitled to vote for so long as TCI common stock is listed on the NYSE or is held of record by at least 2,000 persons. TCI common stock is listed on the NYSE.

   Revocation of Proxies. A proxy card is enclosed. Any stockholder who executes and delivers the proxy card may revoke the authority granted under the proxy at any time before its use by giving written notice of such revocation to American Stock Transfer and Trust Company, 40 Wall Street, 46th Floor, New York, New York 10005, or by executing and delivering a proxy bearing a later date. A stockholder may also revoke a proxy by attending and voting at the TCI special meeting.

                  PROPOSED INCORPORATION PROCEDURE AND MERGER

   The following description of the Incorporation Procedure and the Merger describes the material provisions of the Merger Agreement, but does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached to this Joint Proxy Statement/Prospectus as Appendix B. Stockholders of TCI and shareholders of the Trust are urged to carefully review the Merger Agreement in its entirety.

Introduction

   TCI and the Trust have entered into the Merger Agreement providing for the Incorporation Procedure and the Merger. Pursuant to the Merger Agreement, the Trust shall file articles of incorporation with the Secretary of State of the State of California, pursuant to which each outstanding Trust share shall become, without any additional action of any stockholder of the Trust, one fully paid, nonassessable share of the common stock of CME Corporation, par value $0.01 per share. Immediately thereafter, at the time specified in the Merger Agreement (the "Effective Time"), CME Corporation will merge with and into TCI, with TCI to be the surviving corporation. As a result of the Incorporation Procedure and the Merger, each share of common stock of CME Corporation outstanding immediately prior to the Effective Time will be automatically converted into 1.181 shares of TCI common stock.

   At June 30, 1999, there were 4,022,341 Trust shares outstanding. At June 30, 1999, there were 3,880,014 shares of TCI common stock outstanding. At the Effective Time there will be no Trust shares (or CME Corporation shares) outstanding and there will be, in the aggregate, approximately 8,550,130 shares of TCI common stock outstanding. At the Effective Time, shareholders of the Trust will own approximately 55%, in the aggregate, of all of the issued and outstanding shares of TCI common stock, and stockholders of TCI will own approximately 45%, in the aggregate, of all issued and outstanding shares of TCI common stock.

   The total number of shares of TCI common stock to be distributed to shareholders of the Trust was determined in conjunction with the opinions rendered by the financial advisors hired by both TCI and the Trust to evaluate the companies. See "-- Opinions of Financial Advisors", below.

   The proposed Merger is in all material respects identical to the merger proposed in the Joint Proxy Statement/Prospectus dated May 12, 1999.

Background of the Incorporation Procedure and Merger

   The Board of Trustees of the Trust and the Board of Directors of TCI have unanimously approved the Incorporation Procedure and the Merger after conducting a thorough evaluation of strategic alternatives available to each of them.

   In June 1997, the Board of Trustees of the Trust and the Board of Directors of TCI directed that Basic Capital Management, Inc. study possible methods for long term growth of the companies including the possible consolidation of the companies with each other as well as other companies. Basic Capital Management, Inc. commenced a review of alternative methods to restructure the portfolios and operations of the Trust and TCI. Management of Basic Capital Management, Inc. sought to determine a course of action which would result in one or more entities which would be more attractive to the investment community and be able to provide increased value to the stockholders.

   On September 9, 1997, Basic Capital Management, Inc. provided the Boards with long term business plan proposals for each of the companies. The proposals included the possibility of mergers with other unspecified REITS or spin-offs of real estate assets into new entities. The Boards met and reviewed these proposals and directed Basic Capital Management, Inc. to continue the review of such possible transactions. The Boards met again on December 11, 1997, and reviewed a new proposal for long term strategy for each of the Trust and TCI. Basic Capital Management, Inc. recommended that the Trust be merged into TCI. The Boards decided to wait until after the four new Board members joined the Boards in January and February 1998 to consider this matter.

   The Boards met again on February 10, 1998, with the new board members in attendance. The board members directed Basic Capital Management, Inc. to determine what would be involved in the proposed merger including the costs which would be incurred.

   On February 25, 1998, Basic Capital Management, Inc. provided the Boards with additional information on the proposed merger as well as the various steps which would need to be taken.

   On April 9, 1998, the Boards met and authorized Basic Capital Management, Inc. to proceed with the engagement of investment banking firms and legal counsel to evaluate and advise the Boards on the proposed merger transaction.

   On May 14, 1998, the Board of Trustees of the Trust approved the engagement of Strategic Law Partners to serve as the California legal counsel to the Board of Trustees in connection with the merger transaction. On May 29, 1998, the Board of Trustees of the Trust approved the engagement of Sutro & Co. to provide investment banking services in connection with the merger transaction.

   On May 14, 1998, the Board of Directors of TCI approved the engagement of Kummer Kaempfer Bonner and Renshaw to serve as the Nevada legal counsel to TCI's Board of Directors in connection with the merger transaction. On May 12, 1998, the Board of Directors approved the engagement of Wedbush Morgan Securities to provide investment banking services in connection with the merger transaction.

   On June 2, 1998, representatives of Sutro & Co. and Wedbush Morgan Securities visited Basic Capital Management, Inc.'s offices to interview key personnel of the Trust and TCI.

   On June 19, 1998, the Trust and TCI engaged Marshall & Stevens Incorporated to provide current valuations of the real property owned by the Trust and TCI. On August 13, 1998, the valuations were provided to the Trust and TCI.

   On August 4, 1998, representatives of Wedbush Morgan Securities met with the TCI Board of Directors and reviewed the methods being used to analyze the values of TCI and the Trust. Also on August 4, 1998, representatives of Sutro & Co. met with the Trust's Board of Trustees and reviewed the methods they were employing to determine the values of TCI and the Trust.

   On September 10, 1998, representatives of Wedbush Morgan Securities met with the Board of Trustees of the Trust. The Board of Trustees was provided with a review of the initial results of the various analyses performed by them.

   On September 10, 1998, representatives of Sutro & Co. met with the Board of Directors of TCI. The Board of Directors was provided with a review of the various analyses performed by them.

   On September 21, 1998, the Board of Trustees of the Trust and the Board of Directors of TCI were informed by their respective investment banking firms that they each recommended as fair an exchange ratio of 1.181 shares of TCI common stock for each share of the Trust. The Board of Trustees of the Trust and the Board of Directors of TCI each approved the recommended exchange ratio. On September 21, 1998, the Trust and TCI executed a Letter of intent and distributed a press release announcing the matter.

   On November 18, 1998, the Trust and TCI executed the Merger Agreement.

   On June 29, 1999, shareholders of the Trust approved the Merger and the Merger Agreement.

   On June 29, 1999, the TCI special meeting of stockholders was adjourned to July 15, 1999.

   On July 15, 1999, the TCI special meeting of stockholders was adjourned to July 29, 1999.

   At the July 29, 1999, meeting, sufficient affirmative votes by holders of TCI common stock were present to approve the Merger by 66 2/3% of the votes entitled to be cast by all stockholders. Also, of the holders that were present by proxy or in person, other than American Realty Trust, Inc. and its affiliates and associates, more than 66 2/3% voted to approve the Merger. However, due to the large number of stockholders who did not return their proxy, the Merger failed to be approved by 66 2/3% of the outstanding shares of TCI common stock, excluding the shares held by American Realty Trust, Inc. and its affiliates and associates.

   On July 28, 1999, the Board of Directors of TCI voted unanimously to amend Article TENTH of TCI's articles of incorporation to allow approval of the Merger by a simple majority of the outstanding shares of TCI common stock. That amendment is being submitted to TCI's stockholders for approval. Also, the Merger is being resubmitted at this time for a vote by both shareholders of the Trust and stockholders of TCI.

Overview of Incorporation Procedure and Merger

   Shareholders of the Trust should recognize that the Incorporation Procedure and the Merger will result in a change in the nature of their investment. Investors will own an equity interest in a Nevada corporation rather than a California business trust. In addition, the Incorporation Procedure and the Merger will have the following effects, each of which may be viewed as limiting stockholders' rights: (i) the directors of TCI, unlike the trustees of the Trust, are entitled to indemnification for liability arising from gross negligence and reckless disregard of duty; (ii) TCI has adopted certain anti-takeover defenses that have not been adopted by the Trust, which will have the effect of rendering more difficult or discouraging a future attempt to acquire control of TCI by a merger, tender offer, proxy contest or removal of incumbent management, even though certain stockholders of TCI might desire such a change in control; and (iii) certain protections available under California law will be eliminated.

   Stockholders of TCI should recognize that the Incorporation Procedure and the Merger will result in the dilution of their existing interests in TCI as a result of the shares of TCI common stock to be issued to the shareholders of the Trust. See "-- Principal Reasons for the Incorporation Procedure and the Merger -- Acquisition Safeguards," "-- Possible Negative Considerations," "--
 Certain Potential Conflicts of Interest" and "-- Comparison of Principal Differences Between the Trust and TCI".

   Because no explicit statutory authority permits a California business trust to merge directly with and into a Nevada corporation, the Incorporation Procedure and the Merger would be accomplished by converting the Trust into a California corporation (CME Corporation) and then merging CME Corporation (as successor to the Trust) with TCI. As of the time of the Merger, and because the conversion of the Trust into CME Corporation will occur immediately prior to the Merger, CME Corporation will have no significant business, assets or liabilities of any consequence and no operating history.

   The Incorporation Procedure and Merger will be accomplished pursuant to the terms of the Merger Agreement, a copy of which is attached as Appendix B to this Joint Proxy Statement/Prospectus, and which is incorporated by reference and made a part of this document. As a result of the Merger, (i) CME Corporation will cease to exist as a separate entity; (ii) TCI, by operation of law, will succeed to all the rights and properties, and be subject to all the obligations and liabilities, of the Trust including, without limitation, those under (a) Trust Advisory Agreement, (b) the current property management agreement with Carmel Realty Services Ltd. and (c) the current brokerage agreement with Carmel Realty, Inc.; and (iii) existing shareholders of the Trust would automatically become stockholders of TCI by conversion of all shares of CME Corporation for newly issued shares of TCI common stock on the basis of a conversion ratio of 1.181 shares of TCI common stock for each Trust share.

   Shareholders of the Trust will be required to surrender their Trust share certificates in exchange for TCI common stock certificates, but should not do so at this time. Shareholders who do not surrender their Trust share certificates will accrue dividends, if declared, but will have their distribution checks, if any, held by American Stock Transfer and Trust Company until they surrender their old certificates. No interest will be paid on amounts so held.

   Shareholders of the Trust will not have any dissenters' rights with respect to the Incorporation Procedure and the Merger except under limited circumstances. See "-- Comparison of the Securities of TCI and the Trust --
 Dissenters' Rights to Dissent and Obtain Payment".

   The discussion of the material terms of the Incorporation Procedure and the Merger contained in this Joint Proxy Statement/Prospectus is qualified in its entirety by reference to the Merger Agreement. The proposed Incorporation Procedure and the Merger are a single unified proposal to be approved or rejected by the shareholders of the Trust and stockholders of TCI in its entirety. If the Incorporation Procedure and the Merger are not approved, the Trust will not convert to a California corporation and the Merger with TCI and the attendant conversion of securities will not occur. The Trust would continue to operate as an unincorporated California business trust, subject to the Declaration of Trust.

   No change in TCI's continued qualification for taxation as a REIT under the Code is expected to result from the Incorporation Procedure and the Merger or TCI's operation of the Trust's business following the Incorporation Procedure and the Merger.

   Consummation of the Incorporation Procedure and the Merger is contingent upon stockholder approval. For shareholders of the Trust, pursuant to Section
3.5 of the Declaration of Trust, the affirmative vote of the holders of a majority of the outstanding Trust shares represented at the Trust special meeting of shareholders will be required to approve the Incorporation Procedure and the Merger. In addition, Section 200.5 of the California General Corporation Law requires a vote of a majority of the outstanding Trust shares to approve the Incorporation Procedure and the Merger, which exceeds the voting requirement for aspects of the Incorporation Procedure and the Merger provided for in the Declaration of Trust.

   For stockholders of TCI, if the amendment to the articles of incorporation of TCI is approved, approval of the Merger will require the affirmative vote of a simple majority of the outstanding shares of TCI common stock. However, if the amendment to the articles of incorporation of TCI is not approved, then approval of the Merger will require the affirmative vote of both the holders of a majority of the outstanding shares of TCI common stock and the holders of 66 2/3% of the outstanding shares of TCI common stock other than those held by American Realty Trust, Inc. and its affiliates and associates. Holders of shares of TCI preferred stock are not entitled to vote on the Merger.

   The Board of Trustees and the Board of Directors anticipate consummating the Incorporation Procedure and the Merger as promptly as practicable after approval by the shareholders of the Trust and stockholders of TCI.

Principal Reasons for the Incorporation Procedure and the Merger;
Recommendations of the Boards

   The Board of Directors of TCI and the Board of Trustees of the Trust have unanimously approved the Merger as in the best interest of TCI, the Trust and their respective stockholders. The following discussions identify the principal reasons underlying the unanimous approvals by both the Board of Directors of TCI and the Board of Trustees of the Trust.

TCI

   The Board of Directors of TCI has determined the terms of the Merger Agreement and the transactions contemplated thereby are fair to, and in the best interests of the holders of shares of TCI common stock. In reaching this determination, the Board of Directors concluded that the Merger was likely to increase the value of each stockholder's investment in TCI over what that value would have been had TCI not agreed to the

Merger and the opportunities created by the Merger to increase stockholder value more than offset the risk inherent in the Merger. In reaching this conclusion, the Board of Directors considered that the Merger would:

    (a) create a REIT with the same management team responsible for the performance to date continuing to operate the entity after the consolidation with future prospects for growth, income and asset values;

    (b) create a larger combined enterprise with total assets with book value in excess of $665 million with complimentary geographic real estate assets;

    (c) permit the realization of administrative and capital expense efficiencies in connection with the joint development of the assets of TCI and the Trust in the future to generate cash available for distribution reflective of the true value of the properties spreading the combined overhead over a greater number of assets; and

    (d) create an opportunity for the next several years for the combined entities' stockholders to achieve a substantial market premium without disrupting the operation of the properties of either entity.

   In addition, the Board of Directors considered Basic Capital Management, Inc.'s position with respect to the Merger. In Basic Capital Management, Inc.'s view, TCI's best strategic alternative is to combine with another REIT to create an enterprise with the scale and scope of operations necessary to compete effectively in the industry. The Board of Directors considered Basic Capital Management, Inc.'s conclusion that a combined company would have an improved cost structure which would allow it to better meet competitive challenges in an industry that is likely to experience further consolidation and substantially increased competition. In making its determination, the Board of Directors also considered the view expressed by Basic Capital Management, Inc. that entities with significant scale and scope will be likely to attract the most desirable investment and financing opportunities as the real estate industry continues to evolve. The Board of Directors further evaluated the conclusion of Basic Capital Management, Inc. that a significant alignment existed between the strategic prospective of TCI and the Trust which share the same management and similar business philosophies including mutual emphasis on real properties located in several different states.

   The Board of Directors weighed the advantages and opportunities against the following risks associated with the Merger:

    (a) The challenges inherent in the combination of two business enterprises the size of the Trust and TCI and the possible resulting diversion of management attention for an extended period of time (which risk is lessened by the fact of the common management of both entities); and

    (b) The risk associated with a greater concentration of assets in real estate and the risk incident to ownership and financing of that real estate and interests therein, including the general illiquidity of real estate investments.

   In reaching the determination that the terms of the Merger were fair to and in the best interests of TCI's stockholders, the Board of Directors also considered a number of additional factors, including its knowledge of the Trust's business and discussions with the Trust's management concerning the results of TCI's due diligence investigation of the Trust, the economic and regulatory environment for real estate, the strategic, operational and financial opportunities and risks associated with the Merger and the terms of the Merger Agreement, the historical and current market prices of the Trust shares and the opinion of TCI's financial advisor, Wedbush Morgan Securities, (which opinion was confirmed in writing on September 21, 1998), to the effect that as of September 21, 1998 the Exchange Ratio is fair to TCI and its stockholders from a financial point of view. A copy of Wedbush Morgan Securities' written opinion to the Board of Directors dated as of September 21, 1998 is attached as Appendix "C" to this Joint Proxy Statement/Prospectus.

   The foregoing discussion of the information and factors which were given weight by the Board of Directors is not intended to be exhaustive but is believed to include all material factors considered by the Board of Directors. The Board of Directors did not assign specific weights to the foregoing factors and individual directors may have given different weights to different factors. The Board of Directors, however, unanimously approved the Merger Agreement and all of the independent directors recommend to the stockholders that they approve and adopt the Merger Agreement and approve the transactions contemplated thereby, including the issuance of shares of TCI common stock in the Merger.

   All of the independent directors of TCI recommend that TCI stockholders vote for approval and adoption of the amendment to the articles of incorporation of TCI and the Merger Agreement and approval of the transactions contemplated in the Merger Agreement, including the issuance of shares of TCI common stock pursuant to the Merger Agreement.

 The Trust

   The Trust's Board of Trustees has determined that the terms of the Merger Agreement and the transactions contemplated thereby are fair to, and in the best interests of, the Trust and its shareholders. In reaching this determination, the Board of Trustees gave significant consideration to a number of factors including, without limitation, the factors referred to below. In view of the wide variety of factors bearing on its decision, the Board of Trustees did not consider it practical to, nor did it attempt to, quantify or otherwise assign relative weight to the factors it considered in reaching its decision. The Board of Trustees received the advice of independent counsel throughout its consideration of the Merger Agreement.

   Such factors considered by the Board of Trustees included the following:

   Opportunity for Market Premium. The Board of Trustees considered that the Merger would create an opportunity for the stockholders of the combined entity to achieve a substantial market premium without disrupting the operation of either entity. The Board of Trustees also believed that the combined entity would be able to attract greater attention from the financial markets that could, over time, increase investor interest in the combined entity's stock. As well, the Board of Trustees considered it beneficial that the shares of TCI common stock are listed for trading on the New York Stock Exchange.

   Opinion of Sutro & Co.; Market Premium. The Board of Trustees viewed as favorable to its decision the opinion of Sutro & Co. to the effect that as of September 21, 1998 the Exchange Ratio is fair to holders of Trust shares from a financial point of view. The Board of Trustees also considered the oral and written presentations made to it by Sutro & Co. A copy of Sutro & Co.'s written opinion to the Board of Trustees dated as of September 21, 1998, is attached as Appendix "D" to this Joint Proxy Statement/Prospectus.

   The Board of Trustees reviewed the historical market prices and recent trading activities of the Trust shares and TCI common stock. The Board of Trustees considered as favorable to its decision that the per share value consideration to be received by the Trust's shareholders in the Merger represented a fair exchange for the per share value of the Trust shares.

   Basic Capital Management, Inc.'s View as Advisor. The Board of Trustees considered Basic Capital Management, Inc.'s view that the Trust's best strategic alternative is to combine with another REIT to create an enterprise with the scale and scope of operations necessary to compete effectively in the industry. The Board of Trustees evaluated Basic Capital Management, Inc.'s conclusion that such combined company would have an improved cost structure which would allow it to better meet competitive challenges in an industry that is likely to experience further consolidation and substantially increased competition. In making its determination, the Board of Trustees also considered the view expressed by Basic Capital Management, Inc. that entities with significant scale and scope will be likely to attract the most desirable investment and financing opportunities as the real estate industry continues to evolve. The Board of Trustees also weighed the conclusion of Basic Capital Management, Inc. that a significant alignment existed between the strategic prospective of TCI and the

Trust which share the same management and similar business philosophies including mutual emphasis on real properties located in several different states.

   The Trust's Business, Financial Condition and Prospects. In evaluating the Merger, the Board of Trustees considered information with respect to the business, financial condition and results of operation of the Trust, as well as the Trust's prospects for growth in view of industry and market conditions. The Board of Trustees considered the constraints on the Trust's ability to raise additional capital to take advantage of attractive opportunities due to its trust structure.

   TCI's Business, Financial Condition and Prospects. The Board of Trustees considered, among other things, information provided by Basic Capital Management, Inc. with respect to the business, financial condition and results of operation of TCI. Such consideration included, among other things, TCI's historically increasing earnings growth and prospects for continued growth, TCI's relatively strong borrowing capacity and lower capital costs, the strength and experience of the senior management team which is the same management team which will remain in place following the Merger, TCI's interests in real property operations and the markets in which it competes. The Board of Trustees also considered risks associated with the proposed Merger including, among other things, the possibility that the Merger will not be consummated, diversion of management attention from operational matters as a result of the proposed Merger, the impact of limitations in the Merger Agreement on the Trust's ability to undertake significant new initiatives prior to the Effective Time, the effect of rising levels of competition on the Trust's existing properties and the possibility that expected operating benefits from the Merger would be more difficult to achieve than expected.

   Alternative Transactions. The Board of Trustees considered strategic alternatives other than a combination with TCI, such as possible joint ventures or acquisitions, and concurred with Basic Capital Management, Inc.'s view that none of the alternatives considered would offer as much value to the holders of Trust shares as a combination with TCI. The Board of Trustees also determined that, taking into account, among other things, preliminary inquiries of other possible combination candidates, the desire to continue the successful services of Basic Capital Management, Inc. and other legal considerations, that it was unlikely that the Trust would be able to negotiate a combination with another entity on terms as attractive to the proposed Merger with TCI.

   Terms of the Merger Agreement. The Board of Trustees reviewed presentations from, and discussed the terms and conditions of the Merger Agreement with, Basic Capital Management, Inc. and representatives of its other financial and legal advisors. Among other things, the Board of Trustees considered the fact that the Merger Agreement provides a fixed value of the consideration to be received by the holders of Trust shares and the potential advantages and disadvantages associated therewith. The Board of Trustees also gave consideration to the fact that the Merger would be a tax-free transaction to the holders of Trust shares (except with respect to any cash received for fractional shares) and the fact that the Merger Agreement would permit continued payment of dividends to the holders of Trust shares prior to the Effective Time of the Merger. The Board of Trustees also considered the possible effect of interim operating covenants and restrictions which would apply to the operations of the Trust and TCI during the period from the signing of the Merger Agreement to the Effective Time. The Board of Trustees also weighed and found reasonable the views of Basic Capital Management, Inc. and advisors that the various provisions were not preclusive of any opportunities the Trust might encounter prior to the Effective Time.

   Acquisition Safeguards. Taking into account the negative considerations set forth below under "Possible Negative Considerations", the Board of Trustees also endorsed the Incorporation Procedure and the Merger because it will afford its investors certain safeguards against acquisition of TCI that, together with certain provisions of Nevada law, are designed to (a) discourage unsolicited, non-negotiated takeover attempts that can be unfair to stockholders, pressure management and disrupt the operational continuity, long-range planning and long-term growth of the business and (b) encourage persons who may wish to make a bona fide offer to acquire TCI to negotiate in good faith and to submit a proposal that is fair and equitable to TCI and all its stockholders. See "--
 Management After Incorporation Procedure and Merger -- The Director Removal

Provision", "-- Stockholder-Management Relations -- The Business Combination Provision", "-- Stockholder -- Management Relations -- The Evaluation Provision", and "-- Amendment Provisions".

   It has become common for third parties to accumulate substantial stock positions in public companies as a prelude to proposing a takeover, restructuring, sale of all or a substantial part of the target company or other similar extraordinary corporate action, or simply as a means to put the target company "in play". Such actions are often undertaken by the third party without advance notice to or consultation with management of the target company. In many cases, the purchaser seeks representation on the target company's board of directors or trustees in order to increase the likelihood that its proposal will be implemented by the company. If the target company resists the efforts of the purchaser to obtain representation on the company's board, the purchaser may commence a proxy contest to have its nominees elected to the board in place of certain directors or the entire board. The purchaser may not be truly interested in taking over and running the target company, but rather in using the threat of a proxy fight or a bid to take over the company as a means of forcing it to repurchase the purchaser's equity position at a substantial premium over market price. This predatory practice has come to be known as "greenmail".

   The Board of Trustees believes that the imminent threat of removal of management in such situations would severely curtail management's ability to negotiate effectively with such purchasers and with any other third party interested in acquiring the Trust. Management would be deprived of the time and information necessary to evaluate the takeover proposal, to study alternative proposals and to help ensure that the best price is obtained. Furthermore, management could be faced with the following dilemma: either to pay greenmail or to allow the Trust's business and management to be disrupted, perhaps irreparably.

   In addition to pressuring the management of the target company, unsolicited tender offers and other non-negotiated acquisition proposals may involve terms and be structured in ways that may be less favorable to all the stockholders than those of a transaction negotiated and approved by the board of directors. Although such proposals may be made at a price substantially above prevailing market prices, they are sometimes made for less than all of the outstanding shares of a company. As a result, stockholders may be forced either to partially liquidate their investment under circumstances that may be disadvantageous to them or to retain their investment as minority stockholders in an enterprise that is controlled by persons whose objectives may be at odds with those of the remaining minority stockholders and former management.

   Unsolicited tender offers or other purchases of substantial blocks of outstanding shares may also be followed by non-negotiated mergers or similar transactions that involve the elimination of the remaining public stockholders of the target company. Such transactions may not assure fair treatment of the public stockholders remaining after the first step of the acquisition, because the controlling stockholder's influence dominates the negotiations.

   Such tender offers or purchase programs may also take the form of a two-tiered offer in which cash is offered for a portion of a company's outstanding shares, and, thereafter, securities that are or may be worth less than the cash portion are offered for the remaining shares. Thus, stockholders are pressured into selling as many of their shares as possible either to the purchaser or in the open market without having the opportunity to make a considered investment choice between remaining a stockholder of the company or disposing of their shares. Two-tiered pricing tactics, as well as certain other unsolicited proposals, may also be timed and designed to foreclose or minimize the possibility of more favorable competing bids, which in turn may result in stockholders losing the opportunity to consider alternative and possibly more attractive proposals. In addition, persons who accumulate large blocks of stock without negotiating with management through private or open market transactions may achieve a position of substantial influence and control without paying stockholders a fair control premium.

   The trustees recognize that acquisition proposals that have not been negotiated with and approved by a company's board of directors do not always have the unfavorable consequences or effects described above. See

"-- Possible Negative Considerations". However, it is the view of the Board of Trustees that the potential disadvantages of non-negotiated acquisition proposals are sufficiently great that it would be in the best interest of the Trust and its shareholders to encourage potential acquirors to negotiate directly with the Board of Directors of TCI and to submit proposals that are fair and equitable to TCI and all of its stockholders. In the judgment of the Board of Trustees, the proposed acquisition safeguards will help ensure that the Board of Directors of TCI, if confronted by a proposal from a third party that has acquired a significant block of shares of TCI common stock, will have sufficient opportunity to review and analyze the proposal and appropriate alternatives, and to act as it believes the best interest of all stockholders dictates. The trustees also believe that the changes resulting from the Incorporation Procedure and the Merger should not prevent acquisition proposals at a price reflective of a true value that are fair and equitable to all stockholders. None of the proposed acquisition safeguards would prevent any person from making a tender offer to TCI's stockholders or prevent any stockholder from accepting such an offer.

   The Incorporation Procedure and the Merger do not reflect any present knowledge on the part of the trustees of any pending, proposed or threatened takeover, tender offer, leveraged buyout, proxy contest, sale of assets or other similar transaction involving a change in control of the Trust. In addition to the reasons discussed above, the Board of Trustees believes that the acquisition safeguards are nonetheless necessary at this time because the effectiveness of the acquisition safeguards depends on their being implemented before an acquisition proposal is made. Otherwise, one of the purposes of the acquisition safeguards -- to encourage potential acquirors to negotiate directly with the Board of Trustees -- might be thwarted. In any event, it is unlikely that the Trust would be able to implement the full range of acquisition safeguards once a takeover attempt is already in progress. For these reasons, the Board of Trustees believes that it would be beneficial to move forward with the Incorporation Procedure and to merge with TCI which has already adopted the acquisition safeguards.

   Greater Legal Certainty. The trustees urge shareholders to adopt the Incorporation Procedure and the Merger because it will merge the business of the Trust with TCI which has a more legally certain and predictable form of a Nevada corporation. For the purpose of carrying on a business enterprise, the business trust is an adaptation of the traditional common law trust. Business trusts are entities created by agreement or under a governing document, such as the Declaration of Trust, for which there is no prescribed form. Accordingly, the powers, rights and obligations of the trustees and shareholders of the Trust are determined to a large extent by contractual interpretation, rather than by reference to powers or privileges under any statute.

   Unlike a corporation, many basic legal issues affecting a business trust are not determined by a body of statutory law, but must be spelled out in the declaration of trust. Subject to overriding principles of common law, the declaration of trust serves as a substitute for a corporate statute. Thus, management and stockholders of business trusts must look to the trust instrument or common law to determine questions which would usually be answered by a corporation statute if that form were selected. On the other hand, state corporation statutes generally provide detailed and comprehensive rules concerning corporate organization, the composition, election, and duties of boards of directors and corporate officers, the form and issuance of equity shares (including voting, dividend, and merger rights), rules on meetings, mergers, reorganizations, dissolutions, and derivative actions. Moreover, many matters not detailed in the statutes are usually covered by a well developed body of case law.

   Although the business trust form is regarded as legal and valid in California, the jurisdiction of organization of the Trust, no substantial body of law has developed concerning the legal status, rights, obligations and liabilities of business trusts and their trustees and stockholders, and there is a degree of uncertainty as to the legal principles applicable to business trusts under the laws of California. For example, although the trustees of a business trust are clearly fiduciaries owing a duty as such to the trust and its shareholders, it might be asserted that their fiduciary duties are governed by principles of law and equity applicable to traditional common law trusts, rather than by the standards of care, loyalty and business judgment applied to the directors of a corporation and by the standards defined in the governing trust documents.

   By contrast, the status, rights, obligations and liabilities of the stockholders, officers and directors of a corporation are governed not only by a corporation's charter documents, but also by comprehensive statutes and a body of case law interpreting those statutes and their application to a corporation and its charter documents. The existence of a more well-defined body of law allows a corporation to plan the legal aspects of its future activities with more certainty and predictability than currently exists with respect to the Declaration of Trust and the less well-defined provisions of law currently applicable to the operations of a business trust. Additionally, state law governing qualification of an out-of-state business entity to transact business is generally clearer for corporations than for business trusts. Furthermore, corporations are far more numerous than business trusts and are more familiar to investors or persons doing or proposing to do business with a company.

   The trustees have unanimously approved the Incorporation Procedure and the Merger with TCI, a Nevada corporation, because, among other reasons, the trustees believe that the Nevada Revised Statutes, as amended ("NRS") set forth modern statutes that will meet the business needs of the Trust once the Incorporation Procedure and the Merger are effected. The NRS is regarded as an extensive and modern corporate statute. In adopting the NRS, the legislature in Nevada has demonstrated an ability and a willingness to act quickly and effectively to meet businesses' changing needs. For many years, Nevada has followed a policy of encouraging incorporation in that state and, in furtherance of that policy, has adopted comprehensive, modern, flexible corporate statutes (similar in many respects to those in effect in Delaware) that are periodically updated and reviewed to meet changing business needs. The Board of Trustees believes that the articles of incorporation of TCI, coupled with the existence of a growing body of Nevada corporate law, will allow the planning of future activities with more certainty and predictability than presently exists with respect to the Declaration of Trust and the less-well defined provisions of law currently applicable to the operations of a business trust. This certainty and predictability could be beneficial in attracting and retaining qualified management for TCI, in part because Nevada corporate law provides, among other things, for a greater degree (and greater clarity) of indemnification of directors and officers than is found with respect to California business trusts. The Trust will also avoid significant annual franchise taxes assessed in certain other states of incorporation. Further, TCI, as a corporation incorporated in Nevada, is not required to pay annual franchise or income taxes in Nevada. The only annual corporate fee in Nevada which TCI is required to pay is an $85.00 filing fee.

   All of the independent trustees of the Trust recommend that the Trust shareholders vote for approval and adoption of the Merger Agreement and the Incorporation Procedure and Merger and the related transactions.

Opinions of Financial Advisors

 TCI

   TCI has retained Wedbush Morgan Securities (the "TCI Financial Advisor") to act as its independent financial advisor with respect to the Merger. The TCI Financial Advisor delivered its written opinion to the Board of Directors to the effect that as of September 21, 1998 the Exchange Ratio is fair to TCI and the holders of shares of TCI common stock, from a financial point of view.

   A copy of the full text of the opinion of the TCI Financial Advisor, dated as of September 21, 1998, which sets forth the assumptions made, matters considered, and limitations on the review undertaken in connection with the opinion, is attached hereto as Appendix C and is incorporated herein by reference with the consent of the TCI Financial Advisor. This summary discussion of the opinion of the TCI Financial Advisor is qualified in its entirety by reference to the full text of the opinion. The engagement of the TCI Financial Advisor and its opinion are for the benefit of the Board of Directors of TCI and its opinion was rendered to the Board of Directors of TCI in connection with its consideration of the Merger. The TCI Financial Advisor opinion is directed only to the fairness of the Exchange Ratio from a financial point of view to TCI and the holders of shares of TCI common stock and does not address any other aspect of the Merger. The opinion is not intended to, and does not constitute, a recommendation to any holder of shares of TCI common stock as to whether such stockholder should vote for the Merger at the TCI special meeting.

   Holders of shares of TCI common stock are urged to read the opinion of the TCI Financial Advisor in its entirety.

   Analyses Conducted by the TCI Financial Advisor. In arriving at its opinion, the TCI Financial Advisor reviewed and analyzed, among other things: (1) a draft of the Merger Agreement and specific terms of the Merger, (2) certain publicly available business and financial information relating to TCI and the Trust which the TCI Financial Advisor deemed to be relevant, (3) certain historical and projected financial and operating information with respect to the business and operations of TCI and the Trust furnished to the TCI Financial Advisor by the management of TCI and the Trust, (4) appraisals of real estate assets of both TCI and CMET as prepared by the firm Marshall & Stevens Incorporated ("Marshall & Stevens"), (5) the market prices, trading history, and valuation multiples for the shares of TCI common stock and the Trust shares and a comparison of them relative to each other, as well as with those of certain publicly traded companies that the TCI Financial Advisor deemed to be relevant, (6) the proposed financial terms of the Merger and a comparison of them with the terms of certain other transactions which the TCI Financial Advisor deemed to be relevant, and (7) other such financial studies and analyses and such other financial, economic and market criteria as the TCI Financial Advisor deemed appropriate in arriving at its opinion. In addition, the TCI Financial Advisor had discussions with the management of TCI and the Trust concerning their respective businesses, operations, assets, liabilities, financial conditions and their assessment of the potential cost savings, operating synergies, revenue enhancements and strategic benefits of the Merger.

   The TCI Financial Advisor relied, without any independent evaluation or appraisal, on the Marshall & Stevens appraisals. The TCI Financial Advisor also accepted, without independent investigation, supplemental information and suggested adjustments recommended by TCI and the Trust. The TCI Financial Advisor understood that while Marshall & Stevens did not reissue its appraisals, Marshall & Stevens had been informed of this information and raised no objections to the adjustments.

   In arriving at its opinion, the TCI Financial Advisor assumed and relied upon the accuracy and completeness of all financial and other information and data used by the TCI Financial Advisor without assuming any responsibility for independent investigation and verification of such information. The TCI Financial Advisor further relied upon the assurances of the management of both TCI and the Trust that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of TCI and the Trust, the TCI Financial Advisor assumed that such projections had been reasonably prepared in good faith on a basis reflecting the best currently available estimates and judgments of the respective management of TCI and the Trust regarding, among other items, management's assessment regarding the lack of projected cost savings, operating synergies, revenue enhancements expected to result from a combination of the businesses, and that TCI, the Trust and the combined company will perform substantially in accordance with such projections. The TCI Financial Advisor further assumed that all conditions of the Merger Agreement will be satisfied and not waived.

   The opinion of the TCI Financial Advisor relates to the relative values of TCI and the Trust. The TCI Financial Advisor did not express any opinion as to what the prices of the shares of TCI common stock will trade or otherwise be transferable subject to the Merger. The TCI Financial Advisor did not make any physical inspection of the property or assets of TCI or the Trust, or make any evaluations or appraisals of the assets or liabilities of TCI or the Trust. The TCI Financial Advisor was not requested to consider, and the opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for TCI or any other transaction in which TCI might engage. The TCI Financial Advisor did not express any opinion regarding the tax or accounting consequences of the Merger to TCI or the stockholders of TCI.

   The TCI Financial Advisor only participated in the negotiation of the Exchange Ratio and did not participate in any other aspect of the Merger. The TCI Financial Advisor and the Trust Financial Advisor together arrived at the Exchange Ratio of 1.181 shares of TCI common stock for each Trust share. The TCI Financial Advisor was not authorized to solicit, and did not solicit, interests from any third party.

   The opinion of the TCI Financial Advisor is based upon financial, economic, market and other conditions as in effect on, and the information made available to the TCI Financial Advisor as of, September 21, 1998. Events occurring after September 21, 1998 could materially affect the assumptions used in preparing the opinion. The TCI Financial Advisor has not updated, reaffirmed or revised the opinion or otherwise commented upon any events occurring after September 21, 1998.

   The TCI Financial Advisor was selected to render its opinion as to the fairness of the Exchange Ratio from a financial point of view based upon its qualifications, expertise and reputation. The TCI Financial Advisor is an investment banking firm and member of the New York Stock Exchange and other principal stock exchanges in the United States, and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and other transactions.

   Summary of Analyses of the TCI Financial Advisor. While the following summaries describe the principal elements of the analyses and examinations that the TCI Financial Advisor performed in arriving at its opinion, they are not a comprehensive description of all analyses and examinations actually conducted by the TCI Financial Advisor. The preparation of a fairness opinion involves various determinations of the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not susceptible to partial analysis or summary description. Each of the analyses conducted by the TCI Financial Advisor was carried out in order to provide a different perspective on the transaction and to add to the total mix of information available. The TCI Financial Advisor did not form a conclusion as to whether any individual analysis, considered alone, supported or failed to support an opinion as to fairness from a financial point of view. Rather, in reaching its conclusion, the TCI Financial Advisor considered the results of the analyses as a whole and did not place particular reliance or weight on any individual factor. Therefore, selecting portions of the analyses and the factors considered, without considering all such analyses and factors, would create an incomplete or misleading view of the valuation process underlying its opinion. The valuations resulting from any particular analysis described herein should not be taken to be the TCI Financial Advisor's view of the actual value or predicted future value of the shares of TCI common stock or the Trust shares.

   In performing its analyses, the TCI Financial Advisor made numerous assumptions with respect to industry performance and general business and economic conditions such as industry growth, inflation, interest rates and various other matters, many of which are beyond the control of TCI, the Trust and the TCI Financial Advisor. Any estimates contained in the TCI Financial Advisor's analyses are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than indicated by such analyses. Such analyses were prepared solely as part of the TCI Financial Advisor's analysis of the fairness of the Exchange Ratio to TCI's stockholders. Additionally, estimates of the values of the business and securities do not purport to be appraisals of the assets or market values of TCI or the Trust, or their respective securities, nor do they necessarily reflect the prices at which such businesses securities may actually be sold.

   The following is a summary of the material financial analyses performed by the TCI Financial Advisor in connection with its opinion:

   Summary of the Proposed Transaction. The TCI Financial Advisor reviewed the terms of the Merger, including the Exchange Ratio and the implied aggregate and per share transaction value. Based on the Exchange Ratio and TCI's closing stock price of $13.25 on September 21, 1998, the TCI Financial Advisor calculated an implied aggregate transaction value of approximately $62.2 million, and an implied transaction value per share of TCI common stock of approximately $15.50.

   Historical Trading and Exchange Ratio Analysis. The TCI Financial Advisor analyzed the ratios of closing prices per share of the Trust shares to shares of TCI's common stock as reported on the NASDAQ National Market and the New York Stock Exchange respectively, during various periods. The TCI Financial

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Advisor observed that for the 30 trading day period ending September 21, 1998, the average ratio of closing stock prices of TCI to the Trust was 1.221. For the 50 day trading period ending September 21, 1998, the average ratio of closing stock prices of TCI to the Trust was 1.190. For the 90 day trading period ending September 21, 1998, the average ratio of closing stock prices of TCI to the Trust was 1.149.

   Analysis of Selected REIT Merger Transactions. The TCI Financial Advisor reviewed certain publicly available information regarding selected merger and acquisition transactions: (1) involving REITS concentrating in a diversified portfolio of properties and (2) with similar total asset values. The selection of the comparable transactions involved complex considerations and judgments concerning similarities and differences in financial, operational and other characteristics that could affect the acquisition value of potentially comparable REITs. None of the REITs included in the analysis of selected merger transactions was identical to TCI and none of the transactions was identical to the Merger.

   The transactions deemed appropriate for comparison (the "Comparison Merger Transactions") involved the following sets of institutions (identified by acquirer/acquired): United Dominion Realty / South West Property Trust, Camden Property Trust / Paragon Group, Inc., Equity Residential Properties / Wellsford Residential Property, Post Properties, Inc. / Columbus Realty Trust, Equity Residential Properties / Evans Withycombe Residential, Apartment Investment / Ambassador Apartments, Inc., Camden Property Trust / Oasis Residential, Inc., Bay Apartment Communities / Avalon Properties, Inc., Security Capital Pacific Trust / Security Capital Atlantic, Inc.

   For each of the Comparison Merger Transactions, the TCI Financial Advisor analyzed the consideration paid relative to the book value of the stockholders' equity of the target and the last twelve months ("LTM") Funds From Operations ("FFO" -- defined as net income, plus depreciation and amortization, minus any gains and losses from property sales and extraordinary items) of the target. The TCI Financial Advisor used this analysis to evaluate the consideration paid for the Trust relative to the book value of stockholders' equity and LTM FFO of the Trust.

   Discounted Cash Flow Analysis. The TCI Financial Advisor performed several variations of discounted future Funds Available for Distribution ("FAD") valuation methods in its evaluation of the Exchange Ratio. Upon consideration of the historical FAD to the common stockholders for each of TCI and the Trust, the uncertainty involved in projecting the future FAD for each of these companies, and the lack of historical correlation between the public market valuations of each of these companies and their respective FAD, the TCI Financial Advisor deemed the discounted future FAD valuation methodology to be non-meaningful in the evaluation of the Exchange Ratio.

   Comparable REIT Analysis. Using publicly available information, the TCI Financial Advisor compared certain financial, operating and stock market data of TCI with similar data of selected publicly traded companies in the real estate industry of a size considered by the TCI Financial Advisor to be appropriate for comparison to TCI. Although such REITs were considered similar to TCI, none of them has the same management, make up, and assets as TCI.

   The TCI Financial Advisor considered the following REITs appropriate for comparison (the "Comparison REITs") to TCI: Banyan Strategic Realty Trust ("BSRTS"), BRT Realty Trust ("BRT"), Camden Property Trust ("CPT"), Colonial Properties Trust ("CLP"), Glenborough Realty Trust, Inc. ("GLB"), Mid-America Apartment Communities Inc. ("MAA"), National Income Realty Trust ("NIRTS"), Pacific Gulf Properties Inc. ("PAG"), Sizeler Property Investors ("SIZ"), Town & Country Trust ("TCT"), and Walden Residential Properties, Inc. ("WDN").

   For each of the Comparison REITs, the TCI Financial Advisor analyzed the market value of stockholders' equity relative to the book value of the stockholders' equity of the Comparison REIT and the LTM FFO of the REIT. The TCI Financial Advisor used this analysis to evaluate the consideration paid for the Trust relative to the book value of stockholders' equity and LTM FFO of the Trust.

   Pro Forma Merger Analysis/Contribution Analysis. Based on projections and various other assumptions provided by TCI and the Trust, including estimated cost savings and revenue enhancements expected to result from the Merger, the TCI Financial Advisor and analyzed the pro forma impact of the Merger on a variety of projected financial measures including, among others, the Trust's earnings per share ("EPS"), book value per share and tangible book value per share during the calendar years 1999 through 2000 relative to TCI's on a stand-alone basis.

   The TCI Financial Advisor also performed a pro forma sensitivity analysis by varying many of the underlying assumptions of the analysis including, among others, the cost savings, revenue enhancement, and growth estimates of TCI, the Trust and the combined company as part of the analysis of the estimated pro forma effect of the Merger.

   The TCI Financial Advisor examined the estimated relative contributions of the TCI and the Trust to the pro forma financial projections for the combined entity. Among the considerations were the relative contributions of each to the estimated total assets of the combined entity, the estimated net tangible book value of the combined entity, the estimated stockholders' equity of the combined entity, the estimated future FFO of the combined entity, and the estimated future FAD of the combined entity. The relative contribution of TCI and the Trust to the pro forma financial projections of the combined entity relative to the percentage of the common equity of the combined entity that would be owned by the stockholders of TCI and the Trust, given the Exchange Ratio, was used by the TCI Financial Advisor in evaluating the fairness of the Exchange Ratio.

   Market Value Appraisal Analysis. The TCI Financial Advisor analyzed the respective market values of TCI and the Trust properties based on the report of the independent appraisal firm, Marshall & Stevens, who had been engaged by TCI. The TCI Financial Advisor also accepted, without independent investigation, supplemental information and suggested adjustments recommended by TCI and the Trust to the Marshall & Stevens appraisals. The TCI Financial Advisor understood that while Marshall & Stevens did not reissue its appraisals, Marshall & Stevens has been informed of this information and the suggested adjustments and has raised no objections. A net asset value was calculated by taking the appraised value of the respective properties of TCI and the Trust plus all other assets, less the respective liabilities of TCI and the Trust divided by the number of outstanding shares of each entity. The TCI Financial Advisor subsequently compared the Net Asset Value per share of TCI versus the Trust as a factor in evaluating the fairness of the Exchange Ratio. The TCI Financial Advisor did not undertake any obligation independently to verify the underlying assumptions made in connection with the Marshall & Stevens appraisals.

   TCI Financial Advisor Fee. Pursuant to the terms of the agreement between TCI and the TCI Financial Advisor, TCI has paid the TCI Financial Advisor a fee of $300,000, 12.5% of which was payable upon execution of the agreement between TCI and the TCI Financial Advisor and the remainder of which became payable at the time the TCI Financial Advisor notified TCI that it was prepared to deliver to the Board of Directors of TCI its opinion as to the fairness of the Exchange Ratio, without disclosing the conclusion reached therein. TCI has also agreed to reimburse the TCI Financial Advisor for its reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify the TCI Financial Advisor and its employees, agents, officers, attorneys and stockholders and any person who controls or is deemed to control the TCI Financial Advisor against certain liabilities, including liabilities under the federal securities laws. In the ordinary course of business, the TCI Financial Advisor and its affiliates may actively trade the equity securities of TCI and/or the Trust for their own account and for accounts of customers and, accordingly, may at any time hold a long or short position in such securities. The TCI Financial Advisor has not been previously engaged to provide investment banking services to TCI or the Trust.

   Conclusion. The TCI Financial Advisor concluded that, as of September 21, 1998, the Exchange Ratio is fair, from a financial point of view, to the holders of shares of TCI common stock.


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

 The Trust

   The Trust has retained Sutro & Co. (the "Trust Financial Advisor") to act as its independent financial advisor with respect to the Incorporation Procedure and the Merger. The Trust Financial Advisor delivered its written opinion to the Board of Trustees to the effect that as of September 21, 1998 the Exchange Ratio is fair to the Trust and the holders of Trust shares, from a financial point of view.

   A copy of the full text of the opinion of the Trust Financial Advisor, dated as of September 21, 1998, which sets forth the assumptions made, matters considered, and limitations on the review undertaken in connection with the opinion, is attached hereto as Appendix D and is incorporated herein by reference. This summary discussion of the opinion of the Trust Financial Advisor is qualified in its entirety by reference to the full text of the opinion. The engagement of the Trust Financial Advisor and its opinion are for the benefit of the Board of Trustees and its opinion was rendered to the Board of Trustees in connection with its consideration of the Incorporation Procedure and the Merger. The Trust Financial Advisor opinion is directed only to the fairness of the Exchange Ratio from a financial point of view to the Trust and the holders of Trust shares and does not address any other aspect of the Incorporation Procedure and the Merger. The opinion is not intended to, and does not constitute, a recommendation to any holder of Trust shares as to whether such stockholder should vote for the Incorporation Procedure and the Merger at the Trust special meeting.

   Holders of Trust shares are urged to read the opinion of the Trust Financial Advisor in its entirety.

   The Trust Financial Advisor was authorized to undertake studies to enable it to render its opinion, regardless of their effect on the outcome of the opinion. No limitations were imposed by the Trust with respect to the scope of the investigation made or procedures followed by the Trust Financial Advisor in rendering its opinion. In performing its evaluation and rendering its opinion, the Trust Financial Advisor relied upon the accuracy and completeness of all information provided to it, whether obtained from public or private sources, and did not attempt to independently verify such information. The Trust Financial Advisor also took into account its assessment of general economic, market and financial conditions as they existed and could be evaluated as of the date of its opinion, as well as its experience in similar transactions and securities valuation generally. The Trust Financial Advisor did not make any independent appraisals of the assets or liabilities of the Trust or TCI. The analysis was prepared with information available as of the date of the opinion. In general, historical financial information was analyzed for the periods ending no later than June 30, 1998.

   On August 4, 1998, representatives of the Trust Financial Advisor met with the Board of Trustees to review the methods employed to determine the values of TCI and the Trust. Thereafter, on September 10, 1998, the Trust Financial Advisor met with the Board of Directors of TCI to share with them their analyses of the respective values of both companies. On September 21, 1998, the Trust Financial Advisor informed the Board of Trustees that, in its opinion, an exchange ratio of 1.181 shares of TCI common stock for each Trust share was fair and that as of the date thereof, the Merger is fair to the Trust and the holders of Trust shares from a financial point of view. The Trust Financial Advisor and the TCI Financial Advisor together arrived at the Exchange Ratio of 1.181 shares of TCI common stock for each Trust share.

   Analyses Conducted by the Trust Financial Advisor. In conducting its analyses and in preparing the opinion that the Exchange Ratio is fair from a financial point of view to the Trust and the holders of the Trust shares, the Trust Financial Advisor, among other things, reviewed and analyzed (1) annual reports and reports on Form 10-K for the years ended December 31, 1996 and December 31, 1997 for the Trust and TCI, (2) quarterly reports on Form 10-Q for the six month period ended June 30, 1998 for the Trust and TCI, (3) certain internal information, primarily financial in nature (including analytical models, projections, forecasts, estimates and analyses) prepared by or on behalf of the management of the Trust and TCI, including financial projections covering the years 1998 through 2002 for both the Trust and TCI,
(4) appraisals of the real properties of both the Trust and TCI prepared by Marshall & Stevens dated August 13, 1998 with a valuation date of July 1, 1998, (5) certain other publicly available business, financial and other information concerning the Trust and TCI and (6) such other information which the Trust Financial Advisor deemed to be relevant to provide the

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

fairness opinion. In the course of the Trust Financial Advisor's engagement, the Trust Financial Advisor held discussions with the senior management of the Trust and TCI concerning the historical, current and projected future operations, business plans, financial conditions and results, and prospects of both the Trust and TCI. The Trust Financial Advisor has not, however, independently verified the accuracy or completeness of the appraisals prepared by Marshall & Stevens referenced herein or independently appraised any particular assets or conducted any inspection of the properties of the Trust or TCI.

   The Trust Financial Advisor is in the investment banking business and is regularly engaged in the evaluation of capital structures, the valuation of businesses and their securities in connection with mergers and acquisitions, firm commitment underwritings, secondary distributions of listed and unlisted securities, private placements, financial restructurings and other financial services. The Board of Trustees of the Trust selected the Trust Financial Advisor based on its review of these qualifications and advised the Trust Financial Advisor that in connection with the Merger shareholders of the Trust would receive 1.181 shares of TCI's common stock per share of the Trust's shares of beneficial interest. The Trust Financial Advisor has not been previously engaged to provide investment banking services to the Trust or TCI. The Trust Financial Advisor will receive a fee for delivering its fairness opinion. The Trust has agreed to indemnify the Trust Financial Advisor against certain liabilities arising out of or in connection with the services rendered by the Trust Financial Advisor under such engagement.

   Conclusion. The Trust Financial Advisor concluded that, as of September 21, 1998, the Exchange Ratio is fair, from a financial point of view, to the holders of Trust shares. The Trust Financial Advisor has not updated, reaffirmed or revised the conclusion or otherwise commented upon any events occurring after September 2, 1998.

Possible Negative Considerations

   In addition to the risk factors discussed above under "Risk Factors", shareholders of the Trust should take into account the following possible negative considerations concerning the acquisition safeguards described above in evaluating the proposed Incorporation Procedure and the Merger as a whole. Notwithstanding the benefits of the Incorporation Procedure and the Merger anticipated by the Board of Trustees, shareholders should recognize that the acquisition safeguards could discourage a future attempt to acquire control of TCI that is not presented to and approved by the Board of Directors, but which some of TCI's stockholders might believe to be in their best interest or which might offer stockholders a premium for their shares over prevailing market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so, and the Incorporation Procedure and the Merger should therefore be viewed as limiting stockholders' rights. Furthermore, unsolicited proposals are not necessarily less advantageous than transactions negotiated with management.

   Consummation of the Incorporation Procedure and the Merger could have the effect of making it more difficult for holders of even a majority of the outstanding shares of TCI (i) to obtain control either directly by making a tender offer for the outstanding stock of TCI (see "-- Stockholder-Management Relations -- The Business Combination Provision") or by soliciting proxies or consents (see "-- Stockholder-Management Relations -- The Consent Provision") for use at a special or regular meeting of TCI's stockholders (see "--
 Stockholder-Management Relations -- The Stockholder Meeting Provision") or
(ii) to change the composition of the Board of Directors to remove incumbent management (see "-- Management after Incorporation Procedure and Merger -- The Director Removal Provision"). Accordingly, the Incorporation Procedure and the Merger, together with the protection afforded by the collective beneficial ownership of approximately 52.3% of the outstanding shares of TCI common stock (upon consummation of the Incorporation Procedure and the Merger) by entities with which TCI's executive officers are affiliated could entrench the TCI Board of Directors, even in circumstances where a majority of the stockholders who are not affiliated with management may be dissatisfied with the performance of the incumbent directors or otherwise desire to make changes.

   With respect to (1) certain mergers and other related transactions and (2) certain amendments to TCI's articles of incorporation, the acquisition safeguards will also effectively give veto power to holders of more

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


than one-third and one-fifth, respectively, of the outstanding voting shares of TCI, even if such mergers or amendments were desired by a majority of the stockholders. At present, the trustees are aware of one shareholder, American Realty Trust, Inc. (which is an affiliate of Basic Capital Management, Inc.), who holds approximately 41.0% of the outstanding shares of the Trust and would hold approximately 36.9% of the outstanding common stock of TCI if the Incorporation Procedure and the Merger are effected. As of June 30, 1999, American Realty Trust, Inc. owned approximately 41.0% of the outstanding shares of the Trust and approximately 31.0% of the outstanding shares of TCI.

   The cumulative effect of the various changes resulting from the Incorporation Procedure and the Merger might also discourage some persons from investing in or acquiring a large block of shares of TCI common stock by making it more difficult for a substantial stockholder to exercise control, to complete an acquisition of TCI or to negotiate a repurchase of such stockholder's shares by TCI. Stockholders may also have less opportunity to take advantage of temporary increases in the market price of TCI's shares that might be caused by takeover speculation.

   The trustees have considered these potential disadvantages and differences and have concluded that the benefits of the acquisition safeguards included in the Incorporation Procedure and the Merger outweigh these possible disadvantages. Furthermore, the trustees have considered the negotiated nature of the Incorporation Procedure and the Merger and are satisfied that the Incorporation Procedure and the Merger are in the best interests of its shareholders.

Certain Potential Conflicts of Interest

   The Board of Directors of TCI and the Board of Trustees of the Trust have both unanimously approved the Merger. While the Board of Trustees believes that the Merger is in the best interest of the Trust and its shareholders, certain members of Basic Capital Management, Inc.'s management could benefit from the Incorporation Procedure and the Merger and, therefore, may be viewed as having a conflict of interest.

   Mr. Gene E. Phillips served as a trustee of the Trust until December 31, 1992, and as a director of Basic Capital Management, Inc. until December 22, 1992 and as Chief Executive Officer of Basic Capital Management, Inc. until September 1, 1992. Although Mr. Phillips no longer serves as an officer or director of Basic Capital Management, Inc. or as a trustee of the Trust, he serves as a representative of a trust established for the benefit of his children, which trust owns Basic Capital Management, Inc., and, in such capacity, Mr. Phillips has substantial contact with the management of Basic Capital Management, Inc. and input regarding its performance of advisory services for the Trust and TCI. As such, Mr. Phillips or his children could benefit financially from shareholder approval of, and may be viewed as having a conflict of interest in connection with, the Incorporation Procedure and the Merger.

   If the Incorporation Procedure and the Merger are approved, advisory fees paid to Basic Capital Management, Inc., as advisor, would not be subject to the operating expense limitation currently contained in the Declaration of Trust, although a substantially similar provision is included in the current TCI Advisory Agreement, as discussed under "Business and Properties of TCI -- The TCI Advisory Agreement" and "Proposed Incorporation Procedure and Merger --
 Business Activities After Incorporation Procedure and Merger". See also "Business and Properties of the Trust -- Certain Business Relationships and Related Party Transactions". Notwithstanding, the current Board of Directors of TCI does not intend to increase the compensation level of Basic Capital Management, Inc. from the level included in the current TCI Advisory Agreement.

   Additionally, in the future, Basic Capital Management, Inc. may benefit from the elimination of certain limitations on investments currently applicable to the Trust which would not exist upon consummation of the Incorporation Procedure and the Merger. The articles of incorporation of TCI permit it to engage in a larger class of transactions, including transactions with related parties, than is currently permitted by the Declaration

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


of Trust. The articles of incorporation of TCI would also limit the liability of directors to a greater degree than the Declaration of Trust, as discussed more fully below under "Proposed Incorporation Procedure and Merger --
 Liability of Certain Persons -- The Management Liability Provision".


The Conversion of Shares

   As part of the Merger, existing shareholders of the Trust would automatically become stockholders of TCI by the conversion of all shares of CME Corporation for newly issued shares of TCI common stock on the basis of 1.181 shares of TCI common stock for each Trust share (the "Conversion"). For reasons discussed below under "Proposed Incorporation Procedure and Merger --
 Comparison of the Securities of TCI and the Trust --Common Equity", each new share of TCI common stock would have $0.01 par value, unlike each existing Trust share, which has no par value.

   The Conversion would result in the issuance by TCI of a number of shares of TCI common stock equal to 1.181 multiplied by the total number of Trust shares outstanding immediately before commencement of the Incorporation Procedure and the Merger. Based upon the 4,022,341 Trust shares outstanding on June 30, 1999, the Conversion would result in issuance of approximately 4,750,384 shares of TCI common stock.

   The Conversion will affect the proportionate equity interest of the Trust's shareholders and TCI's stockholders. Upon consummation of the Incorporation Procedure and the Merger, each outstanding share of TCI common stock will be entitled to one vote at each meeting of stockholders, as is the case with each currently outstanding Trust share. However, the aggregate number of shares to be issued to shareholders of the Trust upon Conversion is 4,750,384, or approximately 55% of the total number of issued and outstanding shares of TCI common stock. Similarly, the Conversion may have a dilutive effect on net income per share in the future.

   There can be no assurance that the market price per share of TCI common stock after the Conversion will be equal to the market price per share of such stock before the Conversion or that the marketability of TCI common stock will remain consistent with the marketability of such stock before the Conversion.

   Prices for TCI common stock will be determined in the marketplace and may be influenced by many factors, including investor perception of the changes resulting from the Incorporation Procedure and the Merger.

   Assuming that the proposed Incorporation Procedure and the Merger are approved, the Trust's shareholders will be furnished with the necessary materials and instructions to exchange their certificates representing the existing Trust shares for new certificates representing shares of TCI common stock.

   Adoption and approval of the Incorporation Procedure and the Merger will significantly affect certain rights of shareholders of the Trust. Accordingly, shareholders are urged to read carefully this entire Joint Proxy
Statement/Prospectus and the Appendices hereto and to consider carefully the differences between their rights as shareholders of the Trust and as stockholders of TCI before voting.

Comparison of Principal Differences Between the Trust and TCI

   If the proposed Incorporation Procedure and the Merger are approved and consummated, the business of the Trust will be conducted by TCI, a Nevada corporation, rather than by a business trust organized under the laws of the State of California. The rights and powers of the Trust and its shareholders and trustees currently are governed primarily by the Declaration of Trust and the Trustees' Regulations and, to a lesser extent, by California business trust law, while those of TCI and its stockholders and directors are be governed by its articles of incorporation and bylaws and by Nevada corporate law. Set forth below is a comparison of the principal differences between those respective rights and powers. Although the trustees believe that the following discussion sets forth the material differences between the rights of shareholders of the Trust and stockholders of TCI, the comparison does not purport to be a complete statement of all differences and is qualified in its entirety by reference to the articles of incorporation and bylaws of TCI and the Declaration of Trust and the Trustees' Regulations. For further information, stockholders may refer to the full text of TCI's articles of incorporation and bylaws, and compare them with the Declaration of Trust and the Trustees' Regulations, each of which has been filed or incorporated by reference as an exhibit to the Registration Statement.

   For convenience and ease of reference, comparisons between the Trust and TCI are set forth as follows: "Management after Incorporation Procedure and Merger" discusses the role of TCI's advisor and the constitution of TCI's Board of Directors; "Liability of Certain Persons" addresses exculpation of trustees and directors, indemnification of trustees, directors and officers and shareholder liability; "Business Activities after Incorporation Procedure and Merger" compares business objectives and restrictions on certain activities and related party transactions; "Comparison of the Securities of TCI and the Trust", in addition to comparing the Trust shares with the TCI common stock, outlines dissenters' rights, preferred stock, listing with the NASDAQ and the NYSE, and the elimination of certain restrictions on ownership and transfer of shares; "Stockholder-Management Relations" describes the mechanics of stockholder voting and meetings; "The Business Combination Provision" discusses certain provisions of TCI's articles of incorporation relating to acquisition transactions with interested stockholders; "Stockholder-Management Relations --
 The Evaluation Provision" describes certain new provisions; and "Amendment Provisions" sketches the requirements for amending the governing documents of the Trust and TCI.

Management After Incorporation Procedure and Merger

   Constituency of the Board. The articles of incorporation of TCI, as amended, provides that the Board of Directors shall consist of at least three and no more than twelve directors. Each member of the Board of Trustees of the Trust is also a member of the Board of Directors of TCI. The exact number of directors may be fixed or changed by the affirmative vote of a majority of the entire Board of Directors, from time to time, within the limits set by the articles of incorporation. By comparison, the Declaration of Trust provides that the number of trustees shall be no less than five nor more than 15 as determined by the vote of the shareholders of the Trust or the trustees.

   Notwithstanding any limitation on the maximum number of directors in the articles of incorporation, whenever TCI issues preferred stock and gives its holders the right to elect a director at an annual or special meeting of stockholders, then the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the articles of incorporation or the resolution(s) adopted by the Board of Directors applicable thereto. See "Proposed Incorporation Procedure and Merger --
 Comparison of the Securities of TCI and the Trust -- Preferred Stock".

   Any vacancy on the Board of TCI will be filled by a vote of the majority of the directors then in office or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor. The Declaration of Trust provides for filling Board of Trustees vacancies by the remaining trustees or by the vote or consent of a majority of the outstanding shares entitled to vote thereon.

   The Declaration of Trust requires that a majority of trustees be persons who are not affiliates of Consolidated Capital Equities Corporation ("CCEC"), the original sponsor of the Trust and one of the Trust's former advisors, or any of CCEC's affiliates or successor entities. CCEC no longer has any relationship to the Trust. Under the Declaration of Trust, "Affiliate" is defined as follows:
"as to any Person any other Person who owns beneficially, directly or indirectly, 1% or more of the outstanding capital stock, shares or equity interests of such Person or of any other Person which controls, is controlled by, or is under common control with, such Person or is an officer, retired officer, director, employee, partner, or trustee (excluding independent trustees not otherwise affiliated with the entity) of such Person or of any other Person which controls, is controlled by, or is under common control with, such Person". Under the Declaration of Trust, "Person" is defined to include "individuals, corporations, limited partnerships, general partnerships, joint stock companies or associations, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts, or other entities and governments and agencies and political subdivisions thereof". By contrast, Article SIXTH of the articles of incorporation does not require that any of TCI's directors be independent of the advisor or any other person. It should be noted, however, that each of the Trustees, all of whom are also directors of TCI, are unaffiliated with Basic Capital Management, Inc.

   Directors. The members of the Board of Directors and the executive officers of TCI will remain unchanged following the Merger. The current directors of TCI are set forth below, together with their ages as of April 30, 1999, terms of service, all positions and offices with TCI or its advisor, Basic Capital Management, Inc. ("BCM"), their principal occupations, business experience and directorships with other companies during the last five years or more. The designation "Affiliated", when used below with respect to a director, means that the director is an officer, director or employee of BCM or an officer of TCI. The designation "Independent", when used below with respect to a director, means that the director is neither an officer of TCI nor a director, officer of employee of BCM although TCI may have certain business or professional relations with such director, as discussed below in "Business and Properties of TCI -- Certain Business Relationships and Related Party Transactions".

  Ted P. Stokely: Age 65, Director (Independent) (since April 1990) and Chairman of the Board of Directors (since January 1995).

    General Manager (since January 1995) of ECF Senior Housing Corporation, a nonprofit corporation; General Manager (since January 1993) of Housing Assistance Foundation, Inc., a nonprofit corporation; Part-time unpaid consultant (since January 1993) and paid consultant (April 1992 to December
  1992) of Eldercare Housing Foundation ("Eldercare"), a nonprofit corporation; President (April 1992 to April 1994) of PSA Group; Executive Vice President (1987 to 1991) of Key Companies, Inc.; Trustee (since April
  1990) and Chairman of the Board (since January 1995) of the Trust; Director (since April 1990) and Chairman of the Board (since January 1995) of Income Opportunity Realty Investors, Inc. ("IORI"); and Trustee (April 1990 to August 1994) of National Income Realty Trust ("NIRT").

   Richard W. Douglas: Age 52, Director (Independent) (since January 1998).

    Executive Vice President (since February 1999) of the Staubach Company; President (1991 to 1999) of Dallas Chamber of Commerce; President (1988 to
  1991) of North Texas Commission; President (1978 to 1981) of Las Colina Corporation and Southland Investment Properties, both affiliates of Southland Financial Corporation; Trustee (since January 1998) of the Trust; and Director (since January 1998) of IORI.

   Larry E. Harley: Age 58, Director (Independent) (since January 1998).

    President (1993 to 1997) and Executive Vice President (1992 to 1993) of U.S. Operations, Executive Vice President (1989 to 1992) and Senior Vice President (1986 to 1989) of Distribution Operations, Director of Marketing (1984 to 1986), and Manager of North Central Distribution Center (1974 to
  1984) of Mary Kay Cosmetics; Trustee (since January 1988) of the Trust; and Director (since January 1998) of IORI.

   R. Douglas Leonhard: Age 63, Director (Independent) (since January 1998).

    Director (since November 1998) of Optel, Inc.; Senior Vice President (1986 to 1997) of LaCantera Development Company, a wholly-owned subsidiary of USAA; Senior Vice President (1980 to 1985) of The Woodlands Development Corporation; Vice President (1973 to 1979) of Friendswood Development Company; Manager in various capacities (1960 to 1973) of Exxon Corp.; Trustee (since January 1998) of the Trust; and Director (since January
  1998) of IORI.

   Murray Shaw: Age 67, Director (Independent) (since February 1998).

    Chairman of the Board of Regents (since 1997) of Stephen F. Austin University; Vice President (1967 to 1996) of Tracor, Inc.; Trustee (since February 1998) of the Trust; and Director (since February 1998) of IORI.

   Martin L. White: Age 59, Director (Independent) (since January 1995).

    Chief Executive Officer (since 1995) of Builders Emporium, Inc.; Chairman and Chief Executive Officer (since 1993) of North American Trading Company, Ltd.; President and Chief Operating Officer (since 1992) of Community Based Developers, Inc.; Development Officer and Loan Manager (1986 to 1992) of the City of San Jose, California; Vice President and Director of Programs (1967 to 1986) of Arpact, Inc., a government contractor for small business development and trade; Trustee (since January 1995) of the Trust; and Director (since January 1995) of IORI.

   Edward G. Zampa: Age 64, Director (Independent) (since January 1995).

    General Partner (since 1976) of Edward G. Zampa and Company; Trustee (since January 1995) of the Trust; and Director (since January 1995) of IORI.

   Executive Officers. The following persons currently serve as executive officers of TCI and will continue to serve as executive officers of TCI following the Merger. Their positions with TCI are not subject to a vote of TCI's stockholders. Their ages as of July 31, 1999, terms of service, all positions and offices with TCI or BCM, other principal occupations, business experiences and directorships with other companies during the last five years or more are set forth below.

   Randall M. Paulson: Age 53, President (since August 1995) and Executive Vice President (January 1995 to August 1995).

    President (since August 1995) and Executive Vice President (January 1995 to August 1995) of the Trust, IORI and Syntek Asset Management, Inc. ("SAMI"); President (since August 1995) and Executive Vice President (October 1994 to August 1995) of BCM; President (since January 1998) of NRLP Management Corp. ("NMC"), the general partner of National Realty, L.P. ("NRLP") and National Operating, L.P. ("NOLP"); Director (August 1995 to November 1998) of SAMI; Executive Vice President (since January 1995) of ART; Vice President (1993 to 1994) of GSSW, LP, a joint venture of Great Southern Life and Southwestern Life; Vice President (1990 to 1993) of Property Company of America Realty, Inc.; and President (1990) of Paulson Realty Group.

   Karl L. Blaha: Age 51, Executive Vice President -- Commercial Asset Management (since July 1997).

    Executive Vice President -- Commercial Asset Management (since July 1997) and Executive Vice President and Director of Commercial Management (April 1992 to August 1995) of BCM, the Trust, IORI and SAMI; Director (since June
  1996), President (since October 1993) and Executive Vice President and Director of Commercial Management (April 1992 to October 1993) of ART; Director (since December 1998) and Executive Vice President (since January
  1998) of NMC; Executive Vice President (October 1992 to July 1997) of Carmel Realty, Inc. ("Carmel Realty") a company owned by First Equity Properties, Inc. ("First Equity"), which is 50% owned by a subsidiary of BCM; Director (since November 1988) of SAMI; President and Director (since
  1996) of First Equity; Executive Vice President and Director of Commercial Management (April 1992 to February 1994) of NIRT and Vinland Property Trust ("VPT"); Partner -- Director of National Real Estate Operations (August 1988 to March 1992) of First Winthrop Corporation; and Vice President (April 1984 to August 1988) of Southmark Corporation ("Southmark").

   Bruce A. Endendyk: Age 51, Executive Vice President (since January 1995).

    President (since January 1995) of Carmel Realty; Executive Vice President (since January 1995) of BCM, SAMI, ART, the Trust and IORI and (since January 1998) of NMC; Management Consultant (November 1990 to December
  1994); Executive Vice President (January 1989 to November 1990) of Southmark; and President and Chief Executive Officer (March 1988 to January
  1989) of Southmark Equities Corporation.

   Thomas A. Holland; Age 56, Executive Vice President and Chief Financial Officer (since August 1995); Secretary (since February 1997) and Senior Vice President and Chief Accounting Officer (July 1990 to August 1995).

     Executive Vice President and Chief Financial Officer (since August 1995) and Senior Vice President and Chief Accounting Officer (July 1990 to August
  1995) of SAMI, BCM, ART, IORI and the Trust; Secretary (since February
  1997) of IORI and the Trust; Executive Vice President and Chief Financial Officer (since January 1998) of NMC; and Senior Vice President and Chief Accounting Officer (July 1990 to February 1994) of NIRT and VPT.

   Steven K. Johnson; Age 41, Executive Vice President--Residential Asset Management (since August 1998).

     Executive Vice President -- Residential Asset Management (since August
  1998) and Vice President (August 1990 to August 1991) of BCM, SAMI, ART, IORI and the Trust; Executive Vice President -- Residential Asset Management (since August 1998) of NMC; Chief Operating Officer (January 1993 to August 1998) of Garden Capital, Inc.; Executive Vice President (December 1994 to August 1998) of Garden Capital Management, Inc.; and Vice President (August 1991 to January 1993) of SHL Properties Realty Advisors, Inc. and SHL Acquisition Corporation II and III.

   Officers. Although not executive officers of TCI, the following persons currently serve as officers of TCI. Their positions with TCI are not subject to a vote of stockholders. Their ages as of July 31, 1999, terms of service, all positions and offices with TCI or BCM, other principal occupations, business experience and directorships with other companies during the last five years or more are set forth below.

   Robert A. Waldman; Age 47, Senior Vice President and General Counsel (since January 1995); Vice President (December 1990 to January 1995); and Secretary (December 1993 to February 1997).

     Senior Vice President and General Counsel (since January 1995), Vice President (December 1990 to January 1995) and Secretary (December 1993 to February 1997) of IORI and the Trust; Vice President (December 1990 to February 1994) and Secretary (December 1993 to February 1994) of NIRT and
  VPT: Senior Vice President and General Counsel (since January 1995), Vice President (January 1993 to January 1995) and Secretary (since December
  1989) of ART; Senior Vice President and General Counsel (since November
  1994), Vice President and Corporate Counsel (November 1989 to November
  1994) and Secretary (since November 1989) of BCM; Senior Vice President and General Counsel (since January 1995), Vice President (April 1990 to January
  1995) and Secretary (since December 1990) of SAMI; and Senior Vice President, Secretary and General Counsel (since January 1998) of NMC.

   Drew D. Potera; Age 40, Vice President (since December 1996) and Treasurer (since December 1990).

     Vice President (since December 1996) and Treasurer (since December 1990) of IORI and the Trust; Treasurer (December 1990 to February 1994) of NIRT and VPT; Vice President (since December 1996) and Assistant Treasurer (December 1990 to August 1991) and Treasurer (since August 1991) of ART; Vice President, Treasurer and Securities Manager (since July 1990) of BCM; Vice President and Treasurer (since February 1992) of SAMI and (since January 1998) of NMC; and Financial Consultant with Merrill Lynch, Pierce, Fenner & Smith Incorporated (June 1985 to June 1990).

   Executive Compensation. TCI has no employees, payroll or benefit plans and pays no compensation to the executive officers of TCI. The executive officers of TCI who are also officers or employees of BCM are compensated by BCM. Such executive officers of TCI perform a variety of services for BCM and the amount of their compensation is determined solely by BCM. BCM does not allocate the cash compensation of its officers among the various entities for which it serves as advisor.

   The only remuneration paid by TCI is to the directors who are not officers or directors of BCM or its affiliated companies. The Independent directors (1) review the investment policies of TCI to determine that they are in the best interest of TCI's stockholders, (2) review TCI's contract with its advisor, (3) supervise the performance of TCI's advisor and review the reasonableness of the compensation which TCI pays to its advisor in terms of the nature and quality of services performed, (4) review the reasonableness of the total fees and expenses of TCI and (5) select, when necessary, a qualified independent real estate appraiser to appraise properties purchased by TCI.

   Each Independent director receives compensation in the amount of $15,000 per year plus reimbursement for expenses, and the Chairman of the Board receives an additional fee of $1,500 per year for serving in such position. In addition, each Independent director receives $1,000 per day for any special services rendered by him to TCI outside of his ordinary duties as Director, plus reimbursement of expenses.

   During 1998, $116,000 was paid to the Independent directors in total directors' fees for all services, including the annual fee for service, during the period January 1, 1998 through December 1998, and 1998 special service fees as follows: Richard W. Douglas, $15,000; Larry E. Harley, $15,000; R. Douglas Leonhard, $15,000; Murray Shaw, $15,000; Ted P. Stokely, $16,500; Edward L. Tixier, $3,750; Martin L. White, $15,000; and Edward G. Zampa, $22,000.

   The Director Removal Provision. Under Article ELEVENTH of the articles of incorporation (the "Director Removal Provision"), each director of the Board of Directors may be removed only by the affirmative vote of the holders of not less than 80% of the outstanding stock of TCI then entitled to vote for the election of such director. By contrast, under the Declaration of Trust, Trustees may be removed by vote or consent of the holders of a majority of the outstanding shares entitled to vote thereon, or by a majority of the remaining trustees. The Director Removal Provision makes removal of a director of TCI more difficult by requiring a super-majority vote.

   Stockholders should note that affiliates of TCI, BCM and American Realty Trust, Inc., effectively will have veto power over the removal of directors of TCI pursuant to the Director Removal Provision. BCM and American Realty Trust, Inc. will own approximately 15.1% and 36.9%, respectively, of the shares of TCI following the Incorporation Procedure and the Merger.

   The Director Removal Provision tends to ensure managerial continuity and to deter certain kinds of unsolicited takeovers while making changes in control somewhat more difficult. See "Proposed Incorporation Procedure and Merger --
 Possible Negative Considerations".

   TCI's Advisor. The day-to-day operations of TCI are currently, and it is anticipated that they will continue to be, performed by BCM under the TCI Advisory Agreement described under "Business and Properties of TCI -- The TCI Advisory Agreement", subject to stockholder approval of the Incorporation Procedure and the Merger.

   The Declaration of Trust currently requires that all advisory agreements have an initial term of no more than two years and provide for annual renewal or extension thereafter, subject to shareholder approval. In contrast, Article THIRTEENTH of the articles of incorporation provides that the Board of Directors may authorize advisory agreements; however there is no requirement that the Board of Directors obtain stockholder approval prior to any renewal or modification of such advisory agreements (although the Board of Directors intends to continue this practice).

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


   The Declaration of Trust also provides for termination of advisory agreements without penalty (i) by the advisor upon 120 days' written notice or
(ii) by the shareholders (by a vote of the majority of the outstanding shares) or (iii) by the Board of Trustees (by majority vote including a majority of unaffiliated trustees) upon 60 days' written notice. The TCI articles of incorporation leave termination provisions regarding advisory agreements to the negotiation of the parties. See "Business and Properties of the Trust -- The Trust Advisor" for a discussion of the relationship between the Trust and BCM. Neither TCI's articles of incorporation nor the Declaration of Trust requires shareholder approval for the selection of the advisor per se.

   The Declaration of Trust requires that any advisory agreement entered into with a trustee or an affiliate of a trustee must be made, approved or ratified by a majority of the trustees who are not so affiliated. Transactions of TCI with any advisor or affiliate thereof would be governed by the NRS and the related-party provisions contained in Article FOURTEENTH of the articles of incorporation.

   Section 4.3 of the Declaration of Trust requires the Trust's advisor to use its best efforts to present to the Trust a continuing and suitable investment program, consistent with the Trust's investment policies and objectives. However, consistent with the Declaration of Trust, neither the advisor nor any affiliate of the advisor is obligated to present any particular investment opportunity to the Trust. The advisor is, in fact, expressly authorized to take for its own account or recommend to others any particular investment opportunity. There is no comparable provision to such Section 4.3 in the Articles of Incorporation.

   The articles of incorporation impose fewer explicit restrictions on compensation of TCI's advisor than does the Declaration of Trust. Article THIRTEENTH of the articles of incorporation provides that the compensation payable under the TCI Advisory Agreement must be approved as "fair and equitable" by the Board of Directors, and the Restrictions on Related-Party Transactions Provision also applies to compensation of the advisor. See, however, the discussion of contractual limits on operating expenses below under "Proposed Incorporation Procedure and Merger -- Business Activities after Incorporation Procedure and Merger --Limitations on Operating Expenses".

Liability of Certain Persons

   The Management Liability Provision. The corporate structure of TCI enables TCI to define the liability of corporate officers and directors with greater precision. The Board of Trustees believes that limited liability will help to retain and attract the best possible officers and directors. Currently, each of the trustees has been offered contractual indemnification to the fullest extent permitted by the Declaration of Trust or to the fullest extent not prohibited under applicable law. Under the Management Liability Provision (Article NINTH of the articles of incorporation), the directors will not have personal liability to TCI or its stockholders for monetary damages for any breach of their fiduciary duties as directors (including, without limitation, any liability for gross negligence in the performance of their duties), except for
(i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (ii) the payment of dividends in violation of NRS 78.300. By precluding personal liability for certain breaches of fiduciary duty, including grossly negligent business decisions in evaluating takeover proposals to acquire TCI, the Management Liability Provision supplements indemnification rights afforded under TCI's articles of incorporation and bylaws which provide, in substance, that TCI shall indemnify its directors, officers, employees and agents to the fullest extent permitted by the NRS and other applicable laws.

   The articles of incorporation provide that TCI "shall indemnify to the fullest extent authorized or permitted by law (as now or hereafter in effect) . . . any person made or threatened to be made a party or witness to any action, suit or proceeding (whether civil or criminal or otherwise) by reason of the fact that such person is or was a director, officer, employee or agent of [TCI]. . . ." Further, the bylaws provide that "[e]ach officer, director or employee . . . shall be indemnified . . . to the full extent permitted under Chapter 78 of the Nevada Revised Statutes and other applicable law." Pursuant to the NRS, a corporation may indemnify persons for expenses related to an action, suit or proceeding, except an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent, if such person acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if such person had no reasonable cause to believe his conduct was unlawful. The expenses indemnified against in this provision include attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with the action, suit or proceeding. The NRS further provides that a corporation may indemnify persons for attorneys' fees related to an action, suit or proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent, if such person acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. The corporation may also indemnify directors for amounts paid in judgments and settlements in such a suit, but only if ordered by a court after determining that the person is "fairly and reasonably" entitled to indemnity.

   The Management Liability Provision contained in the articles of incorporation is analogous to Article VII of the Declaration of Trust. Article VII, however, explicitly exculpates trustees, officers, employees and agents of the Trust while the Management Liability Provision explicitly exculpates only directors. Further, under the Declaration of Trust, a trustee would not be indemnified for liability arising from gross negligence or reckless disregard of duty, whereas a director of TCI may be indemnified for such liability under the articles of incorporation.

   The NRS and Nevada common law provide that a corporation's board of directors owes certain fiduciary duties to the corporation and its stockholders, including a duty of loyalty and a duty of care. The duty of care is generally considered to require directors to be sufficiently diligent and careful in informing themselves regarding, and in deciding whether to take or not to take, corporate action. The duty of care to which directors are bound is that which ordinarily prudent and diligent men would exercise under similar circumstances. The duty of loyalty is generally considered to require directors to act in what they determine in good faith, after appropriate consideration, to be in the best interest of the corporation and not to engage in self-dealing. With respect to limitations on the personal liability of directors to TCI or its stockholders, the Management Liability Provision is more expansive than the provision in the Declaration of Trust that addresses the limitations on the personal liability of trustees to the Trust or its shareholders. Consequently, the Management Liability Provision expands the current limitation on personal liability of members of management to cover, in addition, certain violations of their fiduciary duty of care rising to the level of gross negligence or reckless disregard of duty. The Management Liability Provision would not, however, insulate directors of TCI from liability to TCI or its stockholders for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (ii) the payment of distributions in violation of NRS 78.300. The limitation of liability applies only to claims by TCI or its stockholders and does not preclude or limit recovery of damages by others, such as creditors. Furthermore, the limitation of liability applies prospectively only and would therefore not affect a trustee's potential liability for acts or omissions in his capacity as a trustee prior to the effective time of the Merger.

   The Management Liability Provision further provides that any repeal or modification of Article NINTH would not increase the personal liability of any director of TCI for any act or occurrence taking place prior to such repeal or modification, or otherwise adversely affect any right or protection of a director of TCI existing at the time of such repeal or modification. Moreover, the Management Liability Provision provides that if Nevada law is in the future amended to further eliminate or limit the liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by Nevada law, as so amended.

   By protecting directors from assessments of monetary damages for breaches of the duty of care, the Management Liability Provision limits the remedies available to a stockholder seeking to challenge a Board of Directors decision protected by the Management Liability Provision, including, for example, decisions relating to acquisition proposals or similar transactions. However, it does not eliminate or change the duty of care. Accordingly, the Management Liability Provision does not limit the availability of equitable remedies, such as an injunction or rescission based on a director's breach of the duty of care, although, as a practical matter, particular equitable remedies may not be available (e.g., after a transaction has already been effected). Additionally, the bylaws of TCI provide indemnification to each officer, director and employee of TCI to the fullest extent permitted by Chapter 78 of the NRS and other applicable law.

   The Management Liability Provision also provides that TCI shall indemnify to the fullest extent permitted by law any person who is a party or is made or threatened to be made a party or witness to any action, suit or proceeding (whether civil or criminal or otherwise) by reason of the fact that such person is or was a director, officer, employee or agent of TCI, or is or was serving at the request of TCI, any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity. The Management Liability Provision also provides that TCI shall advance expenses to the fullest extent permitted by law to such indemnitee. The Management Liability Provision further states that any amendment to or repeal of Article NINTH would not diminish such indemnification with respect to any acts or omissions occurring prior to such amendment or repeal.

   The Declaration of Trust provides that the Trust shall indemnify and reimburse any person made a party to any action, suit or proceeding or against whom any claim or liability is asserted because he, his testator or intestate was or is a trustee, officer, employee or agent of the Trust for any judgments, fines, amounts paid on amount thereof (whether in settlement or otherwise) and reasonable expenses, including attorneys' fees, actually and reasonably incurred by him in defending against such claim, action, suit or proceeding, or alleged liability or in connection with any appeal therein, except where the claim, obligation or liability arose out of such person's willful misfeasance, bad faith, gross negligence or reckless disregard of duty. The indemnity provisions of the Management Liability Provision and Section 78.751 of the NRS are comparable except that Section 78.751 of the NRS provides that a corporation shall make no indemnification in respect of any claim as to which a final adjudication establishes that the director is liable to TCI or for amounts paid in settlement to TCI unless and only to the extent that the court in which the action was brought determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses.

   As herein described, directors and officers of TCI are indemnified against certain liabilities under provisions of the articles of incorporation and bylaws of TCI. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling TCI pursuant to the foregoing provisions, TCI has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

   In addition, the Management Liability Provision provides, as permitted by the NRS, that TCI may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of TCI or another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against such expense, liability or loss, whether or not TCI would have the power to indemnify such person against any such expense, liability or loss under the NRS. Section 7.4 of the Trust's Declaration of Trust is analogous to this portion of the Management Liability Provision. The Trust purchased such insurance for the benefit of its officers and trustees in July 1996, and TCI has comparable insurance in place for its Board of Directors.

   The trustees and officers of the Trust are indemnified under the Declaration of Trust against judgments, fines, amounts paid on account of and reasonable expenses (including attorneys' fees) incurred in connection with the defense of suits or proceedings in which a claim or liability against a person is asserted by reason of the fact that he is a trustee or officer of the Trust, as the case may be. Currently, each of the trustees of the Trust has been offered contractual indemnification to the fullest extent permitted by the Declaration of Trust or to the fullest extent not prohibited under applicable law.

   Stockholder Liability. Limitations on the potential personal liability of stockholders for the acts and obligations applicable to TCI under Nevada law are comparable to the limitations under California law and the Declaration of Trust applicable to stockholders of the Trust with respect to the Trust's acts and obligations.

Though the articles of incorporation of TCI do not expressly limit stockholder liability, pursuant to Article 8 Section 3 of the Nevada constitution and
Section 78.225 of the NRS, stockholders are not personally liable for the payment of a corporation's debts, except to the extent a stockholder has not paid the consideration for which that shareholder's shares were authorized to be issued or which was specified in a written subscription agreement between the corporation and the shareholder. Similarly, the Declaration of Trust provides that shareholders shall not be subject to any personal liability for the acts or obligations of the Trust and that every written undertaking made by the Trust shall contain a provision that such undertaking is not binding on any shareholders personally. Under Section 23001 of the California Corporations Code, no shareholder of a real estate investment trust like the Trust shall be personally liable for any liabilities, debts or obligations of, or claims against, such real estate investment trust. Section 23002 of the California Corporations Code further provides that Section 23001 applies to any real estate investment trust organized under the laws of California with respect to liabilities, debts, obligations and claims wherever arising. Under Section 23000 of the California Corporations Code, the Trust is classified as a "real estate investment trust" for purposes of the foregoing provisions of California law. Thus, it appears that the Incorporation Procedure and the Merger will not materially alter shareholder liability in California. It should be noted that the law regarding trusts in other states where the Trust does business might treat shareholders' liability in a different manner (i.e., impose liability) if a court in such state were not to apply California law to such issue.

Business Activities after Incorporation Procedure and Merger

   Although no significant change in the nature of TCI's business (including the business of the Trust following the Incorporation Procedure and the Merger) is anticipated as a result of the Incorporation Procedure and the Merger, it should be noted that the articles of incorporation place fewer restrictions on the business activities of TCI and no limitations on TCI's operating expenses, as discussed below in "-- Limitations on Operating Expenses".

   Restrictions on Investment Activities. Section 5.3 of the Declaration of Trust includes certain restrictions on the investment activities of the Trust. Specifically, the Trustees are restricted from the following activities:

  (a) investing in any foreign currency, bullion or commodities;

  (b) investing in contracts of sale for real estate, except in conjunction with acquisition or sale of real property or when held as security for mortgages made or acquired by the Trust;

  (c) engaging in any short sale;

  (d) issuing warrants, options or rights to buy shares, except as part of a ratable issue to shareholders or as part of a public offering or as part of a financial arrangement with parties other than the advisor or directors, trustees, officers or employees of the Trust or the advisor or as part of a ratable distribution to shareholders;

  (e) investing any of the total Trust assets in unimproved, non-income-producing real property, or in participations in unimproved, non-income-producing real property, or mortgage loans on unimproved, non-income-producing real property, excluding real property which is being developed or will be developed within a reasonable period of time, and excluding a lien interest when given by a borrower as additional security on a permitted type of mortgage loan;

  (f) issuing equity securities of more than one class (other than convertible obligations, warrants, rights and options, and regular or residual interests in real estate mortgage investment conduits ("REMICS"));

  (g) investing in any equity security, including the shares of other REITs for a period in excess of 18 months, except for shares of a qualified REIT subsidiary, as defined in section 8561 of the Code, and regular or residual interests in REMICs;

  (h) making any loan to the sponsor of the Trust, CCEC, the advisor or any of their affiliates;

  (i) engaging in trading as compared with investment activities, or engaging in the business of underwriting or agency distribution of securities issued by others, but this prohibition shall not prevent the Trust from selling participations or interests in mortgage loans or real property or from selling or pledging a pool of notes receivable from property sales or selling interests in REMICS or collateralized mortgage obligations ("CMOs");

  (j) investing more than 10% of total Trust assets in junior mortgage loans, excluding wrap-around mortgage loans;

  (k) acquiring securities in any company holding investments or engaging in activities prohibited by the Declaration of Trust;

  (l) issuing "redeemable securities," as defined in Section 2(a)(32) of the Investment Company Act of 1940, "face-amount certificates of the installment type" as defined in Section 2(a)15 thereof and "periodic payment plan certificates" as defined in Section 2(a)(27) thereof;

  (m) purchasing insurance either through or from any affiliate;

  (n) purchasing any real property on which the total real estate commission paid by the Trust to anyone exceeds 6% of the total purchase price, or selling any real property on which the total real estate commission paid by the Trust to anyone exceeds 5% of the total sales price;

  (o) purchasing, selling or leasing any real properties or mortgages to or from the sponsor of the Trust, CCEC, the advisor or any of their Affiliates, including any investor program in which any of the foregoing may also be a general partner or sponsor; or

  (p) issuing convertible or non-convertible debt securities (other than interests in REMICS and CMOs) to the public unless the historical cash flow of the Trust or the substantiated future cash flow of the Trust, excluding extraordinary items, is sufficient to cover the interest on the debt securities.

   Subject to the foregoing restrictions and the restrictions on related-party transactions discussed below, the trustees may change the investment policy of the Trust without shareholder approval if they determine that such change would be in the best interest of the Trust.

   Article THIRD of the articles of incorporation of TCI states that TCI may engage in any lawful activity. However, TCI's activities are subject to the restrictions on related party transactions described below under "Proposed Incorporation Procedure and Merger -- Business Activities after Incorporation Procedure and Merger -- Restrictions on Related-Party Transactions". While, unlike the Declaration of Trust, the articles of incorporation neither dictate specific investment policies nor formally restrict particular activities of TCI, it is currently expected that the investment policies and activities of TCI will be substantially similar to the existing investment policies and activities of the Trust. Notwithstanding such expectation, TCI may avail itself of the greater flexibility permitted by the articles of incorporation to make certain investments that the Trust is not authorized to make. No assurance can be given that TCI's investment policies will not change if, in the opinion of the Board of Directors, circumstances so require, and certain investment policies may be changed without stockholder approval.

   To continue to qualify for taxation as a REIT under the Code, TCI will be required to, among other things, (i) hold at least 75% of the value of its total assets in real estate assets, government securities, cash and cash items at the close of each quarter of each taxable year, (ii) distribute 95% of its taxable income each year (excluding any net capital gain) as dividends, (iii) ensure that no more than 50% in value of its outstanding stock is held by five or fewer individuals or certain organizations at any time during the last half of each taxable year and (iv) ensure that no fewer than 100 persons are beneficial owners of stock of TCI during at least 335 days of each taxable year. Certain of the restrictions on investing activities of the Trust contained in the Declaration of Trust facilitate compliance with the REIT Code requirements.

   Provided TCI operates as a REIT, its investment policies will be limited by applicable Code provisions, and it is expected that TCI will conduct its future business activities in such a manner as to maintain its anticipated REIT status. Nevertheless, TCI would have substantially greater flexibility and fewer restrictions on its investment policy than the Trust currently has.

   Limitations on Operating Expenses. Additionally, Section 4.4 of the Declaration of Trust places specific limits on the Trust's operating expenses (defined in Section 1.4(u) of the Declaration of Trust). For purposes of these limitations, operating expenses include (i) aggregate annual expenses constituting operating expenses under generally accepted accounting principles,
(ii) the advisory fee payable to the Trust's advisor and (iii) the fees and expenses paid to the trustees who are not employees or affiliates of the advisor. However, such operating expenses specifically exclude (i) the cost of money borrowed by the Trust, (ii) income taxes, taxes and assessments on real property and all other taxes applicable to the Trust, (iii) expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and stock exchange listing of the Trust's securities, (iv) fees and expenses paid to independent mortgage servicers, contractors, consultants, managers and other agents retained by or on behalf of the Trust, (v) expenses directly connected with the purchase, origination, ownership and disposition of real properties or mortgage loans, other than expenses with respect thereto (with the exception of legal services) of employees of the Trust's advisor, (vi) the expenses of maintaining and managing real estate equity interests and processing and servicing mortgage and other loans, (vii) expenses connected with payments of dividends, interest or distributions by the Trust to shareholders, (viii) expenses connected with communicating to shareholders and maintaining shareholder relations, (ix) transfer agent's, registrar's and indenture trustee's fees and charges, and (x) reserves for depletion, depreciation and amortization and losses and provisions for losses. The following direct expenses of the advisor are excluded from the Trust's operating expenses and are borne by the advisor: (a) employment expenses of the advisor's personnel, including trustees, officers and employees of the Trust who also serve as directors, officers, or employees of the Trust's advisor or affiliates of the advisor, (b) advertising and promotional expenses incurred in seeking investments for the Trust, (c) rent, telephone, utilities, office furnishings and other office expenses of the Trust's advisor (except those relating to a separate office, if any, maintained solely for the Trust) and (d) miscellaneous administrative expenses relating to performance by the advisor of its functions under the Trust Advisory Agreement.

   Under Section 4.4 of the Declaration of Trust, operating expenses of the Trust for any fiscal year may not exceed the lesser of (a) 1.5% of the average of the "Book Values of Invested Assets" (as defined in the Declaration of Trust) of the Trust at the end of each calendar month of such fiscal year, or
(b) the greater of (i) 1.5% of the average of the "Net Asset Value" (as defined in the Declaration of Trust) of the Trust at the end of each calendar month of such fiscal year and (ii) 25% of the Trust's "Net Income" (as defined in the Declaration of Trust). The Declaration of Trust further provides that any advisory agreement shall specifically provide for a refund to the Trust of the amount, if any, by which the operating expenses exceed the applicable amount, provided that the amount of such refund shall not exceed the aggregate of the advisory fees paid to the advisor under such contract with respect to such fiscal year.

   In accordance with this section, the Trust Advisory Agreement described under "Business and Properties of the Trust -- The Trust Advisory Agreement" specifically provides for a refund to the Trust of the amount by which the operating expenses of the Trust for any fiscal year exceed the limitation set forth in Section 4.4 of the Declaration of Trust, "or in any similar limitation (if contained) in a successor Declaration of Trust or [Articles] of
Incorporation . . . ." Although the articles of incorporation of TCI place no limitations on TCI's operating expenses, the limitation on operating expenses under the Declaration of Trust, assuming shareholders approve the Incorporation Procedure and the Merger, are included contractually in the TCI Advisory Agreement. See "Risk Factors -- Elimination of Certain Protections of the Declaration of Trust". The effect of this limitation was to require the advisor to refund to the Trust a portion of the annual advisory fee totalling $952,000 for 1998, $606,000 for 1997 and $589,000 for 1996.

   The TCI Advisory Agreement will not be amended in conjunction with the Incorporation Procedure and the Merger. The fees and commissions payable by TCI to the advisor will remain the same if the Incorporation Procedure and the Merger are approved as those currently paid by the Trust.

   Restrictions on Related-Party Transactions. Article FOURTEENTH of the articles of incorporation provides that TCI shall not, directly or indirectly, contract or engage in any transaction with (i) any director, officer or employee of TCI, (ii) any director, officer or employee of the advisor, (iii) the advisor or (iv) any affiliate or associate (as such terms are defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of TCI or any person identified in the foregoing clauses (i) through
(iii), unless (a) the material facts as to the relationship among or financial interest of the relevant individuals or persons and as to the contract or transaction are disclosed to or are known by the Board of Directors or the appropriate committee thereof and (b) the Board of Directors or committee thereof determines that such contract or transaction is fair to TCI and simultaneously authorizes or ratifies such contract or transaction by the affirmative vote of a majority of the Independent directors of TCI entitled to vote thereon. Article FOURTEENTH defines an "independent director" as one who is neither an officer or employee of TCI nor a director, officer or employee of TCI's advisor.

   If the Incorporation Procedure and the Merger are adopted, the Board of Directors of TCI will continue to be required to consider the permissibility of any related-party transaction under TCI's articles of incorporation; however, such articles of incorporation generally permit related-party transactions if approved by a majority of the independent directors. None of the members of the Board of Directors is an officer, director or employee of TCI's advisor and none will be an officer or employee of TCI. Apart from the different standards applicable to related-party transactions under the articles of incorporation and Declaration of Trust, respectively, the proposed Incorporation Procedure and the Merger are not expected to affect the review and approval of related-party transactions.

   Shareholders should note that Article FOURTEENTH does not supplant Nevada law regarding related-party transactions; rather, Article FOURTEENTH provides additional protection against the possibility of related-party transactions unfavorable to TCI. Under the NRS, a contract or transaction between a corporation and one or more of its directors or officers, or between a corporation and any corporation, firm or association in which one or more of its directors or officers are directors or officers or are financially interested, is not void or voidable solely for this reason, or solely because the director or officer is present at the meeting of the board of directors or a committee thereof which authorizes or approves the contract or transaction, or because the vote or votes of common or interested directors are counted for that purpose, provided that one of the four requirements below is met:

  (i) The fact of the common directorship, office or financial interest is known to the board of directors or committee, and the board or committee authorizes, approves or ratifies the contract or transaction in good faith by a vote sufficient for the purpose without counting the vote or votes of the common or interested director or directors.

  (ii) The fact of the common directorship, office or financial interest is known to the stockholders, and they approve or ratify the contract or transaction in good faith by a majority vote of stockholders holding a majority of voting power. The votes of the common or interested directors or officers must be counted in any such vote of stockholders.

  (iii) The fact of the common directorship, office or financial interest is not known to the director or officer at the time the transaction is brought before the board of directors of the corporation for action.

  (iv) The contract or transaction is fair as to the corporation at the time it is authorized or approved.

   The basic restriction on transactions between the Trust and related parties contained in the Declaration of Trust is similar to restrictions contained in TCI's articles of incorporation and the NRS. Section 7.6 of the

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


Declaration of Trust provides that absent fraud and except as otherwise prohibited by the Declaration of Trust, a contract, act or other transaction between the Trust and any other person, or in which the Trust is interested, shall be valid even though one or more of the trustees or officers of the Trust
(i) are directly or indirectly interested in, or connected with, or are trustees, partners, directors, officers or retired officers of such other person or (ii) individually or jointly with others, is a party or are parties to or directly or indirectly interested in, or connected with, such contract, act or transaction. Further, no trustee or officer shall be under any disability from or have any liability as a result of entering into any such contract, act or transaction provided that (i) such interest or connection is disclosed or known to the trustees and thereafter the non-interested trustees vote to authorize such contract, act or other transaction; (ii) such interest or connection is disclosed or known to the shareholders and thereafter such contract, act or transaction is approved by the shareholders; and (iii) such contract, act or transaction is fair and reasonable to the Trust at the time it is authorized by the trustees or by the shareholders.

   The Declaration of Trust also contains specific restrictions on certain transactions between the Trust and certain other persons. Although the standards and procedures by which such transactions are permissible under TCI's articles of incorporation and Nevada law, on the one hand, and the Declaration of Trust, on the other, are not dissimilar in the opinion of the Board of Trustees, the Declaration of Trust absolutely prohibits certain transactions between the Trust and certain related parties, as discussed below, regardless of the fairness of the terms of such transactions and whether such transactions are authorized by a majority of unaffiliated trustees or approved by the shareholders. Because TCI's articles of incorporation contains no analogous prohibition, the Incorporation Procedure and the Merger will permit TCI greater flexibility to engage in a larger class of transactions with related parties than the more limited class of transactions between the Trust and certain related parties that is currently permitted by the Declaration of Trust. Nevertheless, the Board of Trustees believes that the restrictions in TCI's articles of incorporation and the restrictions mandated by the NRS will offer adequate protection to ensure the fairness and propriety of transactions between TCI and related parties.

   Section 7.6 of the Declaration of Trust states that the Trust "shall not purchase or lease, directly or indirectly, any [r]eal [p]roperty or purchase any [m]ortgage from the [a]dvisor or any affiliated Person or from any partnership in which any of the foregoing may also be a general partner." Further, the Trust shall not "sell or lease, directly or indirectly, any of its [r]eal [p]roperty or sell any [m]ortgage to any of the foregoing [p]ersons." CCEC or the Trust's advisor may make mortgage loans, purchase real property and assume loans in connection therewith in its own name and temporarily hold title thereto for the purpose of facilitating the acquisition of such real property or mortgage loans or the borrowing of money or obtaining of financing for the Trust, or for any other purpose related to the Trust's business, provided the price for which the Trust purchases such asset is no greater than the cost to CCEC or the Trust's advisor and there is no difference in the interest rates of the loans related thereto at the time acquired by CCEC or the Trust's advisor and the time acquired by the Trust, nor any other benefit to CCEC or the Trust's advisor arising out of such transaction apart from compensation otherwise permitted by the prospectus pursuant to which the Trust offered Trust shares to the public. As discussed under "-- Business Activities After Incorporation Procedure and Merger", Section 5.3 of the Declaration of Trust also prohibits the Trustees from (i) making any loan to CCEC, the Trust's advisor, or any of their affiliates and (ii) purchasing, selling or leasing any real properties or mortgages to or from CCEC, the Trust's advisor or any of their affiliates, including any investor program in which any of the foregoing may also be a general partner or sponsor. CCEC no longer has any relationship to the Trust.

   The Declaration of Trust further provides in Section 7.6 that:

    the Trust shall not, directly or indirectly, engage in any transaction with any [t]rustee, officer or employee of the Trust or any director, officer or employee of the [a]dvisor, of [CCEC] or of any company or other organization of which any of the foregoing is an [a]ffiliate, except for . . .
    (c) transactions with [CCEC] or the [a]dvisor or [a]ffiliates thereof involving loans, real estate brokerage services, mortgage brokerage services, real property management services, the servicing of [m]ortgages, the leasing of real or personal property, or other services, provided such transactions are on terms not less favorable to the Trust than the terms on which non-affiliated parties are then making similar loans or performing similar services for comparable entities in the same area and are not entered into on an exclusive basis with such Person; provided, however, that any transaction referred to in clause (c) may be entered into only upon approval by affirmative vote or consent of a majority of the [t]rustees who are not, other than as [t]rustees, interested in or [a]ffiliates of any Person who is interested in the transaction.

Comparison of the Securities of TCI and the Trust

   Common Equity. TCI is authorized by its Articles of Incorporation to issue up to 10,000,000 shares of common stock. By contrast, the Trust may issue an unlimited number of shares of beneficial interest, and such Trust shares have no par value per share. The Articles of Incorporation of TCI establish the par value of the shares of TCI common stock at $0.01 per share.

   With respect to conversion, preemptive rights, dividends, voting rights and, except to the extent TCI may issue additional shares of preferred stock in the future, the TCI common stock is comparable to the Trust shares. For a discussion of liquidation preferences, voting rights and other features of the TCI preferred stock, see the discussion on preferred stock below. As with the Trust shares, each holder of TCI common stock is be entitled to one vote for each share on all matters submitted to the stockholders. Similarly, there is no cumulative voting, redemption right, sinking fund provision or right of conversion with respect to either the TCI common stock or the Trust shares. The holder of TCI common stock will not have any preemptive rights to acquire additional shares of TCI common stock when issued. All outstanding shares of TCI issued in the Conversion will be fully paid and nonassessable.

   Distributions. All shares of the common stock of TCI are entitled to share equally in dividends from funds legally available therefor, when, as and if declared by the Board of Directors of TCI, and upon liquidation or dissolution of TCI, whether voluntary or involuntary, to share equally in the assets of TCI available for distribution to stockholders, subject to any rights of holders of preferred stock, as discussed below. Similarly, the Declaration of Trust provides that shareholders have no right to any dividend or distribution unless and until the Trustees declare such dividend or distribution. The Declaration of Trust imposes an additional requirement not contained in TCI's Articles of
Incorporation: the trustees must furnish the shareholders with a statement in writing not later than 60 days after the close of each fiscal year in which a distribution is made identifying the source of the funds so distributed. There is no obligation on the part of TCI's Board of Directors to engage in this practice, and the Board does not currently intend to commence such a practice. In prior years, the Trust's distribution policy provided for an annual determination of distributions after the Trust's year end until such time as property operations stabilized at a level producing cash flow from property operations in excess of anticipated needs. In January 1993, the Trust's Board of Trustees approved the resumption of quarterly distributions. TCI intends to continue its policy of paying quarterly distributions. The minimum amount of distributions will be determined by the amount required to continue to qualify as a REIT under the Code, which is presently 95% of taxable income (excluding any net capital gain).

   The Declaration of Trust provides that cash distributions may be paid from any source, in the discretion of the trustees. In contrast, under Nevada law, TCI may pay dividends from any source, but only if (i) TCI may continue to able to pay its debts as they become due in the usual course of business and (ii) TCI's total assets continue to equal or exceed the sum of its total liabilities plus the amount that would be needed, if TCI were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution.

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


   Preferred Stock. Unlike the Declaration of Trust, the articles of incorporation of TCI authorize the issuance of up to 1,000,000 shares of preferred stock by action of the Board of Directors without stockholder approval, which may be issued in one or more series with such preferences, qualifications, limitation and rights as shall be determined by the Board of Directors of TCI. The Board of Directors may fix and determine, among other things, (i) the distinctive designation and number of shares comprising such series; (ii) the dividend rates payable with respect to such shares of preferred stock (including whether and in what manner such dividends shall be accumulated); (iii) the extent of the voting rights, if any, of such shares;
(iv) whether such shares shall be redeemable and, if so, the prices, terms and conditions of such redemption; (v) the rights and preferences given such shares in the event of voluntary or involuntary liquidation, dissolution or distribution of assets; (vi) the nature of any purchase, retirement or sinking fund provisions with respect to such shares; (vii) the nature of any conversion rights with respect to such shares; (viii) whether the issuance of additional shares of preferred stock shall be subject to restrictions as to issuance, or as to the powers, preferences or other rights of any other series; (ix) the right of the shares of such series to the benefits of conditions and restrictions upon the creation of indebtedness of TCI or any subsidiary thereof; and (x) any other preferences, privileges and powers, in relative participating, optional or other special rights, and qualifications, limitations or restrictions of such shares, as the Board of Directors may deem advisable.

   On October 20, 1998, the Board of Directors of TCI designated and authorized the issuance of 6,000 shares of its Series A Cumulative Convertible Preferred Stock (the "Series A Preferred Stock") with a par value of $0.01 per share and a preference on liquidation of $100.00 per share plus payment of accrued and unpaid dividends. In December 1998, TCI issued 5,829 shares of the Series A Preferred Stock in connection with the acquisition of real property.

   TCI is not obligated to maintain a sinking fund with respect to the Series A Preferred Stock. The Series A Preferred Stock is non-voting except as provided by law.

   The Series A Preferred Stock is convertible at any time and from time to time, in whole or in part, after November 1, 2003 at the option of the holders thereof. The Series A Preferred Stock is convertible into that number of shares of TCI common stock obtained by dividing $100.00 (plus all accrued and unpaid dividends) by the simple average of the daily closing price of the TCI common stock for the 5 business days ending on the last business day of the calendar week immediately preceding the date of conversion on the principal stock exchange on which such TCI common stock is then listed.

   The Series A Preferred Stock bears a cumulative, compounded dividend per share equal to $5.00 per annum, payable quarterly and commencing accrual upon issuance. Dividends on the Series A Preferred Stock are in preference to and with priority over dividends upon the TCI common stock. The Series A Preferred Stock ranks on a parity as to dividends and upon liquidation, dissolution or winding up with all other shares of preferred stock which may be issued in the future by TCI.

   TCI may redeem all or any of the Series A Preferred Stock at any time and from time to time, at its option, for cash. The redemption price of the Series A Preferred Stock shall be $100.00 per share (plus all accrued and unpaid dividends to the date of redemption). As of December 31, 1998, 5,829 shares of the Series A Preferred Stock were issued and outstanding.

   Holders of shares of Series A Preferred Stock are not entitled to vote on the Merger.

   Although the Board of Directors has no present intention of issuing any additional preferred stock of TCI, it is deemed advisable to have such shares available for issuance (i) for possible use to raise additional equity capital or to make acquisitions, (ii) as an acquisition safeguard to dilute the stock ownership and voting power of a person or entity seeking to obtain control of TCI by (a) privately placing such preferred stock with purchasers not hostile to the TCI Board of Directors to oppose an unsolicited takeover bid or (b) authorizing holders of a series of preferred stock to vote as a class, either separately or with the holders of TCI common stock, on any merger, sale or exchange of assets or any other extraordinary corporate transaction involving TCI or (iii) for such other uses as the Board of Directors of TCI may deem appropriate from time to time.

   In contrast, the Trust is not authorized to issue preferred shares. In addition, Section 5.3 of the Declaration of Trust prohibits the Trustees from issuing warrants, options or rights to buy shares, except as part of (i) a ratable issue or distribution to stockholders, (ii) a public offering or (iii) a financial arrangement with parties other than the Trust's advisor or directors, trustees, officers, or employees of the Trust or its advisor. The trustees are also prohibited from issuing (a) equity securities of more than one class (other than convertible obligations, warrants, rights and options and regular or residual interests in REMICS); (b) "redeemable securities", as defined in Section 2(a)(32) of the Investment Company Act of 1940, as amended, "face-amount certificates of the installment type", as defined in Section 2(a)(15) thereof, and "periodic payment plan certificates", as defined in
Section 2(a)(27) thereof; or (c) convertible or non-convertible debt securities (other than interests in REMICs and CMOs) to the public unless the historical cash flow of the Trust or the substantiated future cash flow of the Trust, excluding extraordinary items, is sufficient to cover the interest on the debt securities. The articles of incorporation impose no such explicit prohibitions on TCI's power to issue securities.

   Dissenters' Rights to Dissent and Obtain Payment. Under Nevada law, TCI's stockholders will not have the right to dissent and obtain payment with respect to any plan of merger or exchange upon which the stockholders may be entitled to vote for so long as TCI common stock is listed on the NYSE or is held of record by at least 2,000 persons. TCI common stock is listed on the NYSE.

   Shareholders of the Trust will not have the right to dissent and obtain payment except under the limited circumstances described herein. Section 1300 of the California General Corporation Law ("CGCL") provides that a shareholder of a corporation who is entitled to vote on a merger may require the corporation to purchase for cash, at their fair market value, the shares owned by the shareholder but only if shareholders holding 5% or more of the corporation's common stock demand payment for such shares. While the Trust is not a corporation, Section 1300 of the CGCL will apply to the stockholders of the Trust once the Trust shares are converted into shares of common stock of CME Corporation immediately prior to the Merger between CME Corporation and the Trust.

   In order for the dissenters' rights outlined in Section 1300 of the CGCL to apply, shareholders of the Trust holding in the aggregate at least 201,118 shares of common stock of CME Corporation (which are the shares into which all Trust shares will be converted immediately prior to the Merger) must both (A) abstain from voting on the Merger or vote against the Merger and (B) demand that CME Corporation purchase such shares at their fair market value.

   To determine if shareholders holding 5% or more of CME Corporation's common stock are dissenting, the only shares which will be counted will be the shares of stockholders

  (1) who make written demand upon CME Corporation for the purchase of such shares and for payment to the shareholder in cash of the fair market value of such shares,

  (2) whose written demand is received by CME Corporation within 30 days following the date on which CME Corporation mails notice to all shareholders of the Trust that the Merger has been approved, and who send to CME Corporation within such 30 day period the shareholder's certificates representing the shares which the shareholder demands be purchased (with an endorsement thereon that such shares are dissenting shares) and

  (3) whose written demand states the number and class of the shares held of record by the shareholder which the shareholder demands that CME Corporation purchase, and a statement by the shareholder of what the shareholder claims to be the fair market value of those shares as of September 18, 1998.

   If the Merger is approved by shareholders of the Trust and TCI, then CME Corporation will send out to all shareholders of the Trust who did not vote in favor of the Merger, within 10 days after the date of approval, a notice that the Merger was approved and a statement of the price which CME Corporation has determined represents the fair market value of the dissenting shares as of September 18, 1998. In addition, the notice will include a brief description of the procedure to be followed if the shareholder desires to exercise its right to dissent.

   If it is determined by CME Corporation that shareholders holding 5% or more of the shares of common stock of CME Corporation are dissenting and if CME Corporation and any dissenting shareholder agree upon the price of the shares, such dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Payment of the fair market value of the dissenting shares must be made within 30 days after the parties agree on the fair market value or within 30 days after any conditions to the Merger are satisfied, whichever is later.

   If CME Corporation denies that shareholders holding 5% or more of the shares of common stock of CME Corporation are dissenting or if CME Corporation and any dissenting shareholder cannot agree on the fair market values of the shares, then the dissenting shareholder, CME Corporation or TCI may sue to determine whether the shares are dissenting or the fair market value of such shares, as the case may be.

   A dissenting shareholder will not be entitled to payment of the fair market value of their shares if (A) the Merger is not approved, (B) the shares of such dissenting shareholder are transferred prior to being sent to CME Corporation or are converted into shares of TCI common stock by such dissenting shareholder or (C) if the dissenting shareholder and CME Corporation cannot agree upon the status of the shares as dissenting shares or upon the purchase price of the shares and neither files suit within six months after the date on which CME Corporation mailed notice of approval of the Merger. In any of the foregoing cases, the dissenting shareholders' shares will be converted into shares of TCI common stock at the Exchange Ratio.

   Warrants. The Trust has no outstanding warrants for the purchase of shares. TCI has no outstanding warrants and does not currently anticipate issuing any warrants for the purchase of its capital stock.

   Listing. The Trust shares have been listed on the NASDAQ since October 29, 1980. TCI common stock has been listed on the NYSE since September 10, 1986.

   No Restrictions on Ownership and Transfer of Common Stock. Neither TCI's articles of incorporation nor its bylaws contain any restriction on the transfer or percentage ownership of shares of TCI common stock.

   In the trustees' view, concentration of ownership of shares of TCI common stock is unlikely to threaten TCI's continued qualification for taxation as a REIT under the Code. In the opinion of the trustees, the carefully designed acquisition safeguards built into the articles of incorporation and bylaws of TCI are sufficient to meet the needs of TCI. See "-- Principal Reasons for the Incorporation Procedure and the Merger -- Acquisition Safeguards". Accordingly, TCI's articles of incorporation and bylaws do not contain restrictions on voting rights of "Excess Shares" of the TCI common stock, and the certificates representing shares of TCI common stock will contain no legend to that effect.

Stockholder-Management Relations

   The Consent Provision. The Consent Provision (Article EIGHTH of the articles of incorporation) provides that stockholders of TCI may not act without a duly called annual or special meeting except by written consent setting forth the action to be taken and signed by all of the stockholders entitled to vote thereon. Under the NRS, unless otherwise provided in a corporation's articles of incorporation, any action which is required or permitted to be taken at an annual or special meeting of stockholders may instead be taken

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


without a meeting if a written consent setting forth the action to be taken is signed by stockholders holding at least a majority of the voting power, or of such greater proportion as is required for such action. Unlike the TCI articles of incorporation, the Declaration of Trust permits shareholders of the Trust to approve certain acts by written consent without a meeting if such consent sets forth the action so taken and is signed by holders of the majority of the outstanding Trust shares.

   For all practical purposes, the Consent Provision would allow stockholders to act only at an annual or special meeting. By effectively prohibiting stockholders from acting without a meeting, the Consent Provision ensures that all stockholders will have the opportunity to consider any matter that could affect their rights. However, such a limitation on a major stockholder's ability to act could conceivably adversely affect a potential major stockholder's decision to purchase voting securities of TCI.

   The Stockholder Meeting Provision. The Stockholder Meeting Provision (also set forth in Article EIGHTH of the articles of incorporation of TCI) provides that subject to the rights of the holders of any series of preferred stock, special meetings of stockholders may be called only by the Board of Directors, the Chairman of the Board or the President of TCI. Stockholders of TCI may not by themselves call a special meeting of stockholders. In contrast to the Stockholder Meeting Provision, the Declaration of Trust permits its shareholders to call special meetings upon the written request of shareholders holding not less than 10% of the outstanding shares of the Trust entitled to vote in the manner provided in the Trustees' Regulations. The Trustees' Regulations further provide that special meetings of shareholders may be called at any time by the President or the trustees or by any two or more trustees, or by one or more shareholders holding not less than two-thirds of the outstanding shares of the Trust.

   The Stockholder Meeting Provision would have the effect of inhibiting stockholder actions that require a meeting of stockholders unless the Board of Directors, the Chairman thereof or the President of TCI calls such a meeting. Such meetings can impose considerable expenses upon TCI. The trustees believe that the Board of Directors are in the best position to determine those issues which are properly the subject of a special meeting of stockholders. In the view of the Board of Trustees, stockholders would have a full opportunity to make proper proposals at duly convened stockholder meetings and to request that any such proposal be presented for consideration to other stockholders in TCI's annual proxy statement.

   Other Provisions Regarding Stockholder-Management Relations. TCI's bylaws provide, among other things, that any stockholder entitled to vote in the election of directors of TCI's Board of Directors generally may nominate one or more persons for election as directors at a meeting only if such stockholder gives not fewer than 35 nor more than 60 days' prior written notice of intent to make such nomination or nominations to the Secretary of TCI (or, if fewer than 45 days' notice or prior public disclosure of the meeting date is given or made to stockholders, not later than 10 days following such notice or disclosure). Each such notice must set forth (i) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (ii) the class and number of shares of stock held of record, owned beneficially and represented by proxy by such stockholder as of the record date for the meeting and as of the date of such notice; (iii) a representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iv) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons pursuant to which the nomination or nominations are to be made by the stockholder; (v) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Commission; and (vi) the consent of each nominee to serve as a director of TCI if so elected. The Chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure, which is referred to herein as the "Nomination Provision". Neither the Declaration of Trust nor the Trustees' Regulations contains any provisions analogous to the Nomination Provision.

   Although the Nomination Provision does not give TCI's Board any power to approve or disapprove of stockholder nominations for the election of directors, the Nomination Procedure may have the effect of precluding a nomination for the election of directors at a particular annual meeting if the proper procedures are not followed and may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of TCI, even if such attempt might be deemed by some stockholders to be beneficial to TCI and its stockholders. The Board of Trustees is currently unaware of any controlling judicial precedent addressing the validity of the Nomination Provision and therefore the matter is not entirely free from doubt. The Board of Trustees nevertheless believes that this provision is beneficial because it requires stockholders to give adequate notice to allow orderly and considered evaluation of nominees and fair elections.

   TCI's bylaws also provide that, in addition to any other applicable requirements, for business not specified in the notice of meeting or brought by or at the direction of the Board of Directors of TCI to be properly introduced by a stockholder, the stockholder must give not fewer than 35 nor more than 60 days' prior notice to the Secretary of TCI (or if fewer than 45 days' notice or prior public disclosure of the meeting date is given or made to stockholders, not later than 10 days following such event). This provision (the "Stockholder Proposal Provision") does not preclude discussion by any stockholder of any business properly brought before any meeting. Each such notice must set forth
(i) a description of each item of business proposed to be brought before the meeting; (ii) the name and address of the stockholder proposing to bring such item of business before the meeting; (iii) the class and number of shares of stock held of record, owned beneficially and represented by proxy by such stockholder as of the record date for the meeting and as of the date of such stockholder meeting notice; and (iv) all other information that would be required to be included in a proxy statement filed with the Commission. Neither the Declaration of Trust nor the Trustees' Regulations contains any provisions analogous to the Stockholder Proposal Provision.

   Although the Stockholder Proposal Provision does not give TCI's Board of Directors or the Chairman of the meeting any powers to approve or disapprove such matters, the Stockholder Proposal Provision may have the effect of precluding the consideration of matters at a particular meeting if the proper procedures are not followed, even if approval of such matters may be deemed by some stockholders to be beneficial to TCI and its stockholders. TCI is presently unaware of any controlling judicial precedent addressing the validity of the Stockholder Proposal Provision and therefore the matter is not entirely free from doubt. As with the Nomination Provision, the Trustees believe that the Stockholder Proposal Provision is beneficial because it requires stockholders to give both management and other stockholders adequate notice of such proposals and time to consider and respond to such proposals.

   TCI's bylaws also provide that annual meetings of stockholders shall be held within the first eight months of the calendar year, or as soon as practicable thereafter, beginning in 1992. Written or printed notice of annual and special meetings of stockholders shall be given to stockholders entitled to vote not fewer than 10 nor more than 60 days before the date of such meeting, unless stockholders are to vote upon a proposed merger, consolidation or disposition of substantially all of TCI's assets, in which case notice shall be given not less than 20 nor more than 60 days before the date of such meeting. The Declaration of Trust contains similar provisions except that pursuant to the Declaration of Trust annual meetings of shareholders are to be held in the first six months of the calendar year.

   A full and correct statement of the affairs of TCI is to be prepared annually and submitted at the annual meeting. Such annual reports will include a balance sheet and a statement of operations for the preceding fiscal year. TCI is subject to the information requirements of the Exchange Act and the balance sheet and statement of operations are required by the Exchange Act to be certified by independent certified public accountants, although the bylaws do not impose such a requirement. The Declaration of Trust provides that the trustees must mail an annual report not later than 120 days after the close of each fiscal year. The annual report must include a statement of assets and liabilities and a statement of income and expenses of the Trust, accompanied by the report of an independent certified public accountant. The trustees are also required to send shareholders interim reports at least quarterly.

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


   The Business Combination Provision. Article TENTH of the articles of incorporation of TCI (the "Business Combination Provision") is designed to encourage companies interested in acquiring TCI to negotiate with the Board of Directors and to give greater assurance to the stockholders of TCI that they will receive fair and equitable treatment in the event of a "Business Combination" (as defined below) involving TCI or a subsidiary thereof with, or proposed by or on behalf of, an "Interested Stockholder" (as defined below) or certain related parties.

   Under Article TENTH of the articles of incorporation, a Business Combination with, or proposed by or on behalf of, any Interested Stockholder or any affiliate or associate (as such terms are defined in Rule 12b-2 promulgated under the Exchange Act) of any Interested Stockholder or any Person who thereafter would be an affiliate or associate of any Interested Stockholder would require approval by the affirmative vote of not less than sixty-six and two-thirds percent of the votes entitled to be cast on such transaction by the holders of all shares of voting stock of TCI then outstanding (the "Voting Stock"), voting together as a single class, excluding shares beneficially owned by such Interested Stockholders. However, the two-thirds affirmative vote of stockholders is not required if a majority of the members of the Board of Directors or, in the case of such Business Combination involving any affiliate of TCI, a majority of the Board of Directors including a majority of the members of the Board of Directors who at the time are neither officers or employees of TCI nor directors, officers or employees of TCI's advisor, approves the Business Combination prior to the date on which the Interested Stockholder became the beneficial owner of 20% or more of TCI's shares (the "Acquisition Date"). If such prior Board of Director's approval is obtained, the Business Combination will be subject to the applicable voting requirement under the NRS. Presently, for most types of Business Combination transactions on which a stockholder vote would be required, the affirmative vote of the holders of a majority of the outstanding shares entitled to vote on the matter (including shares beneficially owned by the Interested Stockholder) is required. If the two-thirds vote required by the Business Combination Provision is obtained in connection with a particular proposed Business Combination, approval of a majority of TCI's Board of Directors is not necessary. Under certain circumstances a business combination will be presumed to be proposed by or on behalf of an Interested Stockholder unless a majority of the members of the Board of Directors determines otherwise.

   An "Interested Stockholder" is defined in the Business Combination Provision to include any Person who (i) is or has announced or publicly disclosed a plan or intention to become, the Beneficial Owner of 20% or more of the Voting Stock or (ii) is an affiliate or associate of TCI and at any time within the two year period immediately prior to the date in question was the Beneficial Owner of 20% or more of the Voting Stock. A person is the "Beneficial Owner" of Voting Stock that such person and certain related parties, directly or indirectly, own or have the right to acquire, hold, vote or dispose of or has beneficial ownership of. TCI, any of its subsidiaries and certain profit-sharing and employee-benefit plans are among the entities specifically excepted from the definition of "Interested Stockholder."

   American Realty Trust, Inc. is currently considered an Interested Stockholder of TCI and will remain an Interested Stockholder following the Incorporation Procedure and the Merger. Currently the Board of Directors is not aware of any other stockholder or group of stockholders that is an Interested Stockholder or that would be an "Interested Stockholder" following the Incorporation Procedure and the Merger.

   A "Business Combination" includes the following transactions: (i) a merger or consolidation of TCI or any subsidiary with an Interested Stockholder or certain related parties, (ii) the sale, lease, exchange, mortgage, pledge, transfer or other disposition by TCI or a subsidiary of any assets or securities to an Interested Stockholder or certain related parties, or any other arrangement with or for the benefit of an Interested Stockholder or any such related party (including investments, loans, advances, guarantees, extensions of credit, security interests and joint venture participation) that (except in certain circumstances), together with all other such arrangements (including all contemplated future events), involve assets or securities having a value (or involving aggregate commitments) of $5 million or more or constitute more than 5% of the book value of the total assets (in the case of transactions involving assets or commitments other than capital stock) or 5% of the

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

stockholders equity (in the case of transactions in capital stock) of the entity in question, as reflected in the most recent fiscal year-end consolidated balance sheet of such entity existing at the time the stockholders of TCI would be required to approve or authorize such transaction, (iii) the adoption of any plan or proposal for the liquidation or dissolution of TCI,
(iv) any reclassification of securities, recapitalization, merger with a subsidiary or other transaction which has the effect, directly or indirectly, of increasing an Interested Stockholder's proportionate share of the outstanding capital stock of TCI or a subsidiary or (v) any agreement or arrangement providing for any one or more of the actions specified in the foregoing clauses (i) through (iv).

   The Board of Directors has unanimously approved an amendment to Article TENTH which would exclude the proposed Merger from the super-majority voting requirements of Article TENTH. See "Proposed Amendment of TCI'S Articles of Incorporation."

   By providing that the two-thirds vote requirement would not be invoked if a majority of TCI's Board of Directors approves a Business Combination prior to the Acquisition Date, the Business Combination Provision is intended to encourage companies interested in acquiring TCI to negotiate in advance with TCI's Board of Directors. See "-- Principal Reasons for the Incorporation Procedure and the Merger -- Acquisition Safeguards". The Business Combination Provision may discourage attempts to take over TCI by a principal stockholder. By requiring a two-thirds vote of stockholders other than the relevant Interested Stockholder to approve a Business Combination not approved by TCI's Board of Directors, the Business Combination Provision may enable a minority of TCI's stockholders to prevent consummation of a Business Combination. To the extent that the Business Combination Provision discourages tender offers or the accumulation of Nevada Common Stock by a third party, stockholders may be deprived of higher market prices for their stock which may result from such events.

   Article TENTH effectively allows the Board of Directors to waive the requirement that any Business Combination with, or proposed by or on behalf of, any Interested Stockholder requires the approval of not less than two-thirds of the votes cast by the holders of all shares of Voting Stock (excluding Voting Stock owned by such Interested Stockholder). If a majority of the members of the Board of Directors or, in the case of such Business Combination involving any affiliate of TCI, a majority of the Board of Directors including a majority of the members of the Board of Directors who at the time are neither officers or employees of TCI nor directors, officers or employees of TCI's advisor, approves such Business Combination prior to the Acquisition Date, such Business Combination requires only such affirmative vote, if any, as is required by applicable law or by any other provision of the articles of incorporation or bylaws or by any agreement with any national securities exchange.

   The NRS imposes generally similar restrictions upon certain business combinations with interested stockholders of a Nevada corporation, but, among other differences, the NRS defines the terms "business combination" and "interested stockholder" differently and, unlike Article TENTH of the articles of incorporation, Nevada law subjects certain business combinations with interested stockholders to a three-year moratorium unless specified conditions are met. The NRS prohibits a Nevada corporation from engaging in a "business combination" with an "interested stockholder" for three years following the date that such person becomes an "interested stockholder." With certain exceptions, an "interested stockholder" is a person or group that owns 10% or more (compared to more than 20% under Article TENTH of the articles of incorporation) of such corporation's outstanding voting stock, or is an affiliate or associate of the corporation and was the beneficial owner of 10% or more of such voting stock at any time within the previous three years.

   However, a Nevada corporation may elect not to be governed by the business combination provisions of Nevada law by expressly electing not to be governed by such statutes in the original articles of incorporation or an amendment thereto. Because TCI's Board of Directors believes that the Business Combination Provision offers sufficient protection, Article TENTH of the articles of incorporation contains a provision expressly electing not to be governed by NRS statutes governing business combinations with interested stockholders and acquisitions of a controlling interest.

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

   California has adopted legislation that has certain anti-takeover implications. Although the California Corporations Code does not specifically apply to business trusts, certain of its provisions could be applied to business trusts by analogy. If the proposed Incorporation Procedure and the Merger are adopted, such legislation will not apply to TCI.

   Sections 1101 and 407 of the California General Corporation Law require that holders of nonredeemable common stock receive nonredeemable common stock in a merger of the corporation with the holder of more than 50% but less than 90% of such common stock or its affiliate unless either (i) all of the holders of such common stock consent to the transaction or (ii) the terms and conditions of the transaction and the fairness of such terms and conditions have been approved by the appropriate state regulatory agency. This provision of California law may have the effect of making a "cash-out" merger by a majority shareholder more difficult to accomplish. Nevada law has no comparable provision. California law also requires that shareholders be provided with a fairness opinion under certain circumstances when a tender offer or a proposal for a reorganization or for a sale of assets is made by an interested party. Again, Nevada law has no comparable provision.

   The Evaluation Provision. Article TWELFTH of the articles of incorporation (the "Evaluation Provision") permits the Board of Directors to take into account all factors it deems relevant in evaluating, among other things, tender offers, proposals of business sales or combinations and proposals for corporate liquidation or reorganizations involving TCI, including the potential impact of any such transaction on TCI's creditors, partners, joint venturers, other constituents or TCI and the communities in which its offices, other establishments or investments are located (collectively, "Non-Stockholder Constituencies") and on TCI's continuing status as a qualified REIT under the Code.

   The Evaluation Provision does not specify the relative weight that the Board of Directors should give to the various factors. Under the Evaluation Provision, the Board of Directors might, for example, take into account whether a potential acquiror proposed to use TCI's assets to finance an acquisition of TCI and the effect that such use of TCI's assets might have on its Non-Stockholder Constituencies, if any, and its REIT status. The trustees believe that consideration of the effect of a business combination proposal on TCI's Non-Stockholder Constituencies and REIT status help to maintain or improve the financial condition of TCI and, as a result, confer related benefits upon its stockholders. However, because the Evaluation Provision allows the Board of Directors to consider numerous judgmental or subjective factors affecting such a proposal, including certain non-financial matters, their consideration may lead the Board of Directors to oppose a transaction that, as an exclusively financial matter, may be attractive to stockholders.

   The Declaration of Trust does not contain any provision similar to the Evaluation Provision. Courts construing California law have held that the decisions of California corporate directors in evaluating takeover bids generally are protected by the "business judgment rule," under which a court will not question the directors' business judgment so long as they act in accordance with their fiduciary duties to the corporation and to all of the stockholders. The trustees are currently unaware of any judicial precedent construing California law that addresses the question of whether corporate directors (and, by analogy, trustees of unincorporated business trusts) may consider the interests of Non-Stockholder Constituencies or whether the consideration of such interests would be protected by the "business judgment rule".

   The NRS expressly provides that directors in evaluating acquisition proposals may consider certain interests of Non-Stockholder Constituencies including (i) the interests of the corporation's employees, suppliers, creditors and customers; (ii) the economy of the state and nation; (iii) the interests of the community and of society; and (iv) the long term as well as short term interests of the corporation and its stockholders, including the possibility that these interests may be best served by the continued independence of the corporation.

Establishment of Subsidiaries

   Under Section 3.5 of the Declaration of Trust, a vote of two-thirds of the trustees and holders of a majority of the outstanding shares is required for the formation of a subsidiary to hold all or part of the Trust's assets. There exists no comparable provision in the articles of incorporation of TCI.

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

Amendment Provisions

   The Bylaw Amendment Provision and the Articles of Incorporation Amendment Provision (each as defined below) generally require a super-majority vote for changes in the governing documents of TCI submitted to stockholders. Although those provisions may by themselves have a deterrent effect on some potential acquisitions of TCI, they are designed primarily to ensure that an acquiror cannot circumvent the acquisition safeguards contained in the governing documents. See "-- Principal Reasons for the Incorporation Procedure and Merger -- Acquisition Safeguards" and "-- Comparison of Principal Differences Between the Trust and TCI". The trustees recognize that the amendment provisions may serve to entrench current management (see "-- Principal Reasons for the Incorporation Procedure and the Merger -- Acquisition Safeguards" and "-- Possible Negative Considerations"); however, for the same reasons the trustees deem acquisition safeguards to be in the best interest of TCI and its stockholders, the amendment provisions are required to buttress those safeguards.

   The Bylaw Amendment Provision. Article SEVENTH of the articles of incorporation of TCI (the "Bylaw Amendment Provision") expressly authorizes TCI's Board of Directors to make, adopt, alter, amend, change or repeal TCI's bylaws. The Bylaw Amendment Provision further states that the stockholders of TCI may not make, adopt, alter, amend, change or repeal TCI's bylaws except upon the affirmative vote of holders of not less than 75% of the outstanding stock of TCI entitled to vote thereon. The TCI Board of Directors is currently unaware of any controlling judicial precedent under the NRS addressing the validity of this aspect of the Bylaw Amendment Provision and, therefore, the matter is not entirely free from doubt. This super-majority voting provision could enable holders of only 26% of TCI common stock to prevent holders of a substantial majority of TCI common stock who do not approve of certain provisions of the bylaws from amending or repealing such provisions. In this regard, it should be noted that entities affiliated with certain executive officers of TCI have collective beneficial ownership of 45.5% of TCI common stock (as of June 30, 1999). Nevertheless, TCI's Board of Directors believes that the Bylaw Amendment Provision will help to ensure continuity with respect to the management of the day-to-day operations of TCI. In addition, the provision will prevent a purchaser who acquires a majority of the shares of the TCI common stock from adopting bylaws that are not in the best interest of the minority stockholders or repealing bylaws that are in such stockholders' interest.

   Section 3.3 of the Declaration of Trust vests in the trustees the power to make, adopt, amend or repeal Trustees' Regulations. Nevertheless, the Trustees' Regulations provide that the trustees' powers to make, adopt, amend or repeal the Trustees' Regulations may be revoked either by vote or written consent of two-thirds of the outstanding shares of the Trust.

   The Articles of Incorporation Amendment Provision. Article SEVENTEENTH of the articles of incorporation of TCI (the "Articles of Incorporation Amendment Provision") requires the affirmative vote of at least 75% of the votes cast by shareholders voting thereon to alter, amend or repeal the Bylaw Amendment Provision, Consent Provision, Stockholder Meeting Provision, Business Combination Provision, Director Removal Provision, Evaluation Provision and Articles of Incorporation Amendment Provision, unless a majority of TCI's Board of Directors approves such alteration, amendment or repeal.

   In contrast, the Declaration of Trust generally may be amended (i) by shareholders holding a majority of the outstanding shares entitled to vote thereon or (ii) by the trustees without the vote or consent of shareholders to the extent they deem it necessary to conform the Declaration of Trust to REIT requirements or other applicable federal law, unless the proposed amendment would change certain rights with respect to any outstanding securities of the Trust, in which case the Declaration of Trust requires the vote or consent of the holders of two-thirds of the outstanding shares entitled to vote thereon.

   Although the Declaration of Trust already requires a super-majority vote for certain proposed amendments, the Articles of Incorporation Amendment Provision will make it more difficult for stockholders to make changes in the articles of incorporation, including changes designed to enable holders of a majority of TCI common stock to obtain control over TCI. However, the Articles of Incorporation Amendment Provision may

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

help protect minority stockholders from disadvantageous changes supported by less than a substantial majority of other stockholders.

   The foregoing is only a summary of the similarities and differences between TCI's articles of incorporation and bylaws, on the one hand, and the Trust's Declaration of Trust and Trustees' Regulations, on the other. The complete texts of those documents may be referred to by stockholders and are either filed or incorporated by reference as exhibits to the Registration Statement.

Material Federal Income Tax Consequences

   The following discussion is a summary of the material U.S. federal income tax consequences of the Incorporation Procedure and the Merger to a shareholder of the Trust. The discussion is based on the Code, the Treasury Regulations promulgated thereunder (the "Treasury Regulations"), administrative rulings and pronouncements and judicial decisions as of the date hereof, all of which are subject to change (possibly with retroactive effect).

   This discussion does not address all aspects of U.S. federal taxation that may be relevant to particular shareholders of the Trust in light of their personal investment circumstances or to shareholders of the Trust subject to special treatment under the Code (including banks, tax-exempt organizations, insurance companies, dealers in securities or foreign currency, shareholders of the Trust who received their Trust shares through the exercise of employee stock options or otherwise as compensation, shareholders of the Trust who are not U.S. persons (under the Code) and shareholders of the Trust who hold their Trust shares as part of a straddle, hedge or conversion transaction). In addition, this discussion does not address any foreign, state or local tax consequences of the Incorporation Procedure or the Merger. For purposes of this discussion, a holder of depositary receipts will be treated as holding a direct interest in the underlying securities.

   Each shareholder of the Trust is urged to consult his or her own tax advisor as to the particular tax consequences to him or her of the Incorporation Procedure and the Merger, including the applicability and effect of U.S. federal, foreign, state, local and other tax laws.

   In the opinion of Andrews & Kurth L.L.P., counsel to TCI, the Incorporation Procedure and the Merger should be treated for federal income tax purposes as two separate reorganizations within the meaning of Section 368(a) of the Code. The Trust and CME Corporation should each be a party to the Incorporation Procedure reorganization within the meaning of Section 368(b) of the Code. TCI and CME Corporation should each be a party to the Merger reorganization within the meaning of Section 368(b) of the Code. In that event as a result of both the Incorporation Procedure and the Merger,

  (i) no gain or loss will be recognized by shareholders of the Trust who receive TCI common stock pursuant to the Incorporation Procedure and the Merger in exchange for Trust shares;

  (ii) the tax basis of TCI common stock received by shareholders of the Trust pursuant to the Incorporation Procedure and the Merger will be the same as the tax basis in the Trust shares exchanged therefor;

  (iii) the holding period of TCI common stock received by holders of the Trust shares pursuant to the Incorporation Procedure and the Merger will include the holding period of the Trust shares surrendered in exchange therefor; and

  (iv) no gain or loss will be recognized by the Trust, CME Corporation or TCI as a result of the Incorporation Procedure or the Merger.

   Notwithstanding the foregoing, cash received in lieu of a fractional share interest in TCI common stock will be treated as if such fractional share was actually received and then redeemed for cash, and in general, gain or loss will be recognized, measured by the difference between the amount of cash received and the basis

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

of the Trust shares allocable to such fractional share. In general, such gain or loss will constitute capital gain or loss if the Trust shares were held as capital assets at the Effective Time. Any capital gain recognized as a result of the Merger will be taxed at rates applicable to capital gains.

   Furthermore, if the liabilities of the Trust exceeds the Trust's adjusted basis of its assets the Trust will recognize gain equal to such excess. The Trust does not expect its liabilities to exceed its assets' adjusted basis.

   If the Incorporation Procedure does not qualify as a tax-free reorganization for federal income tax purposes, the Incorporation Procedure would be treated as a liquidation of the Trust and a deemed pro rata distribution of the Trust assets to the holders of Trust shares, followed by the incorporation and contribution of such assets to CME Corporation and, accordingly,

  (i) a holder of Trust shares would recognize gain or loss, measured by the difference between the fair market value of the Trust assets deemed to have been distributed to the shareholder and the shareholder's basis in the Trust shares exchanged therefor. Such gain or loss would constitute capital gain or loss if the Trust shares were held as capital assets at the Effective Time;

  (ii) the tax basis of the CME Corporation common stock received in connection with the Incorporation Procedure by a shareholder of the Trust would be its fair market value at the Effective Time; and

  (iii) the holding period of TCI common stock received by a shareholder of CME Corporation pursuant to the Merger would commence on the day following the date of the Effective Time.

   Further, if the Incorporation Procedure did not qualify as a tax-free reorganization, the Trust would recognize gain or loss equal to the difference between the Trust's basis in its assets and the sum of the fair market value of the consideration provided by CME Corporation in the Incorporation Procedure and the liabilities assumed by CME Corporation. The consideration provided by CME Corporation would be treated as distributed by the Trust in liquidation. In computing its taxable income for its taxable year ended on the date of the Incorporation Procedure, the Trust would generally be entitled to a dividends paid deduction equal to the fair market value of the consideration provided by CME Corporation and received by the shareholders of the Trust. In addition, if the Trust would recognize built-in gain with respect to certain assets previously acquired from a C corporation in a carryover basis transaction, the gain would be subject to a corporate level tax under a Treasury Regulation announced by the Internal Revenue Service but not yet issued. However, the Trust does not believe that it has any such built-in gain. CME Corporation would succeed to any tax liability of the Trust in the Incorporation Procedure.

   If the Merger did not qualify as a tax-free reorganization for federal income tax purposes, the Merger would be treated as a taxable exchange and, accordingly,

  (i) a holder of CME Corporation common stock would recognize gain or loss, measured by the difference between the fair market value of TCI common stock and cash received and the CME Corporation shareholder's basis in the CME Corporation common stock exchanged therefor. Such gain or loss would constitute capital gain or loss if the CME common stock were held as capital assets at the Effective Time;

  (ii) the tax basis of the TCI common stock received in connection with the Merger by a shareholder of CME Corporation would be its fair market value at the Effective Time; and

  (iii) the holding period of TCI common stock received by a shareholder of CME Corporation pursuant to the Merger would commence on the day following the date of the Effective Time.

   Further, if the Merger did not qualify as a tax-free reorganization, CME Corporation would recognize gain or loss equal to the difference between CME Corporation's basis in its assets and the sum of the fair market value of the consideration provided by TCI in the Merger and the liabilities assumed by TCI. The consideration provided by TCI would be treated as distributed by CME Corporation in liquidation. In computing its taxable income for its taxable year ended on the date of the Merger, CME Corporation would generally be entitled to a dividends paid deduction equal to the fair market value of the consideration provided by TCI and received by the shareholders of CME Corporation. In addition, if CME Corporation would recognize built-in gain with respect to certain assets previously acquired from a C corporation in a carryover basis transaction, the gain would be subject to a corporate level tax under a Treasury Regulation announced by the Internal Revenue Service but not yet issued. However, CME Corporation does not believe that it has any such built-in gain. TCI would succeed to any tax liability of CME Corporation in the Merger.

Certain Foreign, State and Local Taxes

   If the Incorporation Procedure and the Merger are consummated, TCI may become subject to state franchise or income taxes in addition to those which the Trust is already obligated to pay. Management of the Trust believes that the net effect on TCI of any additional state franchise or income taxes will not be material.

   No determination has been made as to how the proposed Incorporation Procedure and the Merger would be treated under the various foreign, state or local tax laws that might apply to shareholders, including without limitation ad valorem tax laws in effect in the various states. Shareholders should consult their own tax advisors as to the effect of the Incorporation Procedure and the Merger on their individual tax liability under applicable foreign, state or local tax laws.

   The Board of Trustees is not aware of any license, regulatory permit or of any approval by any domestic or foreign governmental or administrative agency that would be required to effect the Incorporation Procedure and the Merger.

                   GENERAL PROVISIONS OF THE MERGER AGREEMENT

   The Board of Directors of TCI and the Board of Trustees of the Trust have unanimously approved the Merger Agreement which provides for the Merger to occur at the Effective Time, with TCI continuing as the surviving corporation. This section of the Joint Proxy Statement/Prospectus describes certain aspects of the proposed Incorporation Procedure and the Merger, including certain provisions of the Merger Agreement. The description of the Merger Agreement contained in this Joint Proxy Statement/Prospectus does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached hereto as Appendix B and which is incorporated by reference. All stockholders of TCI and shareholders of the Trust are urged to read carefully the Merger Agreement in its entirety.

Conditions to Consummation of the Incorporation Procedure and the Merger

   Each party's obligation to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of various conditions which include, in addition to other customary closing conditions, the following:

  (1) the stockholders of TCI and the shareholders of the Trust having approved the Merger Agreement;

  (2) the representations and warranties of TCI and the Trust contained in the Merger Agreement must be true, complete and accurate as of the date when made and at and as of the closing date as though such representations, warranties and statements were made at and as of such date (except for breaches of such representations, warranties and statements which would, in aggregate, not cause a Material Adverse Effect (defined below) regarding TCI, the Trust, the Trust's business or its assets);

  (3) the Trust and TCI must have performed and complied with all agreements, obligations and conditions required by the Merger Agreement to be so performed or complied with by it at or prior to the closing;

  (4) on the closing date, there cannot be any effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction restraining or prohibiting the consummation of the Incorporation Procedure and the Merger;

  (5) there cannot be threatened, instituted or pending any suit, action, investigation, inquiry or other proceeding by or before any court or governmental or other regulatory or administrative agency or commission requesting or looking toward an order, judgment or decree that (i) restrains or prohibits the consummation of the Incorporation Procedure and the Merger or (ii) would have a Material Adverse Effect on the business, operations, condition (financial or otherwise), liabilities, the assets of the Trust or earnings of TCI after the closing;

  (6) all licenses, permits, approvals and authorizations of all third parties and governmental bodies and agencies (including, without limitation, SEC approval of this Joint Proxy Statement/Prospectus), must have been obtained in the reasonable determination of TCI in connection with (a) the execution and delivery by each of the parties of the Merger Agreement, (b) the consummation by each of the parties of the transactions contemplated thereby or (c) the conduct by TCI after the Merger of the business of the Trust substantially as conducted previously, except those consents and approvals which, if not obtained, would not reasonably be expected to result, in the aggregate, in a Material Adverse Effect;

  (7) except as specifically disclosed in the Merger Agreement or by the Trust in connection with the Merger Agreement, the events occurring since December 31, 1997, and the conditions arising since such date shall not, in the aggregate, have resulted in, or with the passage of time or otherwise, reasonably be expected to result in, a Material Adverse Change regarding TCI or the Trust, the business of the Trust or the assets of the Trust;

  (8) TCI and the Trust each shall have received the opinion of Andrews & Kurth L.L.P. to the effect that the Incorporation Procedure and the Merger constitute tax-free reorganizations within the meaning of
      Section 368(a) of the Code; and

  (9) the Registration Statement shall have been declared effective, and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the Commission.

   A "Material Adverse Change" or "Material Adverse Effect" means, with respect to any party, any change, occurrence or effect (direct or indirect) on the business, operations, properties (including tangible properties), condition (financial or otherwise), assets, prospects (solely to the extent such prospects are related to events specifically involving the affected party), obligations or liabilities (whether absolute, contingent or otherwise and whether due or to become due) of such party and its subsidiaries taken as a whole that reasonably could be expected to exceed $5,000,000. "Material" or "materially" or words of like effect shall (unless otherwise so provided) refer to items capable of producing a monetary effect of at least $5,000,000 on the business, operations, properties (including intangible properties), condition (financial or otherwise), assets, prospects (solely to the extent such prospects are related to events specifically involving the affected party), obligations or liabilities (whether absolute, contingent or otherwise and whether due or to become due) of the relevant party and its subsidiaries taken as a whole.

No Solicitation

   The Merger Agreement provides that prior to the closing, neither the Trust nor TCI shall, and neither shall permit any of its officers, trustees, directors or other representatives to, directly or indirectly, encourage, solicit or initiate or (except as set forth below) participate in negotiations with, or (except as set forth below) provide any information or assistance to, any person (other than TCI and its representatives or CMET and its representatives, as the case may be) concerning any merger, sale of securities, sale of the assets of the Trust or TCI, as the case may be, or similar transaction involving the Trust or TCI, as the case may be, or any of the assets of the Trust or TCI, as the case may be, (any of the foregoing, a "Transaction"), other than the transactions contemplated between the parties by the Merger Agreement. In the event that the Board of Trustees of the Trust or the Board of Directors of TCI makes a reasonable determination that its fiduciary obligations require it to negotiate with or provide information to an unsolicited third party regarding a Transaction, then the Trust or TCI, as the case may be, must notify the other promptly of the existence of such negotiations and the names of each person, other than the Trust or TCI, as the case may be, participating in discussions regarding such a Transaction, although the Trust or TCI may engage in such negotiations notwithstanding such prohibition.

Termination

   The Merger Agreement may be terminated at any time prior to the Merger, whether before or after adoption thereof by the stockholders of the Trust or
TCI:

  (1) by mutual agreement of the Trust and TCI;

  (2) by TCI, on or after June 30, 1999, if (i) any of the conditions precedent to the Merger contained in the Merger Agreement have not been met or, to the extent permitted by applicable law, have not been waived in writing by TCI prior to such date; or

  (3) by the Trust, on or after June 30, 1999, if (i) any of the conditions precedent to the Merger contained in the Merger Agreement have not been met or, to the extent permitted by applicable law, have not been waived in writing by the Trust prior to such date.

   In the event of termination of the Merger Agreement by the Trust or TCI, written notice thereof shall promptly be given to the other parties and the transactions contemplated by the Merger Agreement shall be terminated, without further action by any party. The Merger Agreement does not provide the payment of any termination fees if the Merger Agreement is terminated.

Conduct of the Business Pending the Merger

   Pursuant to the Merger Agreement, the Trust and TCI have each agreed to carry on their respective businesses only in the ordinary course, in accordance with prudent practice and consistent with past practices. In addition, TCI and the Trust have each agreed that, among other things and subject to certain exceptions, neither it nor any of its subsidiaries may:

  (1) incur any liabilities or obligations of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except in limited circumstances;

  (2) sell, transfer or otherwise dispose of any of their assets other than in the ordinary course of business;

  (3) grant any increase in the compensation payable to or to become payable to any trustees, directors or officers (including, without limitation, any increase or change pursuant to any bonus, pension, profit-sharing or other plan or commitment);

  (4) enter into any employment agreement, or enter into any consulting agreement or other agreement that contains any provision for severance or termination liabilities or obligations (including, without limitation, change of control or "golden parachute" provisions);

  (5) make aggregate capital expenditures or commitments in excess of $100,000 for additions to property or for any other purpose;

  (6) enter into any agreement or contract or commitment of the type outside the ordinary course of business; or

  (7) issue any additional shares of capital stock of or beneficial interests or options, warrants, rights (including, without limitation, stock appreciation rights and phantom stock rights) or other securities exercisable for, convertible into or exchangeable for shares of capital stock of or beneficial interests except for shares issued pursuant to a dividend reinvestment plan, or pay any dividend (or make any other distribution) to its holders of capital stock or beneficial interests except regular quarterly dividends.

Amendment and Waiver

   The Merger Agreement may only be amended by an instrument in writing signed on behalf of each party. Prior to the Merger, the Trust or TCI may waive any obligation of the other party contained in the Merger Agreement.

Expenses

   Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby (including the Incorporation Procedure) will be paid by the party incurring such fees or expenses (including, without limitation, legal fees, accounting fees and investment advisor, broker and/or agent fees).

Representations and Warranties

   The Merger Agreement contains customary mutual representations and warranties relating to, among other things, (i) corporate organization and similar corporate matters; (ii) subsidiaries; (iii) the capital structures of each of the Trust and TCI; (iv) authorization, execution, delivery, performance and enforceability of, and required consents, approvals, orders and authorizations of governmental authorities relating to, the Merger Agreement and related matters; (v) absence of conflicts; (vi) accuracy of financial and operating statements supplied to the other party; (vii) absence of undisclosed or contingent liabilities that are not disclosed on the financial and operating statements; (viii) material assets; (ix) the absence of certain changes in 1998; (x) current material contracts and commitments;
(xi) status of accounts and notes receivable; (xii) status of pending and/or threatened litigation; (xiii) insurance coverage; (xiv) compensation of employees, officers and trustees/directors; (xv) permits applicable to their respective businesses; (xvi) environmental and tax matters; (xvii) title to assets; (xviii) absence of claims for redemption of capital stock; (xix) brokers' commissions payable in connection with the Merger Agreement; and (xx) fairness opinions received by both entities with respect to the Merger consideration.

          PROPOSED AMENDMENT OF TCI'S ARTICLES OF INCORPORATION

General

   On July 28, 1999, the Board of Directors of TCI unanimously approved an amendment to Article TENTH of TCI's articles of incorporation which, if approved by the stockholders of TCI, would exclude the proposed Merger from the super-majority voting requirements of Article TENTH. The effect of the amendment would be to allow approval of the Merger by a simple majority vote of the outstanding shares of TCI common stock.

The Amendment

   At present, Article TENTH of TCI's articles of incorporation provides, among other things, that a Business Combination with, or proposed by or on behalf of, any Interested Stockholder requires approval by the affirmative vote of not less than 66 2/3% of the votes entitled to be cast on such transaction, excluding shares held by the Interested Stockholder and its associates and affiliates. See "Proposed Incorporation Procedure and Merger --
 Business Activities after Incorporation Procedure and Merger -- The Business Combination Provision". American Realty Trust, Inc. is an Interested Stockholder of TCI and the proposed Merger falls within the definition of Business Combination. Without the adoption of the proposed amendment to approve the Merger, holders of at least 66 2/3% of the shares of TCI common stock, other than American Realty Trust, Inc. and its affiliates and associates, must vote in favor of the Merger.

   The proposed amendment carves out a very limited exception which would allow approval of the Merger by a simple majority vote of all of the outstanding shares of TCI common stock, including those held by American Realty Trust, Inc. and its associates and affiliates. Specifically, the amendment would exclude any Business Combination of TCI and the Trust, which would include the Merger, from the super-majority voting requirements of Article TENTH. No other use of this exception would be permitted by the terms of the amendment.

   In arriving at its decision to approve the amendment, the Board of Directors considered that few stockholders attended or mailed proxies for the special meeting of TCI stockholders held on June 29, 1999, at which the stockholders were to consider and vote on the proposed Merger. The June 29, 1999 special meeting was adjourned to July 15, 1999 to allow for additional stockholder turnout. However, at the July 15, 1999 special meeting few additional stockholders were present or had signed proxies. Thus, the Board of Directors again adjourned the special meeting to July 29, 1999.

   At the July 29, 1999 meeting, sufficient affirmative votes by holders of TCI common stock were present to approve the Merger by 66 2/3% of the votes entitled to be cast by all stockholders. Also, of the holders that were present by proxy or in person, other than American Realty Trust, Inc., its affiliates and its associates, more than 66 2/3% voted to approve the Merger. However, due to the continued low voter turnout, the Merger was not approved by 66 2/3% of the outstanding shares of TCI common stock, excluding the shares held by American Realty Trust, Inc. and its affiliates and associates.

   In light of the continued low voter turnout, the Board of Directors believes it is in the best interest of TCI to approve the amendment. If the amendment is approved, only a simple majority vote of all outstanding TCI common stock will be required to approve the Merger, and TCI can avoid the continued cost and delay associated with locating stockholders who have not responded.

   To approve the amendment, holders of a majority in interest of TCI common stock must vote in favor of the amendment.

                    MARKET PRICES OF THE SHARES; DIVIDENDS;
                       COMPARATIVE PER SHARE MARKET PRICE

   The TCI common stock is listed on the NYSE and is traded under the ticker symbol "TCI". The Trust shares are traded on the NASDAQ using the symbol "CMETS". Following the Incorporation Procedure and the Merger, the TCI common stock will continue to be listed on the NYSE and traded under the ticker symbol "TCI".

   The tables below set forth, for the calendar quarters indicated, the reported high and low sale prices of the TCI common stock and the Trust shares on the NYSE and NASDAQ, respectively, in each case based on published financial sources, and the dividends declared on such stock.

                                                          TCI common     TCI common
                        Trust shares     Trust shares       stock          stock
   Quarter                  High             Low             High           Low
   -------              ------------     ------------     ----------     ----------
First Quarter, 1996       $10 1/2           $9 5/8         $11 1/2         $9 5/8
Second Quarter, 1996       11 3/4            9 5/8          10 1/2          9 1/4
Third Quarter, 1996        11 1/2           10              10 1/2          9 3/4
Fourth Quarter, 1996       12 1/4           10 1/2          11 1/8          9 7/8
First Quarter, 1997        15 1/2           11              14 7/8         10 3/4
Second Quarter, 1997       16 1/4           11              15 5/8         10 3/4
Third Quarter, 1997        21 1/4           11 1/2          21 1/4         14 1/2
Fourth Quarter, 1997       21 1/2           15 1/2          21 3/8         13 3/8
First Quarter, 1998        18               15 1/2          18 1/4         14 1/4
Second Quarter, 1998       23               14 3/4          17 5/16        14 3/4
Third Quarter, 1998        17 1/2           15              16 1/4         12 1/2
Fourth Quarter, 1998       16               14              14 1/2         11 1/2
First Quarter, 1999        17               14 5/16         16 3/8         11 5/8
Second Quarter, 1999       15 1/2           14 1/2          12 1/2         11 3/8

   The Trust paid dividends as follows:

 Date Declared            Record Date                Payable Date            Amount
 -------------            -----------                ------------            ------
March 1, 1996          March 15, 1996             March 31, 1996             $ .13
June 3, 1996           June 14, 1996              June 28, 1996                .13
August 23, 1996        September 3, 1996          September 9, 1996            .13
August 23, 1996        September 3, 1996          September 9, 1996            .37*
December 2, 1996       December 13, 1996          December 31, 1996            .13
February 26, 1997      March 14, 1997             March 31, 1997               .13
June 5, 1997           June 13, 1997              June 30, 1997                .13
September 3, 1997      September 15, 1997         September 30, 1997           .13
December 1, 1997       December 15, 1997          December 31, 1997            .13
February 16, 1998      March 13, 1998             March 31, 1998               .15
May 27, 1998           June 4, 1998               June 19, 1998                .15
August 31, 1998        September 15, 1998         September 30, 1998           .15
November 24, 1998      December 15, 1998          December 30, 1998            .15
March 4, 1999          March 15, 1999             March 31, 1999               .15
June 2, 1999           June 14, 1999              June 30, 1999                .15

--------
* Special dividend.

   In November 1995 the TCI Board of Directors approved the resumption of the payment of regular quarterly dividends. TCI has paid dividends as follows:

 Date Declared            Record Date                Payable Date            Amount
 -------------         ------------------         ------------------         ------
March 1, 1996          March 15, 1996             March 31, 1996             $ .07
June 3, 1996           June 14, 1996              June 28, 1996                .07
August 23, 1996        September 13, 1996         September 30, 1996           .07
December 2, 1996       December 13, 1996          December 31, 1996            .07
February 26, 1997      March 14, 1997             March 31, 1997               .07
June 5, 1997           June 13, 1997              June 30, 1997                .07
September 3, 1997      September 15, 1997         September 30, 1997           .07
December 1, 1997       December 15, 1997          December 31, 1997            .07
December 24, 1997      January 2, 1998            January 8, 1998             1.00*
February 16, 1998      March 13, 1998             March 31, 1998               .15
May 27, 1998           June 4, 1998               June 19, 1998                .15
August 31, 1998        September 15, 1998         September 30, 1998           .15
November 24, 1998      December 15, 1998          December 31, 1998            .15
March 4, 1999          March 15, 1999             March 31, 1999               .15
June 2, 1999           June 14, 1999              June 30, 1999                .15

--------
* Special dividend.

   As of June 30, 1999 there were approximately 4,215 Trust shareholders of record.

   On December 5, 1989, the Trust's Board of Trustees approved a share repurchase program pursuant to which the Trust is authorized to repurchase a total of 1,465,000 Trust shares. The Trust completed the authorized repurchase during the first quarter of 1998. The Trust repurchased such shares at a total cost to the Trust of $7.8 million.

   In April 1998, the Trust's Board of Trustees authorized the Trust to repurchase an additional 200,000 of the Trust shares. No Trust shares have been repurchased under this authorization.

   As of the date of this Joint Proxy Statement/Prospectus, the Board of Trustees of the Trust has suspended all purchases under its share repurchase program pending approval of the Merger.

   As of June 30, 1999 there were approximately 4,937 TCI shareholders of record.

   On December 5, 1989, TCI's Board of Directors approved a share repurchase program. The Board of Directors authorized TCI to repurchase a total of 687,000 shares of TCI common stock pursuant to such program. Through April 30, 1999, TCI had repurchased 409,765 shares of TCI common stock pursuant to such program at a cost to TCI of $3.3 million. TCI repurchased 21,950 shares of TCI common stock at a cost of $336,000 during the first nine months of 1998.

   As of the date of this Joint Proxy Statement/Prospectus, the Board of Directors of TCI has suspended all purchases under its share repurchase program pending approval of the Merger.

   On September 18, 1998, the closing price per Trust share on the NASDAQ was $16.625 and the closing price per share of TCI common stock on the NYSE was $13.0625. On September 21, 1998, the Trust and TCI publicly reported that the Board of Trustees and the Board of Directors were evaluating whether to recommend changes similar to the Incorporation Procedure and the Merger to their respective shareholders. On May 11, 1999, the most recent date for which prices were available prior to the date of filing this Joint Proxy Statement/Prospectus, the closing price per Trust share on the NASDAQ was $14.50 and the closing price per TCI share on the NYSE was $12.00. Stockholders of TCI and shareholders of the Trust should obtain current market quotations for their respective shares.

                         BUSINESS AND PROPERTIES OF TCI

   TCI, a Nevada corporation, is the successor to a California business trust, which was organized on September 6, 1983 and commenced operations on January 31, 1984. TCI has elected to be treated as a REIT under Sections 856 through 860 of the Code. TCI has, in the opinion of TCI's management, qualified for federal taxation as a REIT for each year subsequent to December 31, 1983.

General

   The articles of incorporation impose no limitations on TCI's ability to invest in equity securities of, or acquire interests in, other persons engaged in real estate activities. Although TCI has no present intention of purchasing securities of other issuers for the purpose of exercising control, it reserves the right to purchase securities of other issuers in the future. TCI does not propose to engage in underwriting the securities of other issuers. Furthermore, to continue to qualify for taxation as a REIT under the Code, TCI will, among other things, be required to hold at least 75% of the value of its total assets in real estate assets, government securities, cash and cash items at the close of each quarter of each taxable year. See "Proposed Incorporation Procedure and Merger -- Business Activities after Incorporation Procedure and Merger".

   TCI has the authority to issue shares of TCI common stock (up to a total of 10,000,000) and preferred stock (in one or more series up to a total of 1,000,000) on terms which the TCI's Board of Directors believe to be in the best interests of TCI. As of June 30, 1999, there were 3,880,014 shares of issued and outstanding shares of TCI common stock and there were 5,829 shares of issued and outstanding preferred stock. See "Proposed Incorporation Procedure and Merger -- Comparison of the Securities of TCI and the Trust --
 Preferred Stock".

   Subject to available financing, TCI may borrow money for its day-to-day operations and to acquire additional assets or refinance existing assets. Market financing terms available at the time of any borrowings and the objective of paying dividends on the TCI common stock will place a practical limit on the nature and extent of those borrowings. Borrowing may come from banks, other institutional lenders and private lenders, including BCM and other REITs of which the Directors of TCI may serve as directors, officers or trustees, subject to the limitations set forth in the "Proposed Incorporation Procedure and Merger -- Business Activities after Incorporation Procedure and Merger -- Restrictions on Related-Party Transactions". TCI may make loans to other persons or entities. TCI may also take properties subject to, or assume, existing debt and may mortgage, pledge or otherwise obtain financing for its real properties. TCI may also establish lines of credit with banks or other lenders. The articles of incorporation of TCI impose no limitation on the aggregate amount of secured and unsecured indebtedness which TCI may incur. No assurance can be given as to the availability of credit for TCI, the amount or terms thereof or of the restrictions that may be imposed upon TCI by lenders. For a discussion of the Trust's access to credit, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources". TCI also has the authority to issue notes, debentures, convertible notes and other debt securities. TCI has the authority to repurchase or otherwise reacquire its shares of capital stock without the consent of its stockholders, except as and unless restricted by Nevada law. Nevada law does not presently restrict the repurchase of capital stock by a corporation. See "Proposed Incorporation Procedure and Merger -- Comparison of the Securities of TCI and the Trust" above. TCI provides its stockholders with annual and other reports as required by the Exchange Act and Securities Act.

   TCI's principal executive offices are located at 10670 North Central Expressway, Suite 300, Dallas, Texas 75231. In the opinion of TCI's management, TCI's offices are suitable and adequate for its present operations.

Business Plan and Investment Policies

   TCI's business is investing in equity interests in real estate through direct equity ownership and partnerships and financing real estate and real estate related activities through investments in mortgage loans, including first, wraparound and junior mortgage loans. TCI's real estate is located throughout the continental United States. Information regarding the real estate and mortgage notes receivable portfolios of TCI is set forth below and in Schedules III and IV included in the "Index to Financial Statements" included in TCI's Annual Report on Form 10-K for the year ended December 31, 1998, which is incorporated by reference herein.

   TCI's business is not seasonal. TCI has determined to continue to pursue a balanced investment policy, seeking both current income and capital appreciation. With respect to new real estate investments, TCI's plan of operation is to consider all types of real estate, but in an attempt to bring balance to its real estate portfolio, TCI will focus on apartments, primarily located in the Southeast and Southwest regions of the United States. In making any new real estate investments, emphasis will be on acquiring properties generating current cash flow. TCI expects to continue to invest in and improve these assets to maximize both their immediate and longer term value.

   TCI expects to consider property sales opportunities for properties in stabilized real estate markets where TCI's properties have reached their potential. TCI may also be an opportunistic seller of properties in markets that have become overheated, i.e. an abundance of buyers.

   TCI's operating strategy with regard to its properties is to maximize each property's operating income by aggressive property management through closely monitoring expenses while at the same time making property renovations and/or improvements where appropriate. While such expenditures increase the amount of revenue required to cover operating expenses, TCI's management believes that such expenditures are necessary to maintain or enhance the value of TCI's properties.

   TCI has determined that in 1999 it may seek to fund or acquire new mortgage loans to take advantage of favorable interest rate spreads or profit participation opportunities. TCI may also originate mortgage loans in conjunction with providing purchase money financing of a property sale. TCI intends to service and hold for investment the mortgage notes in its portfolio. TCI may, however, borrow against its mortgage notes receivable using the proceeds from such borrowings to fund additional mortgage loans or for general working capital needs . TCI also intends to pursue its rights vigorously with respect to mortgage notes that are in default. TCI's articles of incorporation impose no limitations on TCI's investment policy with respect to mortgage loans and do not prohibit TCI from investing more than a specified percentage of its assets in any one mortgage loan.

TCI Assets

   Details of TCI's real estate and mortgage notes receivable portfolios at December 31, 1998, are set forth in Schedules III and IV, respectively, to the Consolidated Financial Statements. The discussions set forth below under the headings "Real Estate" and "Mortgage Loans" provide certain summary information concerning the TCI's real estate and mortgage notes receivable portfolios.

   TCI's real estate portfolio consists of properties held for investment, properties held for sale, primarily obtained through foreclosure of the collateral securing mortgage notes receivable and investment in partnerships. The discussion set forth below under the heading "Real Estate" provides certain summary information concerning TCI's real estate and further summary information with respect to the TCI's properties held for investment, properties held for sale and its investment in partnerships.

   At December 31, 1998 and March 31, 1999, none of TCI's properties, mortgage notes receivable or investment in partnerships exceeded 10% or more of TCI's total assets. At March 31, 1999, 91% of TCI's assets consisted of properties held for investment and 1% consisted of properties held for sale and investment in partnerships. The remaining 8% of TCI's assets at December 31, 1998 were invested in cash, cash equivalents, mortgage notes and interest receivable and other assets. The percentage of TCI's assets invested in any one category is subject to change and no assurance can be given that the composition of TCI's assets in the future will approximate the percentages listed above.

   TCI's real estate is geographically diverse. At March 31, 1999, TCI held investments in apartments and commercial properties in each of the geographic regions of the continental United States, although its apartments and commercial properties are concentrated in the Southeast and Southwest regions, as shown more specifically in the table under "Real Estate" below. At March 31, 1999, TCI held mortgage notes receivable secured by apartments in the Southwest region and commercial properties in the Southwest region of the continental United States, as shown more specifically in the table under "Mortgage Loans" below.

   To continue to qualify for federal taxation as a REIT under the Code, TCI is required, among other things, to hold at least 75% of the value of its total assets in real estate assets, government securities, cash and cash equivalents at the close of each quarter of each taxable year.

   Geographic Location of Real Estate Investments. TCI has divided the continental United States into the following geographic regions.

  Northeast region comprised of the states of Connecticut, Delaware, Maryland, Massachusetts, New Hampshire, New Jersey, New York, Pennsylvania, Rhode Island and Vermont and the District of Columbia. TCI has three apartments in this region.

  Southeast region comprised of the states of Alabama, Florida, Georgia, Mississippi, North Carolina, South Carolina, Tennessee and Virginia. TCI has three apartments and 12 commercial properties in this region.

  Southwest region comprised of the states of Arizona, Arkansas, Louisiana, New Mexico, Oklahoma and Texas. TCI has 27 apartments and eight commercial properties in this region.

  Midwest region comprised of the states of Illinois, Indiana, Iowa, Kansas, Kentucky, Michigan, Minnesota, Missouri, Nebraska, North Dakota, Ohio, South Dakota, West Virginia and Wisconsin. TCI has three commercial properties and three hotels in this region.

  Mountain region comprised of the states of Colorado, Idaho, Montana, Nevada, Utah and Wyoming. TCI has two commercial properties in this region.

  Pacific region comprised of the states of California, Oregon and Washington. TCI has five apartments, five commercial properties and a hotel in this region.

   Excluded from the above are ten parcels of unimproved land, as described below.

   Real Estate. At March 31, 1999, over 90% of TCI's assets were invested in real estate. TCI invests in real estate located throughout the continental United States, either on a leveraged or nonleveraged basis. TCI's real estate portfolio consists of properties held for investment, investments in partnerships and properties held for sale (which were primarily obtained through foreclosure of the collateral securing mortgage notes receivable).

   Types of Real Estate Investments. TCI's real estate consists of commercial properties (office buildings, industrial warehouses and shopping centers), hotels and apartments or similar properties having established income-producing capabilities. In selecting new real estate investments, the location, age and type of property, gross rentals, lease terms, financial and business standing of tenants, operating expenses, fixed charges, land values and physical condition are among the factors considered. TCI may acquire properties subject to or assume existing debt and may mortgage, pledge or otherwise obtain financing for its properties. TCI's Board of Directors may alter the types of and criteria for selecting new real estate investments and for obtaining financing without a vote of stockholders.

   TCI has typically invested in developed real estate. TCI may, however, also invest in new construction or development either directly or in partnership with nonaffiliated parties or affiliates (subject to approval by TCI's Board of Directors). To the extent that TCI invests in construction and development projects, TCI would be subject to business risks, such as cost overruns and construction delays, associated with such higher risk projects.

   At March 31, 1999, TCI had expended $5.6 million for the construction of the 260 unit Limestone Canyon Apartments in Austin, Texas. TCI expects to expend an additional $9.1 million to complete construction in the fourth quarter of 1999. TCI has in place a construction loan which will fund up to $13.0 million of such construction costs.

   In the opinion of TCI's management, the properties owned by TCI are adequately covered by insurance.

   The following table sets forth the percentages, by property type and geographic region, of TCI's real estate (other than four hotels in the Pacific and Midwest regions and ten parcels of unimproved land, as described below) at March 31, 1999.

                         Commercial
   Region     Apartments Properties
   ------     ---------- ----------
   Pacific         6%         9%
   Midwest         -         14
   Northeast      10          -
   Southwest      75         22
   Southeast       9         50
   Mountain        -          5
                 ---        ---
                 100%       100%

   The foregoing table is based solely on the number of apartment units and amount of commercial square footage owned by TCI and does not reflect the value of TCI's investment in each region. TCI also owns ten parcels of unimproved land, three parcels of 65.79 acres, 4.66 acres, and 4.67 acres in the Southeast region and seven parcels of 14.39 acres, .9250 acres, 4.7 acres,
8.844 acres, 22.99 acres, 1.41 acres and 2.14 acres in the Southwest region, all of which, other than the last five parcels, are held for sale.

   A summary of activity in TCI's owned real estate portfolio during 1998 and the first three months of 1999 was as follows:

   Owned properties in real estate portfolio at January 1, 1998   62
   Properties purchased                                           24
   Properties sold                                                (5)
   Property obtained through foreclosure                           1
                                                                 ---
   Owned properties in real estate portfolio at March 31, 1999    82
                                                                 ===

   Investment Properties. Set forth below are TCI's properties held for investment and the monthly rental rate for apartments and the average annual rental rate for commercial properties and the average daily room rate and room revenue divided by total available rooms for hotels and occupancy thereof at December 31, 1998, 1997, 1996, 1995 and 1994 for apartments and commercial properties and average occupancy during 1998, 1997, 1996, 1995 and 1994 for hotels:

                                                                           Rent Per
                                                                          Square Foot              Occupancy %
                                                  Units/           ------------------------- ------------------------
Property                   Location           Square Footage       1998  1997 1996 1995 1994 1998 1997 1996 1995 1994
--------              ------------------ ------------------------- ----- ---- ---- ---- ---- ---- ---- ---- ---- ----
Apartments
4400................  Midland, TX          92 Units/94,472 Sq. Ft. $ .49 $  * $  * $ *   $*   98    *    *    *    *
Arbor Point.........  Odessa, TX         195 Units/178,920 Sq. Ft.   .42  .41  .37   *    *   78   85   65    *    *
Ashton Way..........  Midland, TX        178 Units/138,964 Sq. Ft.   .41    *    *   *    *   93    *    *    *    *
Bent Tree...........  Addison, TX        204 Units/196,300 Sq. Ft.   .70    *    *   *    *   93    *    *    *    *
Carseka.............  Los Angeles, CA      54 Units/37,068 Sq. Ft.  1.01  .97  .93   *    *   97   98  100    *    *
Cliffs of Eldorado..  McKinney, TX       208 Units/182,288 Sq. Ft.   .92    *    *   *    *   80    *    *    *    *
Country Bend........  Fort Worth, TX     166 Units/143,366 Sq. Ft.   .58  .54    *   *    *   94   92    *    *    *
Coventry............  Midland, TX        120 Units/105,608 Sq. Ft.   .42  .39  .37   *    *   91   96   92    *    *
Crescent Place......  Houston, TX         120 Units/95,520 Sq. Ft.   .60  .57    *   *    *   97   93    *    *    *
Fairpark............  Los Angeles, CA      49 Units/43,431 Sq. Ft.   .93  .24    *   *    *   99   91    *    *    *
Fountain Village....  Tucson, AZ         410 Units/363,079 Sq. Ft.   .69  .65  .65 .65  .64   91   93   93   93   95
Fountains of
 Waterford..........  Midland, TX        172 Units/129,200 Sq. Ft.   .35    *    *   *    *    2    *    *    *    *
Gladstell Forest....  Conroe, TX         168 Units/121,536 Sq. Ft.   .70  .67  .65 .62    *   97   92   92   94    *
Harper's Ferry......  Lafayette, LA      122 Units/112,500 Sq. Ft.   .55  .51  .48 .47  .44   95   97   96   94   97
Heritage............  Tulsa, OK           136 Units/92,464 Sq. Ft.   .69  .64  .62 .60  .60   94   95   95   94   93
Hunters Glen........  Midland, TX        212 Units/174,180 Sq. Ft.   .37    *    *   *    *   90    *    *    *    *
Limestone Canyon....  Austin, TX         260 Units/216,000 Sq. Ft.    **   **   **  **   **   **   **   **   **   **
Mariners Pointe.....  St. Petersburg, FL 368 Units/310,494 Sq. Ft.   .53  .51  .51 .49  .52   93   85   89   91   89
Mountain Plaza......  El Paso, TX        188 Units/220,710 Sq. Ft.   .47    *    *   *    *   92    *    *    *    *
Sandstone...........  Mesa, AZ           238 Units/363,079 Sq. Ft.   .33  .30    *   *    *   94   93    *    *    *
Shadow Run..........  Pinellas Park, FL  276 Units/216,400 Sq. Ft.   .76  .74  .71 .70  .68   97   97   96   98   99
South Cochran.......  Los Angeles, CA      64 Units/43,100 Sq. Ft.  1.06  .96  .93 .93  .93   99   96   96   97   96
Southgate...........  Odessa, TX         180 Units/151,656 Sq. Ft.   .44  .43  .39   *    *   88   87   63    *    *
Southgreen..........  Bakersfield, CA      80 Units/66,000 Sq. Ft.   .17    *    *   *    *   95    *    *    *    *
Spa Cove............  Annapolis, MD      303 Units/305,989 Sq. Ft.   .81  .77  .75 .75  .74   95   94   93   95   96
Summerfield.........  Orlando, FL        224 Units/204,116 Sq. Ft.   .66  .63  .59 .56  .54   91   93   92   89   82
Summerstone.........  Houston, TX        242 Units/188,734 Sq. Ft.   .63  .61  .59 .57  .57   96   93   94   96   95
Sunchase............  Odessa, TX         300 Units/223,048 Sq. Ft.   .44  .43    *   *    *   92   90    *    *    *
Terrace Hills.......  El Paso, TX        310 Units/233,192 Sq. Ft.   .63  .58    *   *    *   97   95    *    *    *
Timbers.............  Tyler, TX          180 Units/101,666 Sq. Ft.   .54  .54    *   *    *   87   92    *    *    *
Treehouse...........  Irving, TX         160 Units/153,072 Sq. Ft.   .68  .62    *   *    *   96   99    *    *    *
Villas at
 Countryside........  Sterling, VA        102 Units/92,840 Sq. Ft.   .97  .94    *   *    *   99   96    *    *    *
Villa Piedra........  Los Angeles, CA     132 Units/81,790 Sq. Ft.  1.04  .30    *   *    *   98   89    *    *    *
Westgate of Laurel..  Laurel, MD         218 Units/201,704 Sq. Ft.   .85  .82  .81 .79  .79   95   96   96   94   94
Westwood............  Odessa, TX           79 Units/49,001 Sq. Ft.   .45  .45  .40   *    *   99   87   65    *    *
Woodland Hills......  San Antonio, TX      96 Units/57,800 Sq. Ft.   .66  .66  .66 .64  .59   84   86   90   94   97
Woods Edge..........  Rockville, MD      162 Units/146,460 Sq. Ft.  1.02  .95  .93 .93  .91   96   94   93   94   94
Woodview............  Odessa, TX         232 Units/165,840 Sq. Ft.   .51    *    *   *    *   85    *    *    *    *

                                                                       Rent Per
                                                                     Square Foot                   Occupancy %
                                              Units/      ---------------------------------- ------------------------
Property                   Location       Square Footage   1998   1997   1996   1995   1994  1998 1997 1996 1995 1994
--------             -------------------- --------------- ------ ------ ------ ------ ------ ---- ---- ---- ---- ----
Office Buildings
74 New Montgomery..  San Francisco, CA    109,497 Sq. Ft. $20.46 $16.18 $14.88 $14.67 $14.59  98   97   92   89   53
Atrium.............  Palm Beach, FL        74,603 Sq. Ft.   8.86      *      *      *      *  99    *    *    *    *
Bonita Plaza.......  Bonita, CA            47,777 Sq. Ft.  16.59  20.81      *      *      *  88   61    *    *    *
Corporate Pointe...  Chantilly, VA         65,918 Sq. Ft.  14.92  13.69  13.41  13.07  12.74 100  100  100  100   81
Daley Plaza........  San Diego, CA         62,425 Sq. Ft.  14.69      *      *      *      *  92    *    *    *    *
Forum..............  Richmond, VA          79,791 Sq. Ft.  14.82  14.64  14.02  13.38  11.46  81   96  100   98   86
Hartford...........  Dallas, TX           174,513 Sq. Ft.   9.93   8.86   9.44   9.55   9.64  57   46   46   50   56
Institute Place....  Chicago, IL          144,915 Sq. Ft.  14.73  12.95  12.31  13.14  12.49  95   86   75   73   70
Lexington Center...  Colorado Springs, CO  74,603 Sq. Ft.  10.93   9.57      *      *      *  80   60    *    *    *
One Steeplechase...  Sterling, VA         103,376 Sq. Ft.  15.74  15.24  14.75  14.32  13.91 100  100  100  100  100
Parkway North......  Dallas, TX            71,041 Sq. Ft.  12.62      *      *      *      *  78    *    *    *    *
Plaza on Bachman
 Creek.............  Dallas, TX            80,278 Sq. Ft.  10.66      *      *      *      *  69    *    *    *    *
Plaza Towers.......  St. Petersburg, FL   186,281 Sq. Ft.  13.33  12.77  12.15  11.84  11.85 100   96   88   82   75
Savings of
 America...........  Houston, TX           68,634 Sq. Ft.   9.70  11.16      *      *      *  89   90    *    *    *
Town and Country...  Houston, TX           64,089 Sq. Ft.   5.06   4.80   4.47   4.18   3.69  68   76   67   62   76
Valley Rim.........  San Diego, CA         54,194 Sq. Ft.  15.81      *      *      *      *  88    *    *    *    *
Venture Center.....  Atlanta, GA           38,272 Sq. Ft.  14.74  13.07  12.67  12.10  11.65  71  100   94   89  100
Viewridge..........  San Diego, CA         25,062 Sq. Ft.   7.20      *      *      *      *  87    *    *    *    *
Waterstreet........  Boulder, CO          106,257 Sq. Ft.  17.56  16.73  15.60  14.70  14.30  98   99   96   99   98

Industrial
 Warehouses
Corporate Center...  Ashburn, VA          177,563 Sq. Ft.   6.32   5.93   5.64   5.19   5.96 100   98   80   51   71
Encon..............  Fort Worth, TX       256,410 Sq. Ft.   2.00   1.66      *      *      * 100  100    *    *    *
Parke Long.........  Chantilly, VA        217,132 Sq. Ft.   6.69   6.15   5.32   5.61   5.55  87   87   80   71   71
Technology
 Trading...........  Sterling, VA         197,659 Sq. Ft.   5.76   5.10   5.26   4.83   4.69  87   70   78   77   74
Texstar............  Arlington, TX         97,846 Sq. Ft.   2.11   2.11   1.86   1.86   1.86 100  100  100  100  100
Tricon.............  Atlanta, GA          570,877 Sq. Ft.   3.59   3.44   3.29   3.05   3.17  98   91   93   98   92

Shopping Centers
Dunes Plaza........  Michigan City, IN    223,869 Sq. Ft.   4.84   4.58   4.49   4.40   4.31  43   77   82   85   77
K-Mart.............  Cary, NC              92,033 Sq. Ft.   3.28    ***    ***    ***    *** 100  ***  ***  ***  ***
Parkway Center.....  Dallas, TX            28,374 Sq. Ft.  13.86  13.00  12.01  11.24  11.09  94  100   94   94   95
Sadler Square......  Amelia Island, FL     70,295 Sq. Ft.   6.90   6.76   6.54   6.14   5.90  95   96   95   92   96
Sheboygan..........  Sheboygan, WI         74,532 Sq. Ft.   1.99   1.99   1.99   1.99   1.99 100  100  100  100  100

Land
Eagle Crest........  Farmers Branch, TX       22.99 Acres
Las Colinas........  Las Colinas, TX            4.7 Acres
Laws...............  Dallas, TX                1.41 Acres
Lemmon Carlisle....  Dallas, TX                2.14 Acres
West End...........  Dallas, TX               8.844 Acres

--------
*   Property was purchased in either 1995, 1996, 1997 or 1998.
**  Property was under construction at December 31, 1998.
*** Obtained through foreclosure in 1998.

                                                                                                            Total Room Revenues
                                                                                                                Divided By
                                                      Average Room Rate                 Occupancy %        Total Available Rooms
                                            ------------------------------------- ------------------------ ---------------------
Property             Location       Rooms    1998    1997    1996    1995   1994  1998 1997 1996 1995 1994  1998    1997   1996
--------         ----------------- -------- ------- ------- ------- ------ ------ ---- ---- ---- ---- ---- ------- ------ ------
Hotels
Belmont......... Chicago, IL       45 Rooms $101.13 $     * $     * $    * $    *  68    *    *    *    *  $ 67.93 $    * $    *
Brompton........ Chicago, IL       52 Rooms   98.08       *       *      *      *  50    *    *    *    *    46.54      *      *
Majestic Inn.... San Francisco, CA 57 Rooms  148.96  136.08  117.45 106.79 107.15  71   73   70   56   58   112.54  93.26  76.50
Surf............ Chicago, IL       55 Rooms   98.85       *       *      *      *  57    *    *    *    *    56.12      *      *

-------
*  Property was purchased in 1998.

   Occupancy presented here is without reference to whether leases in effect are at, below or above market rates.

   In January 1998, TCI purchased the 188 unit Mountain Plaza Apartments, in El Paso, Texas, for $4.0 million, paying $1.0 million in cash and obtaining mortgage financing of $3.0 million. The mortgage bears interest at 8.2% per annum, requires monthly payments of interest only and matures in January 2000.

   Also in January 1998, TCI purchased the 212 unit Hunters Glen Apartments in Midland, Texas, for $2.5 million, paying $600,000 in cash and obtaining seller financing of the remaining $1.9 million of the purchase price. The financing bears interest at a variable rate, currently 8.0% per annum, requires monthly payments of interest only for the first twenty-four months and thereafter requires monthly payments of principal and interest of $14,302 and matures in January 2003.

   Further in January 1998, TCI purchased the Laws Street land, a 1.41 acre parcel of land in Dallas, Texas, for $1.9 million in cash.

   In January 1998, TCI purchased the 204 unit Bent Tree Apartments, in Addison, Texas, for $8.1 million, paying $1.7 million in cash and obtaining mortgage financing of $6.4 million. The mortgage bears interest at 7.2% per annum, requires monthly payments of principal and interest of $46,054 and matures in February 2008.

   In February 1998, TCI purchased Parkway North, a 71,041 sq ft office building in Dallas, Texas, for $5.4 million, paying $1.5 million in cash and obtaining mortgage financing of $3.9 million. The mortgage bears interest at a variable rate, currently 8.69% per annum, requires monthly payments of interest only and matures in March 2000.

   Also in February 1998, TCI purchased the Lemmon Carlisle land, a 2.14 acre parcel of land in Dallas, Texas, for $3.4 million in cash. In May 1998, TCI obtained mortgage financing of $2.2 million secured by the unencumbered Lemmon Carlisle land. TCI received net cash of $2.1 million after the payment of various closing costs. The mortgage bears interest at 9.25% per annum, requires monthly payments of interest only and matures in May 2000.

   In March 1998, TCI purchased the Plaza on Bachman Creek, a 80,278 sq. ft. retail/office complex in Dallas, Texas, for $3.5 million, paying $1.1 million in cash and obtaining mortgage financing of $2.4 million. The mortgage bears interest at a variable rate, currently 9% per annum, requires monthly payments of principal and interest of $21,593 and matures in March 2018.

   Also in March 1998, TCI refinanced the mortgage debt secured by the 570,808 sq. ft. Tricon Warehouses in Atlanta, Georgia in the amount of $10.2 million, receiving net cash of $5.4 million after paying off $4.8 million in mortgage debt, the funding of escrows and the payment of various closing costs. The new mortgage bears interest at a variable rate, currently 7.53% per annum, requires monthly payments of principal and interest of $75,576 and matures in April 2008.

   In April 1998, TCI purchased in a single transaction, the 178 unit Ashton Way Apartments in Midland, Texas, and the 92 unit 4400 Apartments, also in Midland, Texas, and in May 1998, the 232 unit Woodview Apartments in Odessa, Texas, for a total of $6.8 million. TCI paid a total of $1.5 million in cash and obtained new mortgage financing totaling $5.3 million. The first mortgage of $4.5 million bears interest at 7.2% per annum and the second mortgage of $845,000 bears interest at a variable rate, currently 8.2% per annum. The mortgages require monthly payments of principal and interest totaling $38,003 and mature in October 1999 and May 2008, respectively.

   In May 1998, TCI purchased the Eagle Crest land, a 22.99 acre parcel of land in Farmers Branch, Texas, for $2.5 million in cash.

   Also in May 1998, TCI purchased the 172 unit Emerald Terrace Apartments in Midland, Texas, for $1.5 million, paying $425,000 in cash, assuming the existing mortgage of $584,000 and obtaining seller financing of the remaining $491,000 of the purchase price. The mortgages bear interest at a variable and a fixed rate, currently 9.91% and 7.5% per annum, respectively, require monthly payments of principal and interest totaling $10,643 and mature in November 1999 and June 2008.

   Further in May 1998, TCI purchased, in a single transaction, Daley Plaza, a 62,425 sq. ft. office building and View Ridge, a 25,062 sq. ft. office building, both in San Diego, California, for a total of $6.5 million. TCI paid $1.7 million in cash and obtained mortgage financing totaling $4.8 million. The mortgages bear interest at a variable rate, currently 9.5% per annum, require monthly payments of principal and interest totaling $42,416 and mature in May 2005.

   In May 1998, TCI refinanced the mortgage debt secured by the 188,218 sq. ft. Plaza Towers Office Building in St. Petersburg, Florida, in the amount of $7.4 million, receiving net cash of $2.6 million after paying off $4.8 million in mortgage debt, the funding of required escrows and the payment of various closing costs. The new mortgage bears interest at a variable rate, currently 7.57% per annum, requires monthly payments of principal and interest of $55,023 and matures in June 2008.

   In June 1998, TCI purchased the Atrium, a 74,603 sq. ft. office building in Palm Beach, Florida, for $5.4 million, paying $1.3 million in cash and obtaining mortgage financing of $4.1 million. The mortgage bears interest at a variable rate, currently 7.93% per annum, requires monthly payments of principal and interest of $31,455 and matures in July 2001.

   In July 1998, TCI purchased Valley Rim, a 54,194 sq. ft. office building in San Diego, California, for $5.1 million, paying $1.4 million in cash and obtaining new mortgage financing of $3.7 million. The mortgage bears interest at a variable rate, currently 9.5% per annum, requires monthly payments of principal and interest of $32,576 and matures in June 2005.

   Also in July 1998, TCI purchased Limestone Canyon land, a 27 acre parcel of unimproved land in Austin, Texas, for $1.8 million in cash. In conjunction with the purchase, TCI obtained a financing commitment of $13.0 million for the construction of a 260 unit apartment on the site. The mortgage bears interest at a variable rate, currently 7.63% per annum, requires monthly payments of interest only and matures in July 2000. Construction was commenced in August 1998 and is expected to be completed in the fourth quarter of 1999.

   Further in July 1998, TCI refinanced the matured mortgage debt secured by the 102 unit Villas at Countryside Apartments in Sterling, Virginia, in the amount of $5.4 million, receiving net cash of $400,000 after paying off $5.0 million in mortgage debt, funding of required escrows and the payment of various closing costs. The new mortgage bears interest at 6.85% per annum, requires monthly payments of principal and interest of $35,692 and matures in August 2005.

   In August 1998, TCI obtained second lien financing of $1.8 million secured by the 310 unit Terrace Hills Apartments in El Paso, Texas, receiving net cash of $1.7 million after the payment of various closing costs. The mortgage bears interest at 7.275% per annum, requires monthly payments of principal and interest of $11,968 and matures in September 2009.

   At December 31, 1997, TCI held a wraparound mortgage note with a principal balance of $2.5 million secured by a K-Mart in Cary, North Carolina. In February 1998, TCI was informed that the first lien mortgage in the amount of $2.0 million was in default. To protect its interest, TCI foreclosed on the property in August 1998 and refinanced the first lien mortgage in the amount of $2.0 million, paying $265,000 in cash to complete the refinancing. The new mortgage bears interest at 7.51% per annum, requires monthly payments of principal and interest of $15,721 and matures in September 2008. No loss was recognized on the foreclosure as the fair value of the property exceeded the carrying value of the note receivable. The property was classified as held for investment as of December 31, 1998.

   In 1997, Montgomery Ward ("Ward"), a tenant at the Northtown Mall, a 354,174 sq. ft. shopping center in Dallas, Texas, filed for bankruptcy protection. In an attempt to keep the Ward lease from being sold, Northtown Mall was placed in administrative bankruptcy. Wards' Northtown Mall lease, as well as other Ward leases were, however, sold for the benefit of the Ward bankruptcy estate. In September 1998, TCI bought back the lease concurrent with the $15.6 million sale of Northtown Mall. TCI received net cash of $12.1 million after paying off $2.5 million of mortgage debt, $900,000 for the Ward lease and the payment of various closing costs. In conjunction with the sale, the Northtown Mall bankruptcy proceeding was dismissed. A gain of $3.4 million was recognized on the sale.

   In September 1998, TCI sold Chesapeake Ridge, a 100,484 sq. ft. office building in San Diego, California, sold for $13.2 million, receiving net cash of $7.6 million after paying off $5.3 million in mortgage debt and the payment of various closing costs. A gain of $5.9 million was recognized on the sale.

   In October 1998, TCI purchased the 208 unit Cliffs of Eldorado Apartments in McKinney, Texas, for $12.8 million, paying $1.6 million in cash, assuming the existing mortgage of $10.6 million and issuing 5,829 shares of Series A Cumulative Convertible Preferred Stock with a total liquidation value of $583,000. The assumed mortgage bears interest at 8.125% per annum, requires monthly payments of principal and interest of $75,197 and matures in November 2037.

   Also in October 1998, TCI sold Denton Drive, a 123,800 sq. ft. industrial warehouse in Dallas, Texas, for $1.2 million, receiving net cash of $891,000 after paying off $309,000 in mortgage debt and the payment of various closing costs. A gain of $219,000 was recognized on the sale.

   Further in October 1998, TCI refinanced the matured mortgage debt secured by the 47,777 sq. ft. Bonita Plaza Office Building in Bonita, California in the amount of $5.2 million, receiving net cash of $1.2 million after paying off $4.0 million in mortgage debt, funding of required escrows and the payment of various closing costs. The new mortgage bears interest at a variable rate, currently 7.4% per annum, requires monthly payments of principal and interest of $37,722 and matures in November 2001.

   In December 1998, TCI purchased the assets of the Neighborhood Inns of Chicago, consisting of three hotels in Chicago, Illinois, the Belmont with 45 rooms, the Brompton with 52 rooms, and the Surf with 55 rooms, for $11.6 million. TCI paid $2.3 million in cash and obtained mortgage financing secured by all three hotels of $9.2 million. The mortgage bears interest at a variable rate, currently 9.376% per annum, requires monthly payments of principal and interest of $94,108 and matures in December 2001.

   Also in December 1998, TCI purchased the 80 unit Southgreen Apartments in Bakersfield, California, for $3.6 million, paying $1.1 million in cash and obtaining mortgage financing of $2.5 million. The mortgage bears interest at a variable rate, currently 8.25% per annum, requires monthly payments of principal and interest of $19,953 and matures in December 2005.

   In February 1999, TCI sold the 368 unit Mariner's Pointe Apartments in St. Petersburg, Florida, for $6.7 million, receiving net cash of $2.6 million after paying off $3.9 million in mortgage debt and the payment of various closing costs. A gain of $1.9 million was recognized on the sale.

   In March 1999, TCI purchased the 264 unit Vista Hills Apartments in El Paso, Texas, for $5.2 million, paying $1.6 million in cash and obtaining mortgage financing of $3.6 million. The mortgage bears interest at a variable rate, currently 7.625% per annum, requires monthly payments of principal and interest of $26,897 and matures in April 2004.

   Also in March 1999, TCI purchased the Dominion land, a 14.39 acre parcel of land in Dallas, Texas, for $3.6 million, paying $1.2 million in cash and obtaining mortgage financing of $2.4 million. The mortgage bears interest at 15% per annum, requires quarterly payments of interest only and matures in March 2000.

   Further in March 1999, TCI refinanced the matured mortgage debt secured by the Lexington Center Office Building in Colorado Springs, Colorado in the amount of $4.3 million, receiving net cash of $136,000 after paying off $4.0 million in mortgage debt and the payment of various closing costs. The new mortgage bears interest at a variable rate, currently 7.75% per annum, requires monthly payments of principal and interest of $32,479 and matures in April 2004.

   In April 1999, TCI refinanced the matured mortgage debt secured by the 97,846 sq. ft. Texstar Industrial Warehouse in Arlington, Texas, in the amount of $1.3 million, receiving net cash of $100,000 after paying off $1.2 million in mortgage debt and the payment of various closing costs. The new mortgage bears interest at 8.5% per annum, requires monthly payments of principal and interest of $11,282 and matures in April 2004.

   Also in April 1999, TCI refinanced the mortgage debt secured by the 106,257 sq. ft. Waterstreet Office Building in Boulder, Colorado, in the amount of $13.3 million receiving net cash of $5.4 million after paying off $7.9 million in mortgage debt and the payment of various closing costs. The new mortgage bears interest at 7.76% per annum, requires monthly payments of principal and interest of $95,375 and matures in April 2009.

   Further in April 1999, TCI refinanced the matured mortgage debt secured by the 70,295 sq. ft. Sadler Square Shopping Center in Amelia Island, Florida, in the amount of $2.9 million, receiving net cash of $500,000 after paying off $2.4 million in mortgage debt and the payment of various closing costs. The new mortgage bears interest at 7.96% per annum, requires monthly payments of principal and interest of $22,382 and matures in April 2009.

   In May 1999, TCI sold the 109,497 sq. ft. 74 New Montgomery Office Building in San Francisco, California, for 19.3 million, receiving net cash of $12.1 million after paying off $6.5 million in mortgage debt and the payment of various closing costs. A gain of $8.3 million was recognized on the sale.

   Properties Held for Sale. Set forth below are TCI's properties held for sale, primarily obtained through foreclosure.

Property                                               Location         Acres
--------                                          ------------------ -----------
Land
Fiesta........................................... San Angelo, TX     .6657 Acres
Fruitland........................................ Fruitland Park, FL  4.66 Acres
Moss Creek....................................... Greensboro, NC     65.79 Acres
Republic land.................................... Dallas, TX         .9250 Acres

   In March 1998, the Company completed the sale of Shaws Plaza, a 103,482 sq. ft. shopping center in Sharon, Massachusetts, which was under contract for sale at December 31, 1997, for $3.8 million, receiving net cash of $1.1 million after paying off $2.6 million in existing mortgage debt and the payment of various closing costs. No gain or loss was recognized on the sale.

   In October 1998, TCI sold approximately 19 acres of foreclosed land held for sale in Greensboro, North Carolina for $375,000, receiving net cash of $371,000 after the payment of various closing costs. A gain of $350,000 was recognized on the sale.

   Partnership Properties. TCI is not limited in the proportion of its assets which may be invested in any type of partnership interest and has no stated criteria for purchasing interests in such partnerships.

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

   Set forth below are the properties owned by partnerships which TCI accounts for using the equity method and the monthly rental rate for apartments and the average annual rental rate for commercial properties and occupancy thereof at December 31, 1998, 1997, 1996, 1995 and 1994:

                                                                         Rent Per
                                                                       Square Foot               Occupancy %
                                                Units/          -------------------------- ------------------------
Property                    Location        Square Footage      1998  1997  1996 1995 1994 1998 1997 1996 1995 1994
--------                 -------------- ----------------------- ----- ----- ---- ---- ---- ---- ---- ---- ---- ----
Apartment
Lincoln Court........... Dallas, TX     55 Units/40,063 Sq. Ft. $1.08 $1.04 $.99 $.96 $.94  95   99   98   94   98
Office Building
MacArthur Mills......... Carrollton, TX          53,472 Sq. Ft.  9.84  9.35 8.38 7.80 6.99 100   97   94   95   88
Shopping Centers
Chelsea Square.......... Houston, TX             70,275 Sq. Ft.  8.61  9.21 9.32 9.14 8.67  81   49   69   77   78
Summit at Bridgewood.... Fort Worth, TX          48,696 Sq. Ft.  9.63  9.48 8.67 9.23 8.92  79   65   62   63   62

   TCI owns a noncontrolling combined 55% limited and general partnership interest in Jor-Trans Investors Limited Partnership which owns the Lincoln Court Apartments.

   TCI owns a noncontrolling combined 63.7% limited and general partner interest and IORI owns a 36.3% general partner interest in Tri-City Limited Partnership ("Tri-City") which owns the three commercial properties in the table above. In May 1998, Tri-City sold its 198 unit Oaks of Inwood and 126 unit Inwood Green Apartments for a total of $3.3 million. Tri-City received net cash of $1.4 million after paying off $1.9 million in mortgage debt and the payment of various closing costs. TCI received a distribution of $701,000 of such net cash. Tri-City recognized a gain of $496,000 on the sale of which TCI's equity share was $316,000.

   Mortgage Loans. In addition to investments in real estate, a portion of TCI's assets are invested in mortgage notes receivable, principally secured by income-producing real estate. TCI expects that the percentage of its assets invested in mortgage loans may increase, as it has determined that in 1999 it may seek to fund or acquire mortgage loans. It may also originate mortgage loans in conjunction with providing purchase money financing of a property sale. TCI intends to service and hold for investment the mortgage notes in its portfolio. TCI's mortgage notes receivable consist of first, wraparound and junior mortgage loans. TCI has not limited the amount of mortgages which may be placed on any one piece of property, nor does TCI have any policy as to the amount or percentage of assets which can be invested in any specific property. Similarly, TCI is not limited in the proportion of assets which may be invested in each type of mortgage or in any single mortgage.

   Types of Mortgage Activity. TCI may originate its own mortgage loans, as well as acquire existing mortgage notes either directly from builders, developers or property owners, or through mortgage banking firms, commercial banks or other qualified brokers. BCM, in its capacity as a mortgage servicer, services TCI's mortgage notes.

   Types of Properties Securing Mortgage Notes. The properties securing TCI's mortgage notes receivable portfolio at March 31, 1999, consisted of an apartment, a hotel, a developed residential lot and a 34,847 sq. ft. parcel of unimproved land. TCI's Board of Directors may alter the types of properties securing or collateralizing mortgage loans in which TCI invests without a vote of stockholders. TCI's articles of incorporation impose certain restrictions on transactions with related parties.

   At March 31, 1999, TCI's mortgage notes receivable portfolio included three mortgage loans with an aggregate outstanding balance of $1.7 million secured by income-producing real estate located in the Southeast and Southwest regions of the continental United States and eight loans with an aggregate outstanding balance of $654,000 secured by collateral other than income-producing real estate. At March 31, 1999, less than 1% of TCI's assets were invested in notes and interest receivable.

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


   The following table sets forth the percentages (based on the mortgage note principal balance) by property type and geographic region, of the properties (other than unimproved land) that serve as collateral for TCI's mortgage notes receivable at March 31, 1999.

   Region                                                 Apartments Hotel Total
   ------                                                 ---------- ----- -----
   Southwest.............................................     79%      21%  100%

   A summary of the activity in TCI's mortgage notes receivable portfolio during 1998 and the first three months of 1999 was as follows:

   Loans in mortgage notes receivable portfolio at January 1, 1998   20
   Loan purchased                                                     1
   Loan foreclosed                                                   (1)
   Loans paid off                                                    (8)
                                                                    ---
   Loans in mortgage notes receivable portfolio at March 31, 1999    12
                                                                    ===

   During 1998 and the first three months of 1999, $2.9 million was collected in settlement of four mortgage notes receivable and $82,000 in mortgage principal payments were received.

   At December 31, 1998, and March 31, 1999, less than 1% of TCI's assets were invested in mortgage notes secured by non-income-producing real estate, comprised of a first mortgage note secured by 34,847 sq. ft. of unimproved land in Milwaukee, Wisconsin and a first mortgage note secured by developed residential lots in Greensboro, North Carolina.

   First Mortgage Loans. TCI invests in first mortgage notes, with short, medium or long-term maturities. First mortgage loans generally provide for level periodic payments of principal and interest sufficient to substantially repay the loan prior to maturity, but may involve interest-only payments or moderate amortization of principal and a "balloon" principal payment at maturity. With respect to first mortgage loans, TCI's general policy is to require that the borrower provide a mortgagee's title policy or an acceptable legal title opinion as to the validity and the priority of the mortgage lien over all other obligations, except liens arising from unpaid property taxes and other exceptions normally allowed by first mortgage lenders in the relevant area. TCI may grant to other lenders, participations in first mortgage loans originated by TCI.

   The following discussion briefly describes the events that affected previously funded first mortgage loans during 1998 and the first three months of 1999.

   In February 1994, TCI provided $6.7 million of purchase money financing in conjunction with the sale of 1,406 acres of land in 16 developed residential and commercial subdivisions in Maumelle, Arkansas, secured by a first mortgage on the properties sold. The borrower did not make the scheduled February 1995 principal and interest payments. In September 1995, TCI reached a settlement with the borrower that provided for, among other things: the payment by the borrower of $2.5 million in cash and TCI's acceptance of a new $1.4 million note secured by 36.3 acres of commercial land. Such note matured in January 1996. In April 1998, TCI received $2.1 million in full settlement of its note and accrued but unpaid interest. The original sale had been recorded under the cost recovery method with gain being deferred until the note was collected. Accordingly, TCI recognized the previously deferred gain of $2.1 million on collection of the note receivable.

   In July 1998, a mortgage note receivable which had been written off in a prior year was collected. A gain of $671,000 was recognized.

   In March 1999, TCI accepted $33,000 for the early discounted payoff of four mortgage notes receivable with a combined principal balance of $55,000 and secured by developed residential lots in Greensboro, North Carolina. No loss was incurred in excess of the reserves previously established.

   Wraparound Mortgage Loans. A wraparound mortgage loan, sometimes called an all-inclusive loan, is a mortgage loan having an original principal balance equal to the outstanding balance under the prior existing mortgage loan(s) plus the amount actually advanced under the wraparound mortgage loan. Wraparound mortgage loans may provide for full, partial or no amortization of principal. TCI's policy is to make wraparound mortgage loans in amounts and on properties as to which it would otherwise make first mortgage loans.

   The following discussion briefly describes the events that affected previously funded wraparound mortgage loans in 1998.

   As discussed under "Real Estate" above, at December 31, 1997, TCI held a wraparound mortgage note with a principal balance of $2.5 million secured by a K-Mart in Cary, North Carolina. In February 1998, TCI was informed that the first lien mortgage in the amount of $2.0 million was in default. To protect its interest, TCI foreclosed on the property in August 1998 and refinanced the first lien mortgage in the amount of $2.0 million, paying $265,000 in cash to complete the refinancing. No loss was recognized on the foreclosure as the fair value of the property exceeded the carrying value of the note receivable.

   Junior Mortgage Loans. TCI may invest in junior mortgage loans. Such loans are secured by mortgages that are subordinate to one or more prior liens either on the fee or a leasehold interest in real estate. Recourse on such loans ordinarily includes the real estate on which the loan is made, other collateral and personal guarantees by the borrower. TCI's Board of Directors restricts investment in junior mortgage loans, excluding wraparound mortgage loans, to not more than 10% of TCI's assets. At December 31, 1998, and March 31, 1999, less than 1% of TCI's assets were invested in junior mortgage loans.

   The following discussion briefly describes the events that affected previously funded junior mortgage loans in 1998.

   In August 1998, a mortgage note receivable with a principal balance of $2.0 million and a carrying value of $207,000 secured by a second lien on a hotel in Lake Charles, Louisiana became delinquent. To protect its interest, TCI purchased the first lien mortgage for $149,000. Foreclosure proceedings have commenced and title to the property is expected to be received in the second quarter of 1999. No loss is expected to be incurred on the foreclosure, as the estimated fair value of the property exceeds the carrying value of the mortgage notes receivable.

   Loans Secured by Collateral Other than Real Estate. In June 1992, TCI received ten notes receivable secured by collateral other than real estate in satisfaction of a $622,000 obligation to TCI. At December 31, 1997, five of the notes with a combined principal balance of $374,000 remained outstanding. TCI's investment policy precludes the origination of loans secured by collateral other than real estate.

   Partnership Mortgage Loans. TCI owns a 60% general partner interest and IORI owns a 40% general partner interest in Nakash Income Associates ("NIA"). NIA in turn owns a wraparound mortgage note receivable, secured by a shopping center in Maulden, Missouri.

Certain Factors Associated with Real Estate and Related Investments

   TCI is subject to all the risks incident to ownership and financing of real estate and interests therein, many of which relate to the general illiquidity of real estate investments. These risks include, but are not limited to, changes in general or local economic conditions, changes in interest rates and the availability of permanent mortgage financing which may render the acquisition, sale or refinancing of a property difficult or unattractive and which may make debt service burdensome, changes in real estate and zoning laws, increases in real estate taxes, federal or local economic or rent controls, floods, earthquakes, hurricanes and other acts of God and other factors beyond the control of TCI's management or advisor. The illiquidity of real estate investments may also impair the ability of TCI to respond promptly to changing circumstances. TCI's management believes that such risks are partially mitigated by the diversification by geographic region and property type of TCI's real estate and mortgage notes receivable portfolios. However, to the extent new property investments or mortgage lending is concentrated in any particular region or property type, the advantages of diversification may be mitigated.

Method of Operating and Financing

   TCI's articles of incorporation impose no limitations on TCI's investment policy with respect to mortgage loans and do not prohibit TCI from investing more than a specified percentage of its assets in any one mortgage loan. TCI may originate mortgage loans in conjunction with providing purchase money financing of a property sale. TCI intends to service and hold for investment the mortgage notes in its portfolio. TCI may, however, borrow against its mortgage notes receivable using the proceeds from such borrowings to fund additional mortgage loans or for general working capital needs of TCI. TCI also intends to pursue its rights vigorously with respect to mortgage notes that are in default. TCI's Board of Directors currently intends to continue its policy of prohibiting TCI from incurring aggregate secured and unsecured indebtedness in excess of 300% of TCI's net asset value (defined as the book value of all assets of TCI minus all of its liabilities); however, the Board of Directors may alter such policy at any time and may reconsider the continuation of this policy following the Merger.

Officers

   The following persons currently serve as executive officers of TCI and also serve as the executive officers of the Trust: Randall M. Paulson, President; Karl L. Blaha, Executive Vice President -- Commercial Asset Management; Bruce
A. Endendyk, Executive Vice President; Steven K. Johnson, Executive Vice President --Residential Asset Management; and Thomas A. Holland, Executive Vice President and Chief Financial Officer. Their positions with TCI are not subject to a vote of stockholders.

   Although not executive officers of TCI, the following persons currently serve as officers of TCI and also serve as officers of the Trust: Robert A. Waldman, Senior Vice President and General Counsel, and Drew D. Potera, Vice President and Treasurer. Their positions with TCI are not subject to a vote of stockholders.

The TCI Advisor

   Although the Board of Directors is directly responsible for managing the affairs of TCI and for setting the policies which guide it, the day-to-day operations of TCI are performed by BCM, a contractual advisor under the supervision of TCI's Board of Directors. The duties of the advisor include, among other things, locating, investigating, evaluating and recommending real estate and mortgage note investment and sales opportunities as well as financing and refinancing sources to TCI. The advisor also serves as a consultant to the Board of Directors in connection with TCI's business plan and investment policy decisions.

   BCM has served as TCI's advisor since March 28, 1989. BCM is a corporation of which Messrs. Paulson, Blaha, Endendyk, Johnson and Holland serve as executive officers. BCM is owned by a trust for the benefit of the children of Gene E. Phillips. Prior to December 22, 1989, Mr. Phillips served as a director of BCM, and until September 1, 1992, Mr. Phillips served as Chief Executive Officer of BCM. Mr. Phillips serves as a representative of his children's trust which owns BCM and, in such capacity, has substantial contact with the management of BCM and input with respect to its performance of advisory services to TCI.

   At TCI's annual meeting of stockholders held on May 8, 1997, TCI's stockholders approved the renewal of the TCI Advisory Agreement through the next annual meeting of TCI's stockholders. The current TCI Advisory Agreement was executed on October 15, 1998. Subsequent renewals of the TCI Advisory Agreement with BCM do not require the approval of TCI's stockholders but do require the approval of TCI's Board of Directors. BCM also serves as advisor to IORI and the Trust. The members of TCI's Board of Directors also serve as directors of IORI and Trustees of the Trust, and the executive officers of TCI are also executive officers of IORI and the Trust. BCM also serves as advisor to American Realty Trust, Inc. ("ART"). NMC, a wholly-owned subsidiary of ART, is the general partner of NRLP and NOLP, the operating partnership of NRLP. BCM performs certain administrative functions for NRLP and NOLP on a cost-reimbursement basis. The executive officers of TCI are also officers of ART, NMC and SAMI.

   As of June 30, 1999, American Realty Trust, Inc. owned approximately 31.0% and BCM owned approximately 11.7% of TCI's outstanding common stock, and BCM owned approximately 55.8% and TCI owned no shares of American Realty Trust Inc.'s common stock.

Property Management

   Since February 1, 1990, affiliates of BCM have provided property management services to TCI. Currently, Carmel Realty Services Ltd. ("Carmel Ltd.") provides such property management services. Carmel Ltd. subcontracts with other entities for the provision of property-level management services to TCI. The general partner of Carmel Ltd. is BCM. The limited partners of Carmel Ltd. are
(1) First Equity, which is 50% owned by a subsidiary of BCM, (2) Gene E. Phillips and (3) a trust for the benefit of the children of Mr. Phillips. Carmel Ltd. subcontracts the property-level management and leasing of 28 of TCI's commercial properties and its hotels and the commercial properties owned by a real estate partnership in which TCI and IORI are partners to Carmel Realty, which is a company owned by First Equity. Carmel Realty is entitled to receive property and construction management fees and leasing commissions in accordance with the terms of its property-level management agreement with Carmel Ltd.

Real Estate Brokerage

   Since December 1, 1992, Carmel Realty has been engaged, on a non-exclusive basis, to provide brokerage services for TCI. Carmel Realty is entitled to receive a commission for property acquisitions and sales in accordance with the following sliding scale of total fees to be paid: (1) maximum fee of 5% on the first $2.0 million of any purchase or sale transaction of which no more than 4% would be paid to Carmel Realty or affiliates; (2) maximum fee of 4% on transaction amounts between $2.0 million and $5.0 million of which no more than 3% would be paid to Carmel Realty or affiliates; (3) maximum fee of 3% on transaction amounts between $5.0 million and $10.0 million of which no more than 2% would be paid to Carmel Realty or affiliates; and (4) maximum fee of 2% on transaction amounts in excess of $10.0 million of which no more than 1 1/2% would be paid to Carmel Realty or affiliates.

The TCI Advisory Agreement

   BCM has served as advisor to TCI since March 28, 1989. The current TCI Advisory Agreement was entered into effective October 15, 1998. Renewals of the TCI Advisory Agreement do not require the approval of TCI's stockholders but do require the approval of TCI's Board of Directors.

   Under the TCI Advisory Agreement, BCM is required to formulate and submit annually for approval by the Board of Directors a budget and business plan for TCI containing a twelve-month forecast of operations and cash flow, a general plan for asset sales and acquisitions, lending, foreclosure and borrowing activity, and other investments. BCM is required to report quarterly to the Board of Directors on TCI's performance against the business plan. In addition, all transactions or investments by TCI require prior approval by the Board of Directors unless they are explicitly provided for in the approved business plan or are made pursuant to authority expressly delegated to BCM by the Board of Directors.

   The TCI Advisory Agreement also requires prior approval of the Board of Directors for the retention of all consultants and third party professionals, other than legal counsel. The TCI Advisory Agreement provides that BCM shall be deemed to be in a fiduciary relationship to TCI's stockholders, contains a broad standard governing BCM's liability for losses by TCI, and contains guidelines for BCM's allocation of investment opportunities as among itself, TCI and other entities it advises.

   The TCI Advisory Agreement provides for BCM to be responsible for the day-to-day operations of TCI and to receive an advisory fee comprised of a gross asset fee of .0625% per month (.75% per annum) of the average of the gross asset value of TCI (total assets less allowance for amortization, depreciation or depletion and valuation reserves) and an annual net income fee equal to 7.5% per annum of TCI's net income.

   The TCI Advisory Agreement also provides for BCM to receive an annual incentive sales fee equal to 10% of the amount, if any, by which the aggregate sales consideration for all real estate sold by TCI during such fiscal year exceeds the sum of: (1) the cost of each such property as originally recorded in TCI's books for tax purposes (without deduction for depreciation, amortization or reserve for losses), (2) capital improvements made to such assets during the period owned by TCI and (3) all closing costs (including real estate commissions) incurred in the sale of such property; provided, however, no incentive fee shall be paid unless (a) such real estate sold in such fiscal year, in the aggregate, has produced an 8% simple annual return on TCI's net investment including capital improvements, calculated over TCI's holding period before depreciation and inclusive of operating income and sales consideration and (b) the aggregate net operating income from all real estate owned by TCI for each of the prior and current fiscal years shall be at least 5% higher in the current fiscal year than in the prior fiscal year.

   Additionally, pursuant to the TCI Advisory Agreement, BCM or an affiliate of BCM is to receive an acquisition commission for supervising the acquisition, purchase or long-term lease of real estate for TCI equal to the lesser of (1) up to 1% of the cost of acquisition, inclusive of commissions, if any, paid to nonaffiliated brokers or (2) the compensation customarily charged in arm's-length transactions by others rendering similar property acquisition services as an ongoing public activity in the same geographical location and for comparable property; provided that the aggregate purchase price of each property (including acquisition fees and all real estate brokerage commissions) may not exceed such property's appraised value at acquisition.

   The TCI Advisory Agreement requires BCM or any affiliate of BCM to pay to TCI one-half of any compensation received from third parties with respect to the origination, placement or brokerage of any loan made by TCI, provided, however, that the compensation retained by BCM or any affiliate of BCM shall not exceed the lesser of (1) 2% of the amount of the loan committed by TCI or
(2) a loan brokerage and commitment fee which is reasonable and fair under the circumstances.

   The TCI Advisory Agreement also provides that BCM or an affiliate of BCM is to receive a mortgage or loan acquisition fee with respect to the acquisition or purchase of any existing mortgage loan by TCI equal to the lesser of (1) 1% of the amount of the mortgage or loan purchased or (2) a brokerage or commitment fee which is reasonable and fair under the circumstances. Such fee will not be paid in connection with the origination or funding by TCI of any mortgage loan.

   Under the TCI Advisory Agreement, BCM or an affiliate of BCM is also to receive a mortgage brokerage and equity refinancing fee for obtaining loans to TCI or refinancing on TCI properties equal to the lesser of (1) 1% of the amount of the loan or the amount refinanced or (2) a brokerage or refinancing fee that is reasonable and fair under the circumstances; provided, however, that no such fee shall be paid on loans from BCM or an affiliate of BCM without the approval of the Board of Directors. No fee shall be paid on loan extensions.

   Under the TCI Advisory Agreement, BCM is to receive reimbursement of certain expenses incurred by it in the performance of advisory services to TCI.

   Under the TCI Advisory Agreement, all or a portion of the annual advisory fee must be refunded by the advisor to TCI if the Operating Expenses of TCI (as defined in the TCI Advisory Agreement) exceed certain limits specified in the TCI Advisory Agreement based on the book value, net asset value and net income of TCI during such fiscal year. The effect of this limitation was to require that BCM refund $206,000 of the annual advisory fee for 1997.

   Additionally, if TCI were to request that BCM render services to TCI other than those required by the TCI Advisory Agreement, BCM or an affiliate of BCM is separately compensated for such additional services on terms to be agreed upon from time to time. TCI has hired Carmel Ltd., an affiliate of BCM, to provide property management for TCI's properties, and TCI has engaged Carmel Realty, also an affiliate of BCM, on a non-exclusive basis, to provide brokerage services for TCI.

   BCM may only assign the TCI Advisory Agreement with the prior consent of TCI.

   The directors and principal officers of BCM are set forth below.

     Mickey N. Phillips               Director
     Ryan T. Phillips                 Director
     Randall M. Paulson               President
     Karl L. Blaha                    Executive Vice President -- Commercial
                                      Asset Management
     Bruce A. Endendyk                Executive Vice President
     Thomas A. Holland                Executive Vice President and Chief
                                      Financial Officer
     Steven K. Johnson                Executive Vice President -- Residential
                                      Asset Management
     Cooper B. Stuart                 Executive Vice President
     A. Cal Rossi, Jr.                Executive Vice President
     Clifford C. Towns, Jr.           Executive Vice President -- Finance
     Dan S. Allred                    Senior Vice President -- Land Division
     James D. Canon, III              Senior Vice President
     Robert A. Waldman                Senior Vice President, General Counsel
                                      and Secretary
     Drew D. Potera                   Vice President, Treasurer and Securities
                                      Manager

   Mickey N. Phillips is Gene E. Phillips' brother, and Ryan T. Phillips is Gene E. Phillips' son. Gene E. Phillips serves as a representative of the trust established for the benefit of his children, which trust owns BCM. In such capacity, Gene E. Phillips has substantial contact with the management of BCM and input with respect to its performance of advisory services to TCI.

Involvement in Certain Legal Proceedings

   In February 1990, TCI, together with IORI, NIRT and the Trust, three real estate entities with, at the time, the same officers, directors or trustees and advisor as TCI, entered into a settlement of a class and derivative action entitled Olive et al. V. National Income Realty Trust et al. (the "Olive Litigation"), which was pending before the United States District Court for the Northern District of California, relating to the operation and management of each of the entities. On April 23, 1990, the court granted final approval of the terms of the settlement.

   On May 4, 1994, the parties entered into the Modification of Stipulation of Settlement (the "Olive Modification") that settled subsequent claims of breaches of the settlement that were asserted by the plaintiffs and that modified certain provisions of the April 1990 settlement. The Olive Modification was preliminarily approved by the court on July 1, 1994, and final court approval was entered on December 12, 1994. The effective date of the Olive Modification was January 11, 1995. Pursuant to the Olive Modification, certain related party transactions which TCI entered into prior to April 28, 1999, required the unanimous approval of TCI's Board of Directors. In addition, such related party transactions were to be discouraged and could only be entered into in exceptional circumstances and after a determination by the Board of Directors that the transaction was in the best interests of TCI and that no other opportunity existed that was as good as the opportunity presented by such transaction.

   The Olive Modification requirements for related party transactions did not apply to direct contractual agreements for services between TCI and the advisor
(BCM) or one of its affiliates (including the TCI Advisory Agreement, the brokerage agreement with Carmel Realty and the property management contracts). These agreements, pursuant to the specific terms of the Olive Modification, required the prior approval by two-thirds of the directors of TCI, and if required, approval by a majority of TCI's stockholders. The Olive Modification requirements for related party transactions also did not apply to joint ventures between or among TCI and IORI, NIRT or the Trust or any of their affiliates or subsidiaries and a third party having no prior or intended future business of financial relationship with Gene E. Phillips, William S. Friedman, the advisor (BCM), or any affiliate of such parties. Such joint ventures could be entered into on the affirmative vote of a majority of the Directors of TCI.

   The Court retained jurisdiction to enforce the Olive Modification, and during August and September 1996, the Court held evidentiary hearings to assess compliance with the terms of the Olive Modification by the various parties. The Court issued no ruling or order with respect to the matters addressed at the hearings.

   Separately, in 1996, legal counsel for the plaintiffs notified the Board of Directors that he intended to assert that certain actions taken by the Board of Directors breached the terms of the Olive Modification. On January 27, 1997, the parties entered into an amendment to the Olive Modification (the "Olive Amendment"), which was submitted to the Court for approval on January 29, 1997. The Olive Amendment provided for the settlement of all matters raised at the evidentiary hearings and by plaintiffs' counsel in his notices to the Board of Directors of TCI. On May 2, 1997, a hearing was held for the Court to consider approval of the Olive Amendment. As a result of the hearing, the parties entered into a revised Olive Amendment. The Court issued an order approving the Olive Amendment on July 3, 1997.

   The Olive Amendment provided for the addition of four new unaffiliated members to TCI's Board of Directors and set forth new requirements for the approval of any transactions with affiliates until April 28, 1999. In addition, TCI, IORI, the Trust and their shareholders released the defendants from any claims relating to the plaintiffs' allegations and matters which were the subject of the evidentiary hearings. The plaintiffs' allegations of any breaches of the Olive Modification were to be settled by mutual agreement of the parties or, lacking such agreement, by an arbitration proceeding.

   Under the Olive Amendment, all shares of TCI owned by Gene E. Phillips or any of his affiliates had to be voted at all stockholder meetings of TCI held until April 28, 1999, in favor of all new members of the Board of Directors added under the Olive Amendment. The Olive Amendment also required that, until April, 28, 1999, all shares of TCI owned by Mr. Phillips or his affiliates in excess of forty percent (40%) of TCI's outstanding shares had to be voted in proportion to the votes cast by all non-affiliated stockholders of TCI.

   In accordance with the Olive Amendment, Richard W. Douglas, Larry E. Harley and R. Douglas Leonhard were added to the Board of Directors of TCI in January 1998 and Murray Shaw was added to the Board of Directors of TCI in February 1998. The restrictions and requirements of the Olive Amendment expired on April 29, 1999.

Certain Business Relationships and Related Party Transactions

   Certain Business Relationships. In February 1989, the Board of Trustees voted to retain BCM as TCI's advisor. TCI's executive officers serve also as executive officers of BCM.

   Since February 1999, affiliates of BCM have provided property management services to TCI. Currently, Carmel Ltd. provides such property management services. The general partner of Carmel Ltd. is BCM. The limited partners of Carmel Ltd. are (1) First Equity, which is 50% owned by a subsidiary of BCM,
(2) Mr. Phillips and (3) a trust for the benefit of the children of Mr. Phillips. Carmel Ltd. subcontracts the property-level management and leasing of 29 of TCI's commercial properties and its hotels and the commercial properties owned by a real estate partnership in which TCI and IORI are partners to Carmel Realty, which is a company owned by First Equity.

   Prior to December 1, 1992, affiliates of BCM provided brokerage services to TCI and received brokerage commissions in accordance with the TCI Advisory Agreement. Since December 1, 1992, TCI has engaged, on a non-exclusive basis, Carmel Realty to perform brokerage services for TCI. Carmel Realty is a company owned by First Equity.

   The directors and executive officers of TCI also serve as Trustees or directors and executive officers of IORI and the Trust. The directors owe fiduciary duties to such entities as well as to TCI under applicable law. IORI and the Trust have the same relationship with BCM as TCI. TCI owned approximately 22.6% of the outstanding shares of common stock of IORI at June 30, 1999. BCM performs certain administrative functions for NRLP and NOLP on behalf of NMC, on a cost-reimbursement basis. BCM also serves as advisor to ART. Messrs. Paulson, Blaha, Endendyk, Holland and Johnson serve as executive officers of ART.

   From April 1992 to December 31, 1992, Ted P. Stokely was employed as a paid consultant and since January 1, 1993 as a part-time unpaid consultant for Eldercare, a nonprofit corporation engaged in the acquisition of low income and elderly housing. Eldercare has a revolving loan commitment from Syntek West, Inc. ("SWI"), of which Gene E. Phillips is the sole shareholder. Eldercare filed for bankruptcy protection in July 1993 and was dismissed from bankruptcy in October 1994. Eldercare filed again for bankruptcy protection in May 1995, and was reorganized in bankruptcy in February 1996, and has since paid all debts as directed by the Bankruptcy Court.

   Related Party Transactions. Historically, TCI has engaged in and may continue to engage in business transactions, including real estate partnerships, with related parties. TCI's management believes that all of the related party transactions represented the best investments available at the time and were at least as advantageous to TCI as investments that could have been obtained from unrelated third parties.

   TCI is a partner with IORI in the Tri-City and NIA limited partnerships. TCI owns 345,728 shares of the common stock of IORI, an approximate 22.6% interest.

   In 1998, TCI paid BCM and its affiliates $4.1 million in advisory and net income fees, $341,000 in mortgage brokerage and equity refinancing fees, $3.5 million in property acquisition fees, $767,000 in real estate brokerage commission and $2.8 million in property and construction management fees and leasing commissions, net of property management fees paid to subcontractors, other than Carmel Realty. In addition, as provided in the TCI Advisory Agreement, BCM received cost reimbursements from TCI of $1.1 million in 1997.

   On December 5, 1989, TCI's Board of Directors approved a share repurchase program. The Board of Directors authorized TCI to repurchase a total of 687,000 shares of TCI common stock pursuant to such program. Through April 30, 1999, TCI had repurchased 409,765 shares of TCI common stock pursuant to such program at a cost of TCI of $3.3 million. In 1998, TCI repurchased 21,950 shares at a cost of $336,000.

Security Ownership of Certain Beneficial Owners and Management

   Security Ownership of Certain Beneficial Owners. The following table sets forth the ownership of TCI common stock, both beneficially and of record, both individually and in the aggregate, for those persons or entities known by TCI to be beneficial owners of more than 5% of TCI common stock as of the close of business on June 30, 1999.

                                         Amount and Nature
   Name and Address of                     of Beneficial     Percent of
   Beneficial Owner                          Ownership       Class (1)
   -------------------                   -----------------   ----------
   American Realty Trust, Inc.               1,204,470          31.0%
    10670 N. Central Expressway
    Suite 300
    Dallas, Texas 75231

   Basic Capital Management, Inc.              454,157          11.7%
    10670 N. Central Expressway
    Suite 600
    Dallas, Texas 75231

   Maurice A. Halperin                         326,450           8.4%
    2500 North Military Trail
    Suite 225
    Boca Raton, Florida 33431
--------
(1) Percentages are based upon 3,880,014 shares of TCI common stock outstanding at June 30, 1999.

   Security Ownership of Management. The following table sets forth the ownership of TCI common stock, both beneficially and of record, both individually and in the aggregate, for the directors and executive officers of TCI as of the close of business on June 30, 1999.

                                         Amount and Nature
                                           of Beneficial     Percent of
   Name of Beneficial Owner                  Ownership        Class(1)
   ------------------------              -----------------   ----------
   All Directors and Executive Officers      1,766,370(2)(3)    45.6%
   as a group (12 individuals)

--------

(1) Percentage is based upon 3,880,014 shares of TCI common stock outstanding at June 30, 1999.

(2) Includes 80,268 shares owned by the Trust of which TCI's directors may be deemed to be beneficial owners by virtue of their positions as Trustees of the Trust. The directors of TCI disclaim beneficial ownership of such shares. Also includes 1,000 shares owned directly by Ted P. Stokely.

(3) Includes 26,475 shares owned by SAMLP, 454,157 shares owned by BCM and 1,204,470 shares owned by American Realty Trust, Inc., of which the executive officers of TCI may be deemed to be beneficial owners by virtue of their position as executive officers or directors of SAMI, BCM and American Realty Trust, Inc. The executive officers of TCI disclaim beneficial ownership of such shares. Each of the directors of American Realty Trust, Inc. may be deemed to be beneficial owners of the shares owned by American Realty Trust, Inc. by virtue of their positions as directors of American Realty Trust, Inc. Each of the directors of BCM may be deemed to be beneficial owners by virtue of their positions as directors of BCM. The directors of American Realty Trust, Inc. and BCM disclaim such beneficial ownership.

                      BUSINESS AND PROPERTIES OF THE TRUST

General

   The Trust is a California business trust organized pursuant to a declaration of trust dated August 27, 1980, and amended and restated as of May 27, 1987, as amended pursuant to (1) Amendment No. 1 to the Second Amended and Restated Declaration of Trust of Consolidated Capital Special Trust, (2) Amendment Number 2 to the Second Amended and Restated Declaration of Trust of Continental Mortgage and Equity Trust (formerly Consolidated Capital Special Trust), (3) Amendment Number 3 to the Second Amended and Restated Declaration of Trust of Continental Mortgage and Equity Trust (formerly Consolidated Capital Special Trust), and (4) Amendment No. 4 to the Second Amended and Restated Declaration of Trust of Continental Mortgage and Equity Trust (as amended, the "Declaration of Trust"). The Trust commenced operations on December 3, 1980. The Trust has elected to be treated as a REIT under Sections 856 through 860 of the Code. The Trust has, in the opinion of the Trust's management, qualified for federal taxation as a REIT for each year subsequent to December 31, 1980. See "Proposed Incorporation Procedure and Merger -- Business Activities after Incorporation Procedure and Merger".

   The Trust's Shares are traded on the NASDAQ under the symbol "CMETS." The Trust's real estate portfolio at March 31, 1999, consisted of 66 properties held for investment, three properties held for sale, obtained through foreclosure, and one equity method real estate partnership (owning two office buildings). Eight of the properties held for investment were purchased during 1998. The Trust's mortgage notes receivable portfolio at March 31, 1999 consisted of two mortgage loans. The Trust's real estate and mortgage note receivable portfolios are more fully discussed below.

   The Trust's principal executive offices are located at 10670 North Central Expressway, Suite 300, Dallas, Texas 75231. In the opinion of the Trust's management, the Trust's offices are suitable and adequate for its present operations.

Business Plan and Investment Policies

   The Trust's business is investing in real estate through equity ownership and investments in real estate partnerships and financing real estate and real estate related activities through investments in mortgage loans, including first, wraparound and junior mortgage loans. The Trust's real estate is located throughout the continental United States. Information regarding the real estate and mortgage notes receivable portfolios of the Trust is set forth below and in Schedules III and IV, respectively, to the Consolidated Financial Statements included in the "Index to Financial Statements" included in the Trust's Annual Report on Form 10-K for the year ended December 31, 1998, which is incorporated by reference herein.

   The business of the Trust is not seasonal. The Trust has determined to continue to pursue a balanced investment policy, seeking both current income and capital appreciation. With respect to new investments, the Trust's plan of operation is to continue to make equity investments in real estate and to continue its program of investing in capital improvements and emphasizing high maintenance standards with respect to its existing real estate portfolio. The Trust has determined that it will no longer actively seek to fund or purchase mortgage loans. It may, however, in selected instances, originate mortgage loans or it may provide purchase money financing in connection with a property sale. The Trust does intend to service and may either hold for investment or sell any or all of the mortgage notes currently in its portfolio.

Trust Assets

   Details of the Trust's real estate and mortgage notes receivable portfolios at December 31, 1998 are set forth in Schedules III and IV, respectively, to the Consolidated Financial Statements included under the "Index to Financial Statements" included in the Trust's Annual Report on Form 10-K for the year ended December 31, 1998, which is incorporated by reference herein. The discussion set forth below under the headings "Business and Properties of the Trust -- Trust Assets -- Real Estate" and "-- Trust Assets --Mortgage Loans" provide certain summary information concerning the Trust's real estate and mortgage notes receivable portfolios.

   The Trust's real estate portfolio consists of properties held for investment, properties held for sale, which were obtained through foreclosure of the collateral securing mortgage notes receivable, and an investment in a partnership. The Trust holds a fee simple title to all of the properties in its real estate portfolio. The discussion set forth below under the heading "--
 Real Estate" provides certain summary information concerning the Trust's properties held for investment, properties held for sale and its partnership investment.

   The Trust's real estate is geographically diversified. At March 31, 1999, the Trust held investments in apartments and/or commercial properties in each geographic region of the continental United States, with a concentration in the Southeast and Southwest regions, as shown more specifically in the table under "-- Real Estate" below. At March 31, 1999, the Trust held mortgage notes receivable secured by real estate located in the Southwest and Midwest regions of the continental United States, as shown more specifically in the table under "-- Mortgage Loans" below.

   At December 31, 1998 and March 31, 1999, none of the Trust's properties, its partnership investment or a mortgage note receivable exceeded 10% of the Trust's total assets. At March 31, 1999, 90% of the Trust's assets consisted of properties held for investment, 1% consisted of properties held for sale, less than 1% consisted of an investment in a partnership and mortgage notes and interest receivable. The remaining 9% of the Trust's assets were cash, cash equivalents, marketable equity securities and other assets. The percentage of the Trust's assets invested in any one category is subject to change and no assurance can be given that the composition of the Trust's assets in the future will approximate the percentages listed herein.

   To continue to qualify for federal taxation as a REIT under the Code, the Trust is required, among other things, to hold at least 75% of the value of its total assets in real estate assets, government securities, cash and cash equivalents at the close of each quarter of each taxable year. See "Proposed Incorporation Procedure and Merger -- Business Activities after Incorporation Procedure and Merger".

   Geographic Location of Real Estate Investments. The Trust has divided the continental United States into the following geographic regions.

    Northeast region comprised of the states of Connecticut, Delaware, Maryland, Massachusetts, New Hampshire, New Jersey, New York, Pennsylvania, Rhode Island and Vermont and the District of Columbia. The Trust has one commercial property in this region.

    Southeast region comprised of the states of Alabama, Florida, Georgia, Mississippi, North Carolina, South Carolina, Tennessee and Virginia. The Trust has six apartments and eight commercial properties in this region.

    Southwest region comprised of the states of Arizona, Arkansas, Louisiana, New Mexico, Oklahoma and Texas. The Trust has 21 apartments and 13 commercial properties in this region.

    Midwest region comprised of the states of Illinois, Indiana, Iowa, Kansas, Kentucky, Michigan, Minnesota, Missouri, Nebraska, North Dakota, Ohio, South Dakota, West Virginia and Wisconsin. The Trust has two apartments in this region.

    Mountain region comprised of the states of Colorado, Idaho, Montana, Nevada, Utah and Wyoming. The Trust has three apartments and two commercial properties in this region.

    Pacific region comprised of the states of California, Oregon and Washington. The Trust has two apartments in this region.

    Excluded from the above are 11 parcels of land, as described below.

   Real Estate. At December 31, 1998, approximately 90% of the Trust's assets were invested in real estate. The Trust invests in real estate located throughout the continental United States, either on a leveraged or nonleveraged basis. The Trust's real estate portfolio consists of properties held for investment, properties held for sale, which were obtained through foreclosure of the collateral securing mortgage notes receivable, an investment in a partnership and investments in the equity securities of real estate entities.

   Types of Real Estate Investments. The Trust's real estate consists of commercial properties (office buildings, industrial facilities and shopping centers) and apartments or similar properties having established income-producing capabilities. In selecting new real estate investments, the location, age and type of property, gross rentals, lease terms, financial and business standing of tenants, operating expenses, fixed charges, land values and physical condition are among the factors considered. The Trust may acquire properties subject to or assume existing debt and may mortgage, pledge or otherwise obtain financing for its properties. The Trust's Board of Trustees may alter the types of and criteria for selecting new real estate investments and for obtaining financing without a vote of shareholders to the extent such policies are not governed by the Trust's Declaration of Trust.

   Although the Trust has typically invested in developed real estate, the Trust may also invest in new construction or development either directly or in partnership with nonaffiliated parties or affiliates (subject to approval by the Trust's Board of Trustees). To the extent that the Trust invests in construction and development projects, the Trust would be subject to business risks, such as cost overruns and construction delays, associated with such higher risk projects.

   At March 31, 1999, the Trust was making significant capital improvements to two office buildings in New Orleans, Louisiana. The Trust expects to spend a total of $2.2 million on the 225 Baronne Office Building and $3.0 million on the 1010 Common Office Building in 1999.

   In the opinion of the Trust's management, the properties owned by the Trust are adequately covered by insurance.

   The following table sets forth the percentages, by property type and geographic region, of the Trust's real estate (other than unimproved land as described below) at March 31, 1999:

                                                                                        Commercial
         Region                      Apartments                                         Properties
         ------                      ----------                                         ----------
     Northeast                            -%                                                 2%
     Southeast                           19                                                 28
     Southwest                           60                                                 64
     Midwest                             12                                                  -
     Mountain                             5                                                  6
     Pacific                              4                                                  -
                                        ---                                                ---
                                        100%                                               100%
                                        ===                                                ===

   The foregoing table is based solely on the number of apartment units and amount of commercial square footage owned by the Trust and does not reflect the value of the Trust's investment in each region. The Trust also owns 10 parcels of unimproved land consisting of 36.4 acres, 16.8 acres, 100.2 acres, 55.8 acres, 163 acres, 140 acres, 156 acres, 103 acres, 128 acres, and 236 acres in the Southwest region. The Trust also owns a 18,000 sq. ft. parcel of developed land in the Southwest region. See Schedule III to the Consolidated Financial Statements included in the "Index to Financial Statements" included in the Trust's Annual Report on Form 10-K for the year ended December 31, 1998, which is incorporated by reference herein, for a more detailed description of the Trust's real estate portfolio.

   A summary of the activity in the Trust's owned real estate portfolio during 1998 and the first three months of 1999 was as follows:

   Owned properties in real estate portfolio at January 1, 1998.............  66
   Properties purchased.....................................................   9
   Properties sold..........................................................  (6)
                                                                             ---
   Owned properties in real estate portfolio at March 31, 1999..............  69
                                                                             ===

   Properties Held for Investment. Set forth below are the Trust's properties held for investment and the monthly rental rate for apartments and the average annual rental rate for commercial properties and occupancy thereof at December 31, 1997, 1996, 1995, 1994 and 1993:

                                                                           Rent Per
                                                                          Square Foot                 Occupancy %
                                               Units/           ------------------------------- ------------------------
Property               Location            Square Footage        1998   1997   1996  1995  1994 1998 1997 1996 1995 1994
--------               --------      -------------------------- ------ ------ ------ ----- ---- ---- ---- ---- ---- ----
Apartments
4242 Cedar
 Springs........  Dallas, TX           76 units/ 60,600 sq. ft. $  .82 $  .79 $  .75 $ .71 $.71  99   98   96   95   96
Applecreek......  Dallas, TX         216 units/ 225,952 sq. ft.    .54    .53    .52   .50  .48  91   92   90   90   88
Ashley Crest....  Houston, TX        168 units/ 133,104 sq. ft.    .64    .57      *     *    *  85   83    *    *    *
Camelot.........  Largo, FL          120 units/ 141,024 sq. ft.    .51    .50    .48   .46  .44 100   98   94   93   98
Country
 Crossing.......  Tampa, FL          227 units/ 199,952 sq. ft.    .54    .53    .51   .51  .48  91   91   93   91   91
Eagle Rock......  Los Angeles, CA      99 units/ 68,614 sq. ft.    .98    .93      *     *    *  95   92    *    *    *
El Chapparal....  San Antonio, TX    190 units/ 174,220 sq. ft.    .66    .64    .64   .63  .61  91   95   89   92   93
Fairways........  Longview, TX       152 units/ 134,176 sq. ft.    .53    .51    .51   .50  .48  83   91   91   90   91
Fontenelle
 Hills..........  Bellevue, NE       338 units/ 380,198 sq. ft.    .60      *      *     *    *  99    *    *    *    *
Forest Ridge....  Denton, TX           56 units/ 65,480 sq. ft.    .62    .61    .59   .57  .53  88   90   98   95   96
Fountain Lake...  Texas City, TX     166 units/ 161,220 sq. ft.    .55    .53    .52   .52  .50  88   95   90   90   95
Glenwood........  Addison, TX        168 units/ 134,432 sq. ft.    .74    .70    .66     *    *  96   97   96    *    *
Grove Park......  Plano, TX          188 units/ 143,556 sq. ft.    .72    .69    .65     *    *  97   93   95    *    *
Heritage on the
 River..........  Jacksonville, FL   301 units/ 289,490 sq. ft.    .62    .60    .58   .55    *  95   92   92   94    *
In the Pines....  Gainesville, FL    242 units/ 294,860 sq. ft.    .51    .50    .48   .48  .44  97   97   92   98   96
Madison at Bear
 Creek..........  Houston, TX        180 units/ 138,448 sq. ft.    .63    .58      *     *    *  96   90    *    *    *
McCallum
 Crossing.......  Dallas, TX         322 units/ 172,796 sq. ft.    .93    .88    .84   .81  .76  95   96   98   98   96
McCallum Glen...  Dallas, TX         275 units/ 159,850 sq. ft.    .89    .83    .80   .76    *  95   96   97   95    *
Oak Park IV.....  Clute, TX           108 units/ 78,708 sq. ft.    .50    .50    .49   .50  .48  90   94   79   73   81
Oak Run.........  Pasadena, TX       160 units/ 128,016 sq. ft.    .72    .69    .68     *    *  91   92   96    *    *
Park at
 Colonnade......  San Antonio, TX    211 units/ 188,000 sq. ft.    .56    .53    .52     *    *  95   91   96    *    *
Park Lane.......  Dallas, TX           97 units/ 87,260 sq. ft.    .60    .58    .55   .53  .51  97   91   93   92   93
Parkwood Knoll..  San Bernardino, CA 178 units/ 149,802 sq. ft.    .66    .65    .64   .62  .61  98   96   95   98   93
Pierce Tower....  Denver, CO           57 units/ 45,120 sq. ft.   1.10   1.01    .93   .91  .88  94   97   97   97   98
Quail Oaks......  Balch Springs, TX   131 units/ 72,848 sq. ft.    .68    .65    .63   .58  .53  96   95   99   99   98
Somerset........  Texas City, TX     200 units/ 163,368 sq. ft.    .60    .60    .59   .60  .52  92   92   89   91   91
Stone Oak.......  San Antonio, TX    252 units/ 187,686 sq. ft.    .63    .60    .60   .58  .55  92   92   88   93   93
Sunset Lake.....  Waukegan, IL       414 units/ 302,640 sq. ft.    .81    .80    .79   .76  .73  91   90   88   95   91
Trails at
 Windfern.......  Houston, TX        240 units/ 173,376 sq. ft.    .64    .61      *     *    *  96   95    *    *    *
Willow Creek....  El Paso, TX        112 units/ 103,140 sq. ft.    .48    .47    .47   .52  .51  92   93   87   80   94
Willo-Wick
 Gardens........  Pensacola, FL      152 units/ 153,360 sq. ft.    .52    .52    .51   .46    *  87   89   96   66    *
Willow Wick.....  North Augusta, SC   104 units/ 94,128 sq. ft.    .52    .50    .50   .47    *  99   98   93   99    *
Woodbridge......  Westminster, CO    194 units/ 104,500 sq. ft.    .94    .88    .83   .82  .72  99   96   97   97   79

Office Buildings
225 Baronne.....  New Orleans, LA               416,834 sq. ft.   7.34      *      *     *    *  62    *    *    *    *
1010 Common.....  New Orleans, LA               494,579 sq. ft.   8.20      *      *     *    *  13    *    *    *    *
3400 Carlisle...  Dallas, TX                     74,000 sq. ft.  15.12  13.42  10.50     *    *  77   95   98    *    *
Amoco...........  New Orleans, LA               378,244 sq. ft.  12.02  12.25   9.93     *    *  79   66   33    *    *
Bay Plaza.......  Tampa, FL                      75,780 sq. ft.  14.48  12.30      *     *    *  87   95    *    *    *
Durham Centre...  Durham, NC                    207,171 sq. ft.  17.30  15.33      *     *    *  92   88    *    *    *
Hampton Court...  Dallas, TX                    104,001 sq. ft.  17.01  15.18  12.80     *    * 100   79   92    *    *
Jefferson.......  Washington, DC                 71,877 sq. ft.  30.83  27.71      *     *    *  94   87    *    *    *
NASA............  Clear Lake, TX                 78,159 sq. ft.  10.81  10.27  10.46 10.00 9.74  78   76   64   55   63
Westgrove Air
 Plaza..........  Addison, TX                    78,326 sq. ft.  11.04   7.33      *     *    *  85   67    *    *    *
Windsor Plaza...  Windcrest, TX                  80,522 sq. ft.  12.85  13.32  11.38 10.22 9.56  49   58   84   87   78

                                                                      Rent Per
                                                                     Square Foot                Occupancy %
                                            Square Footage/ ----------------------------- ------------------------
Property                      Location           Acres      1998  1997  1996  1995  1994  1998 1997 1996 1995 1994
--------                      --------      --------------- ----- ----- ----- ----- ----- ---- ---- ---- ---- ----
Apartments-- continued
Industrial Warehouses
5360 Tulane............. Atlanta, GA         30,000 sq. ft. $2.45 $2.45 $2.19 $2.26 $2.14  65  100   32   32   99
5700 Tulane............. Atlanta, GA         67,850 sq. ft.   --    --    --    --    --  --   --   --   --   --
Brookfield.............. Chantilly, VA       63,504 sq. ft.  6.54  6.26  6.19  6.00     * 100  100  100   85    *
Central Storage......... Dallas, TX         216,035 sq. ft.  1.48  1.48   .99     *     * 100  100  100    *    *
Kelly................... Dallas, TX         330,334 sq. ft.  2.90  2.96  2.43  2.20     * 100   95   93   88    *
McLeod.................. Orlando, FL        110,914 sq. ft.  7.05  6.69  6.38  6.05  6.08  90   96   80   93   88
Northgate............... Marietta, GA       208,386 sq. ft.  4.14  4.02  3.91  3.82  3.70 100  100  100   89  100
Shady Trail............. Dallas, TX          42,900 sq. ft.  2.95  3.18  2.25     *     * 100   66   66    *    *
Space Center............ San Antonio, TX    101,500 sq. ft.  2.96  2.04  1.93  2.12     *  65   72   77  100    *
Sullyfield.............. Chantilly, VA      243,813 sq. ft.  6.17  5.96  5.23  5.17     *  89   96   90   84    *

Shopping Center
Promenade............... Highland Ranch, CO 133,558 sq. ft.  9.75  9.56  9.35     *     *  99   96   80    *    *

Land
1013 Common............. New Orleans, LA     18,000 sq. ft.
McKinney 36............. Collin County, TX       36.4 Acres
McKinney 140............ McKinney, TX           140.0 Acres
OPUBCO.................. Collin County, TX      156.0 Acres
Sandison................ Collin County, TX      100.2 Acres
Solco Allen............. Collin County, TX       55.8 Acres
Stacy Road.............. Allen, TX              163.0 Acres
State Highway 121....... Collin County, TX      236.0 Acres
Watters Road............ Collin County, TX      103.0 Acres
Whisenant............... Collin County, TX       16.8 Acres

-------
* Property was purchased in 1995, 1996, 1997 or 1998.

   Occupancy presented above is without reference to whether leases in effect are at, below or above market rates.

   In January 1998, the Trust refinanced the mortgage debt secured by the 133,558 sq. ft. Promenade Shopping Center in Highlands Ranch, Colorado in the amount of $7.7 million, receiving net cash of $2.1 million after paying off $5.4 million in mortgage debt, the funding of escrows and the payment of various closing costs. The new mortgage bears interest at 7.42% per annum, requires monthly payments of principal and interest of $56,502 and matures in January 2008.

   Also in January 1998, the Trust purchased the McKinney 36 land, 36.4 acres of unimproved land in Collin County, Texas, for $2.1 million in cash. In April 1998, the Trust obtained mortgage financing secured by the unencumbered McKinney 36 land in the amount of $2.1 million, receiving net cash of $2.0 million after the payment of various closing costs. The mortgage bears interest at 9.25% per annum, requires monthly payments of interest only and matures in April 2000.

   In March 1998, the Trust purchased 1010 Common, a 494,579 sq. ft. office building in New Orleans, Louisiana, for $14.5 million. The building was acquired subject to ground leases that expire from November 2029 to April 2069. The Trust paid $6.3 million in cash and obtained mortgage financing of $8.2 million. The lender has committed to fund an additional $3.8 million for tenant improvements. The mortgage bears interest at 9.7% per annum, requires monthly payments of interest only and matures in April 2001. In April 1998, the Trust purchased four of the ground leases for $200,000 in cash. In November and December 1998, the Trust purchased the fee interest in two additional ground leases for a total of $1.2 million in cash. Also in December 1998, the Trust purchased another ground lease for $225,000, obtaining seller financing of the entire purchase price. The financing bears interest at 12.0% per annum, requires monthly payments of interest only and matures in December 2003.

   Also in March 1998, the Trust purchased 225 Baronne, a 416,834 sq. ft. office building in New Orleans, Louisiana, for $11.2 million. The Trust paid $3.8 million in cash and obtained mortgage financing of $7.4 million.

The lender has committed to fund an additional $1.6 million for tenant improvements. The mortgage bears interest at 9.7% per annum, requires monthly payments of interest only and matures in April 2001.

   Further in March 1998, the Trust refinanced the mortgage debt secured by the 378,244 sq. ft. AMOCO Office Building in New Orleans, Louisiana, and by seven mortgage notes receivable in the amount of $15.0 million, receiving net cash of $10.9 million after paying off $3.8 million in mortgage debt and the payment of various closing costs. The lender has committed to fund an additional $1.0 million for tenant improvements. The new mortgage bears interest at 8.7% per annum, requires monthly payments of interest only and matures in April 2001.

   The mortgage debt secured by the above three New Orleans properties is cross-collateralized and cross defaulted. Both BCM and the Trust have guaranteed repayment of this debt.

   In March 1998, the Trust refinanced the mortgage debt secured by the 322 unit McCallum Crossing Apartments in Dallas, Texas in the amount of $8.4 million, receiving net cash of $1.8 million after paying off $6.3 million in mortgage debt and the payment of various closing costs. The new mortgage bears interest at 7.19% per annum, requires monthly payments of principal and interest of $56,961 and matures in April 2008.

   Also in March 1998, the Trust sold 4050 Getwell, a 112,382 sq. ft. industrial warehouse in Memphis, Tennessee, for $2.1 million, receiving net cash of $1.2 million after paying off $793,000 in mortgage debt and the payment of various closing costs. No gain or loss was recognized on the sale.

   In April 1998, the Trust purchased the 338 unit Fontenelle Hills Apartments in Bellevue, Nebraska, for $12.8 million. The Trust paid $2.0 million in cash and obtained mortgage financing of $10.8 million. The mortgage bears interest at 7.16% per annum, requires monthly payments of principal and interest of $73,017 and matures in April 2008.

   In May 1998, the Trust purchased the Whisenant land, 16.802 acres of unimproved land in Collin County, Texas, for $600,000 in cash.

   Also in May 1998, the Trust refinanced the mortgage debt secured by the 104 unit Willow Wick Apartments in North Augusta, South Carolina, in the amount of $2.1 million, receiving net cash of $1.1 million after paying off $854,000 in mortgage debt and the payment of various closing costs. The new mortgage bears interest at 7.205% per annum, requires monthly payments of principal and interest of $13,990 and matures in June 2008.

   In July 1998, the Trust purchased the Solco Allen land, 55.725 acres of unimproved land in Collin County, Texas, for $1.3 million in cash.

   Also in July 1998, the Trust purchased the Sandison land, 100.171 acres of unimproved land in Collin County, Texas, for $4.7 million in cash.

   Concurrent with these two land purchases, the Trust obtained mortgage financing in the amount of $5.2 million, receiving net cash of $4.9 million after the payment of various closing costs. The mortgage is secured by the Solco Allen, Sandison and Whisenant land, all in Collin County, Texas. The mortgage bears interest at 9.25% per annum, requires monthly payments of interest only and matures in April 2000.

   In August 1998, the Trust purchased the 1013 Common land, 18,000 sq. ft. of improved land in New Orleans, Louisiana, for $582,000 in cash.

   In September 1998, the Trust sold the 113,638 sq. ft. Rio Pinar Shopping Center in Orlando, Florida, for $8.8 million, receiving net cash of $3.1 million after paying off $5.1 million in mortgage debt and the payment of various closing costs. A gain of $478,000 was recognized on the sale.

   During 1998, the Trust expended $636,000 to rebuild 5700 Tulane, a 67,850 sq. ft.industrial warehouse in Atlanta, Georgia that had been destroyed by fire in 1996. Construction was completed in the third quarter of 1998.

   In January 1999, the Trust purchased a ground lease under the 1010 Common Office Building for $273,000 in cash.

   As discussed in "Mortgage Loans" below, in February 1999, the Trust obtained ownership of the partnership that owns the Signature Athletic Club in Dallas, Texas. The partnership refinanced the property in the amount $2.7 million, receiving no net cash after paying off the matured $2.6 million first lien and the payment of various closing costs. The new mortgage bears interest at 8.5% per annum, requires monthly payments of principal and interest of $23,000 and matures in February 2004.

   In March 1999, the Trust refinanced the mortgage debt secured by the 99 unit Eagle Rock Apartments in Los Angeles, California, in the amount of $3.3 million, paying net cash of $50,000 after paying off $3.3 million in mortgage debt and the payment of various closing costs. The new mortgage bears interest at 7.33% per annum, requires monthly payments of principal and interest of $22,609 and matures in April 2009.

   Also in March 1999, the Trust refinanced the mortgage debt secured by the 240 unit Trails of Windfern Apartments in Houston, Texas, in the amount of $3.8 million, receiving net cash of $414,000 after paying off $3.3 million in mortgage debt and the payment of various closing costs. The new mortgage bears interest at 7.23% per annum, requires monthly payments of principal and interest of $25,871 and matures in April 2009.

   Further in March 1999, the Trust refinanced the mortgage debt secured by the 168 unit Ashley Crest Apartments in Houston, Texas, in the amount of $2.9 million, receiving net cash of $54,000 after paying off $2.6 million in mortgage debt and the payment of various closing costs. The new mortgage bears interest at 7.12% per annum, requires monthly payments of principal and interest of $19,191 and matures in April 2009.

   In April 1999, the Trust refinanced the mortgage debt secured by the 63,504 sq. ft. Brookfield Corporate Center in Chantilly, Virginia, in the amount of $2.9 million, receiving net cash of $62,000 after paying off $2.7 million in mortgage debt and the payment of various costs. The new mortgage bears interest at 7.71% per annum, requires monthly payments of principal and interest of $21,678 and matures in May 2009.

   Also in April 1999, the Trust sold the 74,000 sq. ft. 3400 Carlisle Office Building in Dallas, Texas, for $6.1 million, receiving net cash of $1.1 million after paying off $4.6 million in mortgage debt, including a $166,000 prepayment penalty, and the payment of various closing costs. A gain of $48,000 was recognized on the sale.

   Further in April 1999, the Trust refinanced the mortgage debt secured by the 166 unit Fountain Lake Apartments in Texas City, Texas, in the amount of $2.6 million, receiving net cash of $89,000 after paying off $2.4 million in mortgage debt and the payment of various closing costs. The new mortgage bears interest at 7.56% per annum, requires monthly payments of principal and interest of $19,018 and matures in May 2002.

   In May 1999, the Trust sold the 104,001 sq. ft. Hampton Court Office Building in Dallas, Texas, for $11.3 million, receiving net cash of $5.6 million after paying off $6.2 million in mortgage debt, including a $252,000 prepayment penalty, and the payment of various closing costs. A gain of $2.3 million recognized on the sale.

   Properties Held for Sale. Set forth below are the Trust's properties held for sale, which were primarily obtained through foreclosure, and the monthly rental rate for apartments and the average annual rental rate for commercial properties and occupancy thereof at December 31, 1997, 1996, 1995, 1994 and 1993:

                                               Units/              Rent Per Square Foot            Occupancy %
                                           Square Footage/     ----------------------------- ------------------------
Property                  Location              Acres          1998  1997  1996  1995  1994  1998 1997 1996 1995 1994
--------                  --------     ----------------------- ----- ----- ----- ----- ----- ---- ---- ---- ---- ----
Apartments
Shadowridge........... Rocksprings, WY 64 units/52,700 sq. ft. $ .57 $ .54 $ .57 $ .59 $ .57  95   99   87   92   95
Industrial Warehouse
Ogden Industrial......       Ogden, UT         107,112 sq. ft.  4.12  3.56  2.80  2.76  2.64  86  100  100  100  100
Land
Round Mountain........      Austin, TX               128 Acres

   In January 1998, the Trust completed the sale of the 353 unit Edgewood Apartments in Lansing, Illinois, for $12.1 million, receiving net cash of $2.3 million after paying off $9.3 million in mortgage debt and the payment of various closing costs. A gain of $5.6 million was recognized on the sale.

   In May 1998, the Trust sold the 19,685 sq. ft. Pinemont Professional Building in Houston, Texas, for $570,000, receiving net cash of $57,000 and providing $467,000 of seller financing in the form of a wraparound mortgage note. The note bears interest at 10.4% per annum, requires monthly payments of principal and interest of $6,281 and matures in July 2008. A loss of $154,000 was recognized on the sale.

   In December 1998, the Trust sold the Northwest Crossing land, 4.9 acres in Houston, Texas, for $965,000, receiving net cash of $901,000 after the payment of various closing costs. A gain of $5,000 was recognized on the sale.

   Also in December 1998, the Trust sold the Del Ray Forum land, 5 acres in Delray Beach, Florida, for $1.0 million, receiving net cash of $922,000 after the payment of various closing costs. A gain of $137,000 was recognized on the sale.

   The Round Mountain parcel of unimproved land listed above was obtained through foreclosure, having been intended to be developed in 1983 when the Trust funded the mortgage loan secured by the land. The Trust intends to hold this parcel of unimproved land until the market conditions improve, at which time the Trust intends to offer the property for sale.

   Partnership Properties. The Trust is a noncontrolling 30%, general partner in Sacramento Nine ("SAC 9") which owns two office buildings. The Trust accounts for its investment in the partnership using the equity method. Set forth below are the properties owned by SAC 9 and the average annual rental rate and occupancy thereof at December 31, 1997, 1996 and 1995:


                                                 Rent Per Square Foot              Occupancy %
                                          ---------------------------------- ----------------------------
                                  Square
Property                 Location Footage  1998   1997   1996   1995   1994  1998  1997  1996  1995  1994
--------                 -------- ------- ------ ------ ------ ------ ------ ----  ----  ----  ----  ----
Prospect Park #29....... Rancho    40,807 $17.91 $16.97 $11.06 $12.30 $10.70 100%  100%  100%  100%  100%
                         Cordova, sq. ft.
                         CA
U.S. Sprint............. Rancho    62,957  11.67  10.68  10.56 10.52   10.70 100   100   100   100   100
                         Cordova, sq. ft.
                         CA


   Mortgage Loans. In addition to real estate, a portion of the Trust's assets are invested in mortgage notes receivable, principally secured by income-producing real estate. The Trust expects that the percentage of its assets invested in mortgage loans will continue to decrease, as it is not actively seeking to fund or acquire mortgage loans. It may, however, in selective instances, originate mortgage loans or it may provide purchase money financing in conjunction with a property sale. The Trust intends to service and may either hold for investment or sell any or all of the mortgage notes currently in its portfolio. The Trust's mortgage notes receivable consist of first mortgage, wraparound and junior mortgage loans.

   Types of Mortgage Activity. The Trust has originated its own mortgage loans as well as acquired existing mortgage notes either directly from builders, developers or property owners, or through mortgage banking firms, commercial banks or other qualified brokers. The Trust is generally not considering new mortgage lending, except in special circumstances or in connection with purchase money financing offered to facilitate the sale of Trust properties. BCM, in its capacity as a mortgage servicer, services the Trust's mortgage notes.

   Types of Properties Subject to Mortgages. The properties securing the Trust's mortgage notes receivable portfolio at March 31, 1999, consisted of an office building and a mobile home park. To the extent that the Declaration of Trust does not control such matters, the Trust's Board of Trustees may alter the types of properties subject to mortgage loans in which the Trust invests without a vote of the Trust's shareholders. In addition to restricting the types of collateral and priority of mortgage loans in which the Trust may invest, the Declaration of Trust imposes certain restrictions on transactions with related parties.

   At March 31, 1999, the Trust's mortgage notes receivable portfolio consisted of two mortgage loans with an aggregate outstanding balance of $674,000 million secured by income-producing real estate located in the Midwest and Southwest regions. At March 31, 1999, approximately 1% of the Trust's assets were invested in mortgage notes receivable.

   The following table sets forth the percentages (based on the outstanding mortgage note receivable balance), by both property type and geographic region, of the properties that serve as collateral for the Trust's outstanding mortgage notes receivable portfolio at March 31, 1999. See Schedule IV to the Consolidated Financial Statements for further details of the Trust's mortgage notes receivable portfolio.

              Mobil Home Commercial
    Region       Park    Propertiy  Total
    ------    ---------- ---------- -----
   Southwest       -%        67       67
   Midwest        33          -       33
                 ---        ---      ---
                  33%        67%     100%
                 ===        ===      ===

   A summary of the activity in the Trust's mortgage notes receivable portfolio during 1998 and the first three months of 1999 was as follows:

   Loans in mortgage notes receivable portfolio at January 1, 1998   11
   Loan from sale of property                                         1
   Purchase of property securing loan                                 1
   Loans paid in full                                                (2)
   Loans sold                                                        (6)
   Loan written off                                                  (1)
                                                                    ---
   Loans in mortgage notes receivable portfolio at March 31, 1999     2
                                                                    ===

   First Mortgage Loans. The Trust has invested in first mortgage notes, with either short, medium or long-term maturities. First mortgage loans generally provide for level periodic payments of principal and interest sufficient to substantially repay the loan prior to maturity, but may involve interest-only payments or moderate amortization of principal and a "balloon" principal payment at maturity. With respect to first mortgage loans, the Trust's policy is to require that the borrower provide a mortgagee's title policy or an acceptable legal title opinion as to the validity and the priority of the mortgage lien over all other obligations, except liens arising from unpaid property taxes and other exceptions normally allowed by first mortgage lenders in the relevant area. The Trust may grant to other lenders participations in first mortgage loans originated by the Trust.

   The following discussion briefly describes the events that affected previously funded first mortgage loans during 1998 and the first three months of 1999.

   In April 1998, the Trust sold five mortgage notes secured by single-family residences in Arizona and Hawaii for $319,000, receiving net cash of $304,000 after the payment of various closing costs. No gain or loss was recognized on the sale.

   In June 1998, the Trust collected in full a mortgage note with a principal balance of $304,000.

   In December 1998, the Trust collected in full a mortgage note with a principal balance of $547,000.

   At December 31, 1998, a matured mortgage note with a principal balance of $700,000 was in default. Until July 1998, the Trust had been receiving partial interest payments monthly. In December 1998, the Trust wrote off the note after it determined that it was uncollectible. No loss was incurred in excess of the reserve previously established.

   As discussed above in "Real Estate," seven of the Company's mortgage notes with a combined principal balance, at December 31, 1997, of $1.4 million were pledged as additional collateral on a $2.3 million loan, primarily secured by the AMOCO Office Building. In March 1998, the AMOCO mortgage was refinanced and the collateral loans were released.

   In February 1999, the Trust sold, to the underlying lienholder, its mortgage note receivable secured by the Cypress Creek Office Building in Ft. Lauderdale, Florida, for $1.6 million, receiving net cash of $111,000 after paying off $1.4 million in mortgage debt and the payment of various closing costs. The purchaser has no recourse to the Trust if the note should not be collected in full. A gain will be recognized on the sale.

   Wraparound Mortgage Loans. The Trust has invested in wraparound mortgage loans, sometimes called all-inclusive loans, made on real estate subject to prior mortgage indebtedness. A wraparound mortgage loan is a mortgage loan having an original principal amount equal to the outstanding balance under the prior existing mortgage loan(s) plus the amount actually advanced under the wraparound mortgage loan.

   Wraparound mortgage loans may provide for full, partial or no amortization of principal. The Trust's policy is to make wraparound mortgage loans in amounts and on properties as to which it would otherwise make first mortgage loans.

   The following discussion describes a wraparound mortgage loan funded in 1998.

   As discussed above in "Real Estate," in May 1998, the Trust sold the Pinemont Professional Building for $570,000. The Trust received net cash of $57,000 and provided $467,000 of seller financing in the form of a wraparound mortgage note. The note bears interest at 10.4% per annum, requires monthly payments of principal and interest of $6,281 and matures in July 2008.

   Junior Mortgage Loans. The Trust has invested in junior mortgage loans. Such loans are secured by mortgages that are subordinate to one or more prior liens either on the fee or a leasehold interest in real estate. Recourse on such loans ordinarily includes the real estate on which the loan is made, other collateral and personal guarantees by the borrower. The Trust's Declaration of Trust restricts investment in junior mortgage loans, excluding wraparound mortgage loans, to not more than 10% of the Trust's assets. At September 30, 1998, less than 1% of the Trust's assets were invested in junior mortgage loans.

   The following discussion briefly describes events that affected previously funded junior mortgage loans during 1998 and the first three months of 1999.

   In February 1996, the Trust funded a $1.5 million second lien mortgage secured by the Signature Athletic Club in Dallas, Texas. The note matured in October 1998. The Trust had also guaranteed the underlying first lien mortgage secured by the property, which also matured in October 1998. The Trust ceased recognizing interest income on the note in June 1996. In February 1999, the Trust obtained ownership of the partnership that owns the property. The partnership refinanced the property in the amount of $2.7 million, receiving no net cash after paying off the matured $2.6 million first lien and the payment of various closing costs. The mortgage bears interest at 8.5% per annum, requires monthly payments of principal and interest of $23,000 and matures in February 2004. The Trust incurred no loss as the fair value of the property exceeded the carrying value of the Trust's note receivable and assumed first lien mortgage.

   Equity Investments in Real Estate Entities. In September 1990, the Trust's Board of Trustees authorized the purchase of up to $2.0 million of the common stock of ART through negotiated or open market transactions. The executive officers of the Trust also serve as executive officers of American Realty Trust Inc. ("ART") and BCM. BCM, the Trust's advisor, also serves as advisor to ART. At June 30, 1999, ART owned approximately 41.0% of the Trust's outstanding shares of beneficial interest. At June 30, 1999, the Trust owned 820,850 shares of ART's common stock, approximately 7.8% of ART's outstanding common shares, which the Trust primarily purchased in open market transactions in 1990 and 1991, at a total cost to the Trust of $1.6 million. The ART common stock owned by the Trust is considered to be available for sale and accordingly, is carried at fair value defined as the period end closing market value. At June 30, 1999, the market value of the ART common stock was $13.1 million.

   In December 1990, the Trust's Board of Trustees authorized the purchase of up to $1.0 million of the shares of common stock of TCI through negotiated or open market transactions. The trustees of the Trust serve as directors of TCI and the executive officers of the Trust also serve as executive officers of TCI. BCM, the Trust's advisor, also serves as advisor to TCI. At June 30, 1999, the Trust owned 80,268 shares of TCI common stock, approximately 2.1% of the outstanding shares of TCI common stock, which the Trust primarily purchased in open market transactions in 1990 and 1991 at a total cost of to the Trust of $235,000. The Trust's investment in TCI is considered to be available for sale and is carried at fair value. At June 30, 1999, the market value of the Trust's investment in TCI common stock was $1.0 million.

Certain Factors Associated with Real Estate and Related Investments

   The Trust is subject to all the risks incident to ownership of real estate and interests therein, many of which relate to the general illiquidity of real estate investments. These risks include, but are not limited to, changes in general or local economic conditions, changes in interest rates and availability of permanent mortgage financing that may render the acquisition, sale or refinancing of a property difficult or unattractive and that may make debt service burdensome, changes in real estate and zoning laws, increases in real estate taxes, federal or local economic or rent controls, floods, earthquakes, hurricanes and other acts of God and other factors beyond the control of the Trust's management of the advisor. Also, the illiquidity of real estate investments may impair the ability of the Trust to respond promptly to changed circumstances. The Trust's management believes that such risks are partially mitigated by the diversification by geographical location and property type of the Trust's real estate and mortgage notes receivable portfolios. However, to the extent property acquisitions are concentrated in any particular geographic region or property type, the advantages of diversification may be mitigated.

Method of Operating and Financing

   The Declaration of Trust has permitted the Trust to acquire real estate investments for cash, for other property, through issuing shares, notes, debentures, bonds or other obligations of the Trust, including borrowing money, subject to the following restrictions. Under the Declaration of Trust, upon and after giving effect to any proposed borrowing, the amount of outstanding indebtedness of the Trust may not exceed 300% of the net asset value of the Trust. The Declaration of Trust does not limit the number or amount of mortgages which can be placed on any one of the Trust's real estate investments. Apart from the aforementioned restrictions, the Trustees may alter the Trust's method of operating and financing without a vote of shareholders. TCI's Articles of Incorporation impose no limitations either on borrowing or on the number or amount of mortgages which can be placed on any one of TCI's real estate investments. See "Proposed Incorporation Procedure and Merger -- Business Activities after Incorporation Procedure and Merger".

Officers

   The following persons currently serve as executive officers of the Trust and also serve as executive officers of TCI: Randall M. Paulson, President, Karl L. Blaha, Executive Vice President -- Commercial Asset Management; Bruce A. Endendyk, Executive Vice President; Steven K. Johnson, Executive Vice
President -- Residential Asset Management; and Thomas A. Holland, Executive Vice President and Chief Financial Officer. Their positions with the Trust are not subject to a vote of shareholders.

   Although not executive officers of the Trust, the following persons currently serve as officers of the Trust and also serve as officers of TCI:
Robert A. Waldman, Senior Vice President and General Counsel, and Drew D. Potera, Vice President and Treasurer. Their positions with the Trust are not subject to a vote of shareholders.

The Trust Advisor

   Although the Board of Trustees is directly responsible for managing the affairs of the Trust and for setting the policies which guide the Trust, the day-to-day operations of the Trust are performed by BCM, a contractual advisor under the supervision of the Board of Trustees. The stated duties of the advisor include, among other things, locating, investigating, evaluating and recommending real estate and mortgage note investment and sales opportunities for the Trust as well as financing and refinancing sources for the Trust. The advisor also serves as a consultant to the Board of Trustees in connection with the business plan and investment policy decisions.

   BCM has served as the Trust's advisor since March 29, 1989. BCM is a corporation of which Messrs. Paulson, Blaha, Endendyk, Johnson and Holland serve as executive officers. BCM is owned by a trust for the benefit of the children of Gene E. Phillips. Prior to December 22, 1989, Mr. Phillips served as a director of BCM, and until September 1, 1992, as Chief Executive Officer of BCM. Mr. Phillips serves as a representative of his children's trust which owns BCM and, in such capacity, has substantial contact with the management of BCM and input with respect to its performance of advisory services to the Trust.

   BCM has been providing advisory services to the Trust since March 29, 1989. Renewal of the Trust Advisory Agreement was approved at the annual meeting of the Trust's shareholders held on May 8, 1997. The current Trust Advisory Agreement was executed on October 15, 1998. BCM also serves as advisor to IORI and TCI. The Trustees of the Trust are also directors of IORI and TCI and the executive officers of the Trust are also executive officers of IORI and TCI. BCM performs certain administrative functions for NRLP and NOLP on behalf of NMC, on a cost-reimbursement basis. BCM also serves as advisor to ART. The executive officers of the Trust are also executive officers of ART and NMC.

   As of June 30, 1999, ART owned approximately 41.0% and BCM owned approximately 17.6% of the Trust's outstanding shares of beneficial interest, and BCM owned approximately 55.8% and the Trust owned approximately 7.8% of ART's outstanding shares of common stock.

Property Management

   Since February 1, 1990, affiliates of BCM have provided property management services to the Trust. Currently, Carmel Ltd. provides such property management services. Carmel Ltd. subcontracts with other entities for the provision of the property-level management services to the Trust. The general partner of Carmel Ltd. is BCM. The limited partners of Carmel Ltd. are (1) First Equity, which is 50% owned by a subsidiary of BCM, (2) Gene E. Phillips and (3) a trust for the benefit of the children of Mr. Phillips. Carmel Ltd. subcontracts the property-level management and leasing of 18 of the Trust's commercial properties to Carmel

Realty, which is a company owned by First Equity. Carmel Realty is entitled to receive property and construction management fees and leasing commissions in accordance with the terms of its property-level management agreement with Carmel Ltd.

Real Estate Brokerage

   Since December 1, 1992, Carmel Realty has been engaged, on a non-exclusive basis, to provide brokerage services for the Trust. Carmel Realty is entitled to receive a commission for property acquisitions and sales by the Trust in accordance with the following sliding scale of total fees to be paid by the
Trust: (1) maximum fee of 5% on the first $2.0 million of any purchase or sale transaction of which no more than 4% would be paid to Carmel Realty or affiliates; (2) maximum fee of 4% on transaction amounts between $2.0 million and $5.0 million of which no more than 3% would be paid to Carmel Realty or affiliates; (3) maximum fee of 3% on transaction amounts between $5.0 million and $10.0 million of which no more than 2% would be paid to Carmel Realty or affiliates; and (4) maximum fee of 2% on transaction amounts in excess of $10.0 million of which no more than 1 1/2% would be paid to Carmel Realty or affiliates.

   If the Incorporation Procedure and the Merger are approved, the brokerage agreement between Carmel Realty and the Trust will not be amended and will continue in full force and effect with TCI, as successor to the Trust, being substituted for the Trust.

The Trust Advisory Agreement

   BCM has served as advisor to the Trust since March 29, 1989. The current Trust Advisory Agreement was entered into effective October 15, 1998. Renewals of the Trust Advisory Agreement require the approval of the Trust's shareholders.

   Under the Trust Advisory Agreement, BCM is required to formulate and submit annually for approval by the Board of Trustees a budget and business plan for the Trust containing a twelve-month forecast of operations and cash flow, a general plan for asset sales and acquisitions, lending, foreclosure and borrowing activity, and other investments. BCM is required to report quarterly to the Board of Trustees on the Trust's performance against the business plan. In addition, all transactions or investments by the Trust require prior approval by the Board of Trustees unless they are explicitly provided for in the approved business plan or are made pursuant to authority expressly delegated to BCM by the Board of Trustees.

   The Trust Advisory Agreement also requires prior approval of the Board of Trustees for the retention of all consultants and third party professionals, other than legal counsel. The Trust Advisory Agreement provides that BCM shall be deemed to be in a fiduciary relationship to the Trust's shareholders; contains a broad standard governing BCM's liability for losses by the Trust; and contains guidelines for BCM's allocation of investment opportunities as among itself, the Trust and other entities it advises.

   The Trust Advisory Agreement provides for BCM to be responsible for the day-to-day operations of the Trust and to receive an advisory fee comprised of a gross asset fee of .0625% per month (.75% per annum) of the average of the gross asset value of the Trust (total assets less allowance for amortization, depreciation or depletion and valuation reserves) and an annual net income fee equal to 7.5% per annum of the Trust's net income.

   The Trust Advisory Agreement also provides for BCM to receive an annual incentive sales fee equal to 10% of the amount, if any, by which the aggregate sales consideration for all real estate sold by the Trust during such fiscal year exceeds the sum of: (1) the cost of each such property as originally recorded in the Trust's books for tax purposes (without deduction for depreciation, amortization or reserve for losses), (2) capital improvements made to such assets during the period owned by the Trust and (3) all closing costs (including real estate commissions) incurred in the sale of such property; provided, however, no incentive fee shall be paid unless (a) such real estate sold in such fiscal year, in the aggregate, has produced an 8% simple annual return on the Trust's net investment including capital improvements, calculated over the Trust's holding period before depreciation and inclusive of operating income and sales consideration and (b) the aggregate net operating income from all real estate owned by the Trust for each of the prior and current fiscal years shall be at least 5% higher in the current fiscal year than in the prior fiscal year.

   Additionally, pursuant to the Trust Advisory Agreement, BCM or an affiliate of BCM is to receive an acquisition commission for supervising the acquisition, purchase or long-term lease of real estate for the Trust equal to the lesser of
(1) up to 1% of the cost of acquisition, inclusive of commissions, if any, paid to nonaffiliated brokers or (2) the compensation customarily charged in arm's-length transactions by others rendering similar property acquisition services as an ongoing public activity in the same geographical location and for comparable property; provided that the aggregate purchase price of each property (including acquisition fees and all real estate brokerage commissions) may not exceed such property's appraised value at acquisition.

   The Trust Advisory Agreement requires BCM or any affiliate of BCM to pay to the Trust one-half of any compensation received from third parties with respect to the origination, placement or brokerage of any loan made by the Trust, provided, however, that the compensation retained by BCM or any affiliate of BCM shall not exceed the lesser of (1) 2% of the amount of the loan committed by the Trust or (2) a loan brokerage and commitment fee which is reasonable and fair under the circumstances.

   The Trust Advisory Agreement also provides that BCM or an affiliate of BCM is to receive a mortgage or loan acquisition fee with respect to the acquisition or purchase of any existing mortgage loan from an unaffiliated party by the Trust equal to the lesser of (i) 1% of the amount of the loan purchased or (ii) a loan brokerage or commitment fee which is reasonable and fair under the circumstances. Such fee will not be paid in connection with the origination or funding by the Trust of any mortgage loan.

   Under the Trust Advisory Agreement, BCM or an affiliate of BCM is also to receive a mortgage brokerage and equity refinancing fee for obtaining loans to the Trust or refinancing on Trust properties equal to the lesser of (1) 1% of the amount of the loan or the amount refinanced or (2) a brokerage or refinancing fee that is reasonable and fair under the circumstances; provided, however, that no such fee shall be paid on loans from BCM or an affiliate of BCM without the approval of the Board of Trustees. No fee shall be paid on loan extensions.

   Under the Trust Advisory Agreement, BCM is to receive reimbursement of certain expenses incurred by it in the performance of advisory services to the Trust.

   Under the Trust Advisory Agreement (as required by the Declaration of Trust), all or a portion of the annual advisory fee must be refunded by the advisor to the Trust if the Operating Expenses of the Trust (as defined in the Declaration of Trust) exceed certain limits specified in the Declaration of Trust based on the book value, net asset value and net income of the Trust during such fiscal year. The effect of this limitation was to require that BCM refund $952,000 of the annual advisory fee for 1998.

   Additionally, if the Trust were to request that BCM render services to the Trust other than those required by the Trust Advisory Agreement, BCM or an affiliate of BCM is separately compensated for such additional services on terms to be agreed upon from time to time. The Trust has hired Carmel Ltd., an affiliate of BCM, to provide property management for the Trust's properties, and the Trust has engaged Carmel Realty, also an affiliate of BCM, on a non-exclusive basis, to provide brokerage services for the Trust.

   BCM may only assign the Trust Advisory Agreement with the prior consent of the Trust.

   As discussed above and as mandated by the Declaration of Trust, the current Trust Advisory Agreement requires that a portion of the annual advisory fee be refunded to the Trust if operating expenses exceed certain limits. Although TCI's articles of incorporation do not require such a limitation, such a provision is included in the TCI Advisory Agreement.

   The directors and principal officers of BCM are set forth above under "Business and Properties of TCI -- The TCI Advisory Agreement".

Involvement in Certain Legal Proceedings

   The Trust was involved in the Olive Litigation, described more fully above under "Business and Properties of TCI -- Involvement in Certain Legal Proceedings". The terms and conditions of the Olive Modification and the Olive Amendment apply equally to the Trust and required, among other things, the following: (1) the unanimous approval of the Board of Trustees to related party transactions (which were, generally, to be discouraged and could only be entered into in exceptional circumstances and after a determination by the Board of Trustees that the transaction was in the best interests of the Trust and that no other opportunity existed that was as good as the opportunity presented by such transaction), but did not apply to direct contractual agreements for services between the Trust, BCM or one of its affiliates (including the Trust Advisory Agreement); and (2) the addition of four new unaffiliated members to the Trust's Board of Trustees.

   As described more fully above under "Business and Properties of TCI -- Involvement in Certain Legal Proceedings", all shares of the Trust owned by
Gene E. Phillips or any of his affiliates had to be voted at all shareholder meetings of the Trust held until April 28, 1999 in favor of all new members of the Board of Trustees added under the Olive Amendment. The Olive Amendment also required that, until April, 28, 1999, all shares of the Trust owned by Mr. Phillips or his affiliates in excess of forty percent (40%) of the Trust's outstanding shares had to be voted in proportion to the votes cast by all non-affiliated shareholders of the Trust.

   In accordance with the Olive Amendment, Richard W. Douglas, Larry E. Harley and R. Douglas Leonhard were added to the Board of Trustees in January 1998 and Murray Shaw was added to the Board of Trustees in February 1998. The restrictions and requirements of the Olive Amendment expired on April 29, 1999.

Certain Business Relationships and Related Party Transactions

   Certain Business Relationships. In February 1989, the Board of Trustees voted to retain BCM as the Trust's advisor. The Trust's President and Executive Vice Presidents serve also as executive officers of BCM.

   Since February 1, 1991, affiliates of BCM have provided property management services to the Trust. Currently, Carmel Ltd. provides such property management services. The general partner of Carmel Ltd. is BCM. The limited partners of Carmel Ltd. are (1) First Equity, which is 50% owned by a subsidiary of BCM,
(2) Mr. Phillips and (3) a trust for the benefit of the children of Mr. Phillips. Carmel Ltd. subcontracts the property-level management and leasing of 18 of the Trust's commercial properties to Carmel Realty, which is a company owned by First Equity.

   Prior to December 1, 1992, affiliates of BCM provided brokerage services to the Trust and received brokerage commissions in accordance with the Trust Advisory Agreement. Since December 1, 1992, the Trust has engaged, on a non-exclusive basis, Carmel Realty to perform brokerage services to the Trust. Carmel Realty is a company owned by First Equity.

   The Trustees and executive officers of the Trust also serve as directors and executive officers of IORI and TCI. The Trustees owe fiduciary duties to such entities as well as to the Trust under applicable law. IORI and TCI have the same relationship with BCM as the Trust. BCM performs certain administrative functions for NRLP and NOLP on behalf of NMC, on a cost-reimbursement basis. BCM also serves as advisor to ART. Messrs. Paulson, Blaha, Endendyk, Johnson and Holland serve as executive officers of ART and NMC.

   From April 1992 to December 31, 1992, Ted P. Stokely, a Trustee of the Trust, was employed as a paid consultant and since January 1, 1993 as a part-time unpaid consultant for Eldercare, a nonprofit corporation engaged in the acquisition of low income and elderly housing. Eldercare has a revolving loan commitment from

SWI, of which Mr. Phillips is the sole shareholder. Eldercare filed for bankruptcy protection in July 1993 and was dismissed from bankruptcy on October 12, 1994. Eldercare filed again for bankruptcy protection in May 1995, and was reorganized in bankruptcy in February 1996, and has since paid all debts as directed by the bankruptcy court.

   Related Party Transactions. Historically, the Trust has engaged in and may continue to engage in business transactions, including real estate partnerships, with related parties. The Trust's management believes that all of the related party transactions represented the best investments available at the time and were at least as advantageous to the Trust as investments that could have been obtained from unrelated third parties.

   In September 1990, the Board of Trustees authorized the purchase of up to $2.0 million of the common shares of ART through negotiated or open market transactions. The officers of the Trust also serve as officers of ART. BCM, the Trust's advisor, also serves as advisor to ART and at April 30, 1999, ART owned approximately 41.0% of the Trust's outstanding shares of beneficial interest. At April 30, 1999, the Trust owned 820,850 shares of ART common stock which the Trust had primarily purchased in open market transactions in 1990 and 1991 at a total cost to the Trust of $1.6 million. At April 30, 1999, the market value of the ART shares was $13.4 million.

   In December 1990, the Board of Trustees authorized the purchase of up to $1.0 million of the shares of TCI common stock through negotiated or open market transactions. The trustees of the Trust also serve as directors of TCI. The officers of the Trust also serve as officers of TCI. BCM, the Trust's advisor, also serves as advisor to TCI. At June 30, 1999, the Trust owned 80,268 shares of TCI common stock which the Trust had primarily purchased in open market transactions in 1990 and 1991 at a total cost to the Trust of $235,000. At June 30, 1999, the market value of the TCI common stock was $1.0 million.

   In 1998, the Trust paid BCM and its affiliates $2.6 million in advisory, net income and incentive sales fees, $2.3 million in real estate brokerage commissions, $353,000 in mortgage brokerage and equity refinancing fees and $2.7 million in property and construction management fees and leasing commissions (net of property management fees paid to subcontractors, other than Carmel Realty). In addition, also as provided in the Trust Advisory Agreement, BCM received cost reimbursements from the Trust of $1.2 million in 1998. Under the Trust Advisory Agreement (as required by the Trust's Declaration of Trust), all or a portion of the annual advisory fee must be refunded by the advisor to the Trust if the Operating Expenses of the Trust (as defined in the Trust's Declaration of Trust) exceed certain limits specified in the Declaration of Trust. The effect of this limitation was to require that BCM refund $952,000 of the annual advisory fee for 1998.

Security Ownership of Certain Beneficial Owners And Management

   Security Ownership of Certain Beneficial Owners. The following table sets forth the ownership of the Trust's shares of beneficial interest, both beneficially and of record, both individually and in the aggregate, for those persons or entities known by the Trust to be beneficial owners of more than 5% of the Trust shares of beneficial interest as of the close of business on June 30, 1999.

                                   Amount of Nature of
   Name of Beneficial Owner        Beneficial Ownership Percent of Class(1)
   ------------------------        -------------------- -------------------
   American Realty Trust, Inc.          1,650,970              41.0%
     10670 N. Central Expressway
     Suite 300
     Dallas, Texas 75231
   Basic Capital Management, Inc.         706,840              17.6%
     10670 N. Central Expressway
     Suite 600
     Dallas, Texas 75231

--------

(1) Percentages are based upon 4,022,341 shares of beneficial interest outstanding at June 30, 1999.

   Security Ownership of Management. The following table sets forth the ownership of the Trust's shares of beneficial interest, both beneficially and of record, both individually and in the aggregate, for the Trustees and executive officers of the Trust as of the close of business on June 30, 1999.

                               Amount of Nature of
   Name of Beneficial Owner    Beneficial Ownership Percent of Class(1)
   ------------------------    -------------------- -------------------
   All Trustees and Executive       2,357,810(2)           58.6%
   Officers as a group
   (12 individuals)

--------

(1) Percentage is based upon 4,022,341 shares of beneficial interest outstanding at June 30, 1999.

(2) Includes 1,650,970 shares owned by ART and 706,840 shares owned by BCM, of which the executive officers of the Trust may be deemed to be beneficial owners by virtue of their positions as executive officers of ART and BCM. The Trust's executive officers disclaim beneficial ownership of such shares. Each of the directors of ART may be deemed to be beneficial owners of the shares owned by ART by virtue of their position as directors of ART. Each of the directors of BCM may be deemed to be beneficial owners of the shares owned by BCM by virtue of their positions as directors of BCM. The directors of ART and BCM disclaim such beneficial ownership.

             SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

   The following table summarizes selected historical consolidated financial information of the Trust and for TCI for the three months ended March 31, 1999 and 1998 and the five years ended December 31, 1994 through 1998.

   The historical consolidated financial information is not necessarily indicative of TCI's future results of operations or financial condition following the Incorporation Procedure and the Merger. The information set forth below should be read in conjunction with "Trust Management's Discussion and Analysis of Financial Condition and Results of Operations", the Trust's Consolidated Financial Statements and notes thereto appearing under "Index to Financial Statements" included in the Trust's Annual Report on Form 10-K for the year ended December 31, 1998, and the Trust's Quarterly Report on Form 10-Q, for the quarter ended March 31, 1999, both of which are incorporated by reference herein, "TCI Management's Discussion and Analysis of Financial Condition and Results of Operations", and TCI's Consolidated Financial Statements and notes thereto appearing under "Index to Financial Statements" included in the TCI's Annual Report on Form 10-K for the year ended December 31, 1998, and TCI's Quarterly Report on Form 10-Q for the quarter ended
March 31, 1999, both of which are incorporated by reference herein.

                     CONTINENTAL MORTGAGE AND EQUITY TRUST

                            SELECTED FINANCIAL DATA

                            For the Three
                         Months Ended March
                                 31,                   For the Years Ended December 31,
                         --------------------  -----------------------------------------------------
                           1999       1998       1998       1997       1996       1995       1994
                         ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                       (dollars in thousands, except per share)
EARNINGS DATA
Revenues                 $  16,637  $  15,041  $  64,291  $  56,475  $  45,363  $  38,309  $  29,741
Expenses                    18,435     17,105     70,159     60,647     47,799     39,982     31,803
                         ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income (loss) from
 operations                 (1,798)    (2,064)    (5,868)    (4,172)    (2,436)    (1,673)    (2,062)
Equity in income (loss)
 of partnerships                56         35        157         99        228        230         98
Gain on sale of real
 estate and marketable
 equity securities             152      5,616      6,058      8,249     10,122          -      1,131
Extraordinary gain               -          -          -          -        812          -          -
                         ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income (loss)        $  (1,590) $   3,587  $     347  $   4,176  $   8,726  $  (1,443) $    (833)
                         =========  =========  =========  =========  =========  =========  =========
EARNINGS PER SHARE DATA
Income (loss) before
 extraordinary gain      $    (.40) $     .89  $     .09  $    1.04  $    1.89  $    (.33) $    (.19)
Extraordinary gain               -          -          -          -        .19          -          -
                         ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income (loss)        $    (.40) $     .89  $     .09  $    1.04  $    2.08  $    (.33) $    (.19)
                         =========  =========  =========  =========  =========  =========  =========
Distributions per share  $     .15  $     .15  $     .60  $     .52  $     .89  $     .40  $     .40
Weighted average shares
 outstanding             4,021,180  4,013,236  4,012,614  4,025,794  4,199,147  4,377,165  4,379,722

                        March 31,                 December 31,
                        --------- --------------------------------------------
                          1999      1998     1997     1996     1995     1994
                        --------- -------- -------- -------- -------- --------
                               (dollars in thousands, except per share)
BALANCE SHEET DATA
Notes and interest
 receivable, net        $    424  $  33,76 $  3,629 $  7,074 $  5,351 $  7,117
Foreclosed real estate
 held for sale, net        3,325     3,325    5,670    5,738    6,436   19,533
Real estate held for
 investment, net         298,285   294,227  256,024  214,460    5,981  124,706
Investment in
 partnerships                  -         -      144    2,293   12,970   13,805
Total assets             331,415   333,788  299,370  250,010  218,568  182,839
Notes and interest
 payable                 235,921   233,693  199,712  160,554  135,590   98,252
Shareholders' equity      84,448    87,353   88,043   79,183   75,985   78,767
Book value per share    $  21.00  $  21.72 $  21.89 $  19.67 $  17.36 $  17.99

--------
Shares and per share dates have been restated for the three-for-two forward share split effected February 15, 1996.

                    TRANSCONTINENTAL REALTY INVESTORS, INC.

                            SELECTED FINANCIAL DATA

                         For the Three Months
                            Ended March 31,              For the Years Ended December 31,
                         --------------------    -----------------------------------------------------
                            1999        1998       1998       1997       1996       1995       1994
                         ----------  ----------  ---------  ---------  ---------  ---------  ---------
                                                         (dollars in thousands, except per share)
EARNINGS DATA
Revenues                 $   19,195  $   16,272  $  70,636  $  55,961  $  46,878  $  48,272  $  37,983
Expenses                     20,799      17,460     76,602     65,578     56,499     58,174     47,154
                         ----------  ----------  ---------  ---------  ---------  ---------  ---------
(Loss) from operations       (1,604)     (1,188)    (5,966)    (9,617)    (9,621)    (9,902)    (9,171)
Equity in income (loss)
 of investees                    25         (18)       288        812        (20)    (1,083)       (90)
Gain on sale of
 partnership interests            -           -          -          -          -          -      2,514
Gain on sale of real
 estate                       1,868           -     12,584     21,404      1,579      5,822      2,153
Extraordinary gain                -           -          -          -          -      1,243      1,189
                         ----------  ----------  ---------  ---------  ---------  ---------  ---------
Net income (loss)               289      (1,206)     6,906     12,599     (8,062)    (3,870)    (3,405)
Preferred divided
 requirement                     (7)          -         (1)         -          -          -          -
                         ----------  ----------  ---------  ---------  ---------  ---------  ---------
Net income (loss)
 applicable to common
 shares                  $      282  $   (1,206) $   6,905  $  12,599  $  (7,806) $  (3,726) $  (3,405)
                         ==========  ==========  =========  =========  =========  =========  =========
PER SHARE DATA
Income (loss) before
 extraordinary gain      $      .07  $     (.31) $    1.78  $    3.22  $   (2.02) $   (1.29) $   (1.15)
Extraordinary gain                -           -          -          -          -        .32        .30
                         ----------  ----------  ---------  ---------  ---------  ---------  ---------
Net income (loss)
 applicable to common
 shares                  $      .07  $     (.31) $    1.78  $    3.22  $   (2.02) $    (.97) $    (.85)
                         ==========  ==========  =========  =========  =========  =========  =========
Dividends per share      $      .15  $      .15  $     .60  $    1.28  $     .28  $     .07  $       -
Weighted average common
 shares outstanding       3,878,463   3,886,866  4,033,332  3,907,221  3,994,687  4,012,275  4,012,275

                      March 31                 December 31,
                      -------- --------------------------------------------
                        1999     1998     1997     1996     1995     1994
                      -------- -------- -------- -------- -------- --------
                                   (dollars in thousands, except per share)
BALANCE SHEET DATA
Notes and interest
 receivable, net      $  1,463 $  1,493 $  3,947 $  8,606 $ 10,017 $ 11,201
Real estate held for
 sale, net
  Foreclosed             1,356    1,356    1,356      910    2,460    8,032
  Other                      -        -    3,630    2,089    3,415      341
Real estate held for
 investment, net       354,162  347,389  269,845  217,010  220,105  213,445
Total assets           389,556  382,203  319,135  244,971  260,036  247,964
Notes and interest
 payable               292,067  282,688  222,029  158,692  159,889  145,514
Stockholders' equity    90,833   91,132   86,133   78,959   89,040   93,177
Book value per share  $  23.27 $  23.35 $  22.15 $  20.10 $  22.19 $  23.22

--------
Shares and per share data have been restated for the three-for-two common stock split effected February 15, 1996.

            TRUST MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL

                      CONDITION AND RESULTS OF OPERATIONS

Introduction

   The Trust was formed to invest in real estate through acquisitions, leases and partnerships and in mortgage loans, including wraparound, first, and junior mortgage loans. The Trust was organized on August 27, 1980 and commenced operations on December 3, 1980.

Liquidity and Capital Resources

   Cash and cash equivalents totaled 723,000 at March 31, 1999, compared with $2.2 million at December 31, 1998. The principal reasons for the decrease in cash are discussed in the paragraphs below.

   The Trust's principal sources of cash have been and will continue to be property operations, proceeds from property sales and borrowings. The Trust's management expects that net cash provided by operating activities and from external sources, such as property sales, financings and refinancings, will be sufficient to meet the Trust's various cash needs in 1999, including, but not limited to, debt service obligations, shareholders distributions and property maintenance and improvements.

   The Trust's cash flow from property operations (rents collected less payments for expenses applicable to rental income) increased to $5.4 million in the first quarter of 1999 from $3.0 million in 1997 in the first quarter of 1998. Of this net increase, $268,000 was due to the acquisition of three income producing properties in 1998 and one property in 1999, $1.6 million was due to the payment in 1998 of expenses accrued at December 31, 1997, and $411,000 was due to increased occupancy rates at the Trust's commercial and residential properties. The increase was partially offset by a decrease of $89,000 due to the sale of three commercial properties and an apartment complex in 1998. The Trust's management believes that this trend of increasing cash flow from property operations will continue as it benefits from the properties purchased in 1998 and assuming the economy remains stable or improves.

   Interest collected on mortgage notes receivable decreased to $38,000 in 1999 from $69,000 in 1998. The decrease was primarily due to the collection of two notes receivable in 1998 and the sale of five notes receivable in 1998 and one note receivable in 1999. Miscellaneous interest income collected decreased to $58,000 in 1999 from $154,000 in 1998 due to a decrease in short-term investments. Interest is expected to continue to decrease as a source of cash as the Trust has determined that generally, it will not actively seek to originate new mortgage loans other than those resulting from the Trust providing purchase money financing in connection with a property sale.

   Interest paid increased to $5.1 million in 1999 from $4.5 million in 1998. This increase was primarily attributable to interest paid on mortgages secured by three leveraged property purchases in 1998; four borrowings in 1998 secured by mortgage on encumbered properties; and interest paid on new notes resulting from the refinancing of four properties in 1998 and three properties in 1999 where the loan balance was increased. Interest paid on notes payable is expected to continue to increase as additional properties are purchased on a leverage basis and financing is obtained on remaining unencumbered properties.

   General and administrative expenses paid decreased to $505,000 in 1999 from $588,000 in 1998. The decrease was due to a decrease in legal fees.

   Under its advisory agreement, all or a portion of the annual advisory fee must be refunded by BCM, the Trust's advisor, if the operating expenses of the Trust exceed certain limits specified in the Trust's Declaration of Trust. The Trust received a refund of $981,000 of its 1998 advisory fee in March 1999 as compared to $606,000 of its 1997 advisory fee in March 1998.

   In January 1999, the Trust purchased a ground lease under the 1010 Common Office Building for $273,000 in cash.

   In February 1999, the Trust sold, to the underlying lienholder, its mortgage note receivable secured by the Cypress Creek Office Building in Ft. Lauderdale, Florida, for $1.6 million, receiving net cash of $111,000 after paying off $1.4 million in mortgage debt and the payment of various closing costs.

   In March 1999, the Trust refinanced the mortgage debt secured by the Eagle Rock Apartments in Los Angeles, California, in the amount of $3.3 million, paying net cash of $83,000 to pay off $3.3 million in mortgage debt and the payment of various closing costs.

   Also in March 1999, the Trust refinanced the mortgage debt secured by the Trails of Windfern Apartments in Houston, Texas, in the amount of $3.8 million, receiving net cash of $414,000 after paying off $3.3 million in mortgage debt and the payment of various closing costs.

   Further in March 1999, the Trust refinanced the mortgage debt secured by the Ashley Crest Apartments in Houston, Texas, in the amount of $2.9 million, receiving net cash of $54,000 after paying off $2.6 million in mortgage debt and the payment of various closing costs.

   In April 1999, the Trust refinanced the mortgage debt secured by the Brookfield Corporate Center in Chantilly, Virginia, in the amount of $2.9 million, receiving net cash of $91,000 after paying off $2.7 million in mortgage debt and the payment of various closing costs.

   Also in April 1999, the Trust sold the 3400 Carlisle Office Building in Dallas, Texas, for $6.1 million, receiving net cash of $1.1 million after paying off $4.6 million in mortgage debt, including a $166,000 prepayment penalty, and the payment of various closing costs.

   Further in April 1999, the Trust refinanced the mortgage debt secured by the Fountain Lake Apartments in Texas City, Texas, in the amount of $2.6 million, receiving net cash of $89,000 after paying off $2.4 million in mortgage debt and the payment of various closing costs.

   In May 1999, the Trust sold the Hampton Court Office Building in Dallas, Texas, for $11.3 million, receiving net cash of $5.6 million after paying off $6.2 million in mortgage debt, including a $252,000 prepayment penalty, and the payment of various closing costs.

   In April 1998, the Trust's Board of Trustees authorized the Trust to repurchase a total of 200,000 of its shares of beneficial interest. No shares have been purchased under this authorization.

   In the first quarter of 1999, the Trust paid distributions of $.15 per share, or a total of $604,000.


   The Trust's management reviews the carrying values of the Trust's properties and mortgage notes receivable at least annually and whenever events or a change in circumstances indicate that impairment may exist. Impairment is considered to exist if, in the case of a property, the future cash flow from the property (undiscounted and without interest) is less than the carrying amount of the property. For notes receivable, impairment is considered to exist if it is probable that all amounts due under the terms of the note will not be collected. In those instances where impairment is found to exist, a provision for loss is recorded by a charge against earnings. The mortgage note receivable review includes an evaluation of the collateral property securing such note. The property review generally includes selective property inspections, discussions with the manager of the property and visits to selected properties in the surrounding area and a review of the following: (1) the property's current rents compared to market rents; (2) the property's expenses; (3) the property's maintenance requirements; and, (4) the property's cash flow.

Results of Operations

   Three Months Ended March 31, 1999 Compared to Three Months Ended March 31, 1998. The Trust had a net loss of $1.6 million, which includes a gain on sale of a mortgage note receivable of $152,000, in the three months ended March 31, 1999, compared to net income of $3.6 million in the three months ended March 31, 1998, which included a gain on sale of real estate of $5.6 million. Fluctuations in these and other components of the Trust's revenues and expenses between the 1998 and 1999 periods are discussed below.

   Rents increased to $16.5 million in the three months ended March 31, 1999, from $14.8 million in 1998. Of this increase, $1.7 million was attributable to the acquisition of one apartment and two commercial properties in 1998 and one commercial property in 1999. The remainder of the increase was due to increased rental and occupancy rates at the Trust's apartments and commercial properties. These increases were partially offset by a decrease of $382,000 due to the sale of three commercial properties and an apartment in 1998. Rents are expected to increase during the remaining quarters of 1999 due to a full year of revenue from properties acquired in 1998 and 1999.

   Interest income was $96,000 in the three months ended March 31, 1999, compared to $231,000 in 1998. The decrease was due to the collection of two notes receivable and the sale of five notes receivable in 1998 and the sale of a note receivable in 1999 and by a decrease in short-term investment income. Interest income in the remaining quarters of 1999 is expected to be insignificant.

   Property operating expenses increased to $9.7 million in the three months ended March 31, 1999, from $8.5 million in 1998. Of this increase, $1.5 million was due to the acquisition of one apartment and three commercial properties subsequent to March 31, 1998. This increase was partially offset by a decrease of $357,000 due to the sale of three commercial properties and an apartment in 1998. Property operating expenses are expected to increase during the remaining quarters of 1999 due to a full year of operations of properties acquired in 1998 and 1999.

   Interest expense increased to $5.5 million in the three months ended March 31, 1999, from $5.1 million in 1998. Of this increase, $525,000 was due to interest expense recorded on mortgages secured by three leveraged property purchases in 1998 and one in 1999. An additional $195,000 was due to interest expense recorded on borrowings in 1998, secured by mortgages on four previously unencumbered land parcels and the refinancing of four mortgages in 1998 where the loan balance was increased. These increases were partially offset by a decrease of $259,000 due to the sale of three commercial properties and an apartment in 1998 and a decrease of $62,000 due to normal principal amortization and decreases in variable interest rates. Interest expense is expected to increase in the remaining quarters of 1998 as a result of a full year of interest expense on properties acquired or refinanced in 1998 and in the first quarter of 1999.

   Depreciation was $2.1 million in the three months ended March 31, 1999, comparable to 1998.

   Advisory fee to affiliate increased to $625,000 in the three months ended March 31, 1999 from $564,000 in 1998. This increase is due to an increase in the Trust's gross assets, the basis for the advisory fee, as a result of property acquisitions in 1998. The advisory fee is expected to continue to increase as the Trust makes additional property acquisitions.

   The Trust recorded a net income fee of $291,000 in the three months ended March 31, 1998, as a result of the gain on the sale of the Edgewood Apartments of $5.6 million as discussed below. No such fee was earned by the advisor in 1999.

   General and administrative expenses decreased to $518,000 in the three months ended March 31, 1999, from $604,000 in 1998. The decrease is due to a decrease in legal expenses.

   The Trust's equity in earnings of partnerships of $56,000 in the three months ended March 31, 1999 was comparable to the $35,000 in 1998.

   The Trust recognized a gain on the sale of a note receivable of $152,000 in the three months ended March 31, 1999. The Trust recognized a gain on the sale of real estate of $5.6 million on the sale of Edgewood Apartments in the three months ended March 31, 1998.

   1998 Compared to 1997. In 1998, the Trust had net income of $347,000, compared to $4.2 million in 1997. The Trust's 1998 net income includes gains on the sale of real estate of $6.1 million. The Trust's 1997 net income includes gains on the sale of real estate of $8.2 million. The primary factors contributing to the Trust's net income in 1998 are discussed in the following paragraphs.

   Rents increased to $63.6 million in 1998 from $55.2 million in 1997. Of this increase, $11.5 million was due to properties purchased in 1997 and 1998 and $2.3 million was due to increased occupancy and rental rates, primarily at the Trust's apartments. These increases were partially offset by a decrease of $5.4 million due to eight properties sold in 1997 and 1998. Rents are expected to increase in 1999 due to a full year of operations for properties acquired in 1998 and higher rental and occupancy rates.

   Interest income decreased to $698,000 in 1998 from $1.3 million in 1997. The decrease was due to the collection of five notes receivable in 1997 and two notes receivable in 1998, the sale of five notes receivable in 1998, and to decreased short-term investments in 1998. Interest income is expected to decrease in 1999 due to a continued decline in the amount of the Trust's mortgage notes receivable.

   Property operating expenses increased to $37.4 million in 1998 from $32.0 million in 1997. Of this increase, $7.9 million was due to properties purchased in 1997 and 1998. This increase is partially offset by a decrease of $3.4 million due to eight properties sold in 1997 and 1998. Property operating expenses are expected to increase in 1999 due to a full year of operations of the properties purchased in 1998.

   Interest expense increased to $21.4 million in 1998 from $17.1 million in 1997. Of this increase, $4.8 million was due to properties purchased in 1997 and 1998 and $1.4 million was due to properties financed or refinanced in 1997 and 1998. These increases were partially offset by a decrease of $1.9 million due to eight properties sold in 1997 and 1998 encumbered by debt. Interest expense is expected to increase in 1999 due to a full year of interest expense on properties purchased or refinanced in 1998.

   Depreciation expense increased to $8.1 million in 1998 from $6.2 million in 1997. Of this increase, $1.9 million was due to properties acquired in 1997 and 1998, $265,000 was due to the completion of construction of an industrial warehouse and $460,000 was due to improvements in 1997 and 1998, primarily at the commercial properties. These increases were partially offset by a decrease of $727,000 due to properties sold in 1997 and 1998. Depreciation is expected to increase in 1999, as a result of a full year of depreciation on the properties purchased in 1998.

   In 1998, the Trust reversed $506,000 of its "allowance for estimated losses," by a negative provision for losses, due to the collection or sale of a majority of its mortgage notes receivable portfolio.

   Advisory fee to BCM was comparable at $1.5 million in 1997 and 1998. The Declaration of Trust requires a portion of the advisory fee be refunded if certain operating expenses, as defined, exceed limits specified in the Declaration of Trust. The effect of this limitation was to require the Trust's advisor to refund $952,000 of the annual advisory fee for 1998 as compared to $606,000 refunded in 1997.

   Net income and incentive sales fees of $28,000 in 1998 and $1.0 million in 1997 were earned by BCM. Such fees are based on a percentage of the Trust's net income, before such fee.

   General and administrative expenses decreased to $2.3 million in 1998 from $2.7 million in 1997. This decrease was primarily due to a decrease in legal fees related to the Olive Litigation.

   Equity in earnings of partnerships increased to $157,000 in 1998 from $99,000 in 1997. Included in equity earnings of partnerships in 1997 is a $49,000 loss on sale of real estate by a joint venture partnership, on the sale of one of its industrial warehouses. In October 1997, the Trust purchased the remaining 40% interest in the partnership. Without such loss, the equity in earnings of partnerships would have been income of $148,000 in 1997.

   In 1998, the Trust recognized gains on the sale of real estate totaling $6.1 million, $5.6 million on the sale of Edgewood Apartments in January, a loss of $154,000 on the sale of Pinemont Professional Building in May, a gain of $454,000 on the sale of Rio Pinar Shopping Center in September, and gains of $5,000 and $137,000 on the sale of the Northwest Crossing land and the Delray land in December, respectively.

   In 1997, the Trust recognized gains on the sale of real estate totaling $8.2 million, $5.4 million on the sale of Tollhill West Office Building in April, $1.4 million on the sale of 2626 Cole Office Building in May, $1.5 million on the sale of Northpoint Central Office Building in October, a loss of $245,000 on the sale of the Builders Square Shopping Center in September and a deferred gain of $141,000 was recognized on the collection of a mortgage note receivable.

   1997 Compared to 1996. For the year 1997, the Trust had net income of $4.2 million, as compared to net income of $8.7 million for the year 1996. The Trust's 1997 net income includes gains on sale of real estate of $8.2 million and its 1996 net income includes gains on the sale of real estate and marketable equity securities of $10.1 million and an extraordinary gain of $812,000. The primary factors contributing to the decrease in the Trust's net income are discussed in the following paragraphs.

   Rents increased from $44.2 million in 1996 to $55.2 million in 1997. Of this increase, $8.3 million is due to the acquisition of four apartment complexes and eight commercial properties in 1996 and $6.0 million is due to the acquisition of four apartment complexes and seven commercial properties in 1997. An additional increase of $1.7 million is attributable to generally higher rents and occupancy at the Trust's apartment complexes and commercial properties. These increases are offset in part by a decrease of $3.8 million due to the sale of five apartment complexes in 1996 and four commercial properties in 1997 and a decrease of $1.4 million due to the loss of a commercial property to foreclosure in 1996. Rents are expected to increase in 1998 due to a full year of operations for properties acquired in 1997.

   Interest income increased from $1.1 million in 1996 to $1.3 million in 1997. This increase is due to the receipt of unpaid interest on the collection of a matured mortgage note receivable. Interest income is expected to decrease in 1998 due to note maturities, payoffs and notes placed on non-accrual status during 1997.

   Property operating expenses increased from $26.7 million in 1996 to $32.0 million in 1997. An increase of $5.2 million is due to the acquisition of four apartment complexes and eight commercial properties during 1996 and an additional $3.1 million is due to the acquisition of four apartment complexes and seven commercial properties in 1997. The remainder of the increase is primarily due to increased repair and maintenance and personnel expenses incurred in an effort to maintain and increase the Trust's rental and occupancy rates. These increases are partially offset by a decrease of $2.3 million due to the sale of five apartment complexes in 1996 and four commercial properties in 1997 and a decrease of $808,000 is due to the loss of a property to foreclosure in 1996. Property operating expenses are expected to increase in 1998 due to a full year of operations of the properties acquired in 1997.

   Interest expense increased from $12.8 million in 1996 to $17.1 million in 1997. Of this increase, $4.5 million is due to interest expense recognized on mortgages secured by properties acquired in 1996 and 1997. An additional $825,000 is due to interest expense on six borrowings in 1996 and 1997, secured by mortgages on previously unencumbered apartment complexes, an office building and eleven notes receivable and refinancing of seven existing mortgages. These increases are partially offset by a decrease of $978,000 due to the sale of three apartment complexes encumbered by debt in 1996 and four commercial properties encumbered by debt in 1997 and a decrease of $495,000 due to the loss of a property to foreclosure in 1996. Interest expense is expected to increase in 1998, as a result of a full year of interest expense on properties acquired or refinanced in 1997.

   Depreciation expense increased from $4.8 million in 1996 to $6.2 million in 1997. This increase is due to the acquisition of four apartment complexes and eight commercial properties in 1996 and four apartment complexes and seven commercial properties in 1997, partially offset by the sale of four commercial properties in 1997 and five apartment complexes in 1996. Depreciation is expected to increase in 1998, as a result of a full year of depreciation on the properties acquired in 1997.

   A negative provision for losses of $884,000 was recognized in 1996. Such negative provision represents accrued interest recorded on a mortgage between February 1995, the date the Trust stopped making payments on the mortgage, and September 1996 when the collateral property was transferred to the lender.

   Advisory fee to BCM increased from $1.1 million in 1996 to $1.5 million in 1997, due to the increase in the Trust's gross assets, the basis for such fee. The Trust's Declaration of Trust requires a portion of the advisory fee to be refunded if certain operating expenses, as defined, exceed limits specified in the Declaration of Trust. The effect of this limitation is to require the Trust's advisor to refund $606,000 of the annual advisory fee for 1997 and $589,000 of the annual advisory fee for 1996. Such fee is expected to continue to increase as the Trust's assets increase.

   Net income and incentive sales fees of $1.0 million were earned by BCM in 1996 and 1997. Such fees are the result of the Trust recognizing gains totaling $9.4 million from the sale of three apartment complexes in 1996 and gains totaling $8.2 million on the sale of four commercial properties in 1997.

   General and administrative expenses increased from $2.2 million in 1996 to $2.7 million in 1997. Of this increase, $235,000 is due to an increase in cost reimbursements to BCM, $129,000 is due to increased professional fees and $127,000 is due to trustees and officers insurance premiums and other fees.

   The Trust's equity in earnings of partnerships was $228,00 in 1996 as compared to $99,000 in 1997. Included in equity earnings of partnerships in 1997 is a $49,000 loss on sale of real estate, the Trust's equity share of the loss recognized by Indcon, L.P. ("Indcon"), a joint venture partnership at the time, on the sale of one of its industrial warehouses. In October 1997, the Trust purchased the remaining 40% interest in Indcon. Included in the 1996 equity in earnings of partnerships is a $370,000 gain on sale of real estate, the Trust's equity share of the gain recognized by Indcon on the sale of 27 of its industrial warehouses. Excluding such gain and loss, the Trust's equity in earnings of partnerships would have been a loss of $143,000 in 1996 and income of $148,000 in 1997. Equity in earnings of partnerships is expected to be minimal in 1998 as a result of the Trust's purchase of the remaining 40% interest in Indcon.

   In 1997, the Trust recognized gains on the sale of real estate consisting of $5.4 million on the sale of Tollhill West Office Building in April 1997, $1.4 million on the sale of 2626 Cole Office Building in May 1997, $1.5 million on the sale of Northpoint Central Office Building in October 1997, a loss of $245,000 on the sale of the Builders Square Shopping Center in September 1997 and recognized a deferred gain of $141,000 on the payoff of a mortgage note receivable. In 1996, the Trust recognized gains on the sale of real estate consisting of $378,000 on the sale of Rivertree Apartments in February 1996, $5.4 million on the sale of Sunset Towers Apartments in May 1996 and $3.6 million on the sale of Southgate Apartments in August 1996. In 1996, the Trust also recognized a gain of $725,000 on the sale of equity securities.

   The Trust recognized no extraordinary gains in 1997. In 1996, the Trust recognized an extraordinary gain of $149,000 representing an insurance settlement for a fire loss at an apartment complex received subsequent to its sale. Also in 1996, the Trust recognized an extraordinary gain of $663,000, its equity share of an insurance settlement for a fire loss to an industrial warehouse owned by Indcon that was not expected to be rebuilt.

Environmental Matters

   Under various federal, state and local environmental laws, ordinances and regulations, the Trust may be potentially liable for removal or remediation costs, as well as certain other potential costs, relating to hazardous or toxic substances (including governmental fines and injuries to persons and property) where property-level managers have arranged for the removal, disposal or treatment of hazardous or toxic substances. In addition, certain environmental laws impose liability for release of asbestos-containing materials into the air, and third parties may seek recovery from the Trust for personal injury associated with such materials. The Trust's management is not aware of any environmental liability relating to the above matters that would have a materially adverse effect on the Trust's business, assets or results of operations.

Inflation

   The effects of inflation on the Trust's operations are not quantifiable. Gross revenues from property operations fluctuate proportionately with inflationary increases and decreases in housing costs. Fluctuations in the rate of inflation also affect the sales value of properties and, correspondingly, the ultimate gains to be realized by the Trust from property sales. Inflation also has an effect on the Trust's earnings from short-term investments, the cost of new financings as well as the cost of variable interest rate debt.

Tax Matters

   For the years ended December 31, 1998, 1997 and 1996, the Trust elected and, in management's opinion, qualified to be treated as a REIT under Sections 856 through 860 of the Code. To continue to qualify for federal taxation as a REIT under the Code, the Trust is required to hold at least 75% of the value of its total assets in real estate assets, government securities, cash and cash equivalents at the close of each quarter of each taxable year. The Code also requires a REIT to distribute at least 95% of its REIT taxable income plus 95% of its net income from foreclosure property, all as defined in Section 857 of the Code, on an annual basis to shareholders.

Year 2000

   BCM, the Trust's advisor, has informed the Trust's management that its computer hardware operating system and computer software have been certified as year 2000 compliant.

   Further, Carmel Ltd., an affiliate of BCM, that performs property management services for the Trust's properties, has informed the Trust's management that effective January 1, 1999, it began using year 2000 compliant computer hardware and property management software for the Trust's commercial properties. With regards to the Trust's apartments, Carmel, Ltd. has informed the Trust's management that its subcontractors are also using year 2000 compliant computer hardware and property management software.

   The Trust has not incurred, nor does it expect to incur, any costs related to its computer hardware and accounting and property management software being modified, upgraded or replaced in order to make it year 2000 compliant. Such costs have been or will be borne by either BCM, Carmel, Ltd. or the property management subcontractors of Carmel, Ltd.

   The Trust's management has completed its evaluation of the Trust's computer controlled building systems, such as security, elevators, heating and cooling, etc., to determine what systems are not year 2000 compliant. The Trust's management believes that necessary modifications are insignificant to such systems and will not require significant expenditures, as such enhanced operating systems are readily available.

   The Trust has or will have in place the year 2000 compliant systems that will allow it to operate. The risks the Trust faces are that certain of its vendors will not be able to supply goods or services and that financial institutions and taxing authorities will not be able to accurately apply payments made to them. The Trust's management believes that other vendors are readily available and that financial institutions and taxing authorities will, if necessary, apply monies received manually. The likelihood of the above having a significant impact on the Trust's operations is negligible.

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             TCI MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

Introduction

   TCI invests in real estate through direct ownership and partnerships and invests in mortgage loans, including first, wraparound and junior mortgage loans. TCI is the successor to a business trust which was organized on September 6, 1983, and commenced operations on January 31, 1984.

Liquidity and Capital Resources

   Cash and cash equivalents at March 31, 1999 totaled $13.3 million compared with $10.5 million at December 31, 1998. The principal reasons for the increase in cash are discussed in the paragraphs below.

   TCI's principal sources of cash have been and will continue to be from property operations, proceeds from property sales, the collection of mortgage notes receivable and borrowings. TCI's management expects that cash on hand and cash that will be generated in 1999 from the sales of properties and refinancing or extension of certain of its mortgage debt will be sufficient to meet all of TCI's cash requirements, including debt service obligations coming due in 1999, dividend payments and property maintenance and improvements, as more fully discussed in the paragraphs below.

   Net cash provided by operating activities increased to $1.9 million for the three months ended March 31, 1999, from $113,000 for the three months ended March 31, 1998. The primary factors affecting TCI's cash from operations are discussed in the following paragraphs.

   TCI's cash flow from property operations (rents collected less payments for expenses applicable to rental income) increased to $8.0 million in the three months ended March 31, 1999, from $7.3 million in 1998. Of this increase, $734,000 was due to TCI having acquired 23 properties during 1998 and 1999 and $697,000 was due to an increase in rental rates and a decrease in vacancies at the Company's commercial properties. These increases were partially offset by a decrease of $583,000 due to five properties sold during 1998 and 1999.

   Interest collected decreased to $99,000 in the three months ended March 31, 1999, from $222,000 in 1998. The decrease was due to eight mortgage notes receivable being collected in full in 1998 and 1999, the foreclosure of the collateral securing one note receivable in 1998 and the foreclosure of another note receivable expected to occur in the second quarter of 1999.

   Interest paid increased to $6.1 million in the three months ended March 31, 1999, from $4.9 million in 1998. This increase was due to the acquisition of 21 properties subject to debt, refinancings of properties where the debt balance was increased and financings obtained on two previously unencumbered properties during 1998 and 1999. These increases were partially offset by a decrease of $297,000 due to the sale of five properties in 1998 and 1999.

   Advisory and net income fee payments decreased to a refund of $32,000 in the three months ended March 31, 1999, from the $1.4 million paid in 1998. The decrease was primarily due to the 1998 payment of the accrued fourth quarter 1997 net income fee of $1.0 million, no such fee being earned by the advisory in 1998, and an additional $458,000 was due to an increase in the advisory fee refund for 1998 received in the first quarter of 1999. Under its advisory agreement with BCM, all or a portion of the annual advisory fee must be refunded by the advisor if the operating expenses of TCI exceed certain limits specified in the advisory agreement.

   General and administrative expenses paid increased to $639,000 in the three months ended March 31, 1999, from $539,000 in 1998. This increase was mainly due to an increase in legal fees and other professional fees. Distributions from equity joint ventures increased to $216,000 in the three months ended March 31, 1999, from $33,000 in 1998.

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   In February 1999, TCI sold the Mariner's Point Apartments in St. Petersburg,
Florida, receiving net cash of $2.6 million after paying off $3.9 million in mortgage debt and the payment of various closing costs.

   In March 1999, TCI purchased (1) the 264 unit Vista Hills Apartments in El Paso, Texas, for $5.2 million, consisting of $1.6 million in cash and mortgage financing of $3.6 million; and, (2) the Dominion land, a 14.39 acre parcel of unimproved land in Dallas, Texas, for $3.6 million, consisting of $1.2 million in cash and mortgage financing of $2.4 million.

   Also in March 1999, TCI received $33,000 on the early discounted payoff of four mortgage note receivables.

   Further in March 1999, TCI refinanced the mortgage debt secured by the Lexington Center Office Building in Colorado Springs, Colorado, receiving net cash of $136,000 after paying off $4.0 million in mortgage debt and the payment of various closing costs.

   In April 1999, TCI refinanced the mortgage debt secured by (1) the Texstar Industrial Warehouse in Arlington, Texas, receiving net cash of $100,000 after paying off $1.2 million in mortgage debt and the payment of various closing costs; (2) the Waterstreet Office Building in Boulder, Colorado, receiving net cash of $5.4 million after paying off $7.9 million in mortgage debt and the payment of various closing costs; and, (3) the Sadler Square Shopping Center in Amelia Island, Florida, receiving net cash of $500,000 after paying off $2.4 million in mortgage debt and the payment of various closing costs.

   In May 1999, TCI sold the 74 New Montgomery Office Building in San Francisco, California, receiving net cash of $12.1 million after paying off $6.5 million in mortgage debt and the payment of various closing costs.

   Pursuant to a repurchase program originally announced on December 5, 1989, TCI's Board of Directors has authorized the repurchase of a total of 687,000 shares of Common Stock. As of March 31, 1999, a total of 409,765 shares had been repurchased at a total cost of $3.3 million, 21,950 shares having been repurchased in 1998 at a total cost of $336,000. During the first quarter of 1999, no shares were repurchased.

   In the first quarter of 1999, TCI declared and paid dividends to Common stockholders of $.15 per share, or a total of $581,000, and $1.25 per share or a total of $7,000 to Preferred stockholders.

   TCI's management reviews the carrying values of properties and mortgage notes receivable at least annually and whenever events or a change in circumstances indicate that impairment may exist. Impairment is considered to exist if, in the case of a property, the future cash flow from the property (undiscounted and without interest) is less than the carrying amount of the property. For notes receivable, impairment is considered to exist if it is probable that all amounts due under the terms of the note will not be collected. In those instances where impairment is found to exist, a provision for loss is recorded by a charge against earnings. The mortgage note receivable review includes an evaluation of the collateral property securing each note. The property review generally includes selective property inspections, discussions with the manager of the property and visits to selected properties in the surrounding area and a review of the following: (1) the property's current rents compared to market rents; (2) the property's expenses; (3) maintenance requirements, and (4) the property's cash flow.

Results of Operations

   Three months ended March 31, 1999 Compared to three months ended March 31, 1998. TCI had net income of $289,000 in the three months ended March 31, 1999 as compared to a net loss of $1.2 million in the corresponding period in 1998. Net income in the three months ended March 31, 1999, included a $1.9 million gain on the sale of real estate. Fluctuations in this and other components of revenues and expense between the 1998 and 1999 periods are discussed below.

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   Rents in the three months ended March 31, 1999, were $19.1 million compared to $16.1 million in 1998. Of the increase, $697,000 was due to an increase in rental rates and a decrease in vacancies at TCI's commercial properties and $2.8 million was due to the acquisition of 23 properties in 1998 and 1999. These increases were partially offset by a decrease of $877,000 due to the sale of five properties in 1998 and 1999. Rents are expected to continue to increase due to properties acquired in 1998 and 1999.

   Interest income decreased to $102,000 in the three months ended March 31, 1999, compared to $218,000 in 1998. Of this decrease, $91,000 was due to the collateral securing one mortgage note receivable being foreclosed in 1998 and the collateral securing one note receivable expected to be foreclosed in the second quarter of 1999 and $16,000 was due to eight mortgage notes receivable being paid in full in 1998 and 1999. Interest income for the remaining quarters of 1999 is expected to approximate that of the first quarter of 1999.

   Property operations expense in the three months ended March 31, 1999 increased to $10.3 million from $8.4 million in 1998. Of this increase, $2.1 million was due to the acquisition of 23 properties in 1998 and 1999, partially offset by a decrease of $294,000 due to the sale of five properties during 1998 and 1999. Property operating expenses are expected to continue to increase due to properties acquired in 1998 and 1999.

   Interest expense increased to $6.2 million in the three months ended March 31, 1999, from $5.3 million in 1998. Of this increase, $1.2 million is due to the debt incurred or assumed on 21 of the 23 properties acquired in 1998 and 1999 and $143,000 was due to refinancings where the debt balance was increased and financing obtained on unencumbered properties. These increases were partially offset by a decrease of $274,000, due to the sale of five properties in 1998 and 1999. Interest expense for the remainder of 1999 is expected to increase due to properties acquired in 1998 and 1999.

   Depreciation increased to $2.9 million in the three months ended March 31, 1999, from $2.5 million in 1998. Of this increase, $414,000 was due to the acquisition of 18 income producing properties in 1998 and 1999 and $154,000 was due to depreciation of prior years capital and tenant improvements. These increases were partially offset by a decrease of $208,000 due to five properties being sold during 1998 and 1999. Depreciation is expected to continue to increase during the remainder of 1999 as a result of the properties acquired in 1998 and 1999.

   Advisory fee increased to $715,000 in the three months ended March 31, 1999, from $614,000 in 1998. This increase was due to an increase in the Company's gross assets, the basis for such fee. Advisory fees are expected to continue to increase with increases in TCI's gross assets.

   Net income fee was $18,000 in the three months ended March 31, 1999. The net income fee is payable to the Company's advisor based on 7.5% of TCI's net income. No such fee was incurred in the first quarter of 1998.

   General and administrative expenses increased to $632,000 in the three months ended March 31, 1999, from $579,000 in 1998. The increase was mainly due to an increase in other professional fees.

   Equity in earnings of investees was income of $25,000 in the three months ended March 31, 1999, compared to a loss of $18,000 in 1998. The increase was mainly due to a decrease in property operating expenses at one of the commercial properties in the Tri-City joint venture.

   In the three months ended March 31, 1999, TCI recognized a gain of $1.9 million from the sale of Mariner's Pointe Apartments. No gains were recognized on the sale of real estate in the first quarter of 1998.

   1998 Compared to 1997. TCI's net income for 1998 was $6.9 million compared to $12.6 million in 1997. TCI's 1998 net income included gains on the sale of real estate of $12.6 million. TCI's 1997 net income included gains on sale of real estate of $21.4 million. Fluctuations in the components of TCI's revenues and expenses between 1998 and 1997 are discussed below.

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   Rents increased $15.3 million in 1998 to $69.8 million compared to $54.5 million in 1997. An increase of $16.1 million was due to properties purchased or obtained through foreclosure in 1997 and 1998; and $2.2 million was due to increased occupancy and rental rates at the Company's apartments and commercial properties primarily: Spa Cove Apartments, Arbor Pointe Apartments, Woods Edge Apartments, Plaza Towers Office Building, 74 New Montgomery Office Building, Waterstreet Office Building, Parke Long Warehouse and Hartford Office Building. These increases were partially offset by a decrease of $3.0 million due to properties sold in 1997 and 1998.

   Property operating expenses increased $5.9 million in 1998 to $38.3 million as compared to $32.4 million in 1997. Of the increase, $10.0 million was due to properties purchased in 1997 and 1998. This increase was partially offset by a decrease of $4.0 million due to properties sold in 1997 and 1998.

   Rents and property operations expenses both are expected to increase in 1999 due to anticipated increases in rents at the Company's apartments, increased occupancy of its commercial properties and as a result of a full year of operations of the properties acquired during 1998 and in the first quarter of 1999.

   Interest income decreased to $807,000 in 1998 from $1.5 million in 1997. The decrease in interest income was due to seven mortgage notes receivable being collected in 1997 and 1998 and the foreclosure of the collateral property securing another note in 1998. Interest income in 1999 is expected to approximate 1998.

   Interest expense increased to $22.8 million in 1998 from $16.8 million in 1997. Of this increase, $5.8 million was attributable to properties purchased in 1998 and 1997 and $984,000 was attributable to property financings and refinancings during 1998 and 1997. These increases were partially offset by a decrease of $759,000 due to properties sold and mortgages paid off in 1998 and 1997. Interest expense is expected to increase in 1999 due to anticipated property refinancings and the properties purchased in the first quarter of 1999 on a leveraged basis.

   Depreciation increased to $10.7 million in 1998 from $9.6 million in 1997. An increase of $2.0 million was attributable to property purchases in 1998 and 1997 and an increase of $522,000 was due to increased depreciation from property additions and tenant improvements. These increases were partially offset by decreases of $1.4 million due to properties sold in 1998 and 1997 and $21,000 due to assets becoming fully depreciated. Depreciation expense is expected to increase in 1999 due to a full year of depreciation of properties acquired in 1998 and the income producing property purchased in the first quarter of 1999.

   Advisory and net income fees to BCM decreased to $2.5 million in 1998 from $2.8 million in 1997. The decrease was due to a decrease in the net income fee in 1998 due to a decrease in net income partially offset by an increase in the advisory fee due to an increase in gross assets, the basis for the fee. The advisory fee is expected to increase as TCI's asset base increases.

   General and administrative expenses decreased to $2.3 million in 1998 from $2.6 million in 1997. The decrease was primarily due to a decrease in legal fees related to the Olive Litigation and other litigation.

   In the fourth quarter of 1997, TCI recognized a provision for loss of $1.3 million to reduce the carrying value of a shopping center to its agreed sales price less estimated costs of sale. Sale of the property occurred in March 1998.

   Equity in income of investees decreased to $288,000 in 1998 from $812,000 in 1997. Included in equity earnings in 1998 were gains on the sale of real estate of $316,000, TCI's equity share of the gain recognized by an equity partnership on the sale of its two apartments. Included in equity earnings in 1997 were gains on the sale of real estate of $890,000, TCI's equity share of the gain recognized by Income IORI on the sale of three of its apartments. TCI expects its share of equity investees' income or losses to be minimal in 1999.

   In 1998, TCI recognized gains totaling $12.6 million; a $2.1 million previously deferred gain upon collection of a mortgage note receivable related to a property sale that had been recorded under the cost

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recovery method, $671,000 from the collection of a mortgage note receivable which had been written off in a prior year, $3.4 million from the sale of a shopping center in Dallas, Texas, $219,000 from the sale of an industrial warehouse in Dallas, Texas, $5.9 million from the sale of an office building in San Diego, California and $350,000 from the sale of 19 acres of foreclosed land in Greensboro, North Carolina. In 1997, the Company recognized gains totaling $21.4 million; $1.4 million from the sale of a .9976 acre parcel of land in Dallas, Texas and $19.4 million from the sale of an office building in Dallas, Texas, $55,000 from the sale of a foreclosed single family residence in Scottsdale, Arizona and $554,000 from the sale of a shopping center in San Antonio, Texas.

   1997 Compared to 1996. TCI's net income for 1997 was $12.6 million compared to a net loss of $7.8 million in 1996. TCI's 1997 net income includes gains on sale of real estate of $21.4 million. TCI's 1996 net loss includes gains on sale of real estate of $1.6 million and extraordinary gains of $256,000. Fluctuations in the components of TCI's revenues and expenses between the 1997 and 1996 are described below.

   Rents increased $9.1 million in 1997 to $54.5 million compared to $45.4 million in 1996. An increase of $6.9 million in rents is due to property acquisitions in 1996 and 1997; and $3.1 million is due to increases in occupancy and rental rates at TCI's residential and commercial properties, primarily: Plaza Tower Office Building, a 1% increase; Waterstreet Office Building, a 2% increase; Institute Place Office Building, a 10% increase; 74 New Montgomery Office Building, a 2% increase; Corporate Center at Beaumeade Office Building, a 2% increase; and Majestic Inn, a 3% increase. These increases are partially offset by a decrease of $865,000 due to properties sold in 1996 and 1997.

   Property operating expenses increased $3.9 million in 1997 to $32.4 million as compared to $28.5 million in 1996. Of this increase, $4.3 million is due to properties acquired in 1996 and 1997. This increase is partially offset by a decrease of $504,000 due to properties sold in 1996 and 1997.

   Rents and property operations expenses both are expected to increase in 1998 due to anticipated increases in rents at TCI's apartments and increased occupancy of its commercial properties as a result of a full year of operations of the properties acquired during 1997 and in the first quarter of 1998.

   Interest income for 1997 of $1.5 million approximated that of 1996.

   Interest expense increased to $16.8 million in 1997 as compared to $15.0 million in 1996. Of this increase $1.6 million is attributable to properties acquired in 1997 and $316,000 is attributable to property financings and refinancings during 1997. These increases are partially offset by decreases of $73,000 due to properties sold and mortgages paid off and $71,000 due to a decrease in interest rates on variable interest rate debt. Interest expense is expected to increase in 1998 due to anticipated property refinancings and the properties acquired in the first quarter of 1998.

   Depreciation expense increased to $9.6 million in 1997 as compared to $8.5 million in 1996. An increase of $752,000 is attributable to property acquisitions and an increase of $515,000 is due to increased depreciation from property additions and tenant improvements. These increases were partially offset by decreases of $63,000 due to properties sold and $88,000 due to assets becoming fully depreciated. Depreciation expense is expected to increase in 1998 due to a full year of depreciation of properties acquired in 1997 and the properties acquired in the first quarter of 1998.

   Advisory fee expense of $1.8 million in 1997 approximated that of 1996.

   General and administrative expenses decreased from $2.7 million in 1996 to $2.6 million in 1997. The decrease is due to a decrease in legal fees related to the Olive Litigation and other litigation partially offset by an increase in BCM cost and reimbursements and other professional fees.

   In 1997 TCI received an insurance settlement of $9.6 million. In 1996, TCI received a litigation settlement of $1.5 million.

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   In the fourth quarter of 1997, TCI recognized a provision for loss of $1.3 million to reduce the carrying value of a shopping center to its agreed sales price less estimated costs of sale. Sale of the property is anticipated in March 1998. In the second quarter of 1996, TCI recognized a provision for loss of $1.6 million to reduce the carrying value of an office building to its agreed sales price less estimated costs of sale. Sale of the property was completed in July 1996.

   Equity in earnings of investees was $812,000 in 1997 compared to a loss of $20,000 in 1996. Included in equity earnings of investees in 1997 are gains on the sale of real estate of $890,000 which is TCI's share of the gain recognized on the sale of three of its apartment complexes.

   In 1996, TCI recognized extraordinary gains totaling $256,000 on the modification of the mortgage debt secured by the Dunes Plaza Shopping Center. No such gain was recognized in 1997.

   In 1997, TCI recognized gains totaling $21.4 million, $1.4 million from the sale of a .9976 acre parcel of land and $19.4 million from the sale of an office building, both located in Dallas, Texas, $55,000 from the sale of a foreclosed single family residence in Scottsdale, Arizona and $554,000 from the sale of a shopping center in San Antonio, Texas.

   In 1996, TCI recognized gains of $218,000, $1.4 million and $56,000 from the sales of Cheyenne Mountain land, Park Forest Apartments and Moss Creek land. In September 1996, TCI recognized a loss of $63,000 from the sale of Byron land.

Environmental Matters

   Under various federal, state and local environmental laws, ordinances and regulations, TCI may be potentially liable for removal or remediation costs, as well as certain other potential costs relating to hazardous or toxic substances (including governmental fines and injuries to persons and property) where property-level managers have arranged for the removal, disposal or treatment of hazardous or toxic substances. In addition, certain environmental laws impose liability for release of asbestos-containing materials into the air, and third parties may seek recovery from TCI for personal injury associated with the materials. TCI's management is not aware of any environmental liability relating to the above matters that would have a material adverse effect on TCI's business, assets or results of operations.

Inflation

   The effects of inflation on TCI's operations are not quantifiable. Revenues from property operations tend to fluctuate proportionately with inflationary increases and decreases in housing costs. Fluctuations in the rate of inflation also affect sale values of properties and the ultimate gain to be realized from property sales. To the extent that inflation effects interest rates, TCI's earnings from short-term investments, the cost of new financings as well as the cost of variable interest rate debt will be affected.

Tax Matters

   For the years 1998, 1997 and 1997, TCI elected and in the opinion of management, qualified to be taxed as a REIT as defined under Sections 856 through 860 of the Code. To continue to qualify for federal taxation as a REIT under the Code, TCI is required to hold at least 75% of the value of its total assets in real estate assets, government securities, cash and cash equivalents at the close of each quarter of each taxable year. The Code also requires a REIT to distribute at least 95% of its REIT taxable income, plus 95% of its net income from foreclosure property, all as defined in Section 857 of the Code, on a annual basis to stockholders.

Year 2000

   TCI's advisor has informed TCI's management that its computer hardware operating system and computer software have been certified as year 2000 compliant.

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   Further, Carmel Ltd., an affiliate of BCM that performs property management services for TCI's properties, has informed TCI's management that effective January 1, 1999, it began using year 2000 compliant computer hardware and property management software for TCI's commercial properties. With regard to TCI's apartments, Carmel, Ltd. has informed management that its subcontractors are also using year 2000 compliant computer hardware and property management software.

   TCI has not incurred, nor does it expect to incur, any costs related to its computer hardware and accounting and property management software being modified, upgraded or replaced in order to make them year 2000 compliant. Such costs have been or will be borne by either BCM, Carmel, Ltd. or the property management subcontractors of Carmel, Ltd.

   TCI's Management has completed its evaluation of computer controlled building systems, such as security, elevators, heating and cooling, etc., to determine what systems are not year 2000 compliant. TCI's Management believes that necessary modifications to such systems are insignificant and do not require significant expenditures, as such enhanced operating systems are readily available.

   TCI has or will have in place the year 2000 compliant systems that will allow it to operate. The risks TCI faces are that certain of its vendors will not be able to supply goods or services and that financial institutions and taxing authorities will not be able to accurately apply payments made to them. TCI believes that other vendors are readily available and that financial institutions and taxing authorities will, if necessary, apply monies received manually. The likelihood of the above having a significant impact on TCI's operations is negligible.

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                                 LEGAL MATTERS

   The validity of the shares of the TCI common stock to be issued by TCI pursuant to the Incorporation Procedure and the Merger has been passed upon by Kummer Kaempfer Bonner & Renshaw, Las Vegas, Nevada.

   The federal income tax consequences of the Incorporation Procedure and the Merger have been passed upon by Andrews & Kurth L.L.P., Dallas, Texas.

                                    EXPERTS

   The financial statements and schedules of TCI and the Trust incorporated by reference in this Joint Proxy Statement/Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their reports incorporated herein by reference and such reports are incorporated herein in reliance upon the authority of said firm as experts in auditing and accounting.

                             AVAILABLE INFORMATION

   The Trust and TCI are subject to the informational requirements of the Exchange Act, and in accordance therewith are required to file periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Trust and TCI may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549, and the following regional offices of the SEC: Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048 and Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained from the Commission at prescribed rates by addressing written requests for such copies to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Such materials may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov. The Trust's shares are listed on the NASDAQ and such material relating to the Trust can also be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006. TCI's shares are listed on the NYSE and such material relating to TCI can also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   The following documents, filed with the Commission by the Trust under the Exchange Act (File No. 0-10503), are incorporated in and made a part of this Joint Proxy Statement/Prospectus by reference:

  1. The Trust's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, as filed with the Commission on March 25, 1999, as amended by the Trust's Annual Report on Form 10-K/A, as filed with the Commission on May 12, 1999.

  2. The Trust's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1999, as filed with the Commission on May 14, 1999.

   These documents are available upon request without charge from Continental Mortgage and Equity Trust, 10670 North Central Expressway, Suite 300, Dallas, Texas 75231, Phone (214) 692-4800 (Investor Relations). In order to ensure timely delivery of the documents prior to the Trust special meeting, any request should be received by September 6, 1999.

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

   In addition, the following documents, filed with the Commission by TCI under the Exchange Act (File No. 1-9240), are incorporated in and made a part of this Joint Proxy Statement/Prospectus by reference:

  1. TCI's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, as filed with the Commission on March 26, 1999, as amended by TCI's Annual Report on Form 10-K/A, as filed with the Commission on May 12, 1999; and

  2. TCI's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1999, as filed with the Commission on May 14, 1999.

  3. TCI's Current Report on Form 8-K dated December 2, 1998, as filed with the Commission on February 18, 1999.

   These documents are available upon request without charge from Transcontinental Realty Investors, Inc., 10670 North Central Expressway, Suite 300, Dallas, Texas 75231, Phone (214) 692-4800 (Investor Relations). In order to ensure timely delivery of the documents prior to the TCI special meeting, any request should be received by September 6, 1999.

   Any statement contained in a document incorporated by reference shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this Joint Proxy Statement/Prospectus, or in any other subsequently filed document which is also, or is deemed to be, incorporated by reference, modifies or replaces such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Joint Proxy Statement/Prospectus, except as so modified or superseded.

   TCI has filed a registration statement on Form S-4, No. 333-70515 (the "Registration Statement"), pursuant to the Securities Act of 1933, as amended, with respect to the shares of TCI common stock to be issued in connection with the Merger. This Joint Proxy Statement/Prospectus constitutes the prospectus of TCI filed as part of the Registration Statement.

   All information contained in this Joint Proxy Statement/Prospectus with respect to TCI has been supplied by TCI, and all information with respect to the Trust has been supplied by the Trust.

   No person has been authorized to give any information or to make any representation other than those contained in this Joint Proxy Statement/Prospectus in connection with the solicitation of proxies or the offering of securities made hereby and, if given or made, such information or representation must not be relied upon as having been authorized by the Trust or TCI. This Joint Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, any securities, or the solicitation of a proxy, in any jurisdiction in which, or to any person to whom, it is unlawful to make such offer or solicitation of an offer or proxy solicitation. Neither the delivery of this Joint Proxy Statement/Prospectus nor any distribution of the securities offered hereby shall under any circumstances create an implication that there has been no change in the affairs of the Trust or TCI since the date hereof or that the information set forth or incorporated by reference herein is correct as of any time subsequent to its date.

                            SOLICITATION OF PROXIES

   This Joint Proxy Statement/Prospectus is furnished to stockholders to solicit proxies on behalf of the Trustees of the Trust. The cost of soliciting proxies will be borne by the Trust. Trustees and officers of the Trust may, without additional compensation, solicit proxies by mail, in person or by telecommunication. In addition, the Trust has retained Georgeson Shareholder Communication Inc. ("GSC") to assist in the solicitation of proxies. An agreement with GSC provides that GSC will distribute materials relating to the solicitation of proxies, contact stockholders to confirm receipt of such materials and answer questions relating thereto. GSC is to be paid a base fee of $2,500 plus out-of-pocket expenses and is to be indemnified against all liability incurred as a result of any material omission or misstatement in any of the materials so distributed.

By Order of the Board of Trustees

By:
   /s/ Randall M. Paulson
   Randall M. Paulson,
   President

   The Board of Trustees of the Trust recommends that you vote for the approval of the Incorporation Procedure and the Merger and ratification of certain components thereof by voting for the Incorporation Procedure and Merger on the enclosed Proxy. Regardless of how you wish to vote your shares, your Board of Trustees urges you to promptly sign, date and mail the enclosed Proxy.

                            SOLICITATION OF PROXIES

   This Joint Proxy Statement/Prospectus is furnished to stockholders to solicit proxies on behalf of the Board of Directors of TCI. The cost of soliciting proxies will be borne by TCI. Board members and officers of TCI may, without additional compensation, solicit proxies by mail, in person or by telecommunication. In addition, TCI has retained GSC to assist in the solicitation of proxies. An agreement with GSC provides that GSC will distribute materials relating to the solicitation of proxies, contact stockholders to confirm receipt of such materials and answer questions relating thereto. GSC is to be paid a base fee of $2,500 plus out-of-pocket expenses and is to be indemnified against all liability incurred as a result of any material omission or misstatement in any of the materials so distributed.

By Order of the Board of Directors

    /s/ Randall M. Paulson
By: _______________________
   Randall M. Paulson,
   President

   The Board of Directors of TCI recommends that you vote for the approval of the amendment and the Merger and ratification of certain components thereof by voting for the amendment and the Merger on the enclosed Proxy. Regardless of how you wish to vote your shares, your Board of Directors urges you to promptly sign, date and mail the enclosed Proxy.

                                   APPENDIX A

                        INDEX OF PRINCIPAL DEFINED TERMS

Acquisition Date............................................................  59
Affiliate...................................................................  40
ART.........................................................................  85
Articles of Incorporation Amendment Provision...............................  62
BCM.........................................................................  42
Beneficial Owner............................................................  59
Business Combination Provision..............................................  59
Business Combination........................................................  59
Bylaw Amendment Provision...................................................  62
Carmel Ltd..................................................................  87
Carmel Realty...............................................................  43
CCEC........................................................................  40
CGCL........................................................................  55
CME Corporation.............................................................   2
CMOs........................................................................  48
Code........................................................................  16
Commission.................................................................. 122
Conversion..................................................................  39
Declaration of Trust........................................................  91
Director Removal Provision..................................................  44
Effective Time..............................................................  22
Eldercare...................................................................  41
Evaluation Provision........................................................  61
Exchange Act................................................................  51
Exchange Ratio..............................................................  16
First Equity................................................................  42
GSC......................................................................... 124
Incorporation Procedure.....................................................   2
Indcon...................................................................... 114
Independent.................................................................  41
Interested Stockholder......................................................  59
IORI........................................................................  41
Marshall & Stevens..........................................................  31
Material Adverse Change.....................................................  66
Material Adverse Effect.....................................................  66
Merger Agreement............................................................   2

Merger....................................................................     2
NASDAQ....................................................................     5
NIA.......................................................................    83
NIRT......................................................................    41
NMC.......................................................................    42
NOLP......................................................................    42
Nomination Provision......................................................    57
Non-Stockholder Constituencies............................................    61
NRLP......................................................................    42
NRS.......................................................................    30
NYSE......................................................................     6
Olive Amendment...........................................................    90
Olive Litigation..........................................................    89
Olive Modification........................................................    89
Person....................................................................    40
Registration Statement....................................................   123
REIT......................................................................     2
REMICS....................................................................    48
SAMI......................................................................    42
SEC....................................................................... Cover
Series A Preferred Stock..................................................    54
Southmark.................................................................    42
Stockholder Proposal Provision............................................    58
SWI.......................................................................    88
TCI Advisory Agreement....................................................    13
TCI Financial Advisor.....................................................    31
TCI Record Date...........................................................    20
TCI....................................................................... Cover
Treasury Regulations......................................................    63
Trust Advisory Agreement..................................................    13
Trust Financial Advisor...................................................    35
Trust Record Date.........................................................    19
Trust..................................................................... Cover
Voting Stock..............................................................    59
VPT.......................................................................    42
Ward......................................................................    79

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

   No person is authorized to give any information or to make any representation not contained in this Joint Proxy Statement/Prospectus and, if given or made, such information or representation should not be relied upon as having been authorized. This Joint Proxy Statement/Prospectus constitutes neither an offer to sell, nor a solicitation of an offer to purchase, the securities offered by this Joint Proxy Statement/Prospectus, nor the solicitation of a proxy, in any jurisdiction to or from any person to or from whom it is unlawful to make such offer or solicitation of an offer or proxy solicitation in such jurisdiction.

                               ----------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Summary..................................................................   2
Risk Factors.............................................................  14
General Shareholder Information..........................................  20
Proposed Incorporation Procedure and Merger..............................  23
General Provisions of the Merger Agreement...............................  66
Proposed Amendment of TCI's Articles of Incorporation....................  69
Market Prices of the Shares; Dividends; Comparative Per Share Market
 Price...................................................................  71
Business and Properties of TCI...........................................  73
Business and Properties of the Trust.....................................  93
Selected Historical Consolidated Financial Information................... 110
Trust Management's Discussion and Analysis of Financial Condition and
 Results of Operations................................................... 113
TCI Management's Discussion and Analysis of Financial Condition and
 Results of Operations................................................... 120
Legal Matters............................................................ 127
Experts.................................................................. 127
Available Information.................................................... 127
Incorporation of Certain Documents by Reference.......................... 127
Solicitation of Proxies.................................................. 129
Index of Principal Defined Terms......................................... A-1

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                     CONTINENTAL MORTGAGE AND EQUITY TRUST

                                      and

                    TRANSCONTINENTAL REALTY INVESTORS, INC.

                               ----------------

                             JOINT PROXY STATEMENT

                               ----------------

                    TRANSCONTINENTAL REALTY INVESTORS, INC.

                               ----------------

                                  PROSPECTUS

                               ----------------

                               4,763,014 Shares

                                of Common Stock

                          (par value $0.01 per share)

   During the 25-day period following the effective time of the Merger, all dealers effecting transactions in the shares of Common Stock of TCI, whether or not participating in this distribution, may be required to deliver a copy of this Joint Proxy Statement/Prospectus.

                              August  , 1999

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

   The Articles of Incorporation and By-Laws of TCI provide, in substance, that TCI shall indemnify its directors, officers, and employees to the fullest extent permitted by the Nevada Revised Statutes (the "NRS") and other applicable law. Section 78.751 of the Nevada Revised Statutes permits indemnification of officers, directors, employees and agents under certain conditions and subject to certain limitations. Pursuant to the NRS, a corporation may indemnify persons for expenses related to an action, suit or proceeding, except an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent, if such person acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, if such person had no reasonable cause to believe his conduct was unlawful. The expenses indemnified against in this provision include attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with the action, suit or proceeding. The NRS further provides that a corporation may indemnify persons for attorneys' fees related to an action, suit or proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent, if such person acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. The corporation may also indemnify directors for amounts paid in judgments and settlements in such a suit, but only if ordered by a court after determining that the person is "fairly and reasonably" entitled to indemnity.

   The Trust maintains liability insurance for each of its officers and Trustees.

   Currently, each of the Trustees of the Trust has been offered contractual indemnification to the fullest extent permitted by the Declaration of Trust or to the fullest extent not prohibited under applicable law.

Item 21. Exhibits and Financial Statement Schedules

   (a) Exhibits:

   The following exhibits are filed as part of this Registration Statement:

 Exhibit
 Number                         Description of Document
 -------                        -----------------------
  * 2.1  Agreement and Plan of Merger by and between Continental Mortgage and
         Equity Trust and Transcontinental Realty Investors, Inc. dated
         November 18, 1998
    3.1  Articles of Incorporation of Transcontinental Realty Investors, Inc.,
         as filed on December 20, 1991 (incorporated by reference to Exhibit
         No. 3.1 to Transcontinental Realty Investors, Inc.'s Annual Report on
         Form 10-K for the year ended December 31, 1991)
    3.2  Certificate of Amendment to the Articles of Incorporation of
         Transcontinental Realty Investors, Inc., as filed on June 3, 1996
         (incorporated by reference to Transcontinental Realty Investors,
         Inc.'s report on Form 8-K, dated June 3, 1996)
  * 3.3  Certificate of Designation of Transcontinental Realty Investors, Inc.
         Setting Forth the Voting Powers, Designations, Preferences,
         Limitations, Restrictions and Relative Rights of Series A Cumulative
         Convertible Preferred Stock, dated October 30, 1998
 ***3.4  Certificate of Correction of Transcontinental Realty Investors, Inc.,
         dated as of August 5, 1999.
    3.5  By-Laws of Transcontinental Realty Investors, Inc. (incorporated by reference to Exhibit No. 3.2 to Transcontinental Realty Investors,
         Inc.'s Annual Report on Form 10-K for the year ended December 31,
         1991)
  * 3.6  Second Amended and Restated Declaration of Trust of Continental
         Mortgage and Equity Trust (as amended to date)
  * 3.7  Restated Trustees' Regulations of Continental Mortgage and Equity
         Trust (as amended to date)
  * 3.8  Form of Articles of Incorporation of Continental Mortgage and Equity
         Corporation
  * 3.9  Form of By-Laws of Continental Mortgage and Equity Corporation

 Exhibit
 Number                          Description of Document
 -------                         -----------------------
   * 5.1 Opinion of Kummer Kaempfer Bonner & Renshaw regarding legality of the shares of Transcontinental Realty Investors, Inc. common stock being offered
   * 8.1 Opinion of Andrews & Kurth L.L.P. regarding tax matters
    10.1 Advisory Agreement dated as of October 15, 1998 between Continental
         Mortgage and Equity Trust and Basic Capital Management, Inc.
         (incorporated by reference as Exhibit No. 10.0 to Continental Mortgage and Equity Trust's Report on Form 10-Q for the quarter ended September
         30, 1998)
   *10.2 Brokerage Agreement dated as of February 11, 1997 between Continental
         Mortgage and Equity Trust and Carmel Realty, Inc.
   *10.3 Property Management Agreement (Residential) dated as of February 1,
         1998, between Continental Mortgage and Equity Trust and Carmel Realty
         Services, Ltd.
   *10.4 Property Management Agreement (Commercial) dated as of February 1,
         1998, between Continental Mortgage and Equity Trust and Carmel Realty
         Services, Ltd.
    10.5 Advisory Agreement dated as of October 15, 1998 between
         Transcontinental Realty Investors, Inc. and Basic Capital Management,
         Inc. (incorporated by reference as Exhibit No. 10 to Transcontinental
         Realty Investors, Inc.'s Report on Form 10-Q for the quarter ended
         September 30, 1998)
   *10.6 Brokerage Agreement dated as of February 11, 1997 between
         Transcontinental Realty Investors, Inc. and Carmel Realty, Inc.
   *10.7 Property Management Agreement (Residential) dated as of February 1,
         1998, between Transcontinental Realty Investors, Inc. and Carmel
         Realty Services, Ltd.
   *10.8 Property Management Agreement (Commercial) dated as of February 1,
         1998, between Transcontinental Realty Investors, Inc. and Carmel
         Realty Services, Ltd.
 ***23.1 Consent of BDO Seidman, LLP, independent certified public accountants
         (for Transcontinental Realty Investors, Inc. financial statements)
 ***23.2 Consent of BDO Seidman, LLP, independent certified public accountants
         (for Continental Mortgage and Equity Trust financial statements)
 ***23.3 Consent of Farmer, Fuqua, Hunt & Munselle, P.C., independent accountants
   *23.4 Consent of Andrews & Kurth L.L.P. (included as part of Exhibit 8.1)
   *23.5 Consent of Kummer Kaemper Bonner & Renshaw (included as part of
         Exhibit 5.1)
   *24.1 Power of Attorney (set forth on the signature page to the Registration
         Statement)
  **99.1 Form of Proxy Card--Transcontinental Realty Investors, Inc.
  **99.2 Form of Proxy Card--Continental Mortgage and Equity Trust
   *99.3 Fairness Opinion of Wedbush Morgan Securities
   *99.4 Fairness Opinion of Sutro & Co.

--------
* Previously filed with the Commission as an exhibit to the Registrant's Form S-4 Registration Statement (File No. 333-70515) on January 13, 1999 and incorporated by reference herein.

** Previously filed with the Commission as an Exhibit to Amendment No. 2 to the Registrant's Form S-4 Registration Statement (File No. 333-70515) on May 12, 1999 and incorporated by reference herein.

*** Filed herewith.

Item 22. Undertakings

   The undersigned registrants hereby undertake:

   (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Act");

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

   (b) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

   (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering (in the event the Incorporation Procedure and the Merger are not approved by the shareholders of the Trust or the shareholders of TCI);

   (d) That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form;

   (e) that every Prospectus (i) that is filed pursuant to paragraph (d) immediately preceding, or (ii) that purports to meet the requirements of
Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

   (f) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable; in the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue;

   (g) To respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means; this includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request; and

   (h) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act, the Registrants have duly caused this Post- Effective Amendment No. 1 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on August 6, 1999.

                                          Continental Mortgage and Equity
                                          Trust

                                                   /s/ Randall M. Paulson
                                          By: _________________________________
                                               Randall M. Paulson, President

                                          Transcontinental Realty Investors,
                                          Inc.

                                                   /s/ Randall M. Paulson
                                          By: _________________________________
                                               Randall M. Paulson, President

   Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated:

CONTINENTAL MORTGAGE AND EQUITY TRUST

              Signature                          Title                   Date
              ---------                          -----                   ----


        /s/ Randall M. Paulson         President (Principal         August 6, 1999
______________________________________  Executive Officer)
          Randall M. Paulson

                  *                    Executive Vice President     August 6, 1999
______________________________________  and Chief Financial
          Thomas A. Holland             Officer (Principal
                                        Financial and Accounting
                                        Officer)

                  *                    Trustee                      August 6, 1999
______________________________________
            Ted P. Stokely

                  *                    Trustee                      August 6, 1999
______________________________________
           Martin L. White

                  *                    Trustee                      August 6, 1999
______________________________________
          Richard W. Douglas

                  *                    Trustee                      August 6, 1999
______________________________________
           Edward G. Zampa

                  *                    Trustee                      August 6, 1999
______________________________________
           Larry E. Harley

                  *                    Trustee                      August 6, 1999
______________________________________
         R. Douglas Leonhard

                  *                    Trustee                      August 6, 1999
______________________________________
             Murray Shaw

    *By:   /s/ Randall M. Paulson
    __________________________________
          Randall M. Paulson
           Attorney-in-fact

   Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the dates indicated:

TRANSCONTINENTAL REALTY INVESTORS, INC.

              Signature                          Title                   Date
              ---------                          -----                   ----


        /s/ Randall M. Paulson         President (Principal         August 6, 1999
______________________________________  Executive Officer)
          Randall M. Paulson

                   *                   Executive Vice President     August 6, 1999
______________________________________  and Chief Financial
          Thomas A. Holland             Officer (Principal
                                        Financial and Accounting
                                        Officer)

                   *                   Director                     August 6, 1999
______________________________________
            Ted P. Stokely

                   *                   Director                     August 6, 1999
______________________________________
           Martin L. White
                   *                   Director                     August  , 1999
______________________________________
          Richard W. Douglas

                   *                   Director                     August 6, 1999
______________________________________
           Edward G. Zampa

                   *                   Director                     August 6, 1999
______________________________________
           Larry E. Harley

                   *                   Director                     August 6, 1999
______________________________________
         R. Douglas Leonhard

                   *                   Director                     August 6, 1999
______________________________________
             Murray Shaw

  *By:   /s/ Randall M. Paulson
    __________________________________
          Randall M. Paulson
           Attorney-in-fact

                               INDEX TO EXHIBITS

 Exhibit
 Number                          Description of Document
 -------                         -----------------------
   * 2.1 Agreement and Plan of Merger by and between Continental Mortgage and
         Equity Trust and Transcontinental Realty Investors, Inc. dated
         November 18, 1998
     3.1 Articles of Incorporation of Transcontinental Realty Investors, Inc.,
         as filed on December 20, 1991 (incorporated by reference to Exhibit
         No. 3.1 to Transcontinental Realty Investors, Inc.'s Annual Report on
         Form 10-K for the year ended December 31, 1991)
     3.2 Certificate of Amendment to the Articles of Incorporation of
         Transcontinental Realty Investors, Inc., as filed on June 3, 1996
         (incorporated by reference to Transcontinental Realty Investors,
         Inc.'s report on Form 8-K, dated June 3, 1996)
   * 3.3 Certificate of Designation of Transcontinental Realty Investors, Inc.
         Setting Forth the Voting Powers, Designations, Preferences,
         Limitations, Restrictions and Relative Rights of Series A Cumulative
         Convertible Preferred Stock, dated October 30, 1998
  ***3.4 Certificate of Correction of Transcontinental Realty Investors, Inc.,
         dated as of August 5, 1999.
     3.5 By-Laws of Transcontinental Realty Investors, Inc. (incorporated by reference to Exhibit No. 3.2 to Transcontinental Realty Investors,
         Inc.'s Annual Report on Form 10-K for the year ended December 31,
         1991)
   * 3.6 Second Amended and Restated Declaration of Trust of Continental
         Mortgage and Equity Trust (as amended to date)
   * 3.7 Restated Trustees' Regulations of Continental Mortgage and Equity
         Trust (as amended to date)
   * 3.8 Form of Articles of Incorporation of Continental Mortgage and Equity
         Corporation
   * 3.9 Form of By-Laws of Continental Mortgage and Equity Corporation
   * 5.1 Opinion of Kummer Kaempfer Bonner & Renshaw regarding legality of the shares of Transcontinental Realty Investors, Inc. common stock being offered
   * 8.1 Opinion of Andrews & Kurth L.L.P. regarding tax matters
    10.1 Advisory Agreement dated as of October 15, 1998 between Continental
         Mortgage and Equity Trust and Basic Capital Management, Inc.
         (incorporated by reference as Exhibit No. 10.0 to Continental Mortgage and Equity Trust's Report on Form 10-Q for the quarter ended September
         30, 1998)
   *10.2 Brokerage Agreement dated as of February 11, 1997 between Continental
         Mortgage and Equity Trust and Carmel Realty, Inc.
   *10.3 Property Management Agreement (Residential) dated as of February 1,
         1998, between Continental Mortgage and Equity Trust and Carmel Realty
         Services, Ltd.
   *10.4 Property Management Agreement (Commercial) dated as of February 1,
         1998, between Continental Mortgage and Equity Trust and Carmel Realty
         Services, Ltd.
    10.5 Advisory Agreement dated as of October 15, 1998 between
         Transcontinental Realty Investors, Inc. and Basic Capital Management,
         Inc. (incorporated by reference as Exhibit No. 10 to Transcontinental
         Realty Investors, Inc.'s Report on Form 10-Q for the quarter ended
         September 30, 1998)
   *10.6 Brokerage Agreement dated as of February 11, 1997 between
         Transcontinental Realty Investors, Inc. and Carmel Realty, Inc.
   *10.7 Property Management Agreement (Residential) dated as of February 1,
         1998, between Transcontinental Realty Investors, Inc. and Carmel
         Realty Services, Ltd.
   *10.8 Property Management Agreement (Commercial) dated as of February 1,
         1998, between Transcontinental Realty Investors, Inc. and Carmel
         Realty Services, Ltd.
 ***23.1 Consent of BDO Seidman, LLP, independent certified public accountants
         (for Transcontinental Realty Investors, Inc. financial statements)
 ***23.2 Consent of BDO Seidman, LLP, independent certified public accountants
         (for Continental Mortgage and Equity Trust financial statements)
 ***23.3 Consent of Farmer, Fuqua, Hunt & Munselle, P.C., independent accountants
   *23.4 Consent of Andrews & Kurth L.L.P. (included as part of Exhibit 8.1)

 Exhibit
 Number                          Description of Document
 -------                         -----------------------
  *23.5  Consent of Kummer Kaemper Bonner & Renshaw (included as part of
         Exhibit 5.1)
  *24.1  Power of Attorney (set forth on the signature page to the Registration
         Statement)
 **99.1  Form of Proxy Card--Transcontinental Realty Investors, Inc.
 **99.2  Form of Proxy Card--Continental Mortgage and Equity Trust
  *99.3  Fairness Opinion of Wedbush Morgan Securities
  *99.4  Fairness Opinion of Sutro & Co.

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*  Previously filed with the Commission as an exhibit to the Registrant's Form
   S-4 Registration Statement (File No. 333-70515) on January 13, 1999 and incorporated by reference herein.

** Previously filed with the Commission as an Exhibit to Amendment No. 2 to the Registrant's Form S-4 Registration Statement (File No. 333-70515) on May 12, 1999 and incorporated by reference herein.

*** Filed herewith.